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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 3, 2017.

Registration No. 333-220964

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Workspace Property Trust
(Exact name of registrant as specified in governing instruments)

700 Dresher Road, Suite 150
Horsham, PA 19044
(215) 328-2700
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Thomas A. Rizk
Chief Executive Officer
700 Dresher Road, Suite 150
Horsham, PA 19044
(215) 328-2700
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
John P. Napoli, Esq. Blake Hornick, Esq. Michael T. Dunn, Esq. Seyfarth Shaw LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Phone: (212) 218-5500 Facsimile: (212) 218-5526	Michael W. Benjamin, Esq. Lewis W. Kneib, Esq. Julian Kleindorfer, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022-4834 Phone: (212) 906-1200 Facsimile: (212) 751-4864	Gilbert G. Menna, Esq. Scott C. Chase, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Phone: (212) 813-8800 Facsimile: (212) 355-3333

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (check one):

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging Growth Company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 3, 2017.

39,000,000 Common Shares

Workspace Property Trust

        This is the initial public offering of common shares of beneficial interest, $0.01 par value per share, of Workspace Property Trust. We are selling all of the common shares being sold in this offering.

        Prior to this offering, there has been no public market for the common shares. It is currently estimated that the initial public offering price per share will be between $12.00 and $15.00. We have applied to have the common shares listed on the New York Stock Exchange under the symbol "WSPT."

        We intend to elect to be treated and to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017. Our common shares will be subject to the ownership and transfer restrictions in our declaration of trust, which are intended to assist us in qualifying and maintaining our qualification as a REIT. Our declaration of trust generally provides that no person may beneficially or constructively own more than 9.8% in value of the aggregate of our outstanding shares of all classes or series or more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate number of our outstanding common shares. See "Description of Shares—Restrictions on Ownership and Transfer."

        We are an "emerging growth company" under federal securities laws and will be subject to reduced public company reporting requirements.

        See "Risk Factors" beginning on page 24 to read about factors you should consider before buying the common shares.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Workspace Property Trust	$	$

        See the section entitled "Underwriting" for a complete description of the compensation payable to the underwriters.

        To the extent that the underwriters sell more than 39,000,000 common shares, the underwriters have the option to purchase up to an additional 5,850,000 common shares from Workspace Property Trust at the initial price to public, less the underwriting discount, for 30 days after the date of this prospectus. To the extent the underwriters exercise their over-allotment option, we will use up to $50.0 million of proceeds (before underwriting discounts) from the sale of additional common shares to acquire up to 3,703,704 common units (based on the midpoint of the price range set forth on the front cover of this prospectus) from Safanad Suburban Office Partnership, LP, an affiliate of Safanad Limited.

        The underwriters expect to deliver the shares against payment in New York, New York on                          , 2017.

Goldman Sachs & Co. LLC	J.P. Morgan	BofA Merrill Lynch

KeyBanc Capital Markets	Barclays	Citigroup	BMO Capital Markets	Capital One Securities	JMP Securities

Prospectus dated                          , 2017.

1301 International Parkway, Sunrise

1 Country View Road, Malvern

ONE

2 W Liberty Blvd., Malvern

3350 SW 148th Avenue, Miramar

workspace™
property trust

Find Your Space.

4631 Woodland Corp. Blvd., Tampa

7625 Smetana Lane, Eden Prairie

4313 E Cotton Center Blvd., Phoenix

GE Healthcare

220 Gibraltar Road, Horsham

1 Country View Road, Malvern

5 Walnut Grove Drive, Horsham

1500 Liberty Ridge Drive, Wayne

Weekday Cafe at 100 Witmer Road, Horsham

workspace™
property trust

Find Your Space.

workspace
Find Your Space.
100 Witmer Road, Horsham

6625 W 78th Street, Bloomington

2 W Liberty Blvd., Malvern

220 Gibraltar Road, Horsham

4631 Woodland Corp. Blvd., Tampa

Philadelphia

70 Properties | 4.4 Million Sq. Ft. | 42% of Annualized Rent

PENNSYLVANIA
CONSHOHOCKEN
CAMDEN
NEW JERSEY
workspace
property trust

Phoenix

14 Properties | 1.1 Million Sq. Ft. | 11% of Annualized Rent

PHOENIX
CHANDLER
workspace
property trust

Tampa

34 Properties | 1.8 Million Sq. Ft. | 15% of Annualized Rent

TAMPA
workspace
property trust

South Florida

11 Properties | 1.1 Million Sq. Ft. | 17% of Annualized Rent

workspace
property trust
LOXAHATCHEE NATL. WILDLIFE REFUGE
PALM BEACH COUNTY
Boynton Beach
DELRAY BEACH
NW BOCA
GLADES ROAD
FEDERAL HIGHWAY CORRIDOR
SW BOCA RATON
DOWNTOWN BOCA RATON
Parkland
DEERFIELD BEACH
CORAL SPRINGS
Coconut Creek
POMPANO BEACH
BROWARD COUNTY
MARGATE/ TAMARAC
North Lauderdale
CYPRESS CREEK/ COMMERCIAL BLVD.
Atlantic Ocean
SUNRISE
CENTRAL BROWARD
CBD
FT. LAUDERDALE
PLANTATION
WESTON
Davie
Cooper City
HALLANDALE
PEMBROKE PINES
Hollywood
MIRAMAR
MIAMI-DADE COUNTY
Miami Gardens

Minneapolis

19 Properties | 1.5 Million Sq. Ft. | 14% of Annualized Rent

Edina
Bloomington
workspace
property trust

Total: 148 Properties I 9.9 Million Sq. Ft. I $184 Million Annualized Rent

PROSPECTUS

i

        Through and including                        , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        We have not authorized anyone to provide any information or to make any representations to you other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

MARKET DATA AND INDUSTRY FORECASTS

        We use market data and industry forecasts throughout this prospectus. We have obtained certain information contained in the sections entitled "Prospectus Summary—Market Opportunity", "Industry and Market Data" and "Business and Properties", as well as in other sections of this prospectus where indicated, from market research prepared for us by Cushman & Wakefield, Inc., or "C&W" or "Cushman & Wakefield," a nationally recognized real estate consulting firm, and such information is included in this prospectus in reliance on C&W's authority as an expert in such matters. We have obtained certain information contained in the section entitled "Business and Properties" from market research prepared for us by Jones Lang La Salle, or "JLL," a nationally recognized real estate consulting firm, and such information is included in this prospectus in reliance on JLL's authority as an expert in such matters. In addition, we have obtained certain market data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but the accuracy and completeness of the information are not guaranteed. The forecasts are based on industry surveys and the preparers' experience in the industry, and there is no assurance that any of such forecasts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

        This prospectus also contains certain company estimates, which involve significant assumptions and judgments and the application of alternative assumptions, judgments or methodologies could result in materially different estimates.

CERTAIN DEFINED TERMS

        Except where the context suggests otherwise, we define certain terms in this prospectus as follows:

  •
  "adjusted percent leased" is calculated as (i) square footage under commenced leases as of June 30, 2017, plus additional square footage leased pursuant to signed but not commenced leases (net of renewals) as of October 20, 2017, minus square footage under expired or terminated leases between July 1, 2017 and October 20, 2017, divided by (ii) total rentable square feet.

  •
  "annualized rent" represents annualized monthly contractual rent under leases commenced as of June 30, 2017 and is calculated by multiplying total cash rent before abatements for a specified month by 12. Annualized rent is converted from triple net or modified gross to gross basis by adding expense reimbursements to base rent.

  •
  "annualized rent per square foot" represents annualized rent divided by leased square feet under commenced leases as of June 30, 2017.

  •
  "CBD" refers to central business districts in urban areas.

  •
  "capitalization rate" or "cap rate" refers to the ratio of the annual net operating income of a property to its purchase price.

  •
  "common units" refers to the common units of limited partnership interest in our operating partnership, which units are redeemable for cash or, at our option, common shares on a one-for-one basis.

  •
  "continuing investors" refers to investors in our predecessor that will own common shares or common units following the consummation of the formation transactions.

  •
  "first generation leases" refers to leases for space that was (i) vacant (including space that was leased but not occupied) at the time of the acquisition of an asset, (ii) previously under a lease that was scheduled to expire within three months of the acquisition of an asset, (iii) vacant for more than one year, including expansions by existing tenants into such vacant space, or (iv) substantially demolished and demised for its first time following a renovation.

  •
  "first portfolio" refers to the portfolio of 40 office and flex properties and one land parcel in the Philadelphia market that our predecessor acquired on December 3, 2015.

  •
  "flex" or "flex space" refers to buildings that are generally configured with a combination of office and warehouse space and can be designed to fit a number of uses, including office, research and development, laboratory, assembly, showroom, light manufacturing and other activities.

  •
  "formation transactions" refers to the series of transactions occurring prior to, or concurrently with, the completion of this offering by our predecessor and its affiliates to establish our operating and capital structure. See "Structure and Formation of Our Company."

  •
  "fully diluted basis" refers, unless the context otherwise requires or indicates, to the (i) 39,000,000 common shares to be issued in this offering, (ii) 6,996,345 common shares to be issued in connection with the formation transactions, (iii) 137,741 restricted share units subject to time-based vesting to be granted to eligible non-executive employees and 24,075 restricted share units subject to time-based vesting to be granted to our independent trustees concurrently with the completion of this offering, (iv) 30,120,212 common units expected to be issued in the formation transactions, and (v) 283,336 LTIP units subject to time-based vesting to be granted to our executive officers and 333,333 fully vested LTIP units to be granted to certain of our executive officers concurrently with the completion of this offering (in each case, other than the common shares to be issued in this offering, based on the midpoint of the price range set forth on the front cover of this prospectus and assuming the exchange of such restricted share units subject to time-based vesting, common units, LTIP units subject to time-based vesting and fully vested LTIP units on a one-for-one basis for common shares), which is not the same as the meaning of "fully diluted" under GAAP.

  •
  "GAAP" refers to generally accepted accounting principles in the United States.

  •
  "Millennials" refers to the age cohort born between 1980 and 2000.

  •
  "modified gross lease" refers to a lease that requires the tenant to pay base rent at the lease's inception and, in subsequent years, the base rent plus a proportional share of some of the property operating expenses, including real estate taxes, utilities, insurance premiums and repair and maintenance costs.

  •
  "net absorption" refers to the change in physically occupied space from one period to another period of time and takes into account newly constructed buildings and the conversion or demolition of buildings.

  •
  "new unsecured credit facilities" refers to (i) a revolving credit facility we expect to enter into upon the consummation of this offering and the formation transactions, allowing for borrowings of up to $500.0 million at any one time outstanding (which may be increased to $1.25 billion upon our request, subject to meeting specified requirements and obtaining additional commitments from lenders), including (a) a swingline facility of up to $75.0 million and (b) letters of credit available for issuance of up to $75.0 million, and (ii) two delayed draw term loan facilities we intend to enter into shortly after the consummation of this offering and the formation transactions for borrowings of up to $650.0 million in the aggregate (which may be increased to $750.0 million in the aggregate upon our request, subject to meeting specified requirements and obtaining additional commitments from lenders), consisting of a term loan A facility of up to $325.0 million and a term loan B facility of up to $325.0 million.

  •
  "non-recurring capital expenditures" include expenditures to renovate and upgrade the competitive positioning, or convert the use, of a property.

  •
  "our operating partnership" refers to Workspace Property Trust, L.P., a Delaware limited partnership, together with its consolidated subsidiaries.

  •
  "our predecessor" refers to Workspace Property Trust, L.P. and its affiliates, including Workspace RVFP, L.P., Workspace Property Management, L.P., RV OP 2, L.P., RV OP 3, L.P., RV OP 4, L.P., RVFP Limited, L.P., WPT FAMP Limited Partnership and their consolidated subsidiaries.

  •
  "percent leased" is based on commenced leases as of June 30, 2017 and is calculated as total rentable square feet under commenced leases divided by total rentable square feet.

  •
  "pro forma" or "pro forma basis" means that the related financial information gives effect to this offering and the formation transactions as if such offering or formation transactions had occurred (i) with respect to balance sheet data, on June 30, 2017, and (ii) with respect to statement of operations data, on January 1, 2016.

  •
  "psf" means per square foot.

  •
  "recurring capital expenditures" refers to expenditures to maintain an asset's competitive position within the submarket or extend the useful life of the asset due to ordinary wear and tear, including, but not limited to, expenditures to replace or repair mechanical systems, HVAC systems, roof replacements and other structural systems.

  •
  "rentable square feet" or "RSF" reflects management's estimates based on existing leases and, in the case of square footage available for lease, our measurements and/or historical leasing activity, which may be less or more than the Building Owners and Managers Association, or BOMA, rentable area. Rentable square footage may change over time due to remeasurement or releasing. As of June 30, 2017, total rentable square feet consisted of 8,763,589 leased square feet, 185,223 square feet with respect to signed but not commenced leases, 944,704 square feet available for lease and 36,447 square feet for building management use.

  •
  "second generation leases" refers to leases for space that had previously been under lease and was vacant for one year or less.

  •
  "signed but not commenced lease" refers to a lease that has been signed but the tenant is not yet entitled to occupy the space or the renewal term has not yet started as of the date specified.

  •
  "second portfolio" refers to the portfolio of 108 office and flex properties and two land parcels located in the Philadelphia, South Florida, Tampa, Minneapolis and Phoenix markets that our predecessor acquired on October 3, 2016.

  •
  "South Florida" refers to the Fort Lauderdale and West Palm Beach markets.

  •
  "tech flex" or "tech flex space" refers to flex space where the warehouse component of the building (which also includes office space) is used for high-tech or capital intensive uses beyond those uses typically associated with traditional flex space, such as research and development, manufacturing or laboratory activities by technology or biotechnology tenants.

  •
  "total shareholder return" means the appreciation in stock price assuming contemporaneous reinvestment of all dividends and other distributions.

  •
  "triple-net lease" refers to a lease that requires the tenant to pay substantially all of the property operating expenses, including real estate taxes, insurance premiums and repair and maintenance costs.

  •
  "triple-net lease with a cap" refers to triple-net leases that cap the amount by which certain operating expenses may grow on a per annum basis and be reimbursed by the tenant.

  •
  "Workspace," "we," "our," "us," "general partner," and "our company" refer to Workspace Property Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries after giving effect to the formation transactions described in this prospectus, including our operating partnership, and, in certain cases, refer to the activities of Workspace conducted prior to the formation transactions.

v

 PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements appearing elsewhere in this prospectus. You should carefully review the entire prospectus, including the risk factors, the consolidated financial statements and the notes thereto and the other documents to which this prospectus refers before making an investment decision. References in this prospectus to "Workspace," "we," "our," "us," "general partner" and "our company" refer to Workspace Property Trust, together with our consolidated subsidiaries, including Workspace Property Trust, L.P. References in this prospectus to "our operating partnership" refer to Workspace Property Trust, L.P., a Delaware limited partnership, together with its consolidated subsidiaries. Unless the context otherwise requires or indicates, this prospectus (i) assumes the formation transactions, as described under the caption "Structure and Formation of Our Company," have been completed, (ii) assumes the 39,000,000 common shares to be sold in this offering are sold at $13.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, (iii) assumes no exercise by the underwriters of their option to purchase up to an additional 5,850,000 common shares to cover over-allotments, or the over-allotment option, and (iv) presents all property-level information as of June 30, 2017 on a pro forma basis for the formation transactions.

Workspace Property Trust

        Workspace Property Trust is a fully integrated real estate investment company primarily focused on acquiring, owning and operating high-quality office and flex real estate in prime locations within transit centric, amenity rich U.S. suburban office submarkets. We believe the U.S. suburban office market is under-represented in the public real estate investment trust ("REIT") space despite offering compelling risk-adjusted returns that are supported by recovering demand, limited new supply and an increasing demographic shift back to the suburbs. We intend to capitalize on this market opportunity by sourcing and executing accretive acquisitions and enhancing the value of our portfolio through proactive asset management. As a first step in executing on our strategy, we have assembled a strong portfolio of 148 properties, totaling 9.9 million rentable square feet. As of October 20, 2017, through our extensive network of relationships, we have identified an acquisition pipeline of high-quality, well-located and attractively-priced suburban office and flex properties owned by third-party sellers totaling more than 25.0 million square feet and with an estimated purchase price of approximately $4.0 billion based on management's estimates of the market price for such square footage.

        Thomas A. Rizk, our Chairman and Chief Executive Officer, and Roger W. Thomas, our President and Chief Operating Officer, each has over 30 years of experience acquiring, owning and operating commercial real estate across markets and cycles, with extensive experience in suburban office and flex real estate. In August 1994, Messrs. Rizk and Thomas orchestrated the initial public offering of Cali Realty Corporation ("Cali"), a REIT focused on suburban office opportunities. Under their leadership, Cali completed more than $3 billion in acquisitions totaling approximately 23 million square feet, including the acquisition of the suburban office portfolio of The Mack Company in December 1997, prior to Mr. Rizk's departure from Mack-Cali Realty Corporation in April 1999. After the completion of this offering and the formation transactions, our senior management team is expected to own approximately 9.2% of our company on a fully diluted basis (or 9.0% of our company if the underwriters exercise their over-allotment option in full) (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus), providing a strong alignment of their interests with those of our shareholders.

        We believe our focus on acquiring, owning and operating high-quality office and flex real estate in prime suburban submarkets will generate attractive risk-adjusted returns to our shareholders. We further believe:

  •
  the large and fragmented U.S. suburban office and flex market presents an attractive opportunity to be an active consolidator of suburban office and flex properties within well-positioned suburban submarkets;

  •
  suburban office fundamentals are well-positioned for continued recovery and long-term growth, supported by increasing re-suburbanization trends, robust leasing activity and subdued new construction;

  •
  the current pricing and liquidity dislocations between suburban and CBD office markets, particularly with respect to large, multi-asset portfolios, create attractive acquisition opportunities for high-quality suburban office and flex assets in prime locations with multiple demand generators and limited supply growth;

  •
  as one of the few publicly traded REITs with a core suburban office and flex strategy, our scale, expertise and focus will competitively position us to capitalize on the strong growth potential embedded in suburban office and flex assets relative to other asset classes;

  •
  our senior management team's acquisition experience and deep, long-standing network of relationships with real estate owners and developers, national and regional lenders, brokers, tenants and other market participants will enable us to source and execute attractive off-market acquisitions;

  •
  our market and asset selection process will enable us to pursue acquisition opportunities without geographic constraints in select markets throughout the United States where we believe we can achieve compelling scale and effectively recycle capital;

  •
  our integrated, scalable management platform provides us with cost benefits and control over operating expenses and leasing processes, enabling us to drive internal growth; and

  •
  our process of enhancing suburban office properties by creating vibrant and stimulating work environments that appeal to the Millennial workforce and employers will allow us to offer differentiated office and flex products that we believe will drive demand for our properties.

        In 2015, Messrs. Rizk and Thomas jointly founded our predecessor and have since built a senior management team with an average of over 20 years of commercial real estate experience and an organization of approximately 70 other real estate professionals with extensive operating experience, deep local knowledge and strong relationships in the suburban office industry. Our differentiated investment and operating strategy has enabled us to achieve strong operating results, and we believe we are well positioned to generate significant opportunities for future growth. Since our founding in 2015, we:

  •
  completed two off-market portfolio acquisitions totaling 9.9 million rentable square feet, comprised of 40 office and flex properties and one land parcel (our "first portfolio") that we signed a letter of intent to acquire on May 15, 2015 and closed on December 3, 2015 and 108 office and flex properties and two land parcels (our "second portfolio") that we signed a letter of intent to acquire on February 18, 2016 and closed on October 3, 2016;

  •
  commenced 115 leases totaling 1,233,561 square feet, comprised of 32 new leases totaling 351,963 square feet, 66 renewal leases totaling 745,648 square feet and 17 expansion leases totaling 135,950 square feet through June 30, 2017; and

  •
  increased our portfolio's percent leased since the closing of our second portfolio by 320 basis points from 87.3% to 90.5% as of June 30, 2017.

        In addition, during the period from July 1, 2017 to October 20, 2017, we signed 15 new leases for 148,369 square feet and 31 renewal leases for 820,545 square feet for a total square footage of 968,914 (excluding 80,000 square feet relating to a build to suit property in Phoenix and 31,812 square feet of short-term leases). The new leases have an average term of 6.6 years, average cash leasing spreads of 10.9% and average total lease transaction costs per square foot per year of $2.48. The renewal leases have an average term of 4.4 years, average cash leasing spreads of 2.8% and average total lease transaction costs per square foot per year of $1.90. During the period from the closing of our second portfolio to October 20, 2017, we have signed leases with average initial contractual rents of $20.39 per square foot, representing average cash leasing spreads of 1.7%. Cash leasing spreads are calculated by dividing initial contractual rents under new, renewal and expansion leases (less contractual rent under expiring leases in the same space) by contractual rents under expiring leases in the same space. New leases are included only if the same space was leased within the previous year. Total lease transaction costs include tenant improvements, leasing commissions and other leasing costs.

        As of October 20, 2017, we also have identified a pipeline of potential off-market acquisitions consistent with our investment strategy totaling more than 25.0 million square feet and with an estimated purchase price of approximately $4.0 billion based on management's estimates of the market price for such square footage.

Our Portfolio

        The following table provides information about our portfolio as of June 30, 2017 (except as otherwise indicated):

Market	Number of Properties	Rentable Square Feet(1)	Percent Leased(2)	Initial Percent Leased(3)	Annualized Rent(4)	Annualized Rent Per Square Foot(5)
Philadelphia
Office	44	3,044,298	83.6%	80.3%	$59,458,640	$24.12
Flex	26	1,381,915	92.8%	95.8%	18,189,786	$14.26
South Florida
Office	11	1,136,698	98.1%	94.2%	31,525,216	$28.39
Tampa
Office	14	684,363	93.5%	82.5%	13,100,360	$21.93
Flex	20	1,115,205	97.2%	94.2%	14,852,351	$14.25
Minneapolis
Office	11	921,204	87.8%	84.6%	18,705,326	$23.41
Flex	8	567,628	88.4%	82.6%	7,821,209	$15.58
Phoenix
Office	13	977,383	92.8%	99.4%	18,450,320	$20.34
Flex	1	101,269	100.0%	0.0%	1,513,972	$14.95

Portfolio Total / Weighted Average	148	9,929,963	90.5%	87.3%	$183,617,179	$20.87

(1)
Reflects management's estimates based on existing leases and, in the case of square footage available for lease, our measurements and/or historical leasing activity, which may be less or more than BOMA rentable area. Rentable square footage may change over time due to remeasurement or releasing. Total rentable square feet consists of 8,763,589 leased square feet, 185,223 square feet with respect to signed new leases not yet commenced, 944,704 square feet available for lease and 36,447 square feet for building management use.

(2)
Based on commenced leases as of June 30, 2017 and calculated as total rentable square feet less square feet available for lease divided by total rentable square feet. As of October 20, 2017, we had entered into 31 new leases (including one short-term lease for 536 square feet) and 84 renewal leases (including six short-term renewals for 84,663 square feet) that had not yet commenced as of June 30, 2017. The table below sets forth adjusted percent leased data reflecting these signed but not commenced leases.

	Leased Square Feet Under Signed But Not Commenced Leases(a)	Adjusted Percent Leased(b)	Annualized Rent Under Signed But Not Commenced Leases(c)	Total Adjusted Annualized Rent(d)	Total Adjusted Annualized Rent per Square Foot(e)
Portfolio Total / Weighted Average	2,286,695	90.3%	$46,253,518	$187,668,820	$20.93

(a)
Leased square feet under signed but not commenced leases include an aggregate of (i) 230,093 square feet of new leases (including one short-term lease for 536 square feet) and 1,320,267 square feet of renewals (including short-term renewals for 70,354 square feet) in Philadelphia, (ii) 29,518 square feet of new leases and 85,884 square feet of renewals in South Florida, (iii) 118,555 square feet of new leases and 298,498 square feet of renewals (including short-term renewals for 14,309 square feet) in Tampa, (iv) 11,796 square feet of new leases and 54,029 square feet of renewals in Minneapolis, and (v) 8,413 square feet of new leases and 129,642 square feet of renewals in Phoenix. Figures exclude an executed lease for 80,000 square feet associated with a build-to-suit office project in Phoenix. We commenced site preparation work for construction of this project in October 2017.

(b)
Adjusted percent leased is calculated as (i) square footage under commenced leases as of June 30, 2017, plus additional square footage leased pursuant to signed but not commenced leases (net of renewal space) as of June 30, 2017, minus square footage under expired or terminated leases between July 1, 2017 and October 20, 2017, divided by (ii) total rentable square feet.

(c)
Represents annualized monthly contractual rent under leases that had not commenced as of June 30, 2017. This amount reflects total cash rent before abatements. Abatements committed to signed but not commenced leases for the 12 months ending June 30, 2018 were $2.7 million. This figure includes $1.2 million of rent abatements for new leases and $1.5 million for renewal leases. Annualized rent is converted from triple net or modified gross to gross basis by adding estimated expense reimbursements to base rent. Amounts include approximately $0.7 million of estimated reimbursement revenue attributable to tenants between July 1, 2017 and October 20, 2017. Amounts exclude additional income for areas such as parking space, storage space, roof space and antenna usage.

(d)
Total adjusted annualized rent is calculated by adding annualized rent as of June 30, 2017 and annualized rent under signed but not commenced leases (net of renewals) and subtracting annualized rent for space under leases that were expired or terminated between July 1, 2017 and October 20, 2017. Total adjusted annualized rent does not include annualized rent for space under commenced leases as of June 30, 2017 that were being renewed pursuant to a signed but not commenced lease.

(e)
Total adjusted annualized rent per square foot is calculated as (i) total adjusted annualized rent, divided by (ii) square footage under commenced leases as of June 30, 2017 plus additional square footage leased pursuant to signed but not commenced leases (net of renewal space) as of June 30, 2017 minus square footage under expired or terminated leases between July 1, 2017 and October 20, 2017.

For additional information with respect to our signed but not commenced leases as of October 20, 2017, see "Business and Properties—Our Portfolio."

(3)
Based on commenced leases as of October 3, 2016, the closing date of the acquisition of our second portfolio, and calculated as total rentable square feet less square feet available for lease divided by total rentable square feet as of that date, excluding one property that was underwritten as vacant at acquisition but for which the single tenant with 56,480 square feet remained in occupancy as of the closing date of our second portfolio.

(4)
Represents annualized monthly contractual rent under leases commenced as of June 30, 2017. This amount reflects total cash rent before abatements. Abatements committed to leases that commenced as of June 30, 2017 for the 12 months ending June 30, 2018 were $2.3 million. Based on annualized rent as of June 30, 2017, approximately 91.1%, 7.4%, 1.1% and 0.4% of our annualized rent was generated from triple-net, triple-net leases with a cap, modified gross leases and gross leases, respectively. Annualized rent is converted from triple net or modified gross to gross basis by adding expense reimbursements to base rent. Amounts also include $62.7 million of reimbursement revenue attributable to tenants as of June 30, 2017. Amounts exclude $1.4 million of accrued (but unbilled) reimbursement revenue that has not been allocated to a specific tenant as of period end and $0.6 million of additional income for areas such as parking space, storage space, roof space and antenna usage.

(5)
Represents annualized rent divided by square feet under commenced leases. Annualized rent excludes $1.4 million of accrued (but unbilled) reimbursement revenue and $0.6 million of additional income for areas such as parking space, storage space, roof space and antenna usage that has not been allocated to a specific tenant as of period end.

        The following charts provide the source of our annualized rent by market and asset type, as well as the usage of our flex assets by square feet, as of June 30, 2017:

(1)
Includes flex space used for research and development, laboratory, assembly, showroom, light manufacturing and other activities.

Market Opportunity

        A constellation of factors has made suburban office one of the most compelling investment opportunities in the U.S. commercial real estate market. Family formation among aging Millennials, supported by a growing economy and strong job market, is expected to re-ignite suburbanization trends and spur growth in the suburban office market, which continues to benefit from a favorable supply environment, stable occupancy and rent growth. Yield spreads between suburban and CBD office markets have widened to multi-year highs despite favorable suburban fundamentals, presenting a compelling long-term value proposition.

        Since 2005, Millennials have driven an acceleration of urban population growth as they entered the prime city-dwelling age of 25-29. Urbanization has been further amplified by the global financial crisis, delayed family formation, higher student debt and stricter home-lending practices, all of which combined to slow population outflows from cities. However, in 2015, eight out of 10 births were to Millennial mothers. In addition, Millennials now represent both the biggest homebuyer group (with a demonstrated preference for homes in the suburbs) and the largest workforce cohort at 35% and are expected to reach 75% by 2025. These factors are already driving re-suburbanization trends and are expected to boost employer demand in an already-strong suburban office environment.

 Source: U.S. Census Bureau forecasts.

Source: Pew Research center analysis of National Center for health statistics data.	Source: National Association of Realtors.

        Suburban markets have experienced steady job and population growth since the financial crisis, leading to strong net absorption that has outpaced CBD net absorption, declining vacancy rates and attractive rent growth. Despite this strong recovery, suburban office construction has remained constrained and is expected to remain low for the foreseeable future, particularly in Workspace's office markets, where Workspace estimates replacement office rents needed on average to justify new construction are approximately 60-84% above market office rents. In contrast, CBD office construction as a percentage of inventory is approximately twice the suburban office ratio, which will likely lead to continued tightening of vacancy rates in suburban office markets relative to CBD office markets.

 Source: Cushman & Wakefield.

        While suburban and CBD office rents have exhibited similar recovery since their pre-crisis peaks, suburban office is valued 4% below its previous cycle peak while CBD office is valued at 55% above its previous cycle peak. This suggests that the price gap is not a result of fundamentals but rather due to capital market forces.

 Source: Cushman & Wakefield.

        In the beginning stages of the recovery, historically wide yield spreads seemed justified as suburban office rents and vacancies were slower to recover, while CBD office rents showed faster growth. The influx of Millennials into the nation's cities led to higher office rents and lower vacancies, creating a false expectation of permanent growth in cities, which in turn drove cap rate spreads. Additionally, investors have been increasingly willing to pay for assets with low perceived risk. However, these market assumptions proved to be inconsistent with the strong fundamentals of the suburban office market since the post-recession recovery. Investors are beginning to recognize the mispricing and there has been increased investor interest in the suburban office sector relative to the CBD office sector, with transaction volumes in the first half of 2017 increasing by 10% year-over-year for suburban office while decreasing by 20% for CBD office. Overall, the suburban office market presents an attractive risk-adjusted investment opportunity on both a valuation and a fundamentals basis. We believe we are optimally positioned to take advantage of this opportunity given our scale, operating expertise and infrastructure.

Competitive Strengths

        We believe that we distinguish ourselves from other owners and operators of office and flex properties through several competitive strengths, including the following:

  •
  Experienced and Aligned Management Team.  Our senior management team has extensive experience acquiring, owning and operating suburban office and flex real estate across markets and cycles, including our founders' experience at a publicly traded suburban office REIT. We believe that our senior management team's proven experience, as well as deep and long-standing relationships within the suburban office and flex space, will competitively position us, provide us with access to off-market acquisition opportunities and facilitate our ability to execute our growth plan.

  •
  Differentiated Suburban Office and Flex Strategy.  As one of the few publicly traded REITs with a suburban office and flex strategy, our expertise, scale and focus will competitively position us to capitalize on the strong growth potential embedded in suburban office markets relative to CBD office and other asset classes. Our process of enhancing properties to appeal to the Millennial workforce and employers will allow us to offer differentiated products that we believe will drive demand for our properties.

  •
  Proven Ability to Originate and Execute Acquisition Opportunities.  Our senior management team has an extensive network of longstanding relationships with owners, operators, brokers, lenders and other participants in suburban office and flex markets, which it has leveraged to access a wide variety of acquisition opportunities. We believe our extensive industry network, coupled with our history of successful acquisitions, improves our ability to source and execute attractive transactions.

  •
  Integrated, Scalable Platform.  We operate a platform that is both vertically integrated across functions, including investment, finance, property management and leasing, and horizontally integrated across office and flex real estate assets. Our integrated structure enables us to identify value creation opportunities and realize significant operating efficiencies. We believe proactive, in-house property management and leasing allows us to exercise greater control of operating and capital expenditures while improving re-leasing spreads and occupancy. This is demonstrated by the 11.1% vacancy rate of our office portfolio as of June 30, 2017, which is approximately 270 basis points lower than the weighted average office vacancy rate of 13.8% in our markets, according to C&W data as of June 30, 2017.

  •
  Growth-Oriented Capital Structure.  We plan to have a conservative capital structure that will provide us with significant financial flexibility and capacity to fund future growth. We expect to have substantial liquidity, with our new unsecured credit facilities to be entered into upon or shortly after the consummation of this offering and the formation transactions, which provide commitments totaling, and which will allow for borrowings up to, $1.15 billion and no debt maturities prior to October 2021 (including extensions, which are subject to certain conditions) after giving effect to the use of proceeds from this offering. We expect to close our new revolving credit facility (allowing for borrowings of up to $500.0 million) concurrently with the consummation of this offering and the formation transactions, and we intend to close on our two new delayed draw term loan facilities (allowing for borrowings of up to $650.0 million in the aggregate) shortly after the consummation of this offering and the formation transactions.

Business Objectives and Growth Strategies

        Our primary objective is to generate attractive risk-adjusted returns for our shareholders through dividends and capital appreciation. We believe that pursuing the following strategies will enable us to achieve this objective:

  •
  External Growth through Acquisitions.  We continually evaluate potential new markets throughout the United States, with a focus on targeting markets that possess the vibrant attributes necessary to drive leasing demand and occupancy rates and where we believe we can achieve critical mass of over 1.0 million square feet, typically in business parks or campus clusters. We believe there are many opportunities to acquire large portfolios of suburban office properties from REITs that have determined suburban office to be non-core to their investment strategies and private institutions that have finite investment horizons. Non-core portfolios tend to be under-managed, representing an upside opportunity for an acquirer with operating expertise and focus. We believe this creates an opportunity for us to grow our already compelling scale in markets that meet our investment criteria through strategic and accretive acquisitions that will generate substantial growth.

  •
  Value Creation Through Capital Recycling.  We intend to pursue an efficient capital allocation strategy that maximizes the value of our invested capital. This strategy may include selectively disposing of properties in our portfolio or in portfolios we may acquire in the future that do not fit our investment strategy or for which we believe returns have been maximized given prevailing economic, market and other circumstances and redeploying capital into acquisition opportunities with higher return prospects, in each case, in a manner that is consistent with our qualification as a REIT.

  •
  Aggressive, In-House Leasing Strategy.  We employ aggressive leasing strategies and leverage our tenant relationships to increase the occupancy rates at our properties, attract high-quality tenants and maximize tenant retention rates. Since the acquisition of our first portfolio on December 3, 2015, 97.4% of the 155 executed leases (excluding 14 short-term leases) were leased by our dedicated in-house leasing teams without using an external broker for landlord representation. We believe our in-house leasing platform allows us to control the leasing process and maximize rental rates while minimizing leasing costs and execution timing.

  •
  Value-Enhancing, Tenant-Focused Property Management.  We intend to manage our properties to increase our operating cash flow by continuing to reduce property-level operating and leasing costs. We also seek to enhance our tenants' experience at our office properties through a process we call "Workspacing." We believe that with minimal investment from us or our tenants, we can create and maintain vibrant and stimulating work environments that appeal to the Millennial workforce and a variety of commercial tenants. We are in the process of Workspacing our multi-tenant buildings that have common areas to create technology-rich facilities with inviting communal lobbies complete with Wi-Fi access, charging stations and quiet areas, as well as our branded "Workspace TV" video wall installation, expanded food service options, premium landscaping and modern fit and finish.

  •
  Financing Strategy.  We intend to employ a conservative leverage strategy and maintain ample liquidity in order to minimize operational risk and retain growth capacity. We are committed to achieving an investment grade rating as soon as practicable, which would allow us to access the unsecured debt markets. However, to effectively manage our long-term leverage strategy, we will continue to analyze various sources of debt capital to determine which sources will be the most advantageous to our investment strategy at any particular point in time.

Summary of Risk Factors

        An investment in our common shares involves various risks, and prospective investors are urged to carefully consider the matters discussed under "Risk Factors" prior to making an investment in common shares. The following is a summary list of some of these risks.

  •
  Adverse market and economic conditions in the United States and globally could adversely affect occupancy levels, rental rates, rent collections, operating and development expenses and the overall value of our assets, and could have a material adverse effect on our results of operations, financial condition, cash flow and our ability to service our debt and to make distributions to our shareholders.

  •
  Substantially all of our rental revenue is derived from properties located in our markets, and adverse economic or other developments in our markets could negatively affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

  •
  We may be unable to identify and execute on acquisitions that meet our criteria, which may impede our growth.

  •
  We have a limited operating history and may not be able to operate our business successfully or implement our business strategy.

  •
  We face significant competition, which may impede our ability to attract or retain tenants and maintain our rental rates.

  •
  Adverse developments concerning the industries in which our tenants are concentrated could adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

  •
  We are dependent on our key personnel whose continued service is not guaranteed, and the departure of any of our key personnel could materially and adversely affect us.

  •
  A material weakness has been identified in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, we may be unable to report our financial results accurately on a timely basis, investors could lose confidence in our reported financial information, the trading price of our common shares could decline and our access to the capital markets or other financing sources could become limited.

  •
  We expect to have approximately $652.8 million of indebtedness outstanding following this offering and the formation transactions. Our indebtedness may expose us to interest rate fluctuations and the risk of default under our debt obligations.

  •
  Failure to qualify or to maintain our qualification as a REIT would have significant adverse consequences to the value of our common shares.

  •
  There has been no public market for our common shares prior to this offering and an active trading market for our common shares may not develop or be sustained following this offering.

  •
  We may be unable to make distributions at expected levels, and we may be required to borrow funds to make distributions, which could result in a decrease in the market value of our common shares.

  •
  Increases in market interest rates may cause prospective purchasers to seek higher distribution yields and therefore reduce demand for our common shares and result in a decline in the market price of our common shares.

Pro Forma Indebtedness

        As of June 30, 2017, on a pro forma basis, our total consolidated indebtedness was $652.8 million, all of which was variable rate debt subject to interest rate caps. Our pro forma consolidated indebtedness has a maturity date of October 9, 2018 and has a weighted average interest rate of 6.22%. In the future, overall leverage will depend on how we choose to finance our portfolio, including future acquisitions, and the cost of leverage.

Structure and Formation of Our Company

        We were formed as a Maryland real estate investment trust in June 2017, and we intend to elect to be treated and to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2017. Prior to, or concurrently with, the completion of this offering, Workspace Property Trust, L.P., our operating partnership, and its affiliates will engage in a series of transactions intended to establish our operating and capital structure.

Our Operating Partnership

        Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through its subsidiaries, and we will be the sole general partner of our operating partnership. We will contribute the net proceeds received by us from this offering to our operating partnership in exchange for common units. As the sole general partner of our operating partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business, subject to limited approval and voting rights of the limited partners described more fully under "Description of the Partnership Agreement of Workspace Property Trust, L.P." Our interest in our operating partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership.

Formation Transactions

        Prior to or concurrently with the completion of this offering, our operating partnership and its affiliates will engage in a series of transactions intended to establish our operating and capital structure. We refer to these transactions, which are described below, as our formation transactions.

  •
  Workspace Property Trust was formed as a Maryland real estate investment trust in June 2017. We intend to elect to be treated and to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2017.

  •
  Workspace RVFP, L.P., the general partner of our operating partnership, which we refer to as the predecessor general partner, will distribute to its limited partners the carried interest in our operating partnership that the predecessor general partner received in December 2015 and October 2016 with respect to the cash capital contributions our operating partnership received at those dates from its existing limited partners in connection with our acquisition of our first portfolio and our second portfolio, respectively.

  •
  The predecessor general partner will be merged with and into Workspace Property Trust, with Workspace Property Trust surviving and succeeding as the general partner of our operating partnership, and the owners of the predecessor general partner will receive common shares in exchange for their interests in the predecessor general partner.

  •
  Entities that own the limited and general partner interests in Workspace Property Management, L.P., which provides property management services and certain other services to our operating partnership and which we refer to as Workspace Property Management, will contribute to our operating partnership their partnership interests in Workspace Property Management in exchange for common units. Workspace Property Management will be jointly owned by our operating partnership and WPT TRS LLC, a wholly-owned subsidiary owned by our operating partnership that will make an election to be treated as a taxable REIT subsidiary.

  •
  Our operating partnership will redeem the mandatorily redeemable preferred equity our operating partnership issued in connection with our acquisition of our second portfolio in exchange for a combination of cash and common shares.

  •
  The existing partnership interests in our operating partnership (including the carried interest in our operating partnership distributed to the limited partners of our predecessor general partner described in the second bullet above) will be converted into common units in our operating partnership and/or exchanged for common shares. The transactions described in the second, third, fourth and fifth bullets above, including the settlement of the carried interest in our operating partnership for common units, may shift the respective percentage ownership interest among the investors in our predecessor prior to the consummation of the formation transactions but will not result in any dilution in the indirect ownership of our operating partnership by investors purchasing common shares in this offering. See "Pricing Sensitivity Analysis."

  •
  The limited partnership agreement of our operating partnership will be amended and restated.

        The issuance of common shares and common units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Regulation D of the Securities Act.

        We will sell 39,000,000 common shares (or 44,850,000 common shares if the underwriters exercise their over-allotment option in full) in this offering and contribute the net proceeds of this offering, other than the net proceeds from the sale of additional common shares pursuant to the underwriters' exercise of their over-allotment option, if any, we will use to acquire common units as described below, to our operating partnership in exchange for common units. We expect our operating partnership to use a portion of the net proceeds received from us to:

  •
  repay approximately $215.7 million in outstanding indebtedness under our existing loan agreement with KeyBank National Association, which we refer to as the KeyBank Loan Agreement;

  •
  repay approximately $163.2 million of outstanding indebtedness under a senior mortgage loan and three mezzanine loans we entered into in connection with our acquisition of our second portfolio; and

  •
  pay approximately $63.6 million in cash in connection with the redemption of the mandatorily redeemable preferred equity our operating partnership issued in connection with our acquisition of our second portfolio. See "Structure and Formation of our Company—Formation Transactions—Redemption of Mandatorily Redeemable Preferred Equity."

        We expect our operating partnership to use any remaining net proceeds received from us for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

        To the extent the underwriters exercise their over-allotment option, we will use up to $50.0 million of proceeds (before underwriting discounts) from the sale of additional common shares to acquire up to 3,703,704 common units (based on the midpoint of the price range set forth on the front cover of this prospectus) from Safanad Suburban Office Partnership, LP ("SSOP LP"), an affiliate of Safanad Limited. See "Certain Relationships and Related Transactions—Repurchase of Common Units." We will contribute any remaining net proceeds from the sale of such additional common shares to our operating partnership in exchange for common units. We expect our operating partnership to use any such net proceeds received from us for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

Consequences of this Offering and the Formation Transactions

        The completion of this offering and the formation transactions will have the following consequences. All amounts are based on the midpoint of the price range set forth on the front cover of this prospectus.

  •
  We will be the sole general partner of our operating partnership, which indirectly owns, leases and operates all of our assets. We are a holding company and will conduct all of our operations through our operating partnership. We will not have, apart from our ownership of our operating partnership, any independent operations upon the completion of this offering.

  •
  Purchasers of common shares in this offering will own approximately 84.4% of our outstanding common shares, or approximately 50.7% of our company on a fully diluted basis (86.2% of our outstanding common shares, or 56.7% of our company on a fully diluted basis, if the underwriters exercise their over-allotment option in full).

  •
  Our trustees, executive officers and employees will beneficially own approximately 0.4% of our outstanding common shares, or approximately 9.4% of our company on a fully diluted basis (0.3% of our outstanding common shares, or 9.2% of our company on a fully diluted basis, if the underwriters exercise their over-allotment option in full).

  •
  Continuing investors who are not our trustees, executive officers or employees will beneficially own approximately 15.2% of our outstanding common shares, or approximately 39.9% of our company on a fully diluted basis (13.5% of our outstanding common shares, or 34.1% of our company on a fully diluted basis, if the underwriters exercise their over-allotment option in full).

  •
  We will contribute the net proceeds from this offering, other than the net proceeds from the sale of additional common shares pursuant to the underwriters' exercise of their over-allotment option, if any, we will use to acquire common units described below, to our operating partnership in exchange for a number of common units equal to the number of common shares that are issued in this offering.

  •
  To the extent the underwriters exercise their over-allotment option, we will use up to $50.0 million of proceeds (before underwriting discounts) from the sale of additional common shares to acquire up to 3,703,704 common units from SSOP LP. See "Certain Relationships and Related Transactions—Repurchase of Common Units."

  •
  We will own approximately 60.0% of limited partnership interests in our operating partnership (or 65.8% if the underwriters exercise their over-allotment option in full).

  •
  We expect to have total consolidated indebtedness of approximately $652.8 million.

Our Structure

        The following diagram depicts our ownership structure upon completion of this offering, based on the midpoint of the price range set forth on the front cover of this prospectus.

(1)
The ownership interest of SSOP LP and its affiliates is less than 1% of Workspace Property Trust and 17.4% of Workspace Property Trust, L.P.

        Information set forth in the table above includes (i) 39,000,000 common shares to be issued in this offering, (ii) 6,996,345 common shares and 30,120,212 common units to be issued in connection with the formation transactions and (iii) 283,336 LTIP units subject to time-based vesting and 333,333 fully vested LTIP units to be granted to our executive officers, 137,741 restricted share units subject to time-based vesting to be granted to eligible non-executive employees and 24,075 restricted share units subject to time-based vesting to be granted to our independent trustees concurrently with the completion of this offering. Excludes (a) 5,850,000 common shares issuable upon the exercise in full of the underwriters' over-allotment option, (b) 1,703,702 LTIP units subject to performance-based vesting to be granted to our executive officers (such number of LTIP units determined based on the midpoint of the price range set forth on the front cover of this prospectus using the maximum number of LTIP units that may vest) and 137,741 performance share units to be granted to eligible non-executive employees concurrently with the completion of this offering, (c) 3,064,897 common shares available for future issuance under our 2017 Incentive Award Plan, (d) 30,120,212 common shares that may be issued, at our option, upon exchange of 30,120,212 common units to be issued in the formation transactions and (e) securities deemed to be indirectly beneficially owned by certain of our trustees who disclaimed beneficial ownership of such securities that are directly beneficially owned by other continuing investors.

Benefits to Related Parties

        Upon completion of this offering and the formation transactions, certain of our trustees, our executive officers and employees will receive material benefits, including the following:

  •
  We will grant to our executive officers an aggregate of 283,336 LTIP units subject to time-based vesting consisting of 111,111 LTIP units to Mr. Rizk ($1.5 million); 87,963 LTIP units to Mr. Thomas ($1.2 million); 18,519 LTIP units to each of Messrs. Allen, Nolan, Gervasio and Nichols ($250,000 each); 5,556 LTIP units to Mr. Eckerd ($75,000); and 4,630 LTIP units to Mr. Koch ($62,500) (such number of LTIP units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus). See "Executive and Trustee Compensation—IPO Grants Under our 2017 Incentive Award Plan—Time-Based LTIP Unit Awards."

  •
  We will grant to our executive officers an aggregate of 1,703,702 LTIP units subject to performance-based vesting consisting of 833,333 LTIP units to Mr. Rizk ($1.7 million at threshold performance, $4.5 million at target performance and $11.25 million at maximum performance); 659,722 LTIP units to Mr. Thomas ($445,313 at threshold performance, $3.6 million at target performance and $8.9 million at maximum performance); 46,296 LTIP units to each of Messrs. Allen, Nolan, Gervasio and Nichols ($93,750 each at threshold performance, $250,000 each at target performance and $625,000 each at maximum performance); 13,889 LTIP units to Mr. Eckerd ($28,125 at threshold performance, $75,000 at target performance and $187,500 at maximum performance); and 11,574 LTIP units to Mr. Koch ($23,438 at threshold performance, $62,500 at target performance and $156,250 at maximum performance) (such number of LTIP units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus using the maximum number of LTIP units that may vest). See "Executive and Trustee Compensation—IPO Grants Under our 2017 Incentive Award Plan—Performance-Based LTIP Unit Awards."

  •
  We will grant to certain eligible non-executive employees an aggregate of 137,741 performance share units subject to performance-based vesting and 137,741 restricted share units subject to time-based vesting with an aggregate value of $3.7 million (such number of performance share units and restricted share units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus using the target number of performance share units that may vest).

  •
  We will grant to our independent trustees an aggregate of 24,075 restricted share units subject to time-based vesting with an aggregate estimated value of $0.3 million (such number of restricted share units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus).

  •
  We will grant 259,259 LTIP units with an estimated value of $3.5 million to Mr. Nolan, 37,037 LTIP units with an estimated value of $0.5 million to Mr. Nichols and 37,037 LTIP units with an estimated value of $0.5 million to Mr. Allen (such number LTIP units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus). These awards are being made in recognition of services these executive officers have provided to us in connection with this offering. These awards will be fully vested upon grant and will be made outside of the 2017 Incentive Award Plan.

  •
  The board of directors of our predecessor approved a one-time transaction bonus for Messrs. Rizk and Thomas in the amounts of $3.0 million and $2.0 million, respectively. By prior agreement among the continuing investors in our predecessor, these bonuses are to be paid in cash through a draw by our predecessor under the KeyBank Loan Agreement that will be repaid out of the net proceeds from this offering. The aggregate number of common units and common shares issued to our existing investors upon the consummation of the formation transactions will be reduced by a number of common units and common shares valued at $5.0 million (based on the initial public offering price of the common shares sold in this offering set forth in the final prospectus), and our existing investors' aggregate percentage ownership interest in our common units and common shares will be correspondingly reduced pro rata by this amount in the formation transactions. These cash bonuses are intended to compensate Messrs. Rizk and Thomas, in part, for the diminution in their future cash compensation resulting from the contribution to our operating partnership of their interests in Workspace Property Management and the termination of the management agreement with Workspace Property Management upon completion of this offering. See "Pricing Sensitivity."

  •
  We will issue an aggregate of 7,238,728 common shares and common units (based on the midpoint of the price range set forth on the front cover of this prospectus) to certain of our trustees, executive officers and employees (or their respective affiliates) in the formation transactions. See "Pricing Sensitivity Analysis."

  •
  To the extent the underwriters exercise their over-allotment option, we will use up to $50.0 million of proceeds (before underwriting discounts) from the sale of additional common shares to acquire up to 3,703,704 common units (based on the midpoint of the price range set forth on the front cover of this prospectus) from SSOP LP. See "Certain Relationships and Related Transactions—Repurchase of Common Units."

  •
  We expect to enter into employment agreements with certain of our executive officers that will take effect upon completion of this offering. For a description of the terms of these employment agreements, see "Executive and Trustee Compensation—Employment Agreements."

  •
  We expect to enter into registration rights agreements with the entities and individuals receiving our common shares and common units in the formation transactions, including certain of our trustees and executive officers (or their affiliates). See "Shares Eligible for Future Sale—Registration Rights."

  •
  We expect to enter into indemnification agreements with each of our executive officers, trustees and trustee nominees, whereby we will agree to indemnify our executive officers, trustees and trustee nominees against all expenses and liabilities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the fullest extent permitted by Maryland law if they are made or threatened to be made a party to the proceeding by reason of their service to our company, subject to limited exceptions. See "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws—Limitation of Liability and Indemnification."

Our Tax Status

        We intend to elect to be treated and to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2017. We believe we have been organized, have operated and will continue to be organized and operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). To maintain REIT status, we must meet a number of organizational, ownership and operational requirements, including a requirement that we annually distribute at least 90% of our taxable income to our shareholders, computed without regard to the dividends paid deduction and excluding our net capital gain, plus 90% of our net income after tax from foreclosure property (if any), minus the sum of various items of excess non-cash income. We must also meet a number of requirements regarding the nature and composition of our assets and income.

        In any year in which we qualify as a REIT, we generally will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain that is distributed to our shareholders. If we do not meet the applicable requirements, and the statutory relief provisions of the Code do not apply, we will lose our REIT status and be subject to entity-level income tax, including any applicable alternative minimum tax, on our taxable income at regular U.S. corporate tax rates. Even if we qualify as a REIT, we will be subject to certain U.S. federal, state and local taxes on our income and property and on taxable income that we do not distribute to our shareholders. See "Material U.S. Federal Income Tax Considerations."

Distribution Policy

        We intend to make regular quarterly distributions to our shareholders. We intend to declare a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending June 30, 2018, based on a distribution of $0.135 per share for a full quarter. On an annualized basis, this would be $0.540 per share, or an annual distribution rate of approximately 4.0% (based on the midpoint of the price range set forth on the front cover of this prospectus). We estimate that this initial annual distribution rate will represent approximately 104.0% of estimated cash available for distribution to our common shareholders for the 12-month period ending June 30, 2018. We do not plan to reduce our intended initial annual distribution rate if the underwriters exercise their over-allotment option in full. We will be subject to prohibitions on distributions to our shareholders if we are in default under the new unsecured credit facilities we intend to enter into upon or shortly after the consummation of this offering as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." Furthermore, we plan to maintain this rate for the 12-month period following completion of this offering, unless circumstances change materially. All distributions will be made at the discretion of our board of trustees and will depend on our historical and projected results of operations, liquidity and financial condition and other factors our board of trustees deem relevant from time to time. No assurance can be given that our estimated cash available for distribution to our shareholders will be accurate or that our actual cash available for distribution to our shareholders will be sufficient to pay distributions to them at any expected level or at any particular yield, in an amount sufficient for us to continue to qualify as a REIT or to reduce or eliminate U.S. federal income taxes, or at all. See "Distribution Policy."

Restrictions on Ownership of Our Common Shares

        Generally, our declaration of trust provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code more than 9.8% in value of the aggregate of our outstanding shares of all classes or series or more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate number of our outstanding common shares. See "Description of Shares—Restrictions on Ownership and Transfer."

        In order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year, and at least 100 persons must beneficially own our outstanding shares for at least 335 days per 12-month taxable year, or during a proportionate part of a taxable year of less than 12 months. These tests apply commencing with our second taxable year as a REIT. To help ensure that we meet these tests, our declaration of trust provides that no holder may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code more than 9.8% in value of the aggregate of our outstanding shares of all classes or series or more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate number of our outstanding common shares. Our board of trustees may waive these ownership limits if it receives evidence that ownership in excess of the limits will not jeopardize our REIT status under the Code.

        The ownership limitations and restrictions on transfer will not apply if our board of trustees determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

Restrictions on Redemption and Transfer

        Under the partnership agreement of our operating partnership, holders of common units do not have redemption or exchange rights, except under limited circumstances, until the later to occur of: (i) 12 months from the original date of issuance of the common units and (ii) the first business day of the first calendar month after the 12-month anniversary of the effectiveness of the registration statement of which this prospectus is a part. Transfers of units by limited partners and their assignees are subject to various conditions, including our right of first refusal, described under "Description of the Partnership Agreement of Workspace Property Trust, L.P.—Transfers and Withdrawals." We, our executive officers, trustees and the continuing investors that are receiving our common shares or common units in the formation transactions have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, including common units, for 180 days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters, subject to certain exceptions. See "Underwriting."

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions in the future. If we do take advantage of any of these exemptions, we do not know if some investors will find our common shares less attractive as a result. The result may be a less active trading market for our common shares and our share price may be more volatile.

        In addition, the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to "opt out" of this extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

        We will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Corporate Information

        Our principal executive offices are located at 700 Dresher Road, Suite 150, Horsham, Pennsylvania 19044. Our telephone number is (215) 328-2700. We maintain a website at http://www.workspaceproperty.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus or any other reports or documents we file with or furnish to the Securities and Exchange Commission ("SEC").

 This Offering

Common shares offered by us	39,000,000 shares
Common shares to be outstanding upon completion of this offering	46,158,161 shares(1)
Common shares and common units to be outstanding upon completion of this offering and the formation transactions (excluding common units held by us)	76,895,042 common shares and common units(1)(2)
Use of proceeds	We estimate that the net proceeds to us from the sale of common shares in this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $472.1 million ($499.2 million if the underwriters exercise their option to purchase up to additional common shares in full), in each case based on the midpoint of the price range set forth on the front cover of this prospectus. We will contribute the net proceeds from this offering, other than the net proceeds from the sale of additional common shares pursuant to the underwriters' exercise of their over-allotment option, if any, we will use to acquire common units described below, to our operating partnership in exchange for common units. We expect our operating partnership to use a portion of the net proceeds received from us to:

•

repay approximately $215.7 million in outstanding indebtedness under the KeyBank Loan Agreement;

•

repay approximately $163.2 million of outstanding indebtedness under a senior mortgage loan and three mezzanine loans we entered into in connection with the acquisition of our second portfolio; and

•

pay approximately $63.6 million in cash in connection with the redemption of the mandatorily redeemable preferred equity our operating partnership issued in connection with our acquisition of our second portfolio. See "Structure and Formation of Our Company—Formation Transactions—Redemption of Mandatorily Redeemable Preferred Equity."

We expect our operating partnership to use any remaining net proceeds received from us for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

To the extent the underwriters exercise their over-allotment option, we will use up to $50.0 million of proceeds (before underwriting discounts) from the sale of additional common shares to acquire up to 3,703,704 common units (based on the midpoint of the price range set forth on the front cover of this prospectus) from SSOP LP. See "Certain Relationships and Related Transactions—Repurchase of Common Units." We will contribute any remaining net proceeds from the sale of such additional common shares to our operating partnership in exchange for common units. We expect our operating partnership to use any such net proceeds received from us for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

Risk Factors

Investing in our common shares involves a high degree of risk. You should carefully read and consider the information set forth under the heading "Risk Factors" beginning on page 24 and other information included in this prospectus before investing in our common shares.

Proposed NYSE symbol	WSPT.

(1)
Includes (i) 39,000,000 common shares to be issued in this offering, (ii) 6,996,345 common shares to be issued in connection with the formation transactions (based on the midpoint of the price range set forth on the front cover of this propsectus) and (iii) 137,741 restricted share units subject to time-based vesting to be granted to eligible non-executive employees and 24,075 restricted share units subject to time-based vesting to be granted to our independent trustees concurrently with the completion of this offering (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus). Excludes (a) 5,850,000 common shares issuable upon the exercise in full of the underwriters' over-allotment option, (b) 137,741 performance share units to be granted to eligible non-executive employees concurrently with the completion of this offering (based on the midpoint of the price range set forth on the front cover of this prospectus), (c) 3,064,897 common shares available for future issuance under our 2017 Incentive Award Plan (based on the midpoint of the price range set forth on the front cover of this prospectus) and (d) 30,120,212 common shares that may be issued, at our option, upon exchange of 30,120,212 common units to be issued in the formation transactions (based on the midpoint of the price range set forth on the front cover of this propsectus).

(2)
Includes 30,120,212 common units expected to be issued in the formation transactions and 283,336 LTIP units subject to time-based vesting to be granted to our executive officers and 333,333 fully vested LTIP units to be granted to certain of our executive officers concurrently with the completion of this offering (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus). Excludes 1,703,702 LTIP units subject to performance-based vesting to be granted to our executive officers concurrently with the completion of this offering (such number of LTIP units determined based on the midpoint of the price range set forth on the front cover of this prospectus using the maximum number of LTIP units that may vest).

Summary Consolidated Historical and Pro Forma Financial and Other Data

        The following table sets forth summary financial and other data on (i) an historical basis for our predecessor and (ii) a pro forma basis for our company after giving effect to the completion of this offering, the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements beginning on page F-3. We have not presented historical data for Workspace Property Trust because we have not had any corporate activity since our formation other than the issuance of common shares in connection with our initial capitalization and activity in connection with this offering and the formation transactions. Accordingly, we do not believe that a discussion of the historical results of Workspace Property Trust would be meaningful. Prior to or concurrently with the completion of this offering, we will consummate the formation transactions pursuant to which we will become the sole general partner of our operating partnership. Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership. We will contribute the net proceeds received by us from this offering, other than the net proceeds from the sale of additional common shares pursuant to the underwriters' exercise of their over-allotment option, if any, we will use to acquire common units as described under "Use of Proceeds," to our operating partnership in exchange for common units. For more information regarding our predecessor, our operating partnership and the formation transactions, please see "Structure and Formation of Our Company."

        The historical financial data as of December 31, 2016 and 2015 and for the year ended December 31, 2016, the period December 3, 2015 (when our predecessor commenced operations) to December 31, 2015 and the period January 1, 2015 to December 2, 2015 has been derived from our predecessor's audited combined consolidated financial statements included elsewhere in this prospectus. The historical financial data as of June 30, 2017 and for each of the six months ended June 30, 2017 and 2016 has been derived from our predecessor's unaudited combined consolidated financial statements included elsewhere in this prospectus and includes all adjustments, consisting of normal accruals, that management considers necessary to present fairly the information set forth therein.

        The unaudited pro forma consolidated financial data as of and for the six months ended June 30, 2017 and for the year ended December 31, 2016 is presented as if this offering, the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements had occurred on June 30, 2017 for purposes of the unaudited pro forma consolidated balance sheet and as of January 1, 2016 for purposes of the unaudited pro forma consolidated statements of operations. Our unaudited pro forma consolidated financial data is not necessarily indicative of what our actual financial condition and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial condition or results of operations.

        You should read the following selected financial data in conjunction with our predecessor's historical combined consolidated financial statements, our unaudited pro forma consolidated financial statements and, in each case, the related notes thereto, along with "Management's Discussion and

Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

					Workspace Ownership Period		Prior Ownership Period
		Workspace Ownership Period
	Pro Forma					Period from December 3, 2015 (commencement of operations) to December 31, 2015
				Pro Forma			Period from January 1, 2015 to December 2, 2015
	Six Months Ended June 30,
				Year Ended December 31, 2016	Year Ended December 31, 2016
(Dollars in thousands, except per share data)	2017	2017	2016

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data
Revenues:
Rental revenue	$59,447	$59,447	$14,878	$118,976	$51,467	$2,319	$23,083
Tenant reimbursements	33,234	33,234	8,458	61,321	27,338	1,139	15,521
Other revenue	662	662	77	4,601	3,952	10	115

Total revenue	93,343	93,343	23,413	184,898	82,757	3,468	38,719

Expenses:
Operating expenses	22,082	22,082	5,640	35,330	17,531	773	9,564
Real estate taxes	11,731	11,731	2,528	23,071	9,611	399	4,747
Depreciation and amortization	46,393	46,393	10,381	93,876	41,129	1,855	9,632
Transaction related costs	—	—	—	213	213	778	—
General and administrative	9,493	7,269	1,293	11,598	5,644	308	8
Management fees and allocated costs	—	—	—	—	—	—	3,199

Total expenses	89,699	87,475	19,842	164,088	74,128	4,113	27,150

Operating income (loss)	3,644	5,868	3,571	20,810	8,629	(645)	11,569
Other income (expenses):
Interest expense	(23,958)	(45,073)	(6,597)	(46,084)	(31,545)	(1,030)	—
Loss on extinguishment of debt	—	—	—	(1,093)	(1,093)	—	—
Unrealized gain (loss) on derivative instruments	96	96	(845)	(781)	(781)	(140)	—

Net income (loss)	$(20,218)	$(39,109)	$(3,871)	$(27,148)	$(24,790)	$(1,815)	$11,569

Per Share Data:
Pro forma loss per share—basic and diluted	$(0.26)			$(0.35)
Pro forma weighted average common shares outstanding—basic and diluted	45,996			45,996

		Workspace Ownership Period
	Pro Forma
			December 31, 2016	December 31, 2015
(Dollars in thousands)	June 30, 2017	June 30, 2017
	(Unaudited)	(Unaudited)
Balance Sheet Data
Real estate properties, net	$1,043,826	$1,043,826	$1,054,968	$231,314
Total assets	1,239,766	1,231,427	1,260,490	264,705
Mortgages and other loan payables, net	644,074	1,013,956	1,008,073	205,567
Redeemable preferred equity, net	—	104,297	99,585	—
Total liabilities	695,481	1,175,159	1,150,929	218,715
Total equity	544,285	56,268	109,561	45,990
Total liabilities and equity	1,239,766	1,231,427	1,260,490	264,705
Number of rental properties (at end of period)	148	148	148	40

					Workspace Ownership Period		Prior Ownership Period
		Workspace Ownership Period
	Pro Forma					Period from December 3, 2015 (commencement of operations) to December 31, 2015
				Pro Forma			Period from January 1, 2015 to December 2, 2015
	Six Months Ended June 30,
				Year Ended December 31, 2016	Year Ended December 31, 2016
	2017	2017	2016
(Dollars in thousands)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Other Data
Net cash provided by (used in) operating activities		$25,055	$6,456		$25,799	$(213)	$16,587
Net cash used in investing activities		(6,529)	(565)		(975,547)	(238,449)	(4,083)
Net cash provided by (used in) financing activities		(13,599)	(2,463)		980,513	(242,392)	(12,582)
NOI(1)	$58,289			$122,944
Adjusted EBITDA(1)	52,261			120,809
FFO(1)	26,165			66,728
Core FFO(1)	26,069			68,815

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for a definition of this metric and reconciliation of this metric to the most directly comparable GAAP number and a statement of why our management believes the presentation of the metric provides useful information to investors and, to the extent material, any additional purposes for which management uses the metric.

RISK FACTORS

        An investment in our common shares involves a high degree of risk. You should carefully consider the following material risks, as well as the other information contained in this prospectus, before making an investment in our company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such an event, the trading price of our common shares could decline and you could lose part or all of your investment.

 Risks Related to Our Business and Operations

Adverse market and economic conditions in the United States and globally could adversely affect occupancy levels, rental rates, rent collections, operating and development expenses and the overall value of our assets, and could have a material adverse effect on our results of operations, financial condition, cash flow and our ability to service our debt and to make distributions to our shareholders.

        Our business may be affected by market and economic challenges experienced by the U.S. economy and real estate industry as a whole, including volatility in the financial and credit markets and general global economic uncertainty. Our business, results of operations, financial condition, cash flow and ability to service our debt and to make distributions to our shareholders may be adversely affected by the following conditions, among others:

  •
  significant job losses in the industries in which our tenants do business (including manufacturing, finance, insurance, real estate, healthcare, transportation and communication industries), which may decrease demand for our office and flex properties, causing market rental rates and property values to be negatively impacted;

  •
  decline in the financial condition of our tenants, as a result of which we may see increases in bankruptcies of, and defaults by, our tenants and we may experience higher vacancy rates and delays in re-leasing vacant space;

  •
  availability of financing on terms and conditions that we find acceptable or at all, which could reduce our ability to pursue acquisition or development opportunities and refinance existing debt, reduce our returns from both our existing operations and our acquisition and development activities, and increase our future interest expense; and

  •
  declines in the market values of our properties, which may limit our ability to dispose of properties at attractive prices or to obtain debt financing secured by our properties and also may reduce the availability of unsecured loans.

Substantially all of our rental revenue is derived from properties located in our markets, and adverse economic or other developments in our markets could negatively affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

        Our properties are located in the Philadelphia, South Florida, Tampa, Minneapolis and Phoenix markets. As a result, we are particularly susceptible to adverse economic or other developments in these markets, such as periods of general or industry economic slowdown or recession, business lay-offs or downsizing, relocations of businesses, increases in real estate and other taxes, and the cost of complying with current or new governmental regulations, as well as to natural disasters and other disruptions that occur in such markets. Our operations also may be affected if competing properties are built in our markets. We cannot assure you that our markets will grow or that underlying real estate fundamentals will be favorable to owners, operators and developers of office and flex properties. Any adverse developments in our markets could materially reduce the value of our real estate portfolio and our rental revenues, and thus adversely affect our business, results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

We may be unable to identify and execute on acquisitions that meet our criteria, which may impede our growth.

        We intend to continue to acquire properties consistent with our investment strategy and may attempt to acquire properties when strategic opportunities exist. However, we may be unable to acquire any of the properties identified as potential acquisition opportunities under "Business and Properties—Acquisition Pipeline" or that we may identify in the future on the terms we expect or at all. Our ability to acquire properties on favorable terms or at all may be subject to the following risks, among others:

  •
  competition from other real estate owners, operators, developers and investors with significant capital, including publicly traded REITs, private equity investors and institutional investment funds, which may be able to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher acquisition prices;

  •
  we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

  •
  even if we enter into agreements for the acquisition of properties, these agreements are subject to customary conditions to closing, including the satisfactory completion of our due diligence investigations; and

  •
  we may be unable to finance the acquisition on favorable terms or at all.

        In addition, failure to identify or complete acquisitions of suitable properties could slow our growth. If we are unable to finance property acquisitions or acquire properties on favorable terms or at all, our business, results of operations, financial condition and ability to service our debt and to make distributions to our shareholders may be adversely affected.

Our future acquisitions may not yield the returns we expect.

        Our future acquisitions and our ability to successfully operate the properties we acquire in such acquisitions may be exposed to the following risks, among others:

  •
  even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

  •
  we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

  •
  our cash flow may be insufficient to meet our required principal and interest payments;

  •
  we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

  •
  we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations; and

  •
  market conditions may result in higher than expected vacancy rates and lower than expected rental rates.

        If we cannot operate acquired properties to meet our financial expectations, our business, results of operations, financial condition and ability to service our debt and to make distributions to our shareholders may be adversely affected.

We have a limited operating history and may not be able to operate our business successfully or implement our business strategy.

        Upon completion of the offering and consummation of the formation transactions, we will own 148 properties totaling 9.9 million rentable square feet. We acquired our first portfolio in December 2015 and our second portfolio in October 2016. As such, we have a limited operating history, and an investment in our common shares may entail more risk than an investment in a real estate company with a substantial operating history. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that, like us, are in their early stage of operations. Such risks include, among others:

  •
  insufficient capital to fully realize our operating or investment strategy and objectives;

  •
  our ability to identify and complete future acquisitions that meet our acquisition criteria and further our investment strategy and objectives;

  •
  our ability to attract, integrate, motivate and retain qualified personnel to manage our operations;

  •
  our ability to respond to competition in an environment characterized by well-capitalized competitors; and

  •
  our ability to be continuously aware of, and correctly interpret, marketing trends and conditions.

        Certain data in this prospectus has been provided by third-party sellers in connection with our acquisition of our first portfolio and our second portfolio, including percent leased information for our properties prior to our acquisition. Although we believe such data is reliable, we can provide no assurance as to its accuracy. Furthermore, there can be no assurance that our senior management team will replicate its success in its previous endeavors, and our investment returns and other performance measures could be substantially lower than the returns and other performance measures achieved by their previous endeavors.

We have no operating history as a REIT or a publicly traded company and may not be able to successfully operate as a REIT or a publicly traded company.

        We have no operating history as a REIT or a publicly traded company. We cannot assure you that the past experience of our senior management team will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements of the SEC and comply with the Sarbanes-Oxley Act. Upon completion of this offering, we will be required to develop and implement control systems and procedures in order to qualify and maintain our qualification as a REIT and satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with NYSE listing standards, and this transition could place a significant strain on our management systems, infrastructure and other resources. Failure to operate successfully as a public company or maintain our qualification as a REIT would have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common shares.

We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business and operating results.

        Since 2015, we have experienced rapid growth through the acquisition of 148 properties. Our future operating results will depend, in part, on our ability to effectively manage our growth, which is, in turn, dependent upon our ability to:

  •
  successfully integrate and operate new acquisitions, including the integration of such acquisitions into our financial and operational reporting infrastructure and internal control framework in a timely manner;

  •
  stabilize and manage an increasing number of properties and tenant relationships across our portfolio and control or adjust our operating expenses;

  •
  identify and supervise a number of suitable third parties on which we rely to provide certain services outside of property management to our properties;

  •
  attract, integrate and retain new management and operations personnel; and

  •
  continue to improve our operational and financial controls and reporting procedures and systems.

        In addition, if we decide to expand beyond our current markets, we will not possess the same level of familiarity with the dynamics and conditions of the new markets we may enter, which could adversely affect the results of our expansion into those markets. We can provide no assurance that we will be able to manage our properties or grow our business efficiently or effectively or without incurring significant additional expenses. Any failure to do so may have an adverse effect on our business, results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

We may be subject to unknown or contingent liabilities related to properties or businesses that we acquire for which we may have limited or no recourse against the sellers.

        Assets and entities that we have acquired or may acquire in the future may be subject to unknown or contingent liabilities for which we may have limited or no recourse against the sellers. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise. In the future we may enter into transactions with limited representations and warranties or with representations and warranties that do not survive the closing of the transactions, in which event we would have no or limited recourse against the sellers of such properties. While we usually require the sellers to indemnify us with respect to breaches of representations and warranties that survive the closing of the transactions, such indemnification is often limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with acquired properties and entities may exceed our expectations, which may adversely affect our business, financial condition and results of operations. Finally, indemnification agreements between us and the sellers may provide that the sellers will retain certain specified liabilities relating to the assets and entities acquired by us. While the sellers are generally contractually obligated to pay all losses and other expenses relating to such retained liabilities, there can be no guarantee that such arrangements will not require us to incur losses or other expenses as well.

We face significant competition, which may impede our ability to attract or retain tenants and maintain our rental rates.

        We compete with numerous developers, owners and operators of office and flex properties, many of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants' leases expire. As a result, our business, results of operations, financial condition and ability to service our debt and to make distributions to our shareholders may be adversely affected.

Our dependence on rental income may adversely affect us, including our profitability, our ability to meet our debt service and other financial obligations and our ability to make distributions to our shareholders.

        Our financial performance depends on our ability to collect rent from tenants. Our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders would be adversely affected if a significant number of our tenants, or any of our major tenants, (i) delay lease commencements, (ii) decline to extend or renew leases upon expiration, (iii) fail to make rental payments when due or (iv) declare bankruptcy. Any of these actions could result in the termination of the tenants' leases with us and the loss of rental income attributable to the terminated leases. In these events, we cannot assure you that such tenants will renew those leases or that we will be able to re-lease spaces on economically advantageous terms or at all. The loss of rental revenues from our tenants and our inability to replace such tenants may adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

The actual rents we receive for the properties in our portfolio may be less than our asking rents, and we may experience lease roll down from time to time.

        As a result of various factors, including competitive pricing pressure in our markets, the desirability of our properties compared to other properties in our markets and adverse conditions in the real estate market generally, we may be unable to realize the asking rents across the properties in our portfolio. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain rental rates that are on average comparable to our asking rents across our portfolio, our ability to generate cash flow growth will be negatively impacted. In addition, depending on asking rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

We may suffer adverse consequences if our rental revenues decline because our operating costs do not necessarily decline proportionally.

        Our operating costs do not necessarily fluctuate in relation to changes in our rental revenue and many of the expenses associated with our business, such as real estate taxes, acquisition, renovation and maintenance costs, and other general corporate expenses are relatively inflexible. Some components of our fixed assets depreciate more rapidly and require ongoing capital expenditures. Our expenses and ongoing capital expenditures also are affected by inflationary increases and certain of our cost increases may exceed the rate of inflation in any given period or market. By contrast, our rental revenue is affected by many factors beyond our control, such as the availability of alternative office and flex space and economic conditions in our markets. As a result, we may not be able to fully offset rising costs and capital spending by increasing rental rates. Additionally, if our operating costs increase but our rental revenues do not, we may be forced to borrow to cover our costs and we may incur losses. Such losses may adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

The inability to pay rent, bankruptcy or insolvency of any of our tenants could adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

        If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord and protecting our investments. If a tenant files for bankruptcy, we cannot evict the tenant solely because of the bankruptcy and, following a potential court judgment rejecting and terminating such tenant's lease (which would subject all future unpaid rent to a statutory cap), we may be unable to replace the defaulting tenant with a new tenant at a comparable rental rate without incurring significant expenses or a reduction in rental income. Moreover, if a tenant or lease guarantor files for bankruptcy, we will become a creditor of such entity, but may not be able to collect all pre-bankruptcy amounts owed by such entity. In addition, a tenant that files for bankruptcy protection may terminate its lease with us under federal law, in which event we would have a general unsecured claim against such tenant that would likely be worth less than the full amount owed to us for the remainder of the lease term. The inability to pay rent, bankruptcy or insolvency of any of our tenants could adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our properties in order to retain and attract tenants, which could adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

        As of June 30, 2017, we had approximately 944,704 rentable square feet of available space for lease (excluding signed but not commenced leases). In addition, as of June 30, 2017, leases representing approximately 56.9% of our total annualized rent and approximately 50.4% of the rentable square footage of the properties in our portfolio were scheduled to expire by the end of 2020. We may be unable to renew such expiring leases or our properties may not be re-leased at rental rates equal to or above the current average rental rates.

        When we renew leases or lease to new tenants, we may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements, or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire or to attract new tenants in sufficient numbers. We may need to raise capital or incur additional indebtedness to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which could adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

        In addition, to the extent we undertake build-to-suit or other property improvements that significantly modify a property to meet the needs of a particular tenant, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we intend to charge or provide other concessions in order to lease the property to another tenant. If the rental rates of our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available and soon-to-be-available space, our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders could be adversely affected.

Adverse developments concerning the industries in which our tenants are concentrated could adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

        We have tenants concentrated in various industries that may be adversely affected by current or future economic conditions. For instance, tenants in the finance, insurance and real estate industry, healthcare services industry, manufacturing industry and business services industry accounted for 17.7%, 16.8%, 15.6% and 13.9%, respectively, of our annualized rent as of June 30, 2017. If any of these industries suffered a downturn and/or our tenants became insolvent, declared bankruptcy or otherwise refused to pay rent in a timely manner or at all, our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders could be adversely affected.

Leasing office or flex space to start-up and growth-oriented businesses carries the risk of interruption to our cash flow.

        Some of our tenants are smaller, growth-oriented businesses that may have shorter operating histories and lesser financial strength as compared to more established and larger corporate tenants. Start-up and growth-oriented businesses generally experience a higher rate of turnover on real estate leases than their larger counterparts because they have a higher rate of failure than larger businesses, and if they are successful, are likely to outgrow their space and seek alternative office or flex space. Leasing space to such smaller companies could create a higher rate of tenant turnover and lease defaults, which could negatively impact our cash flow and business and adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

Illiquidity of real estate could impede our ability to react quickly in response to changes in economic and other market conditions.

        Real estate investments are relatively illiquid. Such illiquidity may limit our ability to react quickly in response to changes in economic and other market conditions. If we want to sell an investment, we might not be able to dispose of that investment in the time period we desire due to prevailing economic and market conditions, and the sales price of that investment might not recoup or exceed the amount of our investment. Our inability to sell our properties on favorable terms or at all could have an adverse effect on our sources of working capital and our ability to satisfy our debt obligations. The provisions in the Code, and related Treasury regulations on a REIT holding property for sale also may restrict our ability to sell property. The limitations on our ability to sell our investments could adversely affect our ability to change or reduce our portfolio quickly in response to changes in economic or other market conditions, which could adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

We may acquire properties or portfolios of properties through tax-deferred contribution transactions, which could result in shareholder dilution and limit our ability to sell such assets.

        In the future, we may acquire properties or portfolios of properties through tax-deferred contribution transactions in exchange for partnership interests in our operating partnership, which may result in shareholder dilution if we elect to issue common shares upon redemption of partnership interests in our operating partnership. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors' ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time or on terms that would be favorable absent such restrictions.

Our properties may be subject to impairment charges.

        On a quarterly basis, we will assess whether there are any indicators that the value of our properties may be impaired. A property's value is considered to be impaired only if the estimated aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. In our estimate of cash flows, we will consider factors such as expected future operating income, trends and prospects, the effects of demand, competition and other factors. If we are evaluating the potential sale of an asset or development alternatives, the undiscounted future cash flows analysis will consider the most likely course of action at the balance sheet date based on current plans, intended holding periods and available market information. We will be required to make subjective assessments as to whether there are impairments in the value of our properties. These assessments may be influenced by factors beyond our control, such as early vacating by a tenant or damage to properties due to earthquakes, tornadoes, hurricanes and other natural disasters, fire, civil unrest, terrorist acts or acts of war. These assessments may have a direct impact on our earnings because recording an impairment charge results in an immediate negative adjustment to earnings. There can be no assurance that we will not take impairment charges in the future related to the impairment of our properties. Any such impairment could have a material adverse effect on our business, financial condition and results of operations in the period in which the charge is taken.

We have recorded net losses in the past and we may continue to record net losses in the future.

        We have recorded consolidated net losses in the six months ended June 30, 2017, in the year ended December 31, 2016, and from December 3, 2015 (when our predecessor commenced operations) through December 31, 2015. These net losses were inclusive in each period of significant depreciation and amortization and interest expense. We expect such depreciation and amortization and interest expense to continue to be significant in future periods and, as a result, we may continue to record net losses in future periods.

We are exposed to risks associated with property development.

        As part of our operating strategy, we may acquire land for development or construct on owned land (including build-to-suit renovations and new developments for anticipated tenants). To the extent that we do so, we will be subject to certain risks, including:

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  availability and pricing of financing for development projects on favorable terms or at all;

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  availability and timely receipt of zoning and other regulatory approvals;

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  development costs higher than anticipated;

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  contractor and subcontractor disputes, strikes, labor disputes or supply disruptions;

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  failure to complete construction and lease-up on schedule or within budget, which may result in cost overruns and increase debt service expense and construction and other costs;

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  delays with respect to obtaining, or the inability to obtain, necessary zoning, occupancy, land use and other governmental permits and changes in zoning and land use laws; and

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  failure to rent the development at rent levels originally contemplated or at all.

        These risks could result in substantial unanticipated delays or expenses and could prevent the initiation or the completion of development activities, any of which could have an adverse effect on our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

We may be subject to unknown or contingent liabilities related to our first portfolio and our second portfolio for which we may have limited recourse against the seller.

        We acquired our first portfolio, comprised of 40 office and flex properties and one land parcel, on December 3, 2015 and our second portfolio, comprised of 108 office and flex properties and two land parcels, on October 3, 2016. Although we acquired our first portfolio and our second portfolio from an institutional seller and conducted due diligence in connection with these acquisitions, the properties and land parcels in our first portfolio and our second portfolio may be subject to unknown or contingent liabilities for which we may have limited recourse against the seller. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, claims of tenants, service providers or other persons dealing with the these properties and land parcels, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise. The seller of our first portfolio and our second portfolio is required to indemnify us with respect to its breaches of representations and warranties. However, such indemnification is somewhat limited and is subject to various survival periods (which, subject to certain exceptions, have expired), materiality thresholds, deductibles and aggregate caps on losses, with minimal exceptions. Because many unknown or contingent liabilities may not be identified within such periods and may be limited by such materiality thresholds, deductibles and aggregate caps on losses, we may have limited or no recourse against the seller for such liabilities. As a result, any unknown or contingent liability that we assumed in connection with our acquisition of our first portfolio or our second portfolio could adversely affect our business, results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

Property ownership through joint ventures could subject us to the contrary business objectives of our co-venturers.

        While we do not currently own any properties through joint ventures, in the future, from time to time, we may invest in joint ventures or partnerships in which we do not hold a controlling interest in the assets underlying the entities in which we invest, including joint ventures in which we own a direct interest in an entity which controls such assets or we own a direct interest in an entity which owns indirect interests, through one or more intermediaries, of such assets. These joint venture investments involve risks that do not exist with properties in which we own a controlling interest with respect to the underlying assets, including the possibility that:

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  our co-venturers or partners may, at any time, become insolvent or otherwise refuse to make capital contributions when due;

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  we may be responsible to our co-venturers or partners for indemnifiable losses;

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  we may become liable with respect to guarantees of payment or performance by the joint ventures;

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  we may become subject to buy-sell arrangements which could cause us to sell our interests or acquire our co-venturer's or partner's interests in a joint venture; or

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  our co-venturers or partners may, at any time, have business, economic or other objectives that are inconsistent with our objectives.

        Because we lack a controlling interest, our co-venturers or partners may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives. These contrary actions may implicate compliance with the REIT requirements, and our REIT status could be jeopardized if any of our joint ventures does not operate in compliance with the REIT requirements. While we seek protective rights against such contrary actions, there can be no assurance that we will be successful in procuring any such protective rights, or if procured, that the rights will be sufficient to fully protect us against contrary actions. Our organizational documents do not limit the amount of available funds that we may invest in joint ventures or partnerships. If the objectives of our co-venturers or partners are inconsistent with ours, it may adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

We are dependent on our key personnel whose continued service is not guaranteed, and the departure of any of our key personnel could materially and adversely affect us.

        Our continued success and our ability to manage anticipated future growth depend, in large part, upon the efforts of key personnel, particularly Thomas A. Rizk, our Chairman and Chief Executive Officer, Roger W. Thomas, our President and Chief Operating Officer, Christopher B. Allen, our Executive Vice President and Chief Financial Officer, and Leo P. Nolan, our Senior Vice President and Chief Investment Officer, who have extensive market knowledge and relationships and exercise substantial influence over our operational, financing, acquisition and disposition activity. Among the reasons that they are important to our success is that each has a national or regional industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lose their services, our relationships with such personnel could diminish.

        Many of our other senior executives also have extensive experience and strong reputations in the real estate industry, which aid us in identifying opportunities, having opportunities brought to us and negotiating with tenants and build-to-suit prospects. The loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry personnel, which could adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

Competition for skilled personnel could increase our labor costs.

        We compete intensely with various other companies in attracting and retaining qualified and skilled personnel. We depend on our ability to attract and retain skilled management personnel in order to successfully manage the day-to-day operations of our company. Competitive pressures may require that we enhance our pay and benefits package to compete effectively for such personnel. We may not be able to offset such added costs by increasing the rates we charge our tenants. If there is an increase in these costs or if we fail to attract and retain qualified and skilled personnel, our business and operating results could be harmed.

We rely on information technology in our operations, therefore security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

        In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our tenants and business partners, including personally identifiable information of our tenants and employees, in our data centers and on our networks. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation, which could adversely affect our business. We also may incur costs to remedy damage caused by such disruptions.

A material weakness has been identified in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, we may be unable to report our financial results accurately on a timely basis, investors could lose confidence in our reported financial information, the trading price of our common shares could decline and our access to the capital markets or other financing sources could become limited.

        As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, beginning with our second Annual Report on Form 10-K following this offering (which we expect will cover our year ending December 31, 2018), we will be required to furnish a management report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated.

        In connection with the audit of our predecessor's financial statements as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and the period December 3, 2015 to December 31, 2015, our independent registered public accounting firm identified a deficiency in our system of internal control over financial reporting that it considered to be a material weakness. The Public Company Accounting Oversight Board's Auditing Standard No. 5 defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. The identified material weakness related to our lack of formally designed processes and controls to prevent or mitigate the risk of material errors from occurring within our financial statements.

        We are executing on our plan to remedy this material weakness, including (i) hiring a third-party consultant to assist us in developing and implementing formal processes and related control procedures, and the subsequent testing of those controls, (ii) hiring additional accounting resources with the appropriate level of technical experience and training in the application of technical accounting guidance to routine and complex transactions in order to properly analyze, review, record and report on business transactions, including a new Chief Financial Officer, Chief Accounting Officer, Financial Reporting Manager and Assistant Corporate Controller, and (iii) implementing policies and procedures focusing on enhancing the review and approval of all relevant data to support our assumptions and judgments in routine and complex transactions appropriately and timely and documenting such review and approval. However, there is no assurance that these actions, as well as further actions we may take, will allow us to remediate this material weakness and provide a solid foundation to meet the ongoing requirements of being a public company. If we fail to implement and maintain effective internal control over financial reporting (including appropriately and effectively remediating this material weakness), we may be unable to report our financial results accurately on a timely basis, investors could lose confidence in our reported financial information and the trading price of our common shares could be adversely affected.

Our business and ability to make distributions to our shareholders are subject to risks associated generally with the real estate industry.

        Our business and ability to make distributions to our shareholders depend on the ability of our properties to generate revenues in excess of operating expenses (including scheduled principal payments on debt and capital expenditures). The following non-exclusive risks, many of which are beyond our control, could adversely affect our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders:

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  an oversupply of office or flex space, a reduction in demand for office or flex space, or reductions in office or flex market rental rates in our markets or generally;

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  changes in international, national, regional or local economic, demographic or real estate market conditions;

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  adverse changes in financial conditions of buyers, sellers and tenants of properties;

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  decreases in the underlying value of our properties;

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  illiquidity of real estate investments, generally;

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  vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-let space;

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  competition from other owners or operators of office and flex properties;

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  costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems, such as indoor mold;

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  the cost, quality and condition of the properties we are able to acquire in the future;

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  changes in laws and regulations (including tax, environmental, zoning and building codes, landlord/tenant and other property laws and regulations) and agency or court interpretations of such laws and regulations and the related costs of compliance;

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  changes in interest rate levels and the availability of financing; and

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  civil unrest, earthquakes, acts of terrorism and other natural disasters or acts of God that may result in uninsured losses.

Our insurance coverage on our properties may be inadequate or our insurance providers may default on their obligations to pay claims.

        We currently carry comprehensive insurance on all of our properties, including insurance for liability, fire and flood. We cannot guarantee that the limits of our current policies will be sufficient in the event of a catastrophe to our properties. We cannot guarantee that we will be able to renew or duplicate our current insurance coverage in adequate amounts or at reasonable prices. In addition, while our current insurance policies insure us against loss from toxic mold, in the future, insurance companies may no longer offer coverage against this type of losses, or, if offered, might be prohibitively expensive. If any or all of the foregoing should occur, we may not have insurance coverage against certain types of losses and/or there may be decreases in the limits of insurance available. Should an uninsured loss or a loss in excess of our insured limits occur, we could lose all or a portion of our investment in a property or properties, as well as the anticipated future revenue from the property or properties. Nevertheless, we might remain obligated for any mortgage debt or other financial obligations related to the property or properties. We cannot guarantee that material losses in excess of insurance proceeds will not occur in the future. If any of our properties were to experience a catastrophic loss, it could seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the property. If one or more of our insurance providers were to fail to pay a claim as a result of insolvency, bankruptcy or otherwise, the nonpayment of such claims could have an adverse effect on our financial condition and results of operations. In addition, if one or more of our insurance providers were to become subject to insolvency, bankruptcy or other proceedings and our insurance policies with the provider were terminated or canceled as a result of those proceedings, we cannot guarantee that we would be able to find alternative coverage in adequate amounts or at reasonable prices. In such case, we could experience a lapse in any or adequate insurance coverage with respect to one or more properties and be exposed to potential losses relating to any claims that may arise during such period of lapsed or inadequate coverage.

We are subject to risks from natural disasters such as earthquakes and severe weather.

        Natural disasters and severe weather such as earthquakes, tornadoes or hurricanes may result in significant damage to our properties. The extent of our casualty losses and loss in operating income in connection with such events is a function of the severity of the event and the total amount of exposure in the affected area. When we have geographic concentration of exposures, a single catastrophe (such as an earthquake) or destructive weather event (such as a hurricane, especially in the Florida area) affecting a region may have a significant negative effect on our financial condition and results of operations. Our financial results may be adversely affected by our exposure to losses arising from natural disasters or severe weather.

        We also are exposed to risks associated with inclement winter weather, particularly in the Northeast, Mid-Atlantic, and Mid-Western states, including increased costs for the removal of snow and ice. Inclement weather also could increase the need for maintenance and repair of our communities.

We face possible risks associated with the physical effects of climate change.

        To the extent that climate change does occur, its physical effects could have a material adverse effect on our properties, operations and business. For example, many of our properties are located near or along the East coast, particularly those in Florida and Pennsylvania. To the extent climate change causes changes in weather patterns, our markets could experience increases in storm intensity and rising sea-levels. These conditions could result in physical damage to our properties or declining demand for space in our buildings or the inability of us to operate the buildings at all in the areas affected by these conditions. Climate change also may have indirect effects on our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable, increasing the cost of energy and increasing the cost of snow removal or related costs at our properties. Proposed legislation to address climate change could increase utility and other costs of operating our properties which, if not offset by rising rental income, would reduce our net income. Should the impact of climate change be material in nature or occur for lengthy periods of time, our properties, operations or business would be adversely affected.

We may from time to time be subject to litigation, which could have a material adverse effect on our business, financial condition and results of operations.

        We may be a party to various claims and routine litigation arising in the ordinary course of business. Some of these claims or others to which we may be subject from time to time may result in defense costs, settlements, fines or judgments against us, some of which are not, or cannot be, covered by insurance. Payment of any such costs, settlements, fines or judgments that are not insured could have an adverse impact on our financial position and results of operations. In addition, certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flow, expose us to increased risks that would be uninsured, or adversely impact our ability to attract officers and trustees.

We may incur significant costs complying with various federal, state and local laws and regulations that are applicable to our properties.

        The properties in our portfolio are subject to various federal, state and local laws and regulatory requirements, including permitting and licensing requirements, some of which may conflict with one another or be subject to limited judicial or regulatory interpretations. Local regulations, including municipal or local ordinances, zoning restrictions and building codes may restrict our use of our properties and may require us to obtain approval from local officials at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Our growth strategy may be affected by our ability to obtain permits, licenses and zoning relief.

        In addition, federal and state laws and regulations, including laws such as the Americans with Disabilities Act ("ADA"), impose further restrictions on our properties and operations. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may currently be in non-compliance with the ADA. If one or more of the properties in our portfolio is not in compliance with the ADA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance and we might incur governmental fines or the award of damages to private litigants. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow and per share trading price of our common shares.

We may experience environmental issues at our properties that are costly to remediate or result in liability for us or, in some cases, our tenants.

        Various federal, state and local laws and regulations subject current or former real property owners or operators to liability for the costs of, and damages resulting from, removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose liability without regard to whether the owner or operator was responsible for or even knew of the presence or release of such substances. Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which that property may be used or how businesses may be operated on that property. The presence of, or failure to, properly remediate hazardous or toxic substances (such as toxic mold, lead paint and asbestos) on our properties may adversely affect our ability to rent, sell, develop or borrow against such contaminated property and may impose liability upon us for personal injury to persons exposed to such substances, property damage or for similar reasons.

        Further, various laws and regulations also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances at another off-site location or treatment facility for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not the person arranging for such disposal ever owned or operated the disposal facility and without regard for whether environmental laws were complied with in disposing of such materials. As owners and operators of property and as potential arrangers for hazardous substance disposal, we may be liable under such laws and regulations for removal or remediation costs, governmental penalties, property damage, personal injuries and related expenses. Payment of such costs and expenses could adversely affect our business and our ability to make distributions or payments to our shareholders. In addition, certain other environmental and health and safety laws and regulations impose liability on owners or operators and, in some cases, tenants, of real property, including for building conditions such as the proper management and removal of asbestos-containing or other materials or remediation of indoor air quality issues due to mold, inadequate ventilation, chemical or biological contamination, among other reasons. Moreover, we may be subject to liability for personal injury or property damage sustained as a result of exposure to these building conditions.

        Environmental liabilities could affect a tenant's ability to make rental payments to us. Additionally, if we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties. Costs or liabilities incurred as a result of environmental issues may adversely affect our business, results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

Risks Related to Our Indebtedness and Financing

We expect to have approximately $652.8 million of indebtedness outstanding following this offering and the formation transactions. Our indebtedness may expose us to interest rate fluctuations and the risk of default under our debt obligations.

        Upon completion of this offering and the formation transactions, we anticipate that our total consolidated indebtedness will be approximately $652.8 million, all of which will be variable rate debt subject to interest rate cap agreements. In addition, we intend to enter into new unsecured credit facilities for which we have obtained commitments totaling, and which will allow for borrowings up to, $1.15 billion upon or shortly after the consummation of this offering and the formation transactions, and we may incur significant additional debt to finance future acquisition and development activities.

        Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties, pay the dividends currently contemplated or necessary to maintain our REIT qualification or eliminate entity-level taxes payable by us as a REIT. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

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  our cash flow may be insufficient to meet required payments of principal and interest;

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  we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

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  because a portion of our debt bears interest at variable rates, increases in interest rates could increase our interest expense;

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  we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

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  payments of principal and interest on borrowings could reduce funds available for distribution to our shareholders and may leave us with insufficient cash resources to pay operating expenses;

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  we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations and could possibly lead to loss of property to foreclosure;

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  we may not be able to refinance indebtedness on our properties at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

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  reduce our flexibility to respond to changing business and economic conditions, limit our ability to withstand competitive pressures and increase our vulnerability to an economic downturn; and

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  our default under any loan with cross default provisions could result in a default on other indebtedness.

        If any one of these events were to occur, our results of operations, financial condition, cash flow and ability to service our debt and to pay distributions to our shareholders could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code or could otherwise increase any entity-level taxes payable by us as a REIT. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness to be Outstanding After this Offering."

Upon completion of this offering and the formation transactions, we anticipate our debt will restrict our ability to engage in certain business activities, which could adversely affect our results of operations, financial condition, cash flow and ability to service our debt and to make distributions to our shareholders.

        The agreements governing our current indebtedness contain, and agreements governing the new unsecured credit facilities we intend to enter into upon or shortly after the completion of this offering will likely contain, customary negative covenants and other financial and operating covenants that:

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  restrict our ability to incur additional indebtedness;

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  restrict our ability to incur additional liens;

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  restrict our ability to make certain investments (including certain capital expenditures);

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  restrict our ability to merge with another company;

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  restrict our ability to sell or dispose of assets;

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  restrict our ability to enter new leases outside of stipulated guidelines or to materially modify existing leases;

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  restrict our ability to make distributions to shareholders; and

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  require us to satisfy certain customary financial covenant ratios, such as minimum tangible net worth requirements and maximum leverage ratios.

        In addition, the agreements governing the indebtedness we incurred in connection with the acquisition of the second portfolio contain certain negative covenants that:

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  restrict our ability to incur additional liens on our properties securing this debt; and

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  restrict our ability to sell properties securing this debt.

        Failure to comply with these covenants could cause a default under the agreements and, in certain circumstances, our lenders may be entitled to accelerate our debt obligations. These limitations will restrict our ability to engage in some business activities, which could adversely affect our results of operations, financial condition, cash flow and ability to service our debt and to pay distributions to our shareholders.

The terms of our senior mortgage and mezzanine loans may restrict or limit the use of rent proceeds from the properties securing this debt (with no exceptions allowing for compliance with REIT distribution requirements).

        We entered into a senior mortgage loan and three mezzanine loans (mezzanine A loan, mezzanine B loan and mezzanine C loan) in connection with our acquisition of our second portfolio in October 2016, which we collectively refer to as the second portfolio debt. Under the terms of the second portfolio debt, all rents and other amounts paid to the borrower from our second portfolio must be deposited into an account, or the cash management account, controlled by the lender. In the event of a "cash sweep event," which is defined as the earliest to occur of (1) an event of default under the agreements governing the loans; (2) any bankruptcy action of the borrower or the property manager; or (3) a "debt yield trigger event," funds otherwise available for distribution to us are escrowed as additional collateral and not available for distributions to us until the cash sweep event is cured, which would limit the amount of cash available for us to use in our business and could limit or eliminate our ability to service our debt and to make distributions to our shareholders. As of June 30, 2017, the second portfolio debt had an aggregate principal balance of $816.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Certain Debt—Second Portfolio Mortgage and Mezzanine Loans." The occurrence of a cash sweep event could prevent us from servicing our debt or making distributions to our shareholders and have a material adverse effect on our results of operations, financial condition and cash flow.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all.

        In order to maintain our qualification as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we intend to rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

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  general market conditions;

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  the market's perception of our growth potential;

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  our current debt levels;

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  our current and expected future earnings;

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  our cash flow and cash distributions; and

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  the market price of our common shares.

        If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our shareholders necessary to maintain our qualification as a REIT.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations, financial condition, cash flow and ability to service our debt and to pay distributions to our shareholders.

        If interest rates increase, so will the interest costs on our unhedged or partially hedged variable rate debt, which could adversely affect our cash flow and our ability to pay principal and interest on our debt and our ability to make distributions to our shareholders. Further, rising interest rates could limit our ability to refinance existing debt when it matures. We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements (including derivatives) that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations, financial condition, cash flow and ability to service our debt and to pay distributions to our shareholders.

        In addition, while such agreements are intended to lessen the impact of rising interest rates on us, they also expose us to the risk that the other parties to the agreements will not perform, we could incur significant costs associated with the settlement of the agreements, the agreements will be unenforceable and the underlying transactions will fail to qualify as highly-effective cash flow hedges under Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 815, Derivative and Hedging. Should we desire to terminate a hedging agreement, there could be significant costs and cash requirements involved to fulfill our obligation under the hedging agreement.

        When a hedging agreement is required under the terms of our loan agreements, it is often a condition that the hedge counterparty maintains a specified credit rating. There is a risk that a hedge counterparty could have their credit rating downgraded to a level that would not be acceptable under our loan provisions. If we were unable to renegotiate the credit rating condition with the lender or find an alternative counterparty with acceptable credit rating, we could be in default under our loans and the lender could seize the property under our loans through foreclosure, which could adversely affect us.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

        The REIT provisions of the Code limit our ability to engage in hedging activities. Generally, income from a hedging transaction we enter into either to manage risk of interest rate changes with respect to borrowings incurred or to be incurred to acquire or carry real estate assets, or to manage the risk of currency fluctuations with respect to any item of income or gain (or any property that generates such income or gain) that constitutes "qualifying income" for purposes of the 75% or 95% gross income tests applicable to REITs, does not constitute "gross income" for purposes of the 75% or 95% gross income tests, provided that we properly identify the hedging transaction pursuant to the applicable sections of the Code and Treasury Regulations. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both gross income tests. As a result of these rules, we may need to limit our use of otherwise advantageous hedging techniques or implement those hedges through a "Taxable REIT Subsidiary," or TRS. The use of a TRS could increase the cost of our hedging activities (because our TRS would be subject to tax on income or gain resulting from hedges entered into by it) or expose us to greater risks than we would otherwise want to bear.

Mortgage debt obligations expose us to the possibility of foreclosure on our ownership interests in our properties, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

        Incurring mortgage and other secured debt obligations increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For tax purposes, a foreclosure of any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the distribution requirements applicable to REITs under the Code.

High mortgage rates or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, negatively impact our net income and reduce the amount of cash available for distributions.

        If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we may be unable to refinance the properties when the loans become due, or to refinance on favorable terms. If interest rates are higher when we refinance our properties, our income could be reduced. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for distribution to our shareholders and may hinder our ability to raise more capital by issuing more shares or by borrowing more money. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to make distributions necessary to meet the distribution requirements imposed on REITs under the Code.

Risks Related to Our Organization and Structure

The ability of our shareholders to control our policies and effect a change of control of our company is limited by certain provisions of our declaration of trust and bylaws and by Maryland law.

        There are provisions of Maryland law and in our declaration of trust and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our shareholders might consider the proposal to be in their best interests. See "Description of Shares" and "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws". These provisions include the following:

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  Number of Trustees:  Our bylaws provide that a majority of our entire board of trustees may increase or decrease the number of trustees.

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  Shareholder Requested Special Meetings:  Our bylaws provide that a special meeting of shareholders will be called by our secretary to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders who are entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting and who comply with the shareholder-requested special meeting provisions of our bylaws. Such provision, among others, could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common shares or otherwise be in their best interest.

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  Advance Notice Provisions for Shareholder Nominations and Proposals:  Our bylaws require advance written notice for shareholders to nominate persons for election as trustees at, or to bring other business before, any meeting of shareholders. This bylaw provision limits the ability of shareholders to make nominations of persons for election as trustees or to introduce other proposals unless we are notified in a timely manner prior to the meeting. Such provision, among others, could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common shares or otherwise be in their best interest.

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  Authorization of Shares:  Our declaration of trust authorizes our board of trustees, without any action by our shareholders, to amend our declaration of trust from time to time to increase or decrease the aggregate number of authorized shares, to authorize us to issue additional common shares or preferred shares or securities or rights convertible into such shares and to classify or reclassify unissued common shares or preferred shares and thereafter to authorize us to issue such classified or reclassified shares. We believe these provisions will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not currently intend to do so, it could authorize us to issue a class or series of shares that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common shares or that our common shareholders otherwise believe to be in their best interests.

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  Duties of Trustees with Respect to Unsolicited Takeovers:  Maryland law provides protection for Maryland real estate investment trusts against unsolicited takeovers by limiting, among other things, the duties of the trustees in unsolicited takeover situations. The standard of conduct applicable to trustees of Maryland real estate investment trusts does not require them to (a) act to accept, recommend or respond to any proposal by a person seeking to acquire control of the Maryland real estate investment trust, (b) act to authorize the Maryland real estate investment trust to redeem any rights under, or modify or render inapplicable, any shareholder rights plan, (c) act to elect to be subject to or refrain from electing to be subject to any or all of the provisions of Subtitle 8 (as defined herein), (d) act to make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (e) act solely because of the effect the act may have on an acquisition or potential acquisition of control of the Maryland real estate investment trust or the amount or type of consideration that may be offered or paid to the shareholders in an acquisition or a potential acquisition of control. Maryland law also contains a statutory presumption that an act of a trustee of a Maryland real estate investment trust is presumed to be in accordance with the applicable standard of conduct for trustees under Maryland law.

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  Ownership Limits:  In order to qualify as a REIT, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of any taxable year (beginning with our second taxable year as a REIT). In order to help us qualify as a REIT, our declaration of trust generally provides that no person may beneficially or constructively own more than 9.8% in value of the aggregate of our outstanding shares of all classes or series or more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate number of our outstanding common shares. Our declaration of trust provides that the sole purpose of such ownership restrictions is to preserve our status as a REIT under the Code and that our board of trustees may grant exemptions from the restrictions on transfer and ownership of shares, subject to the conditions set forth in our declaration of trust. Nevertheless, the ownership restrictions may prevent or delay a change in control and, as a result, could adversely affect our shareholders' ability to realize a premium for their common shares.

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  Maryland Business Combination Act:  The Maryland Business Combination Act provides that unless exempted, a Maryland real estate investment trust may not engage in certain business combinations, including mergers, consolidations, share exchanges or, in circumstances specified in the statute, asset transfers, issuances or reclassifications of shares and other specified transactions, with an "interested stockholder" or an affiliate of an interested stockholder, for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10 percent or more of the voting power of the outstanding shares of the Maryland real estate investment trust. Our declaration of trust provides that we expressly elect not to be governed by the provisions of the Maryland Business Combination Act, in whole or in part, as to any business combination between us and any interested stockholder or any affiliate of an interested stockholder. Any amendment to or repeal of this provision requires the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. In the event that this provision of our declaration of trust is amended or revoked by our shareholders, we would be subject to the Maryland Business Combination Act.

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  Maryland Control Share Acquisition Act:  Maryland law provides that holders of "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" shall have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes eligible to cast on the matter under the Maryland Control Share Acquisition Act. "Control shares" means shares that, if aggregated with all other shares previously acquired by the acquirer, would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of the voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    If voting rights of control shares acquired in a control share acquisition are not approved at a shareholders' meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders' meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. Our declaration of trust provides that the Maryland Control Share Acquisition Act will not apply to any acquisition by any person of shares of beneficial interest of us. Any amendment to or repeal of this provision requires the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. In the event that this provision of our declaration of trust is amended or revoked by our shareholders, we would be subject to the Maryland Control Share Acquisition Act.

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  Unsolicited Takeovers:  Under Subtitle 8 of Title 3 of the Maryland General Corporation Law ("Subtitle 8"), a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act, and at least three independent trustees may elect to be subject, by provision in its declaration of trust or bylaws or by a resolution of its board of trustees, without shareholder approval and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions of the statute: (i) the board will be divided into three classes; (ii) the affirmative vote of two-thirds of the votes entitled to be cast in the election of trustees is required to remove a trustee; (iii) the number of trustees may be fixed only by vote of the trustees; (iv) a vacancy on the board must be filled only by the remaining trustees, and trustees elected to fill a vacancy will serve for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is duly elected and qualified; and (v) the request of shareholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for the calling of shareholder-requested special meetings. Our declaration of trust provides that once we become eligible to do so (which we expect will be upon closing of this offering), we will elect to be subject to the provision of Subtitle 8 providing that any vacancy on our board must be filled only by the remaining trustees, and the trustee elected to fill a vacancy will serve for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is duly elected and qualified. Our declaration of trust further provides that we are prohibited from electing to be subject to any or all of the other provisions of Subtitle 8. Any amendment to or repeal of either of these provisions of our declaration of trust requires the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. In the event that the provision of our declaration of trust prohibiting us from electing to be subject to any or all of the other provisions of Subtitle 8 is amended or revoked by our shareholders, we could elect to be subject to such other provisions of Subtitle 8. However, through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we (i) vest in our board of trustees the exclusive power to fix the number of trustees and (ii) require, unless called by our Chief Executive Officer, our president or our board of trustees, the request of shareholders entitled to cast a majority of all the votes entitled to be cast on such matter to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of shareholders.

        Each item discussed above may delay, deter or prevent a change in control of our company, even if a proposed transaction is at a premium over the then-current market price for our common shares. Further, these provisions may apply in instances where some shareholders consider a transaction beneficial to them. As a result, the price of our common shares may be negatively affected by these provisions.

Certain provisions in the partnership agreement of our operating partnership may delay or prevent acquisitions of us.

        Provisions in the partnership agreement of our operating partnership may delay, or make more difficult, acquisitions of us or changes of our control. These provisions could discourage third parties from making proposals involving an acquisition of us or change of our control, although some holders of common shares might consider such proposals, if made, desirable. These provisions include:

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  redemption rights to holders of common units after the later to occur of: (i) 12 months from the original date of issuance of the common units or (ii) the first business day of the first calendar month after the 12-month anniversary of effectiveness of the registration statement of which this prospectus is a part, subject to certain exceptions;

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  a requirement that we may not be removed as the general partner of our operating partnership without our consent;

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  transfer restrictions on common units; and

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  our ability, as general partner, in some cases to amend the partnership agreement and to cause the operating partnership to issue units with terms that could delay, defer or prevent a merger or other change of control of us or operating partnership without the consent of the limited partners.

        Following the completion of the formation transactions and this offering, our continuing investors, including our trustees, executive officers, employees and affiliates, will own an aggregate of 40.0% of the outstanding common units and our company will own 60.0% of the outstanding common units (34.2% of the outstanding common units and 65.8% of the outstanding common units, respectively, if the underwriters exercise their over-allotment option in full) (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus).

Our subsidiaries may be prohibited from making distributions and other payments to us.

        All of our properties are owned, and all of our operations are conducted, by our operating partnership and our other subsidiaries. As a result, we depend on distributions and other payments from our operating partnership and our other subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of our subsidiaries to make such distributions and other payments depends on their earnings and cash flow and may be subject to statutory or contractual limitations. As an equity investor in our subsidiaries, our right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors. To the extent that we are recognized as a creditor of such subsidiaries, our claims may still be subordinate to any security interest in or other lien on their assets and to any of such subsidiaries' debt or other obligations that are senior to our claims.

Our board of trustees may change our investment and financing policies without shareholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

        Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our board of trustees or those committees or officers to whom our board of trustees may delegate such authority. Further, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of trustees also will establish the amount of any dividends or other distributions that we may pay to our shareholders. Our board of trustees or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. If, for example, our policy on debt is changed, we could become more highly leveraged which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Any change in our policies may have an adverse effect on our results of operations, financial condition and ability to service our debt and to make distributions to our shareholders.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions that you do not believe are in your best interests.

        Maryland law provides that, subject to the provisions described in the next sentence, a trustee of a Maryland real estate investment trust is not personally liable for the obligations of the real estate investment trust. Maryland law further provides that, if a trustee otherwise would be liable, the provisions described in the immediately preceding sentence do not relieve the trustee from any liability to the trust or its security holders for any act that constitutes bad faith, willful misfeasance, gross negligence or reckless disregard of the trustee's duties. Upon completion of this offering, as permitted by Maryland law, our declaration of trust will limit the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

        In addition, our declaration of trust will authorize us to obligate us, and our bylaws will require us, to indemnify our trustees and officers for actions taken by them in his or her service or in certain other capacities to the maximum extent permitted by Maryland law. Indemnification agreements that we have entered into with our trustees and executive officers will require us to indemnify such trustees and officers for actions taken by them in his or her service to the maximum extent permitted by Maryland law. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our trustees or officers impede the performance of our company, your ability to recover damages from such trustee or officer will be limited. In addition, we will be obligated to advance expenses incurred by our trustees and our executive officers, and may, in the discretion of our board of trustees, advance expenses incurred by our employees and other agents, in connection with legal proceedings.

Conflicts of interest may exist or could arise in the future between the interests of our shareholders and the interests of holders of units in our operating partnership, which may impede business decisions that could benefit our shareholders.

        Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our fiduciary duties and obligations as the general partner of our operating partnership may come into conflict with the duties of our trustees and officers to our company.

        Under Delaware law, a general partner of a Delaware limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the partnership agreement or Delaware law consistently with the obligation of good faith and fair dealing. The partnership agreement provides that, in the event of a conflict between the interests of our operating partnership or any partner, on the one hand, and the separate interests of our company or our shareholders, on the other hand, we, in our capacity as the general partner of our operating partnership, are under no obligation not to give priority to the separate interests of our company or our shareholders, and that any action or failure to act on our part or on the part of our trustees that gives priority to the separate interests of our company or our shareholders that does not result in a violation of the contract rights of the limited partners of the operating partnership under its partnership agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our operating partnership, owe to the operating partnership and its partners.

        Additionally, the partnership agreement provides that we will not be liable to our operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for our intentional harm or gross negligence. Our operating partnership must indemnify us, our trustees and officers, officers of our operating partnership and our designees from and against any and all claims that relate to the operations of our operating partnership, unless (i) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in violation or breach of the partnership agreement or (iii) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our operating partnership also must pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person's right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

Upon completion of this offering and the formation transactions, our trustees, executive officers and employees will beneficially own an aggregate of approximately 0.4% of our outstanding common shares, or 9.4% of our company on a fully-diluted basis (based on the midpoint of the price range set forth on the front cover of this prospectus), and each will have the ability to exercise significant influence on our company.

        Upon completion of this offering and the formation transactions, our trustees, executive officers and employees will beneficially own approximately 0.4% of our outstanding common shares, or approximately 9.4% of our company on a fully diluted basis (0.3% of our outstanding common shares, or 9.2% of our company on a fully diluted basis, if the underwriters exercise their over-allotment option in full) (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus). Consequently, our board of trustees and executive officers may be able to significantly influence the outcome of matters submitted for shareholder action, including the election of our board of trustees and approval of significant transactions, including business combinations, consolidations and mergers. As a result, these trustees and executive officers could exercise their influence in a manner that conflicts with the interests of other shareholders.

The formation transactions and related agreements were negotiated between the investors in our predecessor and may not be as favorable to us as if they had been negotiated with unaffiliated third-parties.

        The terms of the formation transactions, including the value of Workspace Property Management (which provides property management services and certain other services to our operating partnership, and will be contributed to our operating partnership in exchange for common units) and the related agreements, including the various contribution/merger agreements, were negotiated between the investors in our predecessor and before our independent trustees were elected. As a result, the terms of the formation transactions may not be as favorable to us as if they had been negotiated with unaffiliated third parties. In addition, the value of the common shares and common units that we will issue in the formation transactions will increase or decrease if the price of our common shares increases or decreases. The initial public offering price of our common shares will be determined in consultation with the underwriters. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. Moreover, in the course of structuring the formation transactions, certain members of our senior management team may have had the ability to influence the type and level of benefits that they will receive from us. In addition, certain members of our senior management team had substantial pre-existing ownership interests in Workspace Property Management and will receive substantial economic benefits as a result of the formation transactions. Accordingly, the formation transactions and related agreements may not be as favorable to us as if they had been negotiated with unaffiliated third-parties.

We may pursue less vigorous enforcement of terms of the contribution and/or merger and other agreements with certain members of our senior management and our affiliates because of our dependence on them and conflicts of interest.

        Each of Thomas A. Rizk, our Chairman and Chief Executive Officer, and Roger W. Thomas, our President and Chief Operating Officer, are parties to or have interests in contribution and/or merger agreements with us pursuant to which we have acquired or will acquire interests in certain entities that comprise our predecessor. In addition, certain of our executive officers may become parties to employment agreements with us. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with members of our senior management and their affiliates, with possible negative impact on shareholders.

Risks Related to Our Status as a REIT

Failure to qualify or to maintain our qualification as a REIT would have significant adverse consequences to the value of our common shares.

        We intend to elect to be treated and to operate in a manner that will allow us to qualify as a REIT commencing with our taxable year ending December 31, 2017. We believe that we have been and will continue to be owned and organized, and have operated and will operate, in a manner that will allow us to qualify as a REIT commencing with our taxable year ending December 31, 2017. However, we cannot assure you that we have been and will continue to be owned and organized and have operated and will operate as such. Qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there may only be limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. We have not requested and do not intend to request a ruling from the Internal Revenue Service ("IRS") that we qualify as a REIT. The complexity of these provisions and of the applicable Treasury Regulations is greater in the case of a REIT that, like us, holds its assets through one or more partnerships. Moreover, in order to qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares, the absence of inherited retained earnings from non-REIT periods and the amount of our distributions. Our ability to satisfy the asset tests imposed on REITs depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT gross income and quarterly asset requirements also depends upon our ability to manage successfully the composition of our gross income and assets on an ongoing basis. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for U.S. federal income tax purposes or the U.S. federal income tax consequences of such qualification. Accordingly, it is possible that we may not meet the requirements for qualification as a REIT.

        If, with respect to any taxable year, we fail to maintain our qualification as a REIT, we would not be allowed to deduct distributions to shareholders in computing our taxable income. If we were not entitled to relief under the relevant statutory provisions, we also would be disqualified from treatment as a REIT for the four subsequent taxable years. If we fail to qualify as a REIT, we would be subject to entity-level income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates. As a result, the amount available for distribution to holders of our common shares would be reduced for the year or years involved, and we would no longer be required to make distributions. In addition, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and adversely affect the value of our common shares.

We may owe certain taxes notwithstanding our qualification as a REIT.

        Even if we qualify as a REIT, we will be subject to certain U.S. federal, state and local taxes on our income and property, on taxable income that we do not distribute to our shareholders, on net income from certain "prohibited transactions," and on income from certain activities conducted as a result of foreclosure. We may, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. In addition, we may provide services that are not customarily provided by a landlord, hold properties for sale and engage in other activities (such as a management business) through one or more TRSs, and the income of those subsidiaries will be subject to U.S. federal income tax at regular corporate rates. Furthermore, to the extent that we conduct operations outside of the United States, our operations would subject us to applicable foreign taxes, regardless of our status as a REIT for U.S. tax purposes.

        In the case of assets we acquire on a tax-deferred basis from a C corporation, we also will be subject to U.S. federal income tax at the highest regular corporate tax rate, which is currently 35%, on all or a portion of the gain recognized from a taxable disposition of any such assets occurring within the five-year period following the acquisition date, to the extent of the asset's built-in gain based on the fair market value of the asset on the acquisition date in excess of our initial tax basis in the asset. Gain from a sale of such an asset occurring after the five-year period ends will not be subject to this tax. We currently do not expect to dispose of such an asset if the disposition would result in the imposition of a material tax liability under the above rules, but we cannot assure you that we will not change our plans in this regard. We do not believe that any of our assets will be subject to such tax on built-in gain as of the closing of the formation transactions.

        The Code generally requires that a REIT distribute at least 90% of its taxable income (without regard to the dividends paid deduction and excluding net capital gains) to shareholders annually, and a REIT must pay income tax, including any applicable alternative minimum tax, at regular corporate rates to the extent that it distributes less than 100% of its taxable income (including capital gains) in a given year. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. To avoid entity-level U.S. federal income and excise taxes, we anticipate distributing all of our taxable income.

If our operating partnership is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.

        We believe our operating partnership qualifies and will continue to qualify as a partnership for U.S. federal income tax purposes. Assuming that it qualifies as a partnership for U.S. federal income tax purposes, our operating partnership will not be subject to U.S. federal income tax on its income. Instead, its partners, including us, generally are required to pay tax on their respective allocable share of our operating partnership's income. No assurance can be provided, however, that the IRS will not challenge our operating partnership's status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, therefore, likely cease to qualify as a REIT, and our operating partnership would become subject to U.S. federal, state and local income tax. The payment by our operating partnership of income tax would reduce significantly the amount of cash available to our partnership to satisfy obligations to make principal and interest payments on its debt and to make distribution to its partners, including us.

We must distribute any non-REIT earnings and profits.

        To qualify as a REIT, we must not have any non-REIT accumulated earnings and profits, as measured for U.S. federal income tax purposes, at the end of any REIT taxable year. Such non-REIT earnings and profits generally will include any accumulated earnings and profits of a C corporation acquired by us (or whose assets we acquire, in certain cases). The determination of the amounts of any such non-REIT earnings and profits is a complex factual and legal determination, especially in the case of corporations that have been in operation for many years. We will not be acquiring any C corporation, or any C corporation's earnings and profits, in connection with the formation transactions that would implicate these rules, but we are not restricted from doing so in the future. If it is subsequently determined that we had undistributed non-REIT earnings and profits at the end of any taxable year as a REIT, we could fail to qualify as a REIT.

The lenders of the second portfolio debt have the right to control the investment of cash held in our "cash management accounts" with the lenders, which if invested in certain assets, may cause us to fail to meet one of the various asset tests to qualify as a REIT.

        Pursuant to the cash management agreement entered into in connection with the second portfolio debt, the lender and the depository bank have the right to control the cash deposited in the cash management account and determine in which of certain types of permitted investments such deposited cash may be invested. It is possible that the lender could cause investments in the cash management account to be held in such a quantity or manner that would cause us to fail to satisfy the various assets tests to which REITs are subject under the Code. If we were to fail to meet one or more of the REIT assets tests, such a failure could result in our inability to qualify as a REIT and/or other material adverse consequences, such as the payment of additional taxes or penalties. Although certain remedial measures could be taken if we were to fail any of the REIT assets tests to maintain our qualification as a REIT, there can be no assurance that such remedial measures will be successful. A failure to satisfy the various assets tests and a loss of our REIT qualification would have a material adverse effect on our financial condition, results of operations and ability to make distribution to our shareholders.

Dividends payable by REITs generally do not qualify for reduced tax rates.

        The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. shareholders that are individuals, trusts and estates generally is currently 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a current 39.6% maximum U.S. federal income tax rate on ordinary income when paid to such shareholders. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates or are otherwise sensitive to these lower rates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities or liquidate certain of our investments.

        To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares. We may be required to make distributions to our shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may, for instance, hinder our ability to make certain otherwise attractive investments or undertake other activities that might otherwise be beneficial to us and our shareholders, or may require us to borrow or liquidate investments in unfavorable market conditions and, therefore, may hinder our investment performance. As a REIT, we must satisfy certain asset tests on a quarterly basis, as described in "Material U.S. Federal Income Tax Considerations—Requirements for REIT Qualification—In General—REIT Asset Tests." After meeting these requirements at the close of a calendar quarter, if we fail to comply with these requirements at the end of any subsequent calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate certain assets from our portfolio or forego otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

We may be subject to a 100% penalty tax on any prohibited transactions that we enter into, or may be required to forego certain otherwise beneficial opportunities in order to avoid the penalty tax on prohibited transactions.

        If we are found to have held, acquired or developed property primarily for sale to customers in the ordinary course of business, we may be subject to a 100% "prohibited transactions" tax under U.S. federal tax laws on the gain from disposition of the property unless the disposition qualifies for one or more safe harbor exceptions (or the disposition is made through a TRS and, therefore, is subject to corporate U.S. federal income tax). Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances. We intend to hold, and, to the extent within our control, to have any joint venture to which our operating partnership, or one of its subsidiaries, is a partner hold, properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make sales of our properties and other properties acquired subsequent to the date hereof as are consistent with our investment objectives. However, it may not always be practical for us to comply with one of the safe harbors, and, therefore, we may be subject to the 100% penalty tax on the gain from dispositions of property if we otherwise are deemed to have held the property primarily for sale to customers in the ordinary course of business. The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or other opportunities that might otherwise be attractive to us, or to hold investments or undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

REIT distribution requirements could adversely affect our liquidity and adversely affect our ability to execute our business plan.

        In order to maintain our qualification as a REIT and to meet the REIT distribution requirements, we may need to modify our business plans. Our cash flow from operations may be insufficient to fund required distributions, for example, as a result of differences in timing between our cash flow, the receipt of income for GAAP purposes and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves, payment of required debt service or amortization payments, or the need to make additional investments in qualifying real estate assets. The insufficiency of our cash flow to cover our distribution requirements could require us to (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions or capital expenditures or used for the repayment of debt, (iv) pay dividends in the form of "taxable stock dividends" or (v) use cash reserves, in order to comply with the REIT distribution requirements.

The ability of our board of trustees to revoke our REIT qualification without shareholder approval may cause adverse consequences to our shareholders.

        Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to shareholders in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates, as well as state and local taxes, which may have adverse consequences on our total return to our shareholders.

Although our use of TRSs may partially mitigate the impact of meeting certain requirements necessary to maintain our qualification as a REIT, there are limits on our ability to own and engage in transactions with TRSs, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

        A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% (25% for tax years beginning before January 1, 2018) of the value of a REIT's assets may consist of securities of one or more TRSs. In addition, rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are treated as not being conducted on an arm's-length basis. We intend to jointly elect with one or more subsidiaries for those subsidiaries to be treated as TRSs for U.S. federal income tax purposes. These subsidiaries and any other TRSs that we form will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us. Although we will monitor the aggregate value of the securities of such TRSs and intend to conduct our affairs so that such securities will represent less than 20% of the value of our total assets, there can be no assurance that we will be able to comply with the TRS limitation in all market conditions.

Possible legislative, regulatory or other actions could adversely affect our shareholders and us.

        The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our shareholders or us. In recent years, many such changes have been made and changes are likely to continue to occur in the future. We cannot predict whether, when, in what form, or with what effective dates, tax laws, regulations and rulings may be enacted, promulgated or decided, which could result in an increase in our, or our shareholders', tax liability or require changes in the manner in which we operate in order to minimize increases in our tax liability. A shortfall in tax revenues for states and municipalities in which we operate may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income or be subject to additional restrictions. These increased tax costs could, among other things, adversely affect our financial condition, the results of operations and the amount of cash available for the payment of dividends.

        A top legislative priority of the current administration and the current Congress may be significant reform of the Code, including potentially significant changes to taxation of business entities and the deductibility of interest expense. A material reduction of the corporate tax rate from the current 35% rate may reduce the attractiveness to potential shareholders of an investment in REIT stock compared with investments in other corporate investments. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on our business and on the price of our common shares.

Our property taxes could increase due to property tax rate changes or reassessment, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and our ability to satisfy our principal and interest obligations and to make distributions to our shareholders.

        Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. In particular, our portfolio of properties may be reassessed as a result of this offering. Therefore, the amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our financial condition, results of operations, cash flow, per share trading price of our common shares and our ability to satisfy our principal and interest obligations and to make distributions to our shareholders could be adversely affected.

We may become subject to tax audits from time to time.

        In 2016, Congress revised the rules applicable to U.S. federal income tax audits of partnerships (such as our operating partnership) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs or which are themselves partnerships (such as any partnership in which the operating partnership is a partner), and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the federal income tax, interest, and/or penalties otherwise borne by us in the event of a federal income tax audit of a subsidiary partnership (such as our operating partnership).

Risks Related to this Offering

There has been no public market for our common shares prior to this offering and an active trading market for our common shares may not develop or be sustained following this offering.

        Prior to this offering, there has not been any public market for our common shares, and there can be no assurance that an active trading market will develop or be sustained following this offering or that our common shares will be resold at or above the initial public offering price. We intend to apply to have our common shares listed on the NYSE under the symbol "WSPT." The initial public offering price of our common shares has been determined in consultation with the underwriters, but there can be no assurance that our common shares will not trade below the initial public offering price following the completion of this offering. See "Underwriting." The market value of our common shares could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common shares following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

The market price and trading volume of our common shares may be volatile following this offering.

        Even if an active trading market develops for our common shares, the trading price of our common shares may be volatile. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the trading price of our common shares declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the trading price of our common shares will not fluctuate or decline significantly in the future.

        Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

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  actual or anticipated variations in our quarterly operating results or dividends;

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  changes in guidance related to financial performance;

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  publication of research reports about us or the real estate industry;

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  increases in market interest rates that lead purchasers of our shares to demand a higher yield;

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  changes in market valuations of similar companies;

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  issuances of common shares upon exercise or vesting of equity awards or redemption of limited partnership interests;

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  adverse market reaction to any additional debt we incur in the future;

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  additions or departures of key management personnel;

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  actions by institutional shareholders;

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  speculation in the press or investment community;

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  the realization of any of the other risk factors presented in this prospectus;

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  the extent of investor interest in our securities;

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  the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

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  our underlying asset value;

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  investor confidence in the stock and bond markets, generally;

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  changes in tax laws;

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  future equity issuances;

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  failure to meet guidance related to financial performance;

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  failure to meet and maintain REIT qualifications; and

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  general market and economic conditions.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common shares. This type of litigation could result in substantial costs and divert our management's attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our common shares.

We may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.

        We intend to use a portion of the net proceeds received from us to repay approximately $215.7 million in outstanding indebtedness under the KeyBank Loan Agreement, repay approximately $163.2 million of outstanding indebtedness under a senior mortgage loan and three mezzanine loans we entered into in connection with the acquisition of our second portfolio, pay approximately $63.6 million in connection with the redemption of our mandatory redeemable preferred equity and, if the underwriters exercise their over-allotment option, use up to $50.0 million of proceeds (before underwriting discounts) to repurchase up to 3,703,704 common units (based on the midpoint of the price range set forth on the front cover of this prospectus) from an affiliate of Safanad Limited. See "Use of Proceeds". We expect to use any remaining net proceeds for general corporate purposes, including capital expenditures and potential future acquisition opportunities. However, we have not yet committed to acquire specific properties, and you will be unable to evaluate the economic merits of such investments before making an investment decision to purchase our common shares in this offering. We have broad authority to invest in real estate investments that we may identify in the future, and we may make investments with which you may not agree. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Our management could have broad discretion in the application of certain of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common shares. These factors increase the uncertainty, and thus the risk, of an investment in our common shares.

We may be unable to make distributions at expected levels, and we may be required to borrow funds to make distributions, which could result in a decrease in the market value of our common shares.

        Our estimated initial annual distributions represent 104.0% of our estimated initial cash available for distribution for the 12 months ending June 30, 2018, as calculated in "Distribution Policy." Accordingly, we may be unable to pay our estimated initial annual distribution to shareholders out of cash available for distribution. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, or reduce the amount of such distributions. To the extent we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. If cash available for distribution generated by our assets is less than our current estimate (based on the midpoint of the price range set forth on the front cover of this prospectus), or if such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common shares. In the event the underwriters exercise their option to purchase additional shares, pending investment of the proceeds therefrom, our ability to pay such distributions out of cash from our operations may be further materially adversely affected.

        All distributions will be made at the discretion of our board of trustees and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of trustees may deem relevant from time to time. We may not be able to make distributions in the future.

The continuing investors will receive benefits in connection with this offering, which create a conflict of interest because such investors have interests in the successful completion of this offering that may influence their decisions affecting the terms and circumstances under which this offering and formation transactions are completed.

        In connection with this offering and the formation transactions, our trustees, executive officers and employees will beneficially own an aggregate of 0.4% of our outstanding common shares or approximately 9.4% of our company on a fully diluted basis (0.3% of our outstanding common shares, or 9.2% of our company on a fully diluted basis, if the underwriters exercise their over-allotment option in full), and our other continuing investors will beneficially own approximately 15.2% of our outstanding common shares, or approximately 39.9% of our company on a fully diluted basis (13.5% of our outstanding common shares, or 34.1% of our company on a fully diluted basis, if the underwriters exercise their over-allotment option in full), and will beneficially own approximately 49.3% of outstanding partnership interests (or 43.3% if the underwriters exercise their over-allotment option in full) in our operating partnership (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus). These transactions create a conflict of interest because the continuing investors have interests in the successful completion of this offering. These interests may influence their decisions, affecting the terms and circumstances under which this offering and the formation transactions are completed.

Increases in market interest rates may cause prospective purchasers to seek higher distribution yields and therefore reduce demand for our common shares and result in a decline in the market price of our common shares.

        The price of our common shares may be influenced by our distribution yield (i.e., the amount of our annual or annualized distributions, if any, as a percentage of the market price of our common shares) relative to market interest rates. An increase in market interest rates, which are currently low relative to historical levels, may lead prospective purchasers and holders of our common shares to expect a higher distribution yield, which we may not be able, or may choose not, to satisfy. As a result, prospective purchasers may decide to purchase other securities rather than our common shares, which would reduce the demand for our common shares, and existing holders of our common shares may decide to sell their shares, either of which could result in a decline in the market price of our common shares.

Future offerings of debt or equity securities, which would be senior to our common shares upon liquidation, and/or preferred equity securities, which may be senior to our common shares for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common shares.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing our operating partnership to issue debt securities), including medium-term notes, senior or subordinated notes and classes or series of preferred shares. Upon liquidation, holders of our debt securities and shares of preferred shares and lenders with respect to other borrowings will be entitled to receive our available assets prior to distribution to the holders of our common shares. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to owners of our common shares. Holders of our common shares are not entitled to preemptive rights or other protections against dilution. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay dividends to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

        We are an "emerging growth company" as defined in the JOBS Act. We will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions and benefits under the JOBS Act. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the market price of our common shares may be more volatile and decline significantly.

We will incur significant costs as a result of operating as a new public company, and our management will devote substantial time to compliance initiatives.

        As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NYSE impose various requirements on public companies. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as "say on pay" and pay parity. Shareholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain trustee and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

If you invest in this offering, you will experience immediate dilution.

        Purchasers of our common shares offered by this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common shares from the assumed initial public offering price based on the midpoint of the price range set forth on the front cover of this prospectus. Net tangible book value per share represents the amount of total tangible assets, less total liabilities, divided by the number of outstanding common shares (assuming the issuance of common shares upon redemption of common units on a one-for-one basis). As of June 30, 2017, our predecessor had a net tangible book deficit of approximately $67.4 million, or $(2.23) per share held by continuing investors. After giving effect to the sale of common shares by us in this offering (based on the midpoint of the price range set forth on the front cover of this prospectus), the application of aggregate net proceeds therefrom, completion of the formation transactions and the other adjustments set forth in our unaudited pro forma consolidated financial statements included elsewhere in this prospectus, the pro forma net tangible book value as of June 30, 2017 attributable to common shareholders would have been $420.4 million, or $5.50 per share, assuming the exchange of common units to be issued in connection with the formation transactions into common shares on a one-for-one basis (excluding LTIP units subject to time-based vesting, LTIP units subject to performance-based vesting, restricted share units subject to time-based vesting and performance share units to be granted to our executive officers, independent trustees and eligible non-executive employees concurrently with the completion of this offering). This amount represents an immediate increase in net tangible book value of $7.73 per share to our continuing investors and an immediate dilution in pro forma net tangible book value of $8.00 per share from the public offering price of $13.50 per share to our new investors.

The form, timing or amount of dividend distributions in future periods may vary and be impacted by economic and other considerations.

        The form, timing or amount of dividend distributions will be declared at the discretion of our board of trustees and will depend on actual cash from operations, our financial condition, capital requirements, the annual distribution requirements applicable to REITs under the Code and other factors as our board of trustees may consider relevant.

The market value of our common shares may decline due to the large number of our shares eligible for future sale.

        The market value of our common shares could decline as a result of sales of a large number of common shares in the market after this offering or upon issuance of common shares upon redemption of partnership interests in our operating partnership , or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell common shares in the future at a time and at a price that we deem appropriate. Upon completion of this offering, we will have a total of 46,158,161 common shares outstanding (or 52,008,161 common shares assuming the underwriters exercise their over-allotment option) including 24,075 restricted share units subject to time-based vesting to be granted to our independent trustees and 137,741 restricted share units subject to time-based vesting to be granted to eligible non-executive employees pursuant to the 2017 Incentive Award Plan (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus). The 39,000,000 common shares sold in this offering (or 44,850,000 common shares if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act by persons other than our trustees, trustee nominees and executive officers and the continuing investors. Remaining common shares that will be held by our continuing investors immediately following the completion of the offering and the formation transactions will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. All of these common shares will be eligible for future sale following the expiration of the 180-day lock-up period. Such shares held by our continuing investors will have registration rights, including rights to underwritten demand registration statements, pursuant to registration rights agreements that we will enter into with those investors. When the restrictions under the lock-up arrangements expire or are waived, the related common shares or securities convertible into, exchangeable or redeemable for, exercisable for, or repayable with common shares will be available for sale or resale, as the case may be. We also may issue common or preferred shares or common or preferred units in connection with future property, portfolio or business acquisitions. Sales of substantial amounts of common shares (including common shares issued pursuant to our 2017 Incentive Award Plan) or common units in the public market, or upon issuance of common shares upon redemption of common units, or the perception that such sales might occur could adversely affect the market price of the common shares. In addition, future issuances of common shares may be dilutive to existing shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws. In particular, statements relating to our liquidity and capital resources, portfolio performance and results of operations contain forward-looking statements. Furthermore, our pro forma financial statements and all statements regarding future financial performance and anticipated market conditions and demographics are forward-looking statements. We caution investors that any forward-looking statements included in this prospectus are based on management's beliefs and assumptions based on information currently available to management. When used, the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "would," "result," "pro forma," "approximately" and other similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

        Forward-looking statements are subject to numerous risks and uncertainties, some of which are beyond our control, and depend on assumptions, data or methods that may be incorrect or imprecise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you, therefore, against relying on any of these forward-looking statements.

        Some of the risks and uncertainties that may cause our actual results, performance, liquidity or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

  •
  adverse economic or real estate developments in our submarkets;

  •
  general economic conditions;

  •
  defaults on, early terminations or non-renewals of leases by tenants;

  •
  risks associated with our leasing activities, including the risk that we will experience decreased rental rates or increased vacancy rates or that we do not realize the potential incremental annualized rent from embedded lease-up opportunities;

  •
  intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

  •
  difficulties in identifying properties to acquire and completing acquisitions;

  •
  our failure to successfully operate acquired properties;

  •
  risks related to capital or other expenditures we may be required to make to retain and attract tenants;

  •
  increased operating costs that we are unable to pass along to our tenants;

  •
  loss of key personnel;

  •
  our failure to obtain necessary outside financing;

  •
  fluctuations in interest rates and increased costs to refinance or obtain new financing;

  •
  our failure to generate sufficient cash flows to service our outstanding indebtedness;

  •
  insufficient amounts of insurance or exposure to events that are either uninsured or underinsured;

  •
  uncertainties and risks related to adverse weather conditions, natural disasters and climate change;

  •
  exposure to liability relating to environmental and health and safety matters;

  •
  limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets;

  •
  failure to meet the restrictive covenants and requirements in our existing and new debt agreements;

  •
  risks associated with mortgage debt or unsecured financing or the unavailability thereof, which could make it difficult to finance or refinance properties and could subject us to foreclosure; and

  •
  general volatility of the capital and credit markets and the market price of our common shares;

  •
  changes in real estate and zoning laws and increases in real property tax rates;

  •
  failure to qualify or maintain our qualification as a REIT;

  •
  risks associated with the market for our common shares;

  •
  risks associated with future sales of our common shares by our continuing investors or the perception that our continuing investors intend to sell substantially all of the common shares that they hold; or

  •
  any of the other risks included in this prospectus, including those set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties."

        While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $472.1 million ($499.2 million if the underwriters exercise their over-allotment option to purchase up to 5,850,000 additional common shares in full), in each case based on the midpoint of the price range set forth on the front cover of this prospectus. We will contribute the net proceeds from this offering, other than the net proceeds from the sale of additional common shares pursuant to the underwriters' exercise of their over-allotment option, if any, we will use to acquire common units described below, to our operating partnership in exchange for common units.

        We expect our operating partnership to use a portion of the net proceeds received from us to:

  •
  repay approximately $215.7 million in outstanding indebtedness under the KeyBank Loan Agreement;

  •
  repay approximately $163.2 million of outstanding indebtedness under a senior mortgage loan and three mezzanine loans we entered into in connection with the acquisition of our second portfolio; and

  •
  pay approximately $63.6 million in cash in connection with the redemption of the mandatorily redeemable preferred equity our operating partnership issued in connection with our acquisition of our second portfolio. See "Structure and Formation of our Company—Formation Transactions—Redemption of Mandatorily Redeemable Preferred Equity."

        To the extent the underwriters exercise their over-allotment option, we will use up to $50.0 million of proceeds (before underwriting discounts) from the sale of additional common shares to acquire up to 3,703,704 common units (based on the midpoint of the price range set forth on the front cover of this prospectus) from SSOP LP. See "Certain Relationships and Related Transactions—Repurchase of Common Units." We will contribute any remaining net proceeds from the sale of such additional common shares to our operating partnership in exchange for common units. We expect our operating partnership to use any such net proceeds received from us for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

        We expect our operating partnership to use any remaining net proceeds received from us for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

        We entered into the KeyBank Loan Agreement in October 2016 and amended and restated the KeyBank Loan Agreement in July 2017. The KeyBank Loan Agreement provides for revolving loans of up to $235.0 million, has a maturity date of January 12, 2018 (which may be extended for two terms of three months each, subject to meeting certain conditions) and bears interest at an annual rate of LIBOR plus 1.30%. In connection with the amendment and restatement of the KeyBank Loan Agreement in July 2017, we borrowed $210.7 million, $210.3 million of which was used to repay all of the outstanding indebtedness we incurred in connection with the acquisition of our first portfolio. In August 2017, we borrowed an additional $5.0 million under the KeyBank Loan Agreement.

        We entered into a senior mortgage loan and three mezzanine loans (mezzanine A loan, mezzanine B loan and mezzanine C loan) in connection with our acquisition of our second portfolio in October 2016, which we collectively refer to as the second portfolio debt. As of June 30, 2017, the senior mortgage loan had a principal balance of $557.0 million, the mezzanine A loan had a principal balance of $100.0 million, the mezzanine B loan had a principal balance of $109.0 million and the mezzanine C loan had a principal balance of $50.0 million. The second portfolio debt has a maturity date of October 9, 2018 (which may be extended for three terms of one year each, subject to meeting certain conditions) and had a weighted average interest rate of 6.22% at June 30, 2017.

 DISTRIBUTION POLICY

        We intend to make regular quarterly distributions to our shareholders. We intend to declare a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending June 30, 2018, based on a distribution of $0.135 per share for a full quarter. On an annualized basis, this would be $0.540 per share, or an annual distribution rate of approximately 4.0% (based on the midpoint of the price range set forth on the front cover of this prospectus). We estimate that this initial annual distribution rate will represent approximately 104.0% of estimated cash available for distribution to our common shareholders for the 12-month period ending June 30, 2018. We do not plan to reduce our intended initial annual distribution rate if the underwriters exercise their over-allotment option in full. We will be subject to prohibitions on distributions to our shareholders if we are in default under the new unsecured credit facilities we intend to enter into upon or shortly after the consummation of this offering as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." Furthermore, we plan to maintain this rate for the 12-month period following completion of this offering, unless circumstances change materially.

        Our intended initial annual distribution rate has been established based on our estimate of cash available for distribution for the 12-month period ending June 30, 2018, which we have calculated based on adjustments to our pro forma net (loss) before non-controlling interest for the 12 months ended June 30, 2017. This estimate was based on the pro forma operating results and does not take into account our business and growth strategies, nor does it take into account any unanticipated expenditures we may have to make or any financings to fund such expenditures. In estimating our cash available for distribution for the 12 months ending June 30, 2018, we have made certain assumptions as reflected in the table and footnotes below.

        Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition, redevelopment and other similar activities, except as specifically noted below. It also does not reflect the amount of cash estimated to be used for financing activities, as specifically noted below. Any such investing and/or financing activities may materially and adversely affect our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations, net operation income, or NOI, earnings before interest, tax, depreciation and amortization, or EBITDA, adjusted EBITDA, funds from operations, or FFO, core FFO, liquidity or financial condition and have estimated cash available for distribution for the sole purpose of determining our estimated initial annual distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future dividends or other distributions.

        No assurance can be given that our estimated cash available for distribution to our shareholders will be accurate or that our actual cash available for distribution to our shareholders will be sufficient to pay distributions to them at any expected or level or at any particular yield, in an amount sufficient for us to continue to qualify as a REIT or to reduce or eliminate U.S. federal income taxes or at all. Accordingly, we may need to borrow (for instance, through draws on our new unsecured credit facilities) or rely on other third-party capital to make distributions to our shareholders, and such third-party capital may not be available to us on favorable terms, or at all. As a result, we may not be able to pay distributions to our common shareholders in the future. In addition, our preferred shares, if issued, would likely have a preference on distribution payments. All distributions will be made at the discretion of our board of trustees and will depend on our historical and projected results of operations, liquidity and financial condition, our REIT qualification, our debt service requirements, operating expenses and capital expenditures, prohibitions and other restrictions under financing arrangements and applicable law and other factors as our board of trustees may deem relevant from time to time. If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

        U.S. federal income tax law requires that a REIT distribute annually at least 90% of its taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) and that it pay U.S. federal income tax at regular corporate rates to the extent that it distributes annually less than 100% of its taxable income (including capital gain). For more information, please see "Material U.S. Federal Income Tax Considerations."

        The following table describes our pro forma net income (loss) for the 12-month period ended June 30, 2017 and the adjustments we have made to calculate our estimated cash available for distribution for the 12-month period ending June 30, 2018 (dollars in thousands, except per share data):

Pro forma net income (loss) for the 12 months ended December 31, 2016	$(27,148)
Less: Pro forma net income (loss) for the six months ended June 30, 2016	17,305
Add: Pro forma net income (loss) for the six months ended June 30, 2017	(20,218)

Pro forma net income (loss) for the 12 months ended June 30, 2017	$(30,061)
Add: Real estate depreciation and amortization	88,947
Less: Net effects of straight-lining rental revenue(1)	(7,389)
Add: Net effects of above- and below-market lease amortization(2)	4,253
Add: Other depreciation and amortization(3)	10
Add: Non-cash compensation expense(4)	5,179
Add: Non-cash interest expense(5)	8,228
Add: Net increases in contractual rent(6)	13,411
Add: Loss on extinguishment of debt	1,093
Add: Transaction related costs(7)	133
Less: Unrealized gain on derivative instruments(8)	(160)
Less: Net decreases in contractual rent due to lease expirations, assuming renewals consistent with historical data(9)	(8,938)

Estimated cash flow from operating activities for the 12 months ending June 30, 2018	$74,706

Less: Estimated provision for tenant improvements and leasing commissions associated with second generation leases(10)	$(24,356)
Less: Estimated provision for recurring capital expenditures(11)	(2,170)
Less: Estimated provision for tenant improvements and leasing commissions associated with first generation leases(12)	(8,174)
Less: Estimated provision for non-recurring capital expenditures(13)	(8,086)
Less: Additional capitalized interest under the expected revolving credit facility(14)	(77)

Estimated cash flow used in investing activities for the 12 months ending June 30, 2018	$(42,863)

Add: Borrowings from expected revolving credit facility(15)	$8,086

Estimated cash flow provided by financing activities for the 12 months ending June 30, 2018	$8,086

Estimated cash available for distribution for the 12 months ending June 30, 2018	$39,929

Our shareholders' share of estimated cash available for distribution(16)	$23,969

Non-controlling interests' share of estimated cash available for distribution(17)	$15,960

Total estimated initial annual distribution to our shareholders	$24,925

Estimated initial annual distribution per share(18)	$0.540

Payout ratio based on our shareholders' share of estimated cash available for distribution(19)	104.0%

(1)
Represents the elimination of the net effects of straight-lining pro forma rental revenues for the 12 months ended June 30, 2017.

(2)
Represents the elimination of pro forma non-cash adjustments for above- and below-market leases (including above-market ground leases) for the 12 months ended June 30, 2017.

(3)
Represents the elimination of pro forma depreciation and amortization associated with all other identified tangible and intangible assets for the 12 months ended June 30, 2017 (other than pro forma real estate depreciation).

(4)
Represents the elimination of pro forma non-cash compensation expense related to equity-based awards granted to our executive officers, independent trustees and eligible non-executive employees for the 12 months ended June 30, 2017.

(5)
Represents the elimination of pro forma non-cash interest expense for the 12 months ended June 30, 2017, including the amortization of deferred finance costs and debt discount.

(6)
Represents the sum of (i) contractual rent increases and the full-year impact of leases that commenced during the 12 months ended June 30, 2017 and will continue in effect during the 12 months ending June 30, 2018 of approximately $7.7 million, net of associated increases in property operating expenses of approximately $30,000, plus (ii) net reductions in rent abatement from leases that commenced on or before June 30, 2017 during the 12 months ending June 30, 2018 of approximately $2.9 million, plus (iii) contractual rent from leases entered into on or prior to October 20, 2017 but not commenced as of June 30, 2017 of approximately $5.6 million, net of associated increases in property operating expenses of approximately $156,500 and abatements associated with these leases of approximately $2.7 million for the 12 months ending June 30, 2018.

(7)
Represents the elimination of certain transaction related costs attributable to the acquisition of our second portfolio that were expensed and reflected in our historical results of operations for the year ended December 31, 2016 but not eliminated in our pro forma net income (loss) for the 12 months ended June 30, 2017.

(8)
Represents the elimination of pro forma non-cash unrealized gain relating to the increase in the fair value of our interest rate caps that are not designated as hedges for the 12 months ended June 30, 2017.

(9)
Represents the full-year impact of leases that expired or were terminated during the 12 months ending June 30, 2017 and estimated net decreases in contractual rent during the 12 months ending June 30, 2018 due to lease expirations totaling 1,230,652 square feet, assuming a renewal rate of 71.7% based on expiring square feet, which was our historical lease renewal rate (without giving effect to incremental square footage under expansion leases or new leases) during the periods set forth below, and rental rates on renewed leases equal to the in-place rates for such leases at expiration. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Lease Expirations" for a further discussion of our scheduled lease expirations. This adjustment gives effect only to expirations net of estimated renewals and does not take into account incremental expansion or new leasing.

	Period from December 3, 2015 to December 31, 2015	Year Ended December 31, 2016	Six Months Ended June 30, 2017	Total December 3, 2015 to June 30, 2017
Total scheduled lease expirations (RSF)	5,454	532,728	877,882	1,416,064
Terminated/defaulted leases (RSF)	—	18,736	11,258	29,994
Short-term/swing space leases (RSF)	—	52,550	40,880	93,430
Known vacates (RSF)	—	165,162	23,381	188,543

Renewable leases (RSF)	5,454	296,280	802,363	1,104,097

Lease renewals (RSF)(1)	4,244	254,480	532,424	791,148
Renewal rate	77.8%	85.9%	66.4%	71.7%

(1)
Excludes 70,660, 76,972, and 1,942 square feet of incremental space under lease expansions and 216,643, 168,246, and 6,463 square feet under new leases for the six months ended June 30, 2017, the year ended December 31, 2016 and the period from December 3, 2015 through December 31, 2015, respectively.
(10)
Includes (i) approximately $16.0 million for contractually committed tenant improvement or leasing commission costs expected to be paid or incurred in the 12 months ending June 30, 2018 related to second generation leases entered into on or prior to October 20, 2017 and (ii) estimated tenant improvement and leasing commission costs of approximately $8.3 million for the estimated lease renewals described in footnote 9 above assuming weighted average costs of $9.42 per square foot, based on tenant improvement and leasing commission costs for renewal leases across our portfolio during the periods set forth below. During the 12 months ending June 30, 2018, we expect to have additional tenant improvement and leasing commission costs related to new leasing that occurs after October 20, 2017. Any increases in such costs would be directly related to such new leasing in that such costs would only be committed to when a new lease is signed. Except for the estimate of tenant improvement and leasing commission costs for the estimated lease renewals described in footnote 9 above, increases in costs for tenant improvements and leasing commissions for any such new leases are not included herein.

	Period from December 3, 2015 to December 31, 2015	Year Ended December 31, 2016	Six Months Ended June 30, 2017	Weighted Average December 3, 2015 to June 30, 2017
Total average tenant improvement and leasing commission costs per square foot	$—	$6.98	$10.48	$9.42
(11)
For the purposes of calculating the amount in the above table, we have assumed, based on our current estimates, that we will incur approximately $2.2 million, or $0.22 per square foot, of recurring capital expenditures over the 12 months ending June 30, 2018.

(12)
For purposes of calculating the amount in the above table, we have assumed, based on our current estimates, that we will incur (i) approximately $2.1 million of tenant improvements and leasing commission costs associated with a build-to-suit office project in Phoenix and (ii) approximately $6.0 million of tenant improvements and leasing commission costs associated with other first generation leases over the 12 months ending June 30, 2018.

(13)
For the purposes of calculating the amount in the above table, we have assumed, based on our current estimates, that we will incur approximately $8.2 million of non-recurring capital expenditures (excluding costs of tenant improvements and leasing commissions associated with first generation leases) associated with a build-to-suit office project in Phoenix over the 12 months ending June 30, 2018.

(14)
Represents the estimated capitalized interest associated with borrowings under the revolving credit facility we intend to enter into in connection with this offering and the formation transactions to cover certain tenant improvements and leasing commissions and non-recurring capital expenditures during the 12 months ending June 30, 2018 described in footnotes 12 and 13 above. These amounts are calculated based on a projected draw schedule that reflects management's estimate of when these costs will be incurred over the 12 months ending June 30, 2018.

(15)
Represents the estimated borrowings under the revolving credit facility we intend to enter into in connection with this offering and the formation transactions to cover approximately $8.2 million of non-recurring capital expenditures associated with a build-to-suit office project in Phoenix during the 12 months ending June 30, 2018 described in footnote 13 above.

(16)
Our shareholders' share of estimated cash available for distribution is based on an estimated ownership by our company of approximately 60.0% of the limited partner interests in our operating partnership (based on the midpoint of the price range set forth on the front cover of this prospectus).

(17)
Represents the share of our estimated cash available for distribution for the 12 months ending June 30, 2018 that is attributable to the holders of limited partner interests in our operating partnership (based on the midpoint of the price range set forth on the front cover of this prospectus).

(18)
Based on a total of 46,158,161 common shares and restricted share units subject to time-based vesting to be outstanding upon completion of this offering.

(19)
Calculated as the estimated initial annual distribution to our shareholders divided by our shareholders' share of estimated cash available for distribution for the 12 months ending June 30, 2018. To the extent our actual cash available for distribution to our shareholders is not sufficient to pay our estimated initial annual distribution to our shareholders, we may need to borrow funds (for instance, through draws on our new unsecured credit facilities) or rely on other third-party capital to make distributions to our shareholders, and such third-party capital may not be available to us on favorable terms, or at all.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of our predecessor as of June 30, 2017 and our cash and cash equivalents and capitalization as of June 30, 2017 on a pro forma basis, giving effect to this offering, the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements and the notes related thereto included elsewhere in this prospectus and based on the midpoint of the price range set forth on the front cover of this prospectus. You should read this table in conjunction with "Use of Proceeds," "Selected Consolidated Historical and Pro Forma Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our predecessor's combined consolidated financial statements and our unaudited pro forma consolidated financial statements and the notes related thereto included elsewhere in this prospectus (dollars in thousands).

	As of June 30, 2017
	Historical Predecessor	Company Pro Forma
Cash and cash equivalents(1)	$10,852	$27,024

Debt:
Mortgages payable, net(2)	$1,013,956	$644,074
Redeemable preferred equity, net	104,297
Equity:
Owners' equity	56,491
Accumulated other comprehensive loss	(223)	(134)
Common shares, $0.01 par value per share, 46,158,161 shares issued and outstanding, pro forma(3)	—	460
Preferred shares, $0.01 par value per share, zero shares issued and outstanding, pro forma	—
Additional paid in capital	—	444,132
Accumulated deficit	—	(109,355)
Noncontrolling interest	—	209,182

Total equity	56,268	544,285

Total capitalization	$1,174,521	$1,188,359

(1)
Pro forma amount excludes the potential payment of approximately $5.1 million of lender fees in connection with the closing of our two new delayed draw term loan facilities shortly after the consummation of this offering and the formation transactions. No assurance can be given that we will close on our two new delayed draw term loan facilities based on this proposed timing or at all.

(2)
We also expect to enter into our new unsecured credit facilities allowing for borrowings of up to $1.15 billion. We expect to close our new revolving credit facility (allowing for borrowings of up to $500.0 million) concurrently with the consummation of this offering and the formation transactions, and we intend to close on our two new term loan facilities (allowing for borrowings of up to $650.0 million in the aggregate) shortly after the consummation of this offering and the formation transactions. Although we have obtained $1.15 billion in total commitments for our new unsecured credit facilities, no assurance can be given that we will close on our two new delayed draw term loan facilities based on this proposed timing or at all.

(3)
Includes (i) 39,000,000 common shares to be issued in this offering, (ii) 6,996,345 common shares to be issued in connection with the formation transactions (based on the midpoint of the price range set forth on the front cover of this prospectus) and (iii) 137,741 restricted share units subject to time-based vesting to be granted to eligible non-executive employees and 24,075 restricted share units subject to time-based vesting to be granted to our independent trustees concurrently with the completion of this offering (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus). Excludes (a) 5,850,000 common shares issuable upon the exercise in full of the underwriters' over-allotment option to purchase up to an additional shares from us, (b) 137,741 performance share units to be granted to eligible non-executive employees concurrently with the completion of this offering (based on the midpoint of the price range set forth on the front cover of this prospectus), (c) 3,064,897 common shares available for future issuance under our 2017 Incentive Award Plan (based on the midpoint of the price range set forth on the front cover of this prospectus) and (d) 30,120,212 common shares that may be issued, at our option, upon exchange of 30,120,212 common units to be issued in the formation transactions (based on the midpoint of the price range set forth on the front cover of this prospectus).

 DILUTION

        Purchasers of common shares offered by this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common shares from the assumed initial public offering price at the midpoint of the price range set forth on the front cover of this prospectus. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding common shares, assuming the exchange of common units into common shares on a one-for-one basis. As of June 30, 2017, our predecessor had a net tangible book deficit of approximately $67.4 million, or $(2.23) per share held by continuing investors. After giving effect to the sale of common shares by us in this offering (based on the midpoint of the price range set forth on the front cover of this prospectus), the application of aggregate net proceeds therefrom, completion of the formation transactions and the other adjustments set forth in our unaudited pro forma consolidated financial statements included elsewhere in this prospectus, the pro forma net tangible book value as of June 30, 2017 attributable to common shareholders would have been $420.4 million, or $5.50 per share, assuming the exchange of common units to be issued in connection with the formation transactions into common shares on a one-for-one basis (excluding LTIP units subject to time-based vesting, LTIP units subject to performance-based vesting, restricted share units subject to time-based vesting and performance share units to be granted to our executive officers, independent trustees and eligible non-executive employees concurrently with the completion of this offering). This amount represents an immediate increase in net tangible book value of $7.73 per share to our continuing investors and an immediate dilution in pro forma net tangible book value of $8.00 per share from the public offering price of $13.50 per share to our new investors. The following table illustrates this per share dilution.

Assumed initial public offering price per share at the midpoint of the price range set forth on the front cover of this prospectus		$13.50
Net tangible book value (deficit) per share of our predecessor as of June 30, 2017, before the formation transactions and this offering(1)	$(2.23)
Net increase in net tangible book value per share attributable to this offering and the formation transactions	$7.73
Pro forma net tangible book value per share after this offering and the formation transactions(2)		$5.50

Dilution in pro forma net tangible book value per share to new investors(3)		$8.00

(1)
Net tangible book value per share of our predecessor as of June 30, 2017 before this offering and the formation transactions was determined by dividing the net tangible book value of our predecessor as of June 30, 2017 by the number of common shares held by continuing investors immediately after this offering, assuming the exchange of common units to be issued in connection with the formation transactions and fully-vested LTIP units to be granted to certain executive officers concurrently with the completion of this offering into common shares on a one-for-one basis. These calculations exclude those common shares issued in connection with the redemption of our mandatorily redeemable preferred equity concurrently with the offering because our mandatorily redeemable preferred equity was accounted for as debt by our predecessor.

(2)
The pro forma net tangible book value per share after this offering and the formation transactions was determined by dividing net tangible book value of approximately $420.4 million by common shares deemed to be outstanding immediately after this offering, assuming the exchange of common units to be issued in connection with the formation transactions and fully-vested LTIP units to be granted to certain executive officers concurrently with the completion of this offering into common shares on a one-for-one basis (excluding LTIP units subject to time-based vesting, LTIP units subject to performance-based vesting, restricted share units subject to time-based vesting and performance share units to be granted to our executive officers, independent trustees and eligible non-executive employees concurrently with the completion of this offering), which amount excludes the shares and the related proceeds that may be issued by us upon exercise of the over-allotment option and additional shares reserved for future issuance under our 2017 Incentive Award Plan.

(3)
The dilution in pro forma net tangible book value per share to new investors was determined by subtracting pro forma net tangible book value per share after this offering and the formation transactions from the assumed initial public offering price paid by a new investor for our common shares. For the purpose of calculating our predecessor's pro forma book values, we have assumed that, as of June 30, 2017, the common shares and common units to be issued as part of the formation transactions and fully-vested LTIP units to be granted to certain executive officers concurrently with the completion of this offering were outstanding as of such date.

        Assuming the underwriters exercise their over-allotment option in full, our pro forma net tangible book value at June 30, 2017 would have been $447.5 million, or $5.69 per share. This represents an immediate dilution in pro forma net tangible book value of $0.19 per share to our new investors. The calculation of the pro forma net tangible book value, assuming the exercise of the underwriters' over-allotment option in full, assumes the issuance of 5,850,000 common shares and the repurchase of approximately 3,703,704 common units from SSOP LP (based on the midpoint of the price range set forth on the front cover of this prospectus), resulting in a net 2,146,296 additional common shares and common units being issued (based on the midpoint of the price range set forth on the front cover of this prospectus).

        The table below summarizes, as of June 30, 2017, on a pro forma basis, the differences between the number of common shares and common units to be received by the continuing investors in connection with the formation transactions and the new investors purchasing common shares in this offering and the net tangible book value attributable to investments by our continuing investors and the net tangible book value attributable to cash paid by the new investors purchasing common shares in this offering. In calculating the the net tangible book value attributable to cash paid by the new investors purchasing common shares in this offering, we used an assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and estimated offering expense payable by us.

			Pro Forma Net Tangible Book Value of Contribution/ Cash(1)		Average Price Per Share/ Common Unit
	Shares/Common Units Issued/Granted
	Number	Percentage	Amount	Percentage
			(dollars in thousands, except per share data)
Continuing investors—common shares(2)	6,996,345	9.2%	$(9,733)	(2.3)%	$(1.39)
Continuing investors—common units(3)	30,120,212	39.4%	(41,904)	(10.0)%	$(1.39)
New investors(4)	39,000,000	51.0%	472,070	112.3%	$12.10
LTIP units to be granted to certain executive officers in connection with this offering(5)	333,333	0.4%	—	—

Total	76,449,890	100.0%	$420,433	100.0%	$5.50

(1)
Represents pro forma net tangible book value as of June 30, 2017 after giving effect to this offering and the formation transactions.

(2)
Includes common shares to be issued in connection with the formation transactions.

(3)
Includes common units to be issued in connection with the formation transactions (excluding the LTIP units subject to time-based vesting, LTIP units subject to performance-based vesting to be granted to our executive officers and LTIP units that will be fully-vested upon grant to certain of our executive officers concurrently with the completion of this offering).

(4)
Includes common shares to be sold in this offering.

(5)
Includes LTIP units that will be fully vested upon grant to certain of our executive officers concurrently with the completion of this offering. Excludes LTIP units subject to time-based vesting, LTIP units subject to performance-based vesting, restricted share units subject to time-based vesting and performance share units to be granted to our executive officers and eligible non-executive employees concurrently with the completion of this offering.

 SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

        The following table sets forth selected financial and other data on (i) an historical basis for our predecessor and (ii) a pro forma basis for our company after giving effect to the completion of this offering, the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements beginning on page F-3. We have not presented historical data for Workspace Property Trust because we have not had any corporate activity since our formation other than the issuance of common shares in connection with our initial capitalization and activity in connection with this offering and the formation transactions. Accordingly, we do not believe that a discussion of the historical results of Workspace Property Trust would be meaningful. Prior to or concurrently with the completion of this offering, we will consummate the formation transactions pursuant to which we will become the sole general partner of our operating partnership. Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership. We will contribute the net proceeds received by us from this offering, other than the net proceeds from the sale of additional common shares pursuant to the underwriters' exercise of their over-allotment option, if any, we will use to acquire common units as described under "Use of Proceeds," to our operating partnership in exchange for common units. For more information regarding our predecessor, our operating partnership and the formation transactions, please see "Structure and Formation of Our Company."

        The historical financial data as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and, the period from December 3, 2015 (when our predecessor commenced operations) to December 31, 2015, and the period from January 1, 2015 to December 2, 2015 has been derived from our predecessor's audited combined consolidated financial statements included elsewhere in this prospectus. The historical financial data as of June 30, 2017 and for each of the six months ended June 30, 2017 and 2016 has been derived from our predecessor's unaudited combined consolidated financial statements included elsewhere in this prospectus and includes all adjustments, consisting of normal accruals, that management considers necessary to present fairly the information set forth therein.

        The unaudited pro forma consolidated financial data as of and for the six months ended June 30, 2017 and for the year ended December 31, 2016 is presented as if this offering, the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements had occurred on June 30, 2017 for purposes of the unaudited pro forma consolidated balance sheet and as of January 1, 2016 for purposes of the unaudited pro forma consolidated statements of operations. Our unaudited pro forma consolidated financial data is not necessarily indicative of what our actual financial condition and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial condition or results of operations.

        You should read the following selected financial data in conjunction with our predecessor's historical combined consolidated financial statements, our unaudited pro forma consolidated financial statements and, in each case, the related notes thereto, along with "Management's Discussion and

Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

					Workspace Ownership Period		Prior Ownership Period
		Workspace Ownership Period
	Pro Forma					Period from December 3, 2015 (commencement of operations) to December 31, 2015
				Pro Forma			Period from January 1, 2015 to December 2, 2015
	Six Months Ended June 30,
				Year Ended December 31, 2016	Year Ended December 31, 2016
(Dollars in thousands, except per share data)	2017	2017	2016

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data
Revenues:
Rental revenue	$59,447	$59,447	$14,878	$118,976	$51,467	$2,319	$23,083
Tenant reimbursements	33,234	33,234	8,458	61,321	27,338	1,139	15,521
Other revenue	662	662	77	4,601	3,952	10	115

Total revenue	93,343	93,343	23,413	184,898	82,757	3,468	38,719

Expenses:
Operating expenses	22,082	22,082	5,640	35,330	17,531	773	9,564
Real estate taxes	11,731	11,731	2,528	23,071	9,611	399	4,747
Depreciation and amortization	46,393	46,393	10,381	93,876	41,129	1,855	9,632
Transaction related costs	—	—	—	213	213	778	—
General and administrative	9,493	7,269	1,293	11,598	5,644	308	8
Management fees and allocated costs	—	—	—	—	—	—	3,199

Total expenses	89,699	87,475	19,842	164,088	74,128	4,113	27,150

Operating income (loss)	3,644	5,868	3,571	20,810	8,629	(645)	11,569
Other income (expenses):
Interest expense	(23,958)	(45,073)	(6,597)	(46,084)	(31,545)	(1,030)	—
Loss on extinguishment of debt	—	—	—	(1,093)	(1,093)	—	—
Unrealized gain (loss) on derivative instruments	96	96	(845)	(781)	(781)	(140)	—

Net income (loss)	$(20,218)	$(39,109)	$(3,871)	$(27,148)	$(24,790)	$(1,815)	$11,569

Per Share Data:
Pro forma loss per share—basic and diluted	$(0.26)			$(0.35)
Pro forma weighted average common shares outstanding—basic and diluted	45,996			45,996

		Workspace Ownership Period
	Pro Forma
			December 31, 2016	December 31, 2015
(Dollars in thousands)	June 30, 2017	June 30, 2017
	(Unaudited)	(Unaudited)
Balance Sheet Data
Real estate properties, net	$1,043,826	$1,043,826	$1,054,968	$231,314
Total assets	1,239,766	1,231,427	1,260,490	264,705
Mortgages and other loan payables, net	644,074	1,013,956	1,008,073	205,567
Redeemable preferred equity, net	—	104,297	99,585	—
Total liabilities	695,481	1,175,159	1,150,929	218,715
Total equity	544,285	56,268	109,561	45,990
Total liabilities and equity	1,239,766	1,231,427	1,260,490	264,705
Number of rental properties (at end of period)	148	148	148	40

					Workspace Ownership Period		Prior Ownership Period
		Workspace Ownership Period
	Pro Forma					Period from December 3, 2015 (commencement of operations) to December 31, 2015
				Pro Forma			Period from January 1, 2015 to December 2, 2015
	Six Months Ended June 30,
				Year Ended December 31, 2016	Year Ended December 31, 2016
(Dollars in thousands)	2017	2017	2016

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Other Data
Net cash provided by (used in) operating activities		$25,055	$6,456		$25,799	$(213)	$16,587
Net cash used in investing activities		(6,529)	(565)		(975,547)	(238,449)	(4,083)
Net cash provided by (used in) financing activities		(13,599)	(2,463)		980,513	(242,392)	(12,582)
NOI(1)	$58,289			$122,944
Adjusted EBITDA(1)	52,261			120,809
FFO(1)	26,165			66,728
Core FFO(1)	26,069			68,815

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for a definition of this metric and reconciliation of this metric to the most directly comparable GAAP number and a statement of why our management believes the presentation of the metric provides useful information to investors and, to the extent material, any additional purposes for which management uses the metric.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our results of operations and financial condition in conjunction with our unaudited combined consolidated statements and notes thereto of our predecessor as of June 30, 2017 and the six months ended June 30, 2017 and June 30, 2016, and the combined consolidated financial statements and related notes thereto of our predecessor as of December 31, 2016 and 2015 and for the year ended December 31, 2016, the period December 3, 2015 (when our predecessor commenced operations) to December 31, 2015, which we refer to as the Workspace ownership period, and the period January 1, 2015 to December 2, 2015, which we refer to as the prior ownership period, each included elsewhere in this prospectus, as well as our unaudited pro forma consolidated financial statements and related notes, each included elsewhere in this prospectus. In order to present this discussion and analysis in a way that offers investors a period to period comparison, the historical results of operations, cash flows and certain other information for the year ended December 31, 2015 are presented and discussed on a basis that combines the results of operations, cash flows and certain other information of the Workspace owner with those of the prior owner. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this prospectus entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements." As used in this section, unless the context otherwise requires, "we," "us," "our" and "our company" mean our predecessor for the periods presented and Workspace Property Trust and its consolidated subsidiaries upon consummation of this offering and the formation transactions.

Our Company

        Workspace Property Trust is a fully integrated real estate investment company primarily focused on acquiring, owning and operating high-quality office and flex real estate in prime locations within transit centric, amenity rich U.S. suburban office submarkets. The founding members of our management team, Thomas A. Rizk and Roger W. Thomas, have a proven track record, having led a public suburban office real estate REIT that achieved market-leading total shareholder returns during their joint tenure. We believe the U.S. suburban office market is under-represented in the public REIT space despite offering compelling risk-adjusted returns that are supported by recovering demand, limited new supply and an increasing demographic shift back to the suburbs. We intend to capitalize on this market opportunity by sourcing and executing accretive acquisitions and enhancing the value of our portfolio through proactive asset management. As a first step in executing on our strategy, we have assembled a strong portfolio of 148 properties, totaling 9.9 million rentable square feet, and, as of October 20, 2017, we have identified an acquisition pipeline of high-quality, well-located and attractively-priced suburban office and flex properties totaling more than 25.0 million square feet and with an estimated purchase price of approximately $4.0 billion based on management's estimates of the market price for such square footage.

Our Predecessor

        Workspace Property Trust was formed as a Maryland real estate investment trust to continue the business of our predecessor. Our predecessor includes Workspace Property Trust, L.P., or our operating partnership, and its affiliates, all of which are managed and controlled by the board of managers of RVFP WS GP, LLC, the general partner of Workspace RVFP, L.P., the general partner of our operating partnership, which we refer to as the predecessor general partner. Workspace Property Trust, L.P. was formed on November 18, 2015 and commenced operations on December 3, 2015 when it acquired 40 office and flex properties and one land parcel in the Philadelphia market, which we refer to as our first portfolio, from a third-party seller. On October 3, 2016, Workspace Property Trust, L.P. acquired a portfolio of 108 office and flex properties and two land parcels located in the Philadelphia, South Florida, Tampa, Minneapolis and Phoenix markets, which we refer to as our second portfolio, from a third-party seller. In connection with the formation transactions described below, the predecessor general partner will merge with and into Workspace Property Trust, with Workspace Property Trust surviving as the sole general partner of Workspace Property Trust, L.P. Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through its subsidiaries.

Formation Transactions

        Prior to or concurrently with the completion of this offering, our operating partnership and its affiliates will engage in a series of transactions intended to establish our operating and capital structure. We refer to these transactions, which are described below, as our formation transactions.

  •
  Workspace Property Trust was formed as a Maryland real estate investment trust in June 2017. We intend to elect to be treated and to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2017.

  •
  The predecessor general partner will distribute to its limited partners the carried interest in our operating partnership that the predecessor general partner received in December 2015 and October 2016 with respect to the cash capital contributions our operating partnership received at those dates from its existing limited partners in connection with our acquisition of our first portfolio and our second portfolio, respectively.

  •
  The predecessor general partner will be merged with and into Workspace Property Trust, with Workspace Property Trust surviving and succeeding as the general partner of our operating partnership, and the owners of the predecessor general partner will receive common shares in exchange for their interests in the predecessor general partner.

  •
  Entities that own the limited and general partnership interests in Workspace Property Management, L.P., which provides property management services and certain other services to our operating partnership and which we refer to as Workspace Property Management, will contribute to our operating partnership their partnership interests in Workspace Property Management in exchange for common units. Workspace Property Management will be jointly owned by our operating partnership and WPT TRS LLC, a wholly-owned subsidiary owned by our operating partnership that will make an election to be treated as a taxable REIT subsidiary.

  •
  Our operating partnership will redeem the mandatorily redeemable preferred equity our operating partnership issued in connection with our acquisition of our second portfolio in exchange for a combination of cash and common shares.

  •
  The existing partnership interests in our operating partnership (including the carried interest in our operating partnership distributed to the limited partners of our predecessor general partner described in the second bullet above) will be converted into common units in our operating partnership and/or exchange for common shares. The transactions described in the second, third, fourth and fifth bullets above, including the settlement of the carried interest in our operating partnership for common units, may shift the respective percentage ownership interest among the investors in our predecessor prior to the consummation of the formation transactions but will not result in any dilution in the indirect ownership of our operating partnership by investors purchasing common shares in this offering. See "Pricing Sensitivity Analysis."

  •
  The limited partnership agreement of our operating partnership will be amended and restated.

        We will sell 39,000,000 common shares (or 44,850,000 common shares if the underwriters exercise their over-allotment option in full) in this offering and contribute the net proceeds of this offering, other than the net proceeds from the sale of additional common shares pursuant to the underwriters'

exercise of their over-allotment option, if any, we will use to acquire common units described below, to our operating partnership in exchange for common units. We expect our operating partnership to use a portion of the net proceeds received from us to:

  •
  repay approximately $215.7 million in outstanding indebtedness under our existing loan agreement with KeyBank National Association, which we refer to as the KeyBank Loan Agreement;

  •
  repay approximately $163.2 million of outstanding indebtedness under a senior mortgage loan and three mezzanine loans we entered into in connection with our acquisition of our second portfolio; and

  •
  pay approximately $63.6 million in cash in connection with the redemption of the mandatorily redeemable preferred equity our operating partnership issued in connection with our acquisition of our second portfolio. See "Structure and Formation of our Company—Formation Transactions—Redemption of Mandatorily Redeemable Preferred Equity."

        We expect our operating partnership to use any remaining net proceeds received from us for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

        To the extent the underwriters exercise their over-allotment option, we will use up to $50.0 million of proceeds (before underwriting discounts) from the sale of additional common shares to acquire up to 3,703,704 common units (based on the midpoint of the price range set forth on the front cover of this prospectus) from SSOP LP. See "Certain Relationships and Related Transactions—Repurchase of Common Units." We will contribute any remaining net proceeds from the sale of such additional common shares to our operating partnership in exchange for common units. We expect our operating partnership to use any such net proceeds received from us for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

        Upon completion of this offering and the formation transactions we will own approximately 60.0% of limited partnership interests in our operating partnership (or 65.8% of the interests if the underwriters exercise their over-allotment option in full), in each case, based on the midpoint of the price range on the front cover of this prospectus. We expect to have total consolidated indebtedness of approximately $652.8 million. In addition, upon or shortly after the completion of this offering and the formation transactions, we expect to enter into our new unsecured credit facilities for which we have obtained commitments totaling, and which will allow for borrowings of up to, $1.15 billion. We expect to close our new revolving credit facility (allowing for borrowings of up to $500.0 million) concurrently with the consummation of this offering and the formation transactions, and we intend to close on our two new delayed draw term loan facilities (allowing for borrowings of up to $650.0 million in the aggregate) shortly after the consummation of this offering and the formation transactions. No assurance can be given that we will close on our two new term loan facilities based on this proposed timing or at all.

Factors that May Impact Our Operating Results

Rental Revenue

        We derive revenues primarily from rents, expense reimbursements and other income received from tenants under existing leases at each of our properties. "Tenant reimbursements" consist of payments made by tenants to us under contractual lease obligations to reimburse a portion of the property operating expenses and real estate taxes incurred at each property. The amount of net rental revenue and reimbursements that we receive depends principally on our ability to lease available space, re-lease space to new tenants upon the scheduled or unscheduled termination of leases, renew expiring leases and to maintain or increase our rental rates. Factors that could affect our rental revenue in the future include, but are not limited to: local, regional or national economic conditions; an oversupply of, or a reduction in demand for, suburban office and/or flex space; changes in market rental rates; our ability to provide adequate services and maintenance at our properties; and fluctuations in interest rates could adversely affect our rental revenue in future periods. Future economic or regional downturns affecting our submarkets or downturns in our tenants' industries could impair our ability to lease vacant space and renew or re-lease space as well as the ability of our tenants to fulfill their lease commitments, and could adversely affect our ability to maintain or increase the occupancy at our properties.

Leasing

        Due to the relatively small number of leases that are signed in any particular quarter or year, one or more larger leases may have a disproportionately positive or negative impact on average base rent, tenant improvement and leasing commission costs for that period/year. As a result, we believe it is more appropriate when analyzing trends in average base rent and tenant improvement and leasing commission costs to review activity over multiple quarters or years. In addition to tenant improvement costs, we sometimes incur expenditures for general improvements occurring concurrently with, but that are not directly related to, the cost of installing a new tenant. Leasing commission costs are similarly subject to significant fluctuations depending upon the rentable square footage of the lease, the lease term, and the rate.

        As of June 30, 2017, our portfolio was 90.5% leased (or 90.3% leased after giving effect to leases signed but not commenced as of October 20, 2017). See "Business and Properties—Our Portfolio." During the six months ended June 30, 2017, we signed 819,727 rentable square feet of new leases and lease renewals.

Tenant Credit Risk

        The economic condition of our tenants may deteriorate, which could negatively impact their ability to fulfill their lease commitments and in turn adversely affect our ability to maintain or increase the occupancy level and/or rental rates of our properties. Existing and/or potential tenants also may shift to a more cautionary mode with respect to leasing and look to consolidate space, reduce overhead and preserve operating capital, while others may defer strategic decisions, including entering into new, long-term leases at properties.

        We consistently monitor the credit quality of our portfolio by seeking to lease space to creditworthy tenants that meet our underwriting and operating guidelines and we actively monitor tenant creditworthiness following the initiation of a lease. When we assess tenant credit quality, we (i) review relevant financial information, including financial ratios, net worth, revenue, cash flows, leverage and liquidity; (ii) evaluate the depth and experience of the tenant's management team; and (iii) assess the strength/growth of the tenant's industry. This evaluation assists us in determining whether to lease to such potential tenant and, if so, the initial tenant security deposit. On an on-going basis, we evaluate the need for an allowance for doubtful accounts arising from estimated losses that could result from the tenant's inability to make required current rent payments and an allowance against accrued rental income for future potential losses that we deem to be unrecoverable over the term of the lease. The factors considered in determining the credit risk of our tenants include, but are not limited to: payment history; credit status and change in status (credit ratings for public companies are used as a primary metric); change in tenant space needs (i.e., expansion/downsize); tenant financial performance; economic conditions in a specific geographic region; and industry specific credit considerations. We believe the credit risk of our portfolio is mitigated by the high quality of our existing tenant base, reviews of prospective tenants' risk profiles prior to lease execution and consistent monitoring of our portfolio to identify and address potential problem tenants.

Market Conditions

        The properties in our portfolio are located in nine submarkets, which we operate as five geographic segments. Positive or negative changes in conditions in these submarkets such as business hiring, layoffs or downsizing, industry growth or slowdowns, relocations of businesses, increases or decreases in real estate and other taxes, costs of complying with governmental regulations or changed regulation, can impact our overall performance.

Our Leases

        We generally lease our properties to tenants pursuant to long-term, triple-net leases that require the tenant to pay their proportionate share of substantially all property operating expenses, such as real estate taxes, utilities, insurance premiums and repair and maintenance costs. As of June 30, 2017, approximately 91.1% of our annualized rent was generated from triple-net leases. We also lease our properties to tenants pursuant to triple-net leases that cap the amount by which certain operating expenses may grow on a per annum basis and be reimbursed by the tenant. As of June 30, 2017, approximately 7.4% of our annualized rent was generated from triple-net leases with this cap structure. Although less frequently, we also lease our properties pursuant to modified gross leases. A modified gross lease is one in which a tenant pays base rent at the lease's inception but, in subsequent years, pays the base plus a proportional share of some of the operating costs associated with the property, such as property taxes, utilities, insurance premiums and repair and maintenance costs, to the extent that a tenant's pro rata share of expenses exceeds a base year level set forth in the lease. Approximately 1.1% and 0.4% of our annualized rent was generated from modified gross and gross leases, respectively. Occasionally, we have entered into a lease pursuant to which we retain responsibility for the costs of structural repairs and maintenance. Although these instances are infrequent and have not resulted in significant costs to us to date, an increase in costs related to these responsibilities could negatively influence our operating results. Similarly, an increase in the vacancy rate of our portfolio would increase our costs, as we would be responsible for costs that our existing tenants are currently required to pay.

Operating Expenses

        Operating expenses generally consist of repairs and maintenance, insurance, real estate taxes, security, utilities, property-related payroll and provision for doubtful accounts. Factors that may affect our ability to control these operating costs include: increases in insurance premiums, changes in tax rates, the cost of periodic repair, renovation costs and the cost of re-leasing space, the cost of compliance with governmental regulation, including zoning and tax laws, and the potential for liability under applicable laws. As noted above, we generally lease our properties to tenants pursuant to long-term, triple-net leases that require the tenant to pay all property operating expenses. Recoveries from tenants are recognized as revenue on an accrual basis over the periods in which the related expenditures are incurred. Tenant reimbursements and operating expenses are recognized on a gross basis because we (i) are generally the primary obligor with respect to the goods and services, the purchase of which, gives rise to the reimbursement obligation, (ii) have discretion in selecting the vendors and suppliers and (iii) bear the credit risk in the event the tenants do not reimburse us.

        The expenses of owning and operating a property are not necessarily reduced when circumstances, such as market factors and competition, cause a reduction in income from the property. If revenues drop, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes and maintenance, generally will not be materially reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. As a result, if revenues decrease in the future, static operating costs may adversely affect our future cash flow and results of operations. If similar economic conditions exist in the future, we may experience future losses.

        As a public company our annual general and administrative expenses are anticipated to be meaningfully higher than those incurred since our inception due to, among other costs, board of trustees' fees and expenses, trustees and officers insurance, legal compliance cost, SEC reporting costs, incremental audit and tax fees and other cost of operating a public company. Increases in costs from any of the foregoing factors may adversely affect our future results and cash flows.

Cost of funds and interest rates

        We expect future changes in interest rates will impact our overall performance. In order to limit interest rate risk, we have historically entered into interest rate cap agreements or similar instruments and, subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, expect to do so in the future. Although we may seek to cost-effectively manage our exposure to future rate increases through such means, a portion of our overall debt may at various times float at then current rates. Such floating rate debt may increase to the extent we use available borrowing capacity to fund capital improvements or otherwise manage liquidity. Upon completion of this offering and the formation transactions, we will have $652.8 million of floating rate debt.

Competition

        The leasing of suburban office and flex space is highly competitive in our submarkets, with many competitors who own or may seek to acquire or develop properties similar to ours in the same submarkets in which our properties are located. The principal means of competition are rent charged, tenant improvement allowances granted, free rent periods granted, location, services provided, and the nature and condition of the facility to be leased. In addition, we face competition from other real estate companies, including other REITs, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors, and others that may have greater financial resources or access to capital than we do or that are willing to acquire properties in transactions that are more highly leveraged or are less attractive from a financial viewpoint than we are willing to pursue. If our competitors offer space at rental rates below current market rates, below the rental rates we currently charge or are willing to accept from our tenants, in better locations within our submarkets or in higher quality facilities, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants' leases expire.

Lease Expirations

        Our ability to re-lease space subject to expiring leases will impact our results of operations and is affected by economic and competitive conditions in our markets as well as the desirability of our individual properties. As of June 30, 2017, in addition to approximately 944,704 rentable square feet of currently available space in our office and flex buildings, leases (other than month-to-month leases) representing 439,119, or 4.4% of our total rentable square feet and 5.2% of our total annualized rent, were scheduled to expire during the six months ending December 31, 2017 and approximately 2.0 million, or 20.5% of our total rentable square feet and 23.2% of our total annualized rent, were scheduled to expire during the twelve months ending December 31, 2018. As of October 20, 2017, we had renewed 193,560, or 44.1%, of our total rentable square feet that was scheduled to expire during the six months ending December 31, 2017 and 383,329, or 18.8%, of our total rentable square feet that was scheduled to expire during the twelve months ending December 31, 2018.

        We expect to renew leases scheduled to expire during the six months ending December 31, 2017 and the twelve months ending December 31, 2018 consistent with our historical renewal rate. We calculate our "renewal rate" as the total square footage under renewal and expansion leases (without giving effect to incremental square footage under expansion leases or new leases) executed during the applicable period divided by the total square footage under renewable leases scheduled to expire during such period. We define "renewable leases" as all leases scheduled to expire during the applicable period, excluding terminated/defaulted leases, short-term/swing space leases and leases associated with known vacates at the time of acquisition. The following table sets forth certain historical information regarding our renewals rates during the periods set forth below.

	Period from December 3, 2015 to December 31, 2015	Year Ended December 31, 2016	Six Months Ended June 30, 2017	Total December 3, 2015 to June 30, 2017
Total scheduled lease expirations (RSF)	5,454	532,728	877,882	1,416,064
Terminated/defaulted leases (RSF)	—	18,736	11,258	29,994
Short-term/swing space leases (RSF)	—	52,550	40,880	93,430
Known vacates (RSF)	—	165,162	23,381	188,543

Renewable leases (RSF)	5,454	296,280	802,363	1,104,097

Lease renewals (RSF)(1)	4,244	254,480	532,424	791,148
Renewal rate	77.8%	85.9%	66.4%	71.7%

(1)
Reflects lease renewals only. However, we leased 70,660, 76,972 and 1,942 square feet of incremental space under lease expansions and 216,643, 168,246 and 6,463 square feet under new leases for the six months ended June 30, 2017, the year ended December 31, 2016 and the period from December 3, 2015 through December 31, 2015, respectively.

        As of October 20, 2017, for leases representing 150,382 of our total rentable square feet and 1.8% of our total annualized rent scheduled to expire during the six months ending December 31, 2017, we believe based on estimates of our dedicated in-house leasing teams that the weighted average cash rental rates in the aggregate are approximately 9-12% below current average market rental rates. In addition, as of October 20, 2017, for leases representing 1.4 million rentable square feet and 16.7% of the total annualized rent scheduled to expire during the twelve months ending December 31, 2018, we believe based on estimates of our dedicated in-house leasing teams that the weighted average cash rental rates in the aggregate are approximately 6-8% below current average market rental rates. See "Business and Properties—Lease Expirations."

Critical Accounting Policies

        Our discussion and analysis of the historical financial condition and results of operations of our predecessor are based upon its combined consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. We have provided a summary of the significant accounting policies in the notes to the combined consolidated financial statements of our predecessor included elsewhere in this prospectus. We have summarized below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial conditions and results of operations. We evaluate these estimates on an ongoing basis, based upon information currently available and on various assumptions that we believe are reasonable as of the date hereof. Other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our results of operations and financial conditions to those of other companies.

Principles of Consolidation and Combined Financial Statements

        The combined consolidated financial statements include the accounts of Workspace Property Trust, L.P. and its affiliates, all of which are managed and controlled by the board of managers of RVFP WS GP, LLC, the general partner of the predecessor general partner. Therefore, we have prepared the financial statements on a combined basis due to common management. All significant intercompany transactions and balances are eliminated in combination.

Real Estate and Depreciation

        Real estate properties are carried at cost less accumulated depreciation and impairment losses, if any. The cost of real estate properties reflects their purchase price or development cost. We evaluate each acquisition transaction to determine whether the acquired assets meet the definition of business. Under ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, as discussed below and which our predecessor early adopted on December 3, 2015, an acquisition does not qualify as a business when substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets or the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. Transaction costs related to acquisitions that are asset acquisitions are capitalized as part of the cost basis of the acquired assets, while transaction costs for acquisitions that are deemed to be acquisitions of a business are expensed as incurred and included in transaction costs in the combined consolidated statements of operations and comprehensive income (loss). Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

        We allocate the purchase price of real estate in a transaction accounted for as an asset acquisition to net tangible and identified intangible assets acquired based on their relative fair values. Above-market and below-market in-place lease values for acquired properties are recorded based on the net present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of the fair market lease rates for the corresponding in-place leases (including ground lease obligations), measured over a period equal to the remaining non-cancelable term of the lease (including the below market fixed-rate renewal period, if applicable). Capitalized above-market lease values are amortized on a straight-line basis as a reduction of rental income over the remaining non-cancelable terms of the respective leases, which generally range from less than one year to ten years. Capitalized below-market lease values are amortized on a straight-line basis as an increase to rental income over the remaining non-cancelable terms of the respective leases including any below market fixed-rate renewal periods that are considered probable, which generally range from less than one year to fifteen years. Other intangible assets also include in-place leases based on our evaluation of the specific characteristics of each tenant's lease. We estimate the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, including leasing commissions, legal, and other related expenses. This intangible asset is amortized to depreciation and amortization expense on a straight-line basis over the remaining term of the respective leases and any fixed-rate bargain renewal periods, which generally range from less than one year to fifteen years. Our estimate of fair value is made using methods similar to those used by independent appraisers or by using independent appraisals. Factors we consider in this analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses, and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to nine months. We also consider information obtained about each property as a result of its pre-acquisition due diligence, marketing, and leasing activities in estimating the fair value of the tangible and intangible assets acquired. We also use the information obtained as a result of our pre-acquisition due diligence as part of our consideration of the accounting standard governing asset retirement obligations and when necessary, will record a conditional asset retirement obligation as part of the purchase price. Though we consider the value of tenant relationships, the amounts are determined on a tenant-specific basis, if applicable. In the event that a tenant terminates its lease, the unamortized portion of each intangible, including in-place lease values and tenant relationship values, is charged to expense and above- and below-market lease adjustments are recorded in rental revenue.

        We may incur various costs in the development and leasing of our properties. The costs directly related to properties under development which include preconstruction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries, and related costs incurred during the period of development are capitalized during the period of development. After the determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project commences and capitalization begins, and when a development project is substantially complete and held available for occupancy and capitalization must cease, involves a degree of judgment.

        Depreciation is computed using the straight-line method. The estimated useful lives of buildings are 40 years. Minor improvements to buildings are capitalized and depreciated over useful lives ranging from three to 15 years. Tenant improvements are capitalized and depreciated over the non-cancellable term of the related lease or their estimated useful life, whichever is shorter.

        We evaluate our real estate investments upon occurrence of a significant adverse change in our operations to assess whether any impairment indicators are present that affect the recovery of the recorded value. If indicators of impairment are identified, we estimate the future undiscounted cash flows from the use and eventual disposition of the property and compares this amount to the carrying value of the property. If any real estate investment is considered impaired, a loss is recognized to reduce the carrying value of the property to its estimated fair value. We do not believe that the value of any of our properties and intangible assets were impaired at June 30, 2017.

Allowance for Doubtful Accounts

        We continually review accounts receivable and deferred rent receivable balances and determine collectability by taking into consideration the tenant payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates, and the economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the accounts receivable and deferred rent receivable balances are reduced by an allowance for doubtful accounts. Provision for doubtful accounts is included in operating expenses in our predecessor's combined consolidated statements of operations and comprehensive income (loss). If the accounts receivable balance or the deferred rent receivable balance is subsequently deemed uncollectible, such receivable amounts are written-off to the allowance for doubtful accounts.

Revenue Recognition

        Rental income is recognized on the straight-line basis, over the non-cancellable terms of the leases from the later of the date of the commencement of the lease or the date of acquisition of the property subject to certain leases. Rental revenue recognition begins when the tenant controls the space through the term of the related lease. We take into account whether the collectability of rents is reasonably assured in determining the amount of straight-line rent to record. For the purpose of determining the straight-line period, the straight-line calculation will take into consideration bargain renewal options, leases where the renewal appears reasonably assured and any guarantees by the lessee. Leases with contingent rentals are not straight-lined. For certain leases, we make significant assumptions and judgments in determining the lease term, including assumptions when the lease provides the tenant with an early termination option. The lease term impacts the period over which we determine and record minimum rents and also impacts the period over which we amortize lease-related costs. We recognize the excess of rents recognized over the amounts contractually due pursuant to the underlying leases as part of deferred rent receivable on the combined consolidated balance sheets. Any rental payments received prior to their due dates are reported in deferred revenue in our combined consolidated balance sheets.

        Our leases also typically provide for tenant reimbursement of a pro rata share of common area maintenance expenses and other operating expenses to the extent that the tenant has a triple-net lease or to the extent that a tenant's pro rata share of expenses exceeds a base year level set in the lease when the tenant has a modified gross lease.

        Recoveries from tenants, consisting of amounts due from tenants for common area maintenance expenses, real estate taxes and other recoverable costs are recognized as revenue on an accrual basis over the periods in which the related expenditures are incurred.

        Tenant reimbursements are recognized on a gross basis because we are generally the primary obligor with respect to the goods and services, the purchase of which, gives rise to the reimbursement obligation, we have discretion in selecting the vendors and suppliers and we bear the credit risk in the event the tenants do not reimburse us.

        Termination fees, which are included in other revenue in our combined consolidated statements of operations and comprehensive income (loss), are fees that we have agreed to accept in consideration for permitting certain tenants to terminate their lease prior to the contractual expiration date. We recognize termination fees during the period the following conditions are met: the termination agreement is executed, the termination fee is determinable and collectability of the termination fee is assured.

Derivative Instruments and Hedging Activities

        We are exposed to certain risks arising from both our business operations and economic conditions. We principally manage our exposures to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of our debt funding and the use of derivative financial instruments. Specifically, we enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Our derivative financial instruments are used to manage differences in the amount, timing, and duration of our known or expected cash receipts and its known or expected cash payments principally related to our investments and borrowings.

        Our borrowings bear interest at variable rates. Our objective is to limit or manage our interest rate risk. To accomplish this objective, we primarily use interest rate caps as part of our interest rate risk management strategy. Interest rate caps involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.

        We record all derivatives at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

        For cash flow hedges, we account for the effective portion of the changes in fair value of derivatives in accumulated other comprehensive income in the combined consolidated balance sheets, which is subsequently reclassified into earnings in the period that the hedged transaction affects earnings. We account for the ineffective portion of the changes in fair value of derivatives directly in earnings. For fair value hedges and derivatives not designated as hedging instruments, the gain or loss, resulting from the change in the estimated fair value of the derivatives, is recognized in earnings, as part of unrealized loss on derivative instruments in the combined consolidated statements of operations and comprehensive income (loss), during the period of change.

Results of Operations—Our Predecessor

Overview

        Our portfolio is comprised of our first portfolio, which was acquired on December 3, 2015, and our second portfolio, which was acquired on October 3, 2016. Accordingly, our predecessor's historical results of operations for the period presented below differ significantly when compared to the historical prior period information as a result of these acquisitions.

Comparison of the Six Months Ended June 30, 2017 to the Six Months Ended June 30, 2016

        The following table summarizes the combined consolidated historical results of operations of our predecessor for the six months ended June 30, 2017 and 2016. As noted above, our future financial condition and results of operations will differ significantly from, and will not be comparable to the historical financial position and results of operations of our predecessor.

	Six Months Ended June 30,
	2017	2016	Change
	(in thousands)
Revenues:
Rental revenue	$59,447	$14,878	$44,569
Tenant reimbursements	33,234	8,458	24,776
Other revenue	662	77	585

Total revenues	93,343	23,413	69,930

Expenses:
Operating expenses	22,082	5,640	16,442
Real estate taxes	11,731	2,528	9,203
Depreciation and amortization	46,393	10,381	36,012
General and administrative	7,269	1,293	5,976

Total expenses	87,475	19,842	67,633

Operating income	5,868	3,571	2,297
Other income (expenses):
Interest expense	(45,073)	(6,597)	(38,476)
Unrealized gain (loss) on derivative instruments	96	(845)	941

Net loss	$(39,109)	$(3,871)	$(35,238)

Rental Revenue

        Rental revenue increased by $44.5 million to $59.4 million for the six months ended June 30, 2017 compared to $14.9 million for the six months ended June 30, 2016 primarily as a result of the acquisition of our second portfolio, which contributed $46.5 million of rental revenue during the six months ended June 30, 2017, partially offset by a reduction in rental revenue attributable to increased vacancies in our first portfolio. Occupancy in our first portfolio, excluding the three properties that were underwritten to be vacant at acquisition but the tenants remained in occupancy through

December 2016, was 80.0% as of June 30, 2017 compared to 82.1% at June 30, 2016. Rental revenue recognized for the excluded properties was $1.5 million for the six months ended June 30, 2016. Occupancy in our second portfolio was 91.3% as of June 30, 2017.

Tenant Reimbursements

        Tenant reimbursements increased by $24.8 million to $33.2 million for the six months ended June 30, 2017 compared to $8.5 million for the six months ended June 30, 2016 primarily as a result of the acquisition of our second portfolio, which contributed $25.1 million of the tenant reimbursements during the six months ended June 30, 2017, partially offset by a decrease in tenant reimbursements of $0.7 million primarily related to the properties that we purchased assuming their rentable square footage would be vacant, as discussed above.

Other Revenue

        Other revenue, which includes parking fees, late fees, lease termination income, administrative fees and other miscellaneous income, increased by $0.6 million to $0.7 million for the six months ended June 30, 2017 compared to $0.1 million for the six months ended June 30, 2016. This was primarily as a result of the acquisition of our second portfolio, which contributed $0.5 million of the other income during the six months ended June 30, 2017.

Operating Expenses

        Operating expenses increased by $16.4 million to $22.1 million for the six months ended June 30, 2017 compared to $5.6 million for the six months ended June 30, 2016 as a result of the acquisition of our second portfolio, which contributed $14.4 million of operating expenses, and property-level payroll costs primarily for personnel hired to manage our second portfolio of $1.3 million during the six months ended June 30, 2017.

Real Estate Taxes

        Real estate taxes increased by $9.2 million to $11.7 million for the six months ended June 30, 2017 compared to $2.5 million for the six months ended June 30, 2016 as a result of the acquisition of our second portfolio, which contributed $9.1 million of real estate taxes during the six months ended June 30, 2017.

Depreciation and Amortization

        Depreciation and amortization increased by $36.0 million to $46.4 million for the six months ended June 30, 2017 compared to $10.4 million for the six months ended June 30, 2016 primarily as a result of the acquisition of our second portfolio, which contributed to an increase in depreciation and amortization expense of $38.8 million, partially offset by a reduction in depreciation and amortization of tenant improvements and in-place lease intangibles for our first portfolio relating to tenants that either vacated the property as of, or were subject to leases that were renewed prior to, December 31, 2016, at which time the related in-place lease intangibles and tenant improvements were fully amortized.

General and Administrative

        General and administrative expenses increased by $6.0 million to $7.3 million for the six months ended June 30, 2017 compared to $1.3 million for the six months ended June 30, 2016 primarily as a result of non-capitalizable transaction costs of $3.5 million incurred in connection with our proposed initial public offering and an increase in payroll costs of $1.2 million primarily attributable to the hiring of additional corporate employees to manage our second portfolio. General and administrative expenses also include consulting, marketing, audit and legal fees and other general and administrative costs, which contributed to the $1.3 million remaining increase.

Interest Expense

        Interest expense increased by $38.5 million to $45.1 million for the six months ended June 30, 2017 compared to $6.6 million for the six months ended June 30, 2016 primarily due to debt and mandatorily redeemable preferred equity (which is accounted for as debt) financing obtained in October 2016 in connection with the acquisition of our second portfolio, which contributed additional interest expense, including amortization of deferred financing costs, of $28.4 million and $8.8 million, respectively. Additionally, interest expense on our first portfolio also increased by $1.1 million primarily as a result of the increase in LIBOR rate and amortization of additional deferred financing costs incurred in connection with the modifications of the mezzanine A and B loans. For more information on our mandatorily redeemable preferred equity, see Note 5 to our predecessor's combined consolidated financial statements as of and for the six months ended June 30, 2017 included elsewhere in this prospectus. The weighted average consolidated debt balance outstanding increased by $920.4 million to $1.1 billion for the six months ended June 30, 2017 compared to $209.8 million for the six months ended June 30, 2016. The weighted average interest rate increased by 1.62% to 6.83% for the six months ended June 30, 2017 compared to 5.21% for the six months ended June 30, 2016.

Unrealized Gain (Loss) on Derivative Instruments

        The unrealized gain (loss) on interest rate caps primarily relates to the reduction of the term of the interest rate caps coupled with market volatility during the six months ended June 30, 2017.

Comparison of the Year Ended December 31, 2016 to the Year Ended December 31, 2015

        The following table summarizes the combined consolidated historical results of operations of our predecessor for the years ended December 31, 2016 and December 31, 2015. As noted above, our future financial condition and results of operations will differ significantly from, and will not be comparable to the historical financial position and results of operations of our predecessor.

			Prior Ownership

	Workspace Ownership

	Year Ended December 31, 2016	December 3, 2015 - December 31, 2015	January 1, 2015 - December 2, 2015

				Change(1)

	(in thousands)

Revenues:
Rental revenue	$51,467	$2,319	$23,083	$26,065
Tenant reimbursements	27,338	1,139	15,521	10,678
Other revenue	3,952	10	115	3,827

Total revenues	82,757	3,468	38,719	40,570

Expenses:
Operating expenses	17,531	773	9,564	7,194
Real estate taxes	9,611	399	4,747	4,465
Depreciation and amortization	41,129	1,855	9,632	29,642
Transaction related costs	213	778	—	(565)
General and administrative	5,644	308	8	5,328
Management fees and allocated costs	—	—	3,199	(3,199)

Total expenses	74,128	4,113	27,150	42,865

Operating income (loss)	8,629	(645)	11,569	(2,295)
Other expenses:
Interest expense	(31,545)	(1,030)	—	(30,515)
Loss on extinguishment of debt	(1,093)	—	—	(1,093)
Unrealized loss on derivative instruments	(781)	(140)	—	(641)

Net income (loss)	$(24,790)	$(1,815)	$11,569	$(34,544)

(1)
Reflects the change between (i) the results of operations of our predecessor under Workspace ownership for the year ended December 31, 2016 and (ii) the combination of the results of operations of our predecessor under Workspace ownership for the period December 3, 2015 (commencement of operations) to December 31, 2015 with the results of operations of our predecessor under the prior ownership the period January 1, 2015 to December 2, 2015.

        In order to present investors a full period to period comparison in the discussion and analysis that follows, we have combined the results of operations of our predecessor under Workspace ownership for the period from December 3, 2015 (commencement of operations) to December 31, 2015 with those of our predecessor under prior ownership for the period from January 1, 2015 to December 2, 2015. However, this combined presentation does not purport to represent what our predecessor's results of operations would have been had the Workspace ownership period began on January 1, 2015. Moreover, the acquisition of our first portfolio impacted certain components of our predecessor's results of operations, including its rental revenue, which is recognized on the straight-line basis over the non-cancellable terms of the leases from the later of the date of the commencement of the leases or the date of acquisition of the property subject to the leases, and its amortization and depreciation of the assets it acquired and liabilities it assumed, which were recognized based on their relative fair values on the date of acquisition in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 805, Business Combinations. You should read the following discussion and analysis in conjunction with the combined consolidated financial statements and related notes thereto of our predecessor included elsewhere in this prospectus.

Rental Revenue

        Rental revenue increased by $26.1 million to $51.5 million for the year ended December 31, 2016 compared to $25.4 million for the year ended December 31, 2015 primarily as a result of the acquisition of our second portfolio in October 2016, which contributed $22.6 million of rental revenue during the year ended December 31, 2016, and an increase in our contractual rent of $2.1 million for our first portfolio. The remainder of the increase was attributable to the straight lining of rent and amortization of above- and below-market leases following the acquisition of our first portfolio in December 2015. Occupancy in our first portfolio, excluding the three properties that were underwritten to be vacant but remained in occupancy through December 2016, was 82.2% at December 31, 2016 compared to 82.3% as of December 31, 2015. Occupancy in our second portfolio was 90.9% as of December 31, 2016.

Tenant Reimbursements

        Tenant reimbursements increased by $10.7 million to $27.3 million for the year ended December 31, 2016 compared to $16.7 million for the year ended December 31, 2015 primarily as a result of the acquisition of our second portfolio, which contributed $11.3 million of the total tenant reimbursements during the year ended December 31, 2016.

Other Revenue

        Other revenue increased by $3.8 million to $4.0 million for the year ended December 31, 2016 compared to $0.1 million for the year ended December 31, 2015 as a result of lease termination income earned of $3.5 million in the year ended December 31, 2016 in connection with a settlement with a single tenant who has ceased its operations.

Operating Expenses

        Operating expenses increased by $7.2 million to $17.5 million for the year ended December 31, 2016 compared to $10.3 million for the year ended December 31, 2015 as a result of the acquisition of our second portfolio, which contributed $5.8 million of operating expenses and additional property-level payroll costs primarily for personnel hired to manage our second portfolio of $1.3 million.

Real Estate Taxes

        Real estate taxes increased by $4.5 million to $9.6 million for the year ended December 31, 2016 compared to $5.1 million for the year ended December 31, 2015 as a result of the acquisition of our second portfolio, which contributed a $4.5 million increase in real estate taxes.

Depreciation and Amortization

        Depreciation and amortization increased by $29.6 million to $41.1 million for the year ended December 31, 2016 compared to $11.5 million for the year ended December 31, 2015 primarily as a result of the acquisition of our second portfolio, which contributed to an increase in depreciation and amortization expense of $22.4 million and the recognition of the full year of depreciation and amortization based on our new cost basis of our first portfolio, which we acquired in December 2015.

Transaction Related Costs

        Transaction related costs for the year ended December 31, 2016 were attributable to the formation and other costs relating to our second portfolio that were not required to be capitalized under GAAP. Similarly, for the year ended December 31, 2015, transaction related costs were attributable to our first portfolio and the formation of our predecessor.

General and Administrative

        General and administrative expenses increased by $5.3 million to $5.6 million for the year ended December 31, 2016 compared to $0.3 million for the year ended December 31, 2015 primarily as a result of an increase in payroll costs by $2.4 million, an increase in audit and tax fees of $1.1 million and an increase in non-capitalizable costs incurred in connection with our proposed initial public offering of $0.8 million. The increase in payroll costs was a result of recognizing a full year of payroll costs of employees managing our first portfolio in 2016 and the hiring of additional employees to manage our second portfolio acquired in October 2016 compared to one month of payroll costs for our first portfolio acquired in December 2015. Prior to acquisition of our first portfolio, the payroll costs of the prior owner's employees serving our first portfolio and other reimbursable expenses were recorded as management fees and allocated costs.

Management Fees and Allocated Costs

        Management fees and allocated costs for the year ended December 31, 2015 are costs allocated to our first portfolio by the prior owner. Management fees and allocated costs primarily included a management fee based on a percentage of gross rent not to exceed 5% and allocated payroll costs of all employees serving our first portfolio. After our acquisition of our first portfolio, management fees were no longer incurred and payroll costs related to our first portfolio were recorded in general and administrative expenses.

Interest Expense

        Interest expense increased by $30.5 million to $31.5 million for the year ended December 31, 2016 compared to $1.0 million for the year ended December 31, 2015 primarily as a result of debt and mandatorily redeemable preferred equity (which is accounted for as debt) financing obtained in October 2016 in connection with the acquisition of our second portfolio, which contributed additional interest expense, including amortization of deferred financing costs of $13.6 million and $4.2 million, respectively, and as a result of recognizing a full year of interest expense on debt financing obtained in December 2015 in connection with the acquisition of our first portfolio, which increased interest expense by $12.7 million. In 2015, we recognized interest expense only for the period from December 3, 2015 to December 31, 2015 because the prior owner had no debt directly associated with our first portfolio. The weighted average interest rate increased by 0.97% to 6.07% for the year ended

December 31, 2016 compared to 5.09% for the period December 3, 2015 (commencement of operations) to December 31, 2015.

Loss on Extinguishment of Debt

        Loss on extinguishment of debt for the year ended December 31, 2016 of $1.1 million related to the December 16, 2016 modification of a $50.0 million mezzanine loan obtained in connection with the acquisition of our second portfolio. The original loan agreement was replaced with a new financing agreement, which substantially changed the terms of the loan. As a result, we wrote off unamortized deferred financing costs as loss on extinguishment of debt.

Unrealized Loss on Derivative Instruments

        The unrealized loss on interest rate caps primarily relates to the reduction of the term of the interest rate caps coupled with market volatility in 2016.

Liquidity and Capital Resources

        We currently expect that our principal sources of funds to meet short-term and long-term liquidity requirements for working capital, acquisitions, developments or redevelopment of properties, tenant improvements, maintenance and other capital expenditures, leasing costs, and repayment of outstanding debt will include:

  •
  Cash flow from operations;

  •
  Cash on hand;

  •
  Borrowings under our new unsecured credit facilities we intend to enter into upon or shortly after the completion this offering and the formation transactions;

  •
  Other forms of unsecured and secured financing;

  •
  Net proceeds from the sale of properties; and

  •
  Proceeds from common or preferred equity and/or debt offerings (including this offering).

        Cash flow from operations is primarily dependent upon the occupancy level of our portfolio, the net effective rental rates achieved on our leases, the collectability of rent, recoveries from our tenants and the level of our operating and other costs.

Indebtedness to be Outstanding After this Offering

        We believe that this offering will improve our financial position due to a reduction in our outstanding indebtedness. As of June 30, 2017, on a pro forma basis, our total consolidated indebtedness was $652.8 million, all of which was variable rate debt subject to interest rate caps. Our pro forma consolidated indebtedness has a maturity date of October 9, 2018 and has a weighted average interest rate of 6.22%.

Description of Certain Debt

        The following is a summary of the material provisions of the agreements evidencing our material debt to be outstanding upon consummation of this offering and formation transactions. The following is only a summary and it does not include all of the provisions of such agreements, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Second Portfolio Mortgage and Mezzanine Loans

        In connection with the acquisition of second portfolio, on October 3, 2016, Workspace Property Trust, L.P., through its subsidiaries, entered into a senior mortgage loan and three mezzanine loans (the mezzanine A loan, mezzanine B loan and mezzanine C loan) in the aggregate amount of $816.0 million, which we collectively refer to as the second portfolio debt. As of June 30, 2017, the senior mortgage loan had a principal balance of $557.0 million, the mezzanine A loan had a principal balance of $100.0 million, the mezzanine B loan had a principal balance of $109.0 million and the mezzanine C loan had a principal balance of $50.0 million. Our operating partnership, RVFP WS GP, LLC, the predecessor general partner and RVFP General Partner LLC, our subsidiary, jointly and severally, have provided a nonrecourse carveout guarantee and indemnification for environmental liabilities with respect to the second portfolio debt.

        Maturity and Interest.    The second portfolio debt has a maturity date of October 9, 2018, which may be extended for three terms of one year each, subject to meeting certain conditions. The mortgage loan bears interest at a rate equal to LIBOR plus 3.3645%. The mezzanine A loan bears interest at a rate equal to LIBOR plus 6.75%. The mezzanine B loan bears interest at a rate equal to LIBOR plus 9.00%. The mezzanine C loan bears interest at a rate equal to LIBOR plus a spread of 11.00%.

        Security.    The second portfolio debt is secured by all 108 properties in our second portfolio and by interests in entities that own direct or indirect interests in those properties. At June 30, 2017, the gross carrying amount of the properties collateralizing the loans was approximately $837.1 million.

        Prepayment.    The second portfolio debt may be voluntarily prepaid, subject to spread maintenance premiums in effect for prepayments prior to May 9, 2019, at which time the loans may be voluntarily prepaid in whole without penalty or premium.

        Events of Default.    The agreements governing the second portfolio debt contain customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loans and bankruptcy or other insolvency events.

        Cash Management.    All rents and other amounts paid to the borrower from the properties securing the second portfolio debt must be deposited into an account, or the "cash management account," controlled by the lender. Provided that no cash sweep event (as defined below) has occurred and is continuing, all available funds (after payments made with respect to debt service and subject to reserve accounts) in the cash management account may be disbursed to the borrower. From and after the occurrence of a "cash sweep event," which is defined as the earliest to occur of: (1) an event of default under the agreements governing the loans; (2) any bankruptcy action of the borrower or the property manager; or (3) a debt yield trigger event (defined below), funds otherwise available for distribution are escrowed as additional collateral and not available for distributions until the cash sweep event is cured. A "debt yield trigger event" occurs when the borrower's debt yield (calculated as the percentage obtained by dividing the net operating income (computed in accordance with the loan documents) derived from the ownership, operation and management of the properties securing the loans by the aggregate principal amount of the second portfolio debt) is less than (i) 9.75% through October 9, 2019, (ii) 10.25% from October 10, 2019 through October 9, 2020, (iii) 10.5% from October 10, 2020 through October 9, 2021. As of June 30, 2017, no debt yield trigger event had occurred. In addition, under the agreements governing the loans, the borrower must maintain certain reserve funds in connection with the operations and expenditures related to the properties securing the loans.

New Senior Unsecured Credit Facilities

        KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC have agreed to act as joint book runners; KeyBanc Capital Markets Inc., J.P. Morgan Securities LLC, Capital One Securities, Inc., and BMO Capital Markets Corp. have agreed to act as joint lead arrangers; KeyBank National Association has agreed to act as administrative agent; and J.P. Morgan Chase Bank, N.A. has agreed to act as syndication agent in connection with securing commitments from a syndicate of lenders for new unsecured credit facilities of our operating partnership, which we collectively refer to the as our new unsecured credit facilities. We have obtained commitments for our new unsecured credit facilities to be entered into upon or shortly after the consummation of this offering, subject to meeting specified requirements, the new senior unsecured credit facilities will consist of (i) a revolving credit facility, allowing revolving credit borrowings of up to $500.0 million at any one time outstanding (which may be increased to $1.25 billion upon our request, subject to meeting specified requirements and obtaining additional commitments from lenders), including (a) a swingline facility of up to $75.0 million and (b) letters of credit available for issuance of up to $75.0 million, and (ii) two, initially undrawn term loan facilities for up to $650.0 million in the aggregate (which may be increased to $750.0 million in the aggregate upon our request, subject to meeting specified requirements and obtaining additional commitments from lenders), consisting of a term loan A facility of up to $325.0 million and a term loan B facility of up to $325.0 million. The term loan facilities will have a delay draw period of twelve months from the closing of the revolving credit facility. We expect to close on the revolving credit facility concurrently with the consummation of this offering and the formation transactions, and we intend to close on the two delayed draw term loan facilities shortly after the consummation of this offering and the formation transactions. No assurance can be given that we will close on our two delayed draw term loan facilities based on this proposed timing or at all.

        Guarantees.    We and certain of our subsidiaries will, jointly and severally, guarantee the obligations under our new unsecured credit facilities. If we or our operating partnership obtain an investment grade rating, some of our subsidiaries may no longer be required to provide a guaranty to our new unsecured credit facilities, subject to certain conditions. No assurance can be given that we or our operating partnership obtain an investment grade rating.

        Maturity and Extension Options.    The revolving credit facility will have a term of 48 months, the delayed draw term loan A facility will have a term of 42 months and the delayed draw term loan B facility will have a term of 54 months from the closing of the revolving credit facility. We will have the option to extend each ofour new unsecured credit facilities for two additional six month periods if we meet certain specified requirements. Our new unsecured credit facilities will all be interest only loans, with principal amounts due at maturity.

        Prepayment or Commitment Reductions.    Our new unsecured credit facilities may be prepaid in whole or in part, at any time without fees or penalty, subject to reimbursement of breakage costs associated with any LIBOR borrowings; provided, amounts repaid in respect of the term loan facilities may not be re-borrowed. We may voluntarily reduce or terminate the commitments of any new unsecured credit facility at any time without fees or penalty, subject to reimbursement of breakage costs associated with any LIBOR borrowings.

        Interest.    Our new unsecured credit facilities are each expected to bear interest at the rate of either LIBOR or a base rate, in each case, plus a margin that will vary depending on our leverage ratio. Depending on our leverage ratio, the applicable LIBOR margin can vary from 1.30% to 1.90% for the revolving credit facility and from 1.25% to 1.85% for the two delay draw term loan facilities. If we or our operating partnership obtain an investment grade credit rating, we expect we will have a one-time irrevocable option to elect to have the margin applicable to the interest rate to be based on our investment grade credit rating instead of our leverage ratio. Following this election, and based upon on our then current investment grade credit rating, the applicable LIBOR margin can vary from 0.85% to 1.55% for the revolving credit facility and from 0.80% to 1.50% for the two delay draw term loan facilities. No assurance can be given that we or our operating partnership will obtain an investment grade rating.

        Financial Covenants.    Our new unsecured credit facilities will include a number of customary financial covenants, including:

  •
  a maximum leverage ratio (total indebtedness (net of the lesser of (i) certain unrestricted cash and cash equivalents that exceed $10 million and (ii) indebtedness that is scheduled to mature within 24 months of the calculation) to total asset value) of 60%, but will increase to 65% for a period of two complete fiscal quarters following the consummation of a material acquisition that is greater than 15% of our consolidated total assets;

  •
  a minimum fixed charge coverage ratio (consolidated earnings before interest, taxes, depreciation and amortization to consolidated fixed charges plus, to the extent not incorporated in the foregoing, certain additional charges against or additions to consolidated earnings) of 1.50x;

  •
  a minimum tangible net worth equal to at least 70% of our tangible net worth at the closing of the revolving credit facility plus 70% of the net proceeds of any additional equity issuances;

  •
  a maximum secured indebtedness ratio (total secured indebtedness (net of the lesser of (i) certain unrestricted cash and cash equivalents that exceed $10 million and (ii) secured indebtedness that is scheduled to mature within 24 months of the calculation) to total asset value (net of the lesser of (i) certain unrestricted cash and cash equivalents that exceed $10 million and (ii) secured indebtedness that is scheduled to mature within 24 months of the calculation) of 50% for the first two years after the closing of the revolving credit facility, and 40% thereafter;

  •
  an unencumbered leverage ratio (unsecured indebtedness to unencumbered asset value) of 60% (unencumbered asset value is based on annualized net operating income from wholly owned or controlled properties plus the GAAP book value of such properties) that would increase to 65% for a period of two complete fiscal quarters following the consummation of a material acquisition that is greater than 15% of our consolidated total assets; and

  •
  an unencumbered interest coverage ratio (unencumbered net operating income to unsecured interest expense) of 1.75x.

        Events of Default.    Our new unsecured credit facilities to have customary events of default, including defaults in making payments when due, defaults for breaches of representations or warranties, defaults for non-compliance with the covenants, defaults with respect to certain other indebtedness, a change in control, and bankruptcy or other insolvency events. If any event of default exists, we are precluded from making distributions other than those necessary to qualify and maintain our status as a REIT and, if the event of default results from nonpayment or bankruptcy, or the obligations under our new unsecured credit facilities have been accelerated, we will be precluded from making any distributions.

        Use of Proceeds.    We expect to use the proceeds from our new unsecured credit facilities for retirement of existing indebtedness (including the repayment of our second portfolio debt during the twelve month delay draw period of the two term loan facilities), acquisition of additional properties, property level capital expenditures, tenant improvements and leasing commissions, and for other general corporate purposes. No assurance can be given that we will repay our second portfolio debt based on this proposed timing.

Indebtedness to be Repaid in Connection with this Offering

        On October 31, 2016, our operating partnership entered into the KeyBank Loan Agreement, which provided for maximum combined loans and/or letters of credit of $10.0 million. On July 14, 2017, we amended and restated the KeyBank Loan Agreement in order to, among other things, allow for borrowings of up to $235.0 million in revolving loans and for issuances of letters of credit in an amount not to exceed $10.0 million. In connection with the amendment and restatement of the KeyBank Loan

Agreement, we borrowed $210.7 million, $210.3 million of which was used to repay all of the outstanding indebtedness incurred in connection with the acquisition of our first portfolio. Our operating partnership and certain of our affiliates are jointly and severally liable with respect to the payment and performance of the obligations under the KeyBank Loan Agreement as borrowers or guarantors. As of October 20, 2017, the outstanding balance under the KeyBank Loan Agreement was $215.7 million.

        The KeyBank Loan Agreement has a maturity date of January 12, 2018, which may be extended for two terms of three months each, subject to meeting certain conditions. The loans under the Keybank Loan Agreement bear interest, at our option, at either (i) LIBOR plus 1.30% or (ii) KeyBank National Association's prime rate in effect (or if greater, the effective federal funds rate plus 0.50%, or LIBOR for a one-month interest period plus 1.00%). The KeyBank Loan Agreement contains certain financial covenants. We were in compliance with these covenants as of June 30, 2017 and December 31, 2016. The KeyBank Loan Agreement may be voluntarily prepaid at any time without penalty or premium.

        In connection with the completion of this offering, we intend to use a portion of the net proceeds from this offering to repay:

  •
  any outstanding loan balance or letters of credit under the KeyBank Loan Agreement and to cancel the KeyBank Loan Agreement; and

  •
  approximately $163.2 million of outstanding indebtedness under our second portfolio debt.

        See "Use of Proceeds" for further information regarding our use of net proceeds to repay outstanding indebtedness in connection with this offering.

Contractual Obligations

        The following table provides information with respect to our commitments at June 30, 2017 on a pro forma basis to reflect the obligations we expect to have upon completion of this offering and the formation transactions (including the repayment of indebtedness with a portion of the proceeds from this offering), including any guaranteed or minimum commitments under contractual obligations. The table does not reflect available debt extensions.

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in millions)
Mortgages and other debt
Interest expense	$52.8	$20.3	$32.5	$—	$—
Principal repayment	652.8	—	652.8	—	—
Tenant-related commitments	8.6	8.6	—	—	—

Total	$714.2	$28.9	$685.3	$—	$—

Cash Flow—Our Predecessor

        Our cash and cash equivalents and restricted cash balance was $39.4 million at June 30, 2017 and $34.5 million as of December 31, 2016. The following summary discussion of our cash flows is based on our combined consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

Comparison of the Six Months Ended June 30, 2017 to the Six Months Ended June 30, 2016

        The following presents a summary of our combined consolidated statements of cash flows for the six months ended June 30, 2017 and 2016, respectively.

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Cash flow provided by (used in):
Operating activities	$25,055	$6,456
Investing activities	(6,529)	(565)
Financing activities	(13,599)	(2,463)

Net increase in cash and cash equivalents and restricted cash	$4,927	$3,428

        Net cash provided by operating activities increased by $18.6 million to $25.1 million for the six months ended June 30, 2017 compared to $6.5 million for the six month ended June 30, 2016 primarily as a result of the acquisition of our second portfolio, which contributed $44.9 million of the increase, as well as changes in operating assets and liabilities. This increase was partially offset by the $28.3 million increase in contractual interest expense relating to the debt and preferred equity financing obtained in connection with the acquisition of our second portfolio.

        Net cash used in investing activities increased by $5.9 million to $6.5 million for the six months ended June 30, 2017 compared to $0.6 million for the six months ended June 30, 2016 primarily as a result of increased capital expenditures, which comprised of building and tenant improvements.

        Net cash used in financing activities increased by $11.1 million to $13.6 million for the six months ended June 30, 2017 compared to $2.5 million for the six months ended June 30, 2016 primarily as a result of the $11.6 million increase in distributions to owners.

Comparison of the Year Ended December 31, 2016 to the Year Ended December 31, 2015

        The following presents a summary of our cash flows for the year ended December 31, 2016, the period from December 3, 2015 (when our predecessor commenced operations) to December 31, 2015 and the period from January 1, 2015 to December 2, 2015, respectively.

	Workspace Ownership
			Prior Ownership
		Period from December 3, 2015 (commencement of operations) to December 31, 2015
	Year Ended December 31, 2016		Period from January 1, 2015 to December 2, 2015
	(in thousands)
Cash flow provided by (used in):
Operating activities	$25,799	$(213)	$16,587
Investing activities	(975,547)	(238,449)	(4,083)
Financing activities	980,513	242,392	(12,582)

Net increase (decrease) in cash and cash equivalents and restricted cash	$30,765	$3,730	$(78)

        In order to present investors a full period to period comparison, in the discussion and analysis that follows, we have combined cash flows of our predecessor under Workspace ownership for the period from December 3, 2015 (when our predecessor commenced operations) to December 31, 2015 with those of our predecessor under prior ownership for the period from January 1, 2015 to December 2,

2015. However, this combined presentation does not purport to represent what our predecessor's cash flows would have been had the Workspace ownership period began on January 1, 2015.

        Net cash provided by operating activities increased by $9.4 million to $25.8 million for the year ended December 31, 2016 compared to $16.4 million for the year ended December 31, 2015 primarily as a result of the acquisition of our second portfolio in October 2016, which contributed $20.3 million of the increase, as well as majority of the changes in operating assets and liabilities. The increase was partially offset by the $13.3 million increase in contractual interest expense relating to the debt and preferred equity financing obtained in connection with the acquisition of second portfolio and the recognition of a full year of interest expense on our first portfolio Debt in 2016 compared to approximately of one-month of interest expense on our first portfolio Debt recognized in 2015.

        Net cash used in investing activities increased by $733.0 million to $975.5 million for the year ended December 31, 2016 compared to $242.5 million for the year ended December 31, 2015. In October 2016, we acquired our second portfolio while in December 2015, we acquired our first portfolio.

        Net cash provided by financing activities increased by $750.7 million to $980.5 million for the year ended December 31, 2016 compared to from $229.8 million for the year ended December 31, 2015 primarily as a result of the $715.0 million increase in net borrowings, $41.6 million increase in net contributions from owners and $0.6 million increase in the purchase of interest rate caps, partially offset by the $19.1 million increase in financing costs and equity issuance costs. During the year ended December 31, 2016 and in connection with the acquisition of our second portfolio, we obtained debt and preferred equity financing in the amount of $915.0 million and incurred $22.0 million of financing costs and $0.5 million from the purchase of the interest rate caps. During the year ended December 31, 2015 and in connection with the acquisition of our first portfolio, we obtained $200.0 million of secured borrowings and incurred $4.3 million of financing costs and $1.1 million from the purchase of the interest rate caps.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the risk of loss from adverse changes in market prices and interest rates. Our future earnings, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Our primary market risk results from our indebtedness, which bears interest at both fixed and variable rates. Subject to maintaining our status as a REIT for Federal income tax purposes, we may manage our market risk on variable rate debt through the use of derivative instruments such as interest cap agreements to, in effect, cap the interest rate on all or a portion of the debt for varying periods up to maturity. In the future, we may use interest rate swaps or other derivatives that fix the rate on all or a portion of our variable rate debt for varying periods up to maturity. This in turn, reduces the risks of variability of cash flows created by variable rate debt and mitigates the risk of increases in interest rates. Our objective when undertaking such arrangements will be to reduce our floating rate exposure. However, we provide no assurance that our efforts to manage interest rate volatility will successfully mitigate the risks of such volatility in our portfolio and we do not intend to enter into hedging arrangements for speculative purposes. We may utilize swap arrangements in the future.

        To mitigate the impact of fluctuations in interest rates on our floating rate debt, we generally enter into interest rate cap agreements. As of June 30, 2017, on a pro forma basis, we had interest rate cap agreements in the notional amount of $652.8 million. Under the terms of cap agreements, we pay a fee to a counterparty in exchange for the right to receive payments from the counterparty if interest rates exceed specified levels during the term of the agreement.

        In connection with the financing of the acquisition of our second portfolio, we entered into four interest rate cap agreements that effectively capped LIBOR at 1.75%. These interest rate cap agreements with a combined notional value of $816 million will mature on October 15, 2018. In connection with the financing of the acquisition of our first portfolio, we entered into three interest rate cap agreements that effectively capped LIBOR at 1.00%. These interest rate cap agreements with a combined notional value of $200 million will mature on December 15, 2017.

        As of June 30, 2017, on a pro forma basis, our total combined indebtedness was $652.8 million, all of which was variable rate debt subject to interest rate caps. If LIBOR were to increase by 100 basis points, interest expense on our variable rate debt, for the six months ended June 30, 2017, on a pro forma basis, would increase by approximately $3.3 million. Because we have an interest rate cap in place with a strike price of 1.75%, any increase in pro forma interest expense would be capped at $1.7 million for the six months ended June 30, 2017.

Off-Balance Sheet Arrangements

        We had no material off-balance sheet arrangements as of June 30, 2017.

Non-GAAP Financial Measures

        We use and present net operating income, or NOI, earnings before interest, taxes, depreciation and amortization, or EBITDA, an adjusted measure of EBITDA, or Adjusted EBITDA, funds from operations, or FFO, and an adjusted measure of FFO, or Core FFO, as supplemental measures of our performance. The summary below describes our use of NOI, EBITDA, Adjusted EBITDA, FFO and Core FFO, provides information regarding why we believe these measures are meaningful supplemental measures of our performance, and reconciles these measures from net income (loss), presented in accordance with GAAP.

        Due to the significant differences that will exist between our future financial information and our predecessor's historical combined financial information, we believe that presenting the non-GAAP information on a pro forma basis provides investors with more useful information regarding our performance and results of operations.

Net Operating Income

        NOI is a metric we use to measure the operating performance of our property portfolio, and consists of property-related revenue (which includes rental revenue, reimbursement income and other income) less operating expenses (which includes building expenses such as repairs and maintenance, insurance, real estate taxes, security, utilities, property-related payroll and provision for doubtful accounts), excluding non-cash amounts recorded for straight-line rents including related provision for doubtful accounts and amortization of above- and below-market leases. We use this metric internally as a performance measure and believe it provides useful information to investors regarding our results of operations because it reflects only those income and expense items that are incurred at the property level, excluding non-cash items. Therefore, we believe this metric is a useful measure for evaluating the operating performance of our real estate assets. Further, we believe this metric is useful to investors as a performance measure because, when compared across periods, it reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. NOI excludes certain components from net income (loss) in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates and amortization of above- and below-market leases, may distort operating performance at the property level. Other real estate companies may use different methodologies for calculating NOI, and accordingly, our presentation of NOI may not be comparable to other real estate companies' presentations of this metric.

        The following table presents a reconciliation of our pro forma net income (loss) to NOI for the periods presented:

	Pro Forma
	Six Months Ended June 30, 2017	Year Ended December 31, 2016
	(in thousands)
Net loss	$(20,218)	$(27,148)
Add:
Depreciation and amortization	46,393	93,876
General and administrative	9,493	11,598
Interest expense	23,958	46,084
Loss on extinguishment of debt	—	1,093
Amortization of above- and below-market leases, net	2,237	3,513
Transaction related costs	—	213
Unrealized gain (loss) on derivative investments	(96)	781
Less:
Straight-line rents	(3,476)	(7,086)
Recovery of (provision for) straight-line rent bad debts	(2)	20

NOI	$58,289	$122,944

EBITDA and Adjusted EBITDA

        EBITDA and Adjusted EBITDA are metrics we use to measure our operating performance. Adjusted EBITDA represents EBITDA, as further adjusted to eliminate the impact of gain (loss) on extinguishment of debt, transaction related costs, unrealized gains (losses) on derivative instruments and non-cash compensation expense. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss) determined in accordance with GAAP. Other real estate companies may use different methodologies for calculating EBITDA and Adjusted EBITDA or similar metrics, and accordingly, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other real estate companies. EBITDA and Adjusted EBITDA may be useful because they help investors and lenders meaningfully evaluate and compare our operating performance from period to period by removing from our operating results the impact of our capital structure (primarily interest charges from our consolidated outstanding debt and, in the case of Adjusted EBITDA, the impact of our interest rate caps), certain non-cash expenses (primarily depreciation and amortization on our assets and non-cash compensation expense) that may vary from period to period based on our acquisition activities. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. Neither EBITDA nor Adjusted EBITDA should be considered an alternative to net cash flow from operating activities, as determined by GAAP, as a measure of liquidity, and neither EBITDA nor Adjusted EBITDA is necessarily indicative of cash available to fund cash needs. In future periods, we also may exclude other items from Adjusted EBITDA that we believe may help investors compare our results. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations, and cash flows.

        The following table presents a reconciliation of pro forma net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Pro Forma
	Six Months Ended June 30, 2017	Year Ended December 31, 2016
	(in thousands)
Net loss	$(20,218)	$(27,148)
Add:
Depreciation and amortization	46,393	93,876
Interest expense	23,958	46,084

EBITDA	50,133	112,812
Add/subtract:
Loss on extinguishment of debt	—	1,093
Unrealized (gain) loss on derivative instruments	(96)	781
Transaction related costs	—	213
Non-cash compensation expense	2,224	5,910

Adjusted EBITDA	$52,261	$120,809

Funds From Operations

        FFO is a supplemental measure of our performance. We present FFO calculated in accordance with the current definition of FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. In addition, we present Core FFO, which adjusts FFO for certain other adjustments that we believe enhance the comparability of our FFO across periods and to similar finished units reported by other publicly traded office and flex space REITs. FFO is a supplemental performance measure that is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies.

        NAREIT defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures.

        Because values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions (in contrast to the systematic decline reflected in depreciation charges required under GAAP), many investors consider FFO to be a useful alternative view of our operating performance, particularly with respect to our rental properties. We adjust FFO to present Core FFO as an alternative measure of our operating performance, which, when applicable, excludes the impact of gain (loss) on extinguishment of debt, transaction related costs and unrealized gain (loss) on derivative instruments in order to reflect the core FFO of our real estate portfolio and operations. In future periods, we also may exclude other items from Core FFO that we believe may help investors compare our results.

        FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO should be considered an alternative to net cash flow from operating activities, as determined by GAAP, as a measure of liquidity, and neither FFO nor Core FFO is necessarily indicative of cash available to fund cash needs. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations, and cash flows.

        The following table presents a reconciliation of our pro forma net income (loss) to FFO and Core FFO for the periods presented:

	Pro Forma
	Six Months Ended June 30, 2017	Year Ended December 31, 2016
	(in thousands)
Net income (loss)	$(20,218)	$(27,148)
Add:
Real estate depreciation and amortization	46,383	93,876

FFO available to common shareholders and unitholders	26,165	66,728
Add/subtract:
Loss on extinguishment of debt	—	1,093
Unrealized (gain) loss on derivative instruments	(96)	781
Transaction related costs	—	213

Core FFO available to common shareholders and unitholders	$26,069	$68,815

Inflation

        Substantially all of our office leases provide for separate real estate tax as well as operating expense recoveries based on increases in the Consumer Price Index or other measures. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases in expenses will be at least partially offset by the contractual rent increases described above.

Recently Issued Accounting Standards

        In May 2014, the FASB issued an update, or ASU 2014-09, establishing ASC Topic 606, Revenue from Contracts with Customers. ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. In August 2015, the FASB issued an update, or ASU 2015-14, to ASC 606, Deferral of the Effective Date, which deferred the adoption of ASU 2014-09 to interim and annual reporting periods in fiscal years that begin after December 15, 2017. In March 2016, the FASB issued an update, or ASU 2016-08, to ASC 606, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard pursuant to ASU 2014-09. In April 2016, the FASB issued an update, or ASU 2016-10, to ASC 606, Identifying Performance Obligations and Licensing, which clarifies guidance related to identifying performance obligations and licensing implementation guidance contained in ASU 2014-09. In May 2016, the FASB issued an update, or ASU 2016-12, to ASC 606, Narrow-Scope Improvements and Practical Expedients, which amends certain aspects of the new revenue recognition standard pursuant to ASU 2014-09. In December 2016, the FASB issued an update, or ASU No. 2016-20, to ASC 606, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which provides technical corrections and improvements to clarify Topic 606 or to correct unintended application of Topic 606. In February 2017, the FASB issued an update, or ASU No. 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20), which clarifies the scope of asset derecognition guidance and accounting for partial sales of nonfinancial assets and simplifies GAAP for derecognition of a business or nonprofit activity by eliminating several accounting differences between transactions involving assets and transactions involving businesses. The new guidance can be applied either retrospectively to each prior reporting period presented, or as a cumulative-effect adjustment as of the date of adoption. We expect that executory costs and certain non-lease components of revenue from leases (upon the adoption of ASU 2016-02), tenant service revenue and gains on sales of real estate may be impacted by the adoption of ASU 2014-09, although we expect that the impact will be to the pattern of revenue recognition and not the total revenue recognized over time. We are currently evaluating the impact of the adoption of these ASUs on our combined consolidated financial statements and plan to adopt this standard using the modified retrospective method.

        In August 2014, the FASB issued an update, or ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, which requires an entity's management to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. According to the new guidance, substantial doubt exists when conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date the financial statements are issued. The term "probable" is used consistently with its current use in GAAP for loss contingencies. Disclosures are required if conditions give rise to substantial doubt about the entity's ability to continue as a going concern, including whether management's plans that are intended to mitigate those conditions will alleviate the substantial doubt when implemented. The guidance is effective for interim and annual periods ending after December 15, 2016. The adoption of this update in 2016 had no impact on our predecessor's combined consolidated financial statements.

        In February 2015, the FASB issued an update, or ASU 2015-02, Amendments to the Consolidation Analysis, to ASC Topic 810, Consolidation. ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, the amendments: (i) modify the evaluation of whether limited partnerships and similar legal entities are VIEs or VOEs, (ii) eliminate the presumption that a general partner should consolidate a limited partnership, (iii) affect the consolidation analysis of reporting entities that are involved with VIEs, and (iv) provide a scope exception for certain entities. ASU 2015-02 is effective for interim and annual reporting periods beginning after December 15, 2015. The adoption of this update on January 1, 2016 did not have a material impact on our predecessor's combined consolidated financial statements.

        In April 2015, the FASB issued an update, or ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, to ASC Topic 835, Interest. ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability to which they relate, consistent with debt discounts, as opposed to being presented as assets. ASU 2015-03 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015. Our predecessor adopted the guidance, on a retrospective basis. Accordingly, deferred finance costs, net of accumulated amortization, are presented as a direct reduction within the mortgages payable on our predecessor's combined consolidated balance sheets. ASU 2015-03 does not address how debt issuance costs related to line-of-credit arrangements should be presented on the balance sheet or amortized. Given this absence of authoritative guidance within ASU 2015-03, the FASB issued an update, or ASU 2015-15, Interest—Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting, which clarifies that the SEC Staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. Deferred financing costs related to our new unsecured credit facilities will be presented as part of deferred costs.

        In February 2016, the FASB issued an update, or ASU 2016-02, Leases (Topic 842), or ASU 2016-02, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract. ASU 2016-02 requires lessees (applicable to our predecessor's ground lease obligations) to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases, and operating leases. ASU 2016-02 supersedes the previous leases standard, Leases (Topic 840). The new guidance requires modified retrospective transition, which requires application of the new guidance at the beginning of the earliest comparative period presented in the year of adoption. The standard is effective on January 1, 2019, with early adoption permitted. We are currently in the process of evaluating the impact the adoption of ASU 2016-02 will have on our predecessor's combined consolidated financial statements. We anticipate adopting this guidance on January 1, 2019 and will apply the modified retrospective approach.

        In August 2016, the FASB issued an update, or ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 amends ASC 230, Statement of Cash Flows, to provide guidance on the classification of certain cash receipts and payments in the statement of cash flows. For a public company, the standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. Our predecessor adopted the guidance, on a retrospective basis, effective January 1, 2016, which did not have any impact on our predecessor's combined consolidated financial statements.

        In October 2016, the FASB issued an update, or ASU 2016-17, Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control, which alters how a decision maker needs to consider indirect interest in a VIE held through an entity under common control. ASU 2016-17 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. Early adoption is permitted in any interim or annual period. Our predecessor adopted this guidance on January 1, 2016. The adoption did not have a material impact on our predecessor's combined consolidated financial statements. See "Principles of Consolidation and Combined Financial Statements" above.

        In November 2016, the FASB issued an update, or ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). ASU 2016-18 provides guidance on the classification and presentation of restricted cash in the statement of cash flows. Under the new guidance, restricted cash will be included in the cash and cash equivalent balances in the statement of cash flows. This guidance is effective for fiscal years beginning after December 31, 2017, including interim periods within those fiscal years. The new guidance should be applied using a retrospective transition method to each period presented. Early adoption is permitted. Our predecessor adopted the guidance, on a retrospective basis. Accordingly, we have combined the restricted cash with the cash and cash equivalents when reconciling the beginning and end of period balances on the combined consolidated statements of cash flows.

        In January 2017, the FASB issued an update, or ASU 2017-01, Clarifying the Definition of a Business to ASC Topic 805, Business Combinations. ASU 2017-01 clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This guidance is effective prospectively for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for transactions that occurred before the issuance date or effective date of the standard if the transactions were not reported in financial statements that have been issued or made available for issuance. The adoption of this ASU 2017-01 will result in less real estate acquisitions qualifying as businesses and, accordingly, acquisition costs for those acquisitions that are not businesses will be capitalized rather than expensed. Our predecessor early adopted this new guidance in accounting for the acquisitions of our first portfolio and our second portfolio.

INDUSTRY AND MARKET DATA

        Unless otherwise indicated, all information in this Industry and Market Data section is derived from the market study prepared for us by C&W. References in this section to "Workspace" and "the company" refer to Workspace Property Trust, together with its consolidated subsidiaries.

Suburban Market Demographics

The U.S. Population has been Growing Increasingly Suburban for Decades

        In the second half of the 20th century, home ownership was facilitated by government programs that made homes more affordable, with the creation of the Federal Housing Administration, and more accessible by building highways. These initiatives, along with a national culture promoting the attractiveness and benefits of home ownership, drove a steady increase in home ownership in suburban areas. The result has been a culture of suburban living that has helped frame the life/work decisions of American families for decades.

        The percentage of population living in the suburbs has increased every decade from 1910 to 2016 with the most recent data showing that 54% of the U.S. population lives in the suburbs. This percentage likely understates the suburban population size as some of the "Principal cities" included in the U.S. Census Bureau's chart below contain low density areas that could be otherwise categorized as suburban.

Source: U.S. Census Bureau.

Note: Metropolitan area is defined as an area of a large population nucleus, together with adjacent communities having a high degree of social and economic integration with that nucleus.

(1)
The largest city in a metropolitan area. Additional cities qualify if specified requirements are met concerning both population size and levels of employment.

(2)
The area inside a metropolitan area, but outside the central city.

(3)
Area outside metropolitan area.

        These trends continued in the early 2000s as suburban counties experienced faster population growth than urban areas as people were attracted to the lower cost of living, better schools and the larger and newer housing stock available at attractive relative values; the same attributes that have driven population and workforce suburbanization for decades. Meanwhile, during the same period, urban areas were experiencing a decline as population growth decelerated and even turned negative in 2006.

Source: U.S. Census Bureau data, analysis by Dr. Jed Kolko.

(1)
Urban is defined as areas with density of more than 2,000 households per square mile.

(2)
High-density suburban is defined as areas with density between 1,000 and 2,000 households per square mile.

(3)
Low-density suburban is defined as areas with density between 500 and 1,000 households per square mile.

        However, in 2009, with the collapse of the housing bubble and the ensuing financial crisis, suburbanization began to slow while urban population increased. The housing and job markets were impacted by the recession and cohorts that might otherwise have purchased homes and migrated out of urban areas were unable to do so, given the loss of personal wealth and increased difficulty or desire to take out a mortgage. At the same time, a large cohort of Millennials (the age cohort born between 1980 and 2000) entered into their prime city-dwelling age, which contributed to inflows into urban areas.

        Since 2011, however, the momentum has shifted back towards long-standing demographic trends. As post-recession recovery has continued, more people have started moving out of urban cores and urban population growth declined each year while growth in the suburbs has either been stable or accelerated. We believe this trend will accelerate as Millennials age and move on to the next stages in their lives.

Millennial Demographics Point to a Later but not Lesser Migratory Tailwind to Suburbs

        Over the past several decades, there have been consistent trends within age cohorts with regard to migration behavior. As shown in the chart below, migration rates into large urban core counties are highest for the 25-29 age group and decline significantly for the 30-34 age group and older adults across all three periods. The 25-29 age group represents the range during which most young adults complete their education or training, begin full-time, career-oriented employment and transition towards urbanization.

Source: Winkler et al., 2013; Analyst: K.M. Johnson, University of New Hampshire.

        In the other direction, the migration into large urban non-core counties (i.e., the suburbs) peaks at age 30-34 and remains elevated for the 35-39 age group. These two age groups mark the life-cycle transition from independent living to family life associated with marriage, children and home purchases. As illustrated by the two charts above, the 35-39 age group exhibits both high suburban inflow and high urban outflow and therefore is most representative of prime suburban migration age. The 35-39 age group has also been less impacted by a range of factors that have been cited as delaying Millennial migration to the suburbs, including delayed family formation, elevated student debt and inability to buy homes.

        The first Millennials turned 25 in 2005 and entered the prime city-dwelling age. In each subsequent year, a larger number of Millennials entered the 25-29 age group compared to the population leaving cities. This demographic shift, combined with the migration trends discussed previously, help explain the surge in urban population growth.

Source: U.S. Census Bureau forecasts.

        However, according to the U.S. Census Bureau forecasts, the prime city-dwelling population (25-29 age group) will begin to decrease in 2020 while the prime suburb-dwelling population (35-39 age group), which began growing in 2013, is expected to see positive, accelerating growth through much of the next decade. As Millennials follow long-term migratory trends, demographic forces should increasingly favor the suburbs for establishing households, with positive implications for office fundamentals.

Source: U.S. Census Bureau forecasts.

        While the inflow of Millennials into urban centers has been consistent with historical demographic patterns, several unique drivers have delayed the Millennials' move to the suburbs compared to previous generations. We believe that these drivers will translate into a later, but not a lesser, migratory tailwind to suburban markets. We have already seen some of these migration trends manifest, such as labor force growth in the suburbs of 2.3% compared to 2.1% in urban areas.

        Firstly, the financial crisis had the effect of reducing out-migration from cities. People who otherwise might have bought homes were no longer able to do so due to the deteriorating labor market and the tightening availability of credit. While housing and financial markets have broadly recovered from the last crisis, mortgage lending conditions remain significantly more stringent than in earlier periods. Lenders require higher credit scores and higher down payments from buyers. The latter can be particularly problematic for Millennials, whose ability to save has been compromised by a combination of rising urban rents, restrained wage growth and payments on student debt.

Source: Joint Center for Housing Studies tabulations of CoreLogic data.

Note: Data includes only conventional first-lien purchase mortgage originations.

Source: Joint Center for Housing Studies tabulations of U.S. Census Bureau, 2015 American Community survey one-year estimates.

Note: Affordability of metropolitan areas are determined by the share of renters paying more than 30% of income on housing.

        Student loan debt has increased 170% between 2006 and 2016 to $1.3 trillion, with Millennials accounting for much of this increase. The average loan balance meanwhile has increased 70% to

$34,000 according to analysis by the Federal Reserve Bank of New York published in April 2017. The same analysis showed that while student debt burdens depress homeownership rates, the effects diminish over time given that higher education levels are associated with higher homeownership rates. Accordingly, while greater student debt burdens among Millennials will result in delayed homeownership, the higher education level of Millennials should alleviate this delay over time.

Source: New York Fed Consumer Credit Panel/Equifax.

Source: New York Fed Consumer Credit Panel/Equifax and National Student Clearinghouse.

        Lastly, Millennials have been waiting longer to have children compared to previous generations, which has further delayed their move to the suburbs. In 2014, 42% of Millennial women between the ages of 18 to 33 were mothers, compared to 49% of women from Generation X (born between 1965 and 1980) when they were in the same age range. Despite the delay in having children, research shows that 87% of Millennials currently without children would like to have them someday.

        Approximately 1.3 million Millennial women gave birth for the first time in 2015, according to recent data from the National Center for Health Statistics, raising the total number of Millennial women who have become mothers to over 16 million. Millennial women now account for the vast majority of annual U.S. births, with 82% of births in 2015 attributable to them.

Source: Pew Research center analysis of National Center for health statistics data.

Note: Based upon births to U.S. residents. This does not include adoptive mothers or stepmothers.

        The accelerating family formation rate among Millennials is already driving population growth in the suburbs. According to U.S. Census Bureau estimates, Millennial population growth in the suburbs has significantly outpaced that of the urban core.

Source: U.S. Census Bureau data, analysis by Dr. Jed Kolko.

        The recent suburban population growth is consistent with the emergence of Millennials as the largest home buying group and their growing preference for houses in the suburbs. The percentage of Millennial homebuyers has increased from 28% in 2013 to 34% in 2017, with the percentage of homes purchased in the suburbs increasing from 50% to 57% during the same period.

Source: National Association of Realtors.

        In the coming years, Millennials will increasingly suburbanize as they age, driving a larger migratory trend to the suburbs. As a result, human capital will become marginally less concentrated in the cities while increasing in the suburbs. All else being equal, this trend should accelerate wage and job growth in the suburbs while having the opposite effect in cities. For suburban office, this trend will likely translate to higher occupancy and higher rent growth than those that have been traditionally priced into the submarkets.

Suburban Office Market Fundamentals

Suburban Office has Compelling Demand Drivers

        Large suburban office campuses emerged in the 1970s as companies started following their workers into the suburbs. The suburbs present meaningful benefits to employers as office space in suburban locations almost always costs less than equivalent space in CBDs and many suburban locations offer lower taxes than cities. Suburban office offers compelling benefits to employees as well, including shorter commute time and ample/free parking. C&W tracks inventory and other office market statistics in 87 markets across the United States. Of the 5.2 billion square feet of office inventory tracked, 3.6 billion, or 69%, is in suburban markets while 31% is located in CBD. This distribution of office space reflects where people live, as 68% of the U.S. population lived outside principal cities in 2016.

        In addition to the benefit of close proximity to where a majority of the workforce lives, employers are also attracted to suburban markets due to lower occupancy costs relative to CBD costs. As of June 2017, the spread between average suburban office and CBD office rent per square foot is at a post-2000 high of $15, making suburban office space 37% cheaper than CBD office space. Because Millennial talent has been generally clustered in central cities, employers have been willing to bear the burden of higher CBD rents in order to attract such talent. However, as previously discussed, current demographic trends are now pointing towards a migration to the suburbs.

Source: Cushman & Wakefield.

        As shown in the chart above, there is a significant benefit for employers who look to decrease occupancy costs by moving jobs to less expensive suburban locations. Additionally, as the economic cycle continues, wage inflation should increase pressure on corporate margins, making the cost advantage of suburban office all the more attractive.

        Workspace's assets are located in submarkets that exhibit strong demand drivers for employers. Horsham, Philadelphia, one of Workspace's largest submarkets, has been increasingly attractive to employers due to the lower cost of doing business and proximity to an educated workforce compared to other Philadelphia markets. Major employers, such as Johnson & Johnson, Prudential, Penn Mutual and Comcast, have all targeted Horsham due to its educated workforce with 92% of residents having earned at a minimum a high school or college degree, friendly business environment with no wage or occupational tax, and high population density with nearly one million people living within a 10 mile radius.

Suburban Office is a Fragmented and Liquid Market

        The suburban office market is fragmented geographically, with a higher number of smaller buildings spread over larger areas, as well as in ownership, with roughly three times as many suburban office owners as there are CBD office owners. Additionally, the average investor holding in the suburbs is approximately 50% lower than the average investor holding in CBD office.

        Workspace is competitively position to benefit from this dynamic as a leading institutional owner of suburban office in each of the five markets it operates with the infrastructure to operate more efficiently than most market participants.

        As of September 2017, institutions and private investors represented the majority of suburban market ownership, with 46% and 25% of total value, respectively. REITs are the third largest, with 23% ownership, 18% of which is held by public REITs. Many private institutions have finite investment horizons, and are active sellers as they exit their investments. In addition, many public REITs that own suburban office consider it non-core to their portfolios and as they continue to focus on their core markets, we believe there will be opportunities to acquire institutional-quality portfolios in select suburban markets at attractive cap rates.

Source: Real Capital Analytics, Cushman & Wakefield, September 2017.

Note: Ownership categories are defined as the following: Institution—Bank, Equity Fund, Finance, Insurance, Investment Manager, Open End Fund, Pension Fund, Sovereign Wealth Fund; Private Developer/Owner—Developer/Owner, High Net Worth investor; REIT/REOC—Public REIT, Private REIT, REOC; User/Other—CMBS, Corporate, Education, Government, Non-Profit, Religious, Other

        The suburban office market exhibits similar liquidity patterns to the CBD office market as overall volumes have moved in lockstep for much of the current cycle. Since the first quarter of 2006, suburban office has accounted for 53% of dollar volume on average. Since the beginning of 2017, however, suburban office volumes have increased relative to CBD, suggesting there is high and growing demand for suburban office assets, supported by attractive investment yields and strong fundamentals.

Source: Real Capital Analytics, Cushman & Wakefield.

Note: Represents deals over $5 million.

Office Markets are in Early Stages of Growth in the Current Cycle

        Relative to other commercial real estate sectors, the office sector is in early stages of expansion, with suburban office in earlier stages of growth relative to CBD office.

Source: Green Street Advisors.

(1)
Includes CBD markets of Boston, Manhattan, San Francisco, Washington D.C., and West Los Angeles.

(2)
Includes suburban markets and CBD in non-gateway markets.

        The current commercial real estate cycle began in 2010, making it the third longest expansion in U.S. history. While U.S. gross domestic product growth in this cycle has been slower than previous expansions, employment has grown more rapidly, accelerating sharply in 2014 and 2015 as the economy added 5.7 million jobs, the largest increase since 1998-1999.

        Job growth was even more pronounced in the office-using sectors, including financial, professional and business services, and information technology. Since August 2009, office-using employment has increased by 18%, compared to a 12% increase in total employment. As a result, office-using employment is currently at a record high and at the highest share of total employment in history. This strong employment growth has continued to drive commercial office markets in the United States, leading to substantial absorption of space, pushing down vacancy and boosting rents.

Source: U.S. Bureau of Labor Statistics.

        Despite strong job growth in recent years, employment rates remain below their previous peaks, suggesting that the economy has room for additional growth. The unemployment rate of 4.4% remains 60 basis points above its previous low of 3.8% achieved in April 2000. The employment rate among 25-54 years old is currently 78.7%, approximately 320 basis points below its previous peak achieved in April 2000. Assuming that the employment rate among 25-54 year olds reverts to peak levels, roughly 4.1 million people will be added to the workforce. This would require close to 110 million square feet of office space to meet the demand, based on assumptions of 15% share of office-use employment and space per employee of 175 square feet. This represents approximately 210 basis points of potential occupancy gains for the total U.S. office market, with stronger implications for well-located, high-quality assets such as Workspace's, and other institutionally-owned portfolios.

Source: U.S. Bureau of Labor Statistics.

Suburban Office Fundamentals are Strengthening and Support Future Growth

        The steady pace of economic, job and population growth in suburban markets since the financial crisis has led to positive absorption and strong leasing performance. Absorption as a percentage of inventory in the suburbs has been consistently positive, averaging 1.1% since 2011, and pushing vacancy rates to multi-year lows. Since their 19.0% peak in the second quarter of 2010, suburban office vacancy rates have fallen to 13.6% in the second quarter of 2017, and are now 70 basis points below their pre-crisis low.

        It is important to note that suburban office vacancy statistics are affected by a subset of obsolete inventory that has been "under demolished." A Newmark Grubb Knight Frank research report, estimated that 14% to 22% of suburban inventory is obsolete based on analysis of six main factors: amenities, age, parking, location, floor plate size, and building size. Using the mid-point of this range, the current suburban vacancy rate would be 11.2% on an adjusted basis versus 13.6% on an unadjusted basis.

Source: Cushman & Wakefield.

        Office rent per square foot in the suburbs were slow to recover coming out of the financial crisis. However, as vacancy rates returned to, and fell below, multi-year averages, landlords regained pricing power and rent growth has accelerated. Since bottoming in the second quarter of 2011, rent per square foot has increased by 19%, representing a 3% compound annual growth rate in the past six years. Current rent levels have exceeded the pre-crisis peak achieved in the first quarter of 2009 by 10%.

Source: Cushman & Wakefield.

        Suburban office supply levels have remained constrained throughout this cycle. Often criticized for higher supply risk and low barriers to entry, suburban office under construction as a percentage of inventory is currently at 1.5%, 150 basis points lower than its previous peak, as well as 150 basis points below current CBD levels at 3.0%, and has remained below 2.0% for 22 consecutive quarters. In addition, increasing labor and construction costs have contributed to limiting new supply in these markets.

Source: Cushman & Wakefield. Based on rolling 4-quarter average.

        Most of Workspace's submarkets have seen extremely limited, if any, new construction since the financial crisis, with such new construction limited to build-to-suit projects. Additionally, vacant land has been mostly used for residential and mixed-use developments, which helped densify Workspace's markets and boost office demand. This low supply environment is a result of enhanced discipline and stricter underwriting practices employed by both developers and lenders, many of whom suffered losses in the previous cycle due to over-construction of suburban office.

        Based on Workspace's estimates, replacement office rents needed on average to justify new construction in the office markets in which it operates are approximately 60-84% above market office rents, pointing to a prolonged expected period of low supply. These estimates are based on management's estimates of replacement cost by market, an assumed development yield of 9.0%, and market rent estimates per Cushman & Wakefield data.

	Replacement cost / psf		Replacement net rent / psf(1)		Market net rent / psf(2)		% increase from market rent required
	Low	High	Low	High	Low	High	Low	High
Philadelphia	$281	$301	$25.28	$27.08	$13.69	$16.78	85%	61%
South Florida	294	314	26.46	28.26	18.40	25.07	44%	13%
Tampa	274	294	24.66	26.46	10.60	14.09	133%	88%
Minnesota	294	314	26.46	28.26	15.93	19.84	66%	42%
Phoenix	266	286	23.94	25.74	12.45	13.16	92%	96%

Average							84%	60%

Source: Cushman & Wakefield (market net rent/psf); estimates by Workspace (replacement cost/psf and replacement net rent/psf).

(1)
Based on 9.0% development yield.

(2)
Based on market gross rent estimates from Cushman & Wakefield, adjusted for operating expenses of $10.00 per square foot.

        The following table summarizes Workspace management's estimates of the replacement cost per square foot for flex properties by market.

	Flex replacement cost / psf
	Low	High
Philadelphia	$207	$227
South Florida	220	240
Tampa	200	220
Minnesota	220	240
Phoenix	215	235

Source: Workspace estimates.

        Going forward, supply levels in suburban markets are projected to remain low by historical measures. Completions/deliveries of suburban office as a percentage of total inventory is projected to increase slightly to 2.2% in 2018, but decrease back to 0.7% by 2021.

Source: Cushman & Wakefield.

        Given the low levels of supply in suburban markets, vacancy rates are expected to remain stable at about 14% (or 11% on an obsolescence-adjusted basis) over the next few years. Conversely, CBD office vacancy rates are expected to increase as a result of the elevated supply levels, maintaining an attractive spread between suburban office and CBD office.

Source: Cushman & Wakefield.

        Lastly, as suburban office vacancy and supply rates remain attractive, suburban office rent growth is expected to significantly outperform CBD office in 2017 and 2018, and perform in-line with CBD office rent growth in 2019.

Source: Cushman & Wakefield.

Suburban Office Market Valuation

Suburban Office Market Fundamentals Relative to CBD Office

        In recent years, suburban markets have outperformed CBD markets in terms of leasing activity. In the first half of 2017, 72% of the office leasing activity in the U.S. was concentrated in suburban markets, despite suburban markets representing only 69% of the U.S. office inventory. Strong leasing and low construction in the suburban markets have resulted in 540 basis points decline in vacancy rate since the post-financial-crisis peak in 2010. The spread between the vacancy rate in suburban office markets and the vacancy rate in CBD office is at its lowest point since 1999. Despite the fact that suburban office vacancy has declined significantly faster than CBD office vacancy since 2011, construction as a percentage of inventory continues to increase in CBD. Meanwhile, construction has been constrained in the suburban office markets relative to CBD office.

Source: Cushman & Wakefield; Newmark Knight Frank, "Suburban Office Obsolescence."

Note: Percentage calculation not applicable for periods with negative net absorption.

Source: Cushman & Wakefield. Rolling four-quarter average.

        Finally, rent levels in both office markets have recovered to a similar extent, with current suburban office and CBD office rents exceeding their pre-financial crisis peaks by 14% and 15%, respectively. However, CBD asking rents have been more volatile than suburban rents, evident in the fluctuations in the chart below. The annualized standard deviation of the suburban rent growth since 2006 has been 2.7% versus 4.4% for CBD.

Source: Cushman & Wakefield.

Suburban Office Valuation Relative to CBD

        While asking rents are up 14% for suburban office and 15% for CBD office relative to their respective previous cyclical peak, according to the RCA/Moody's Commercial Property Price Index (CPPI), suburban office is valued 4% below its previous cycle peak while CBD office is valued at 55% above its previous cycle peak. This suggests that the price gap is not a result of fundamentals but rather due to capital market forces.

Source: Cushman & Wakefield.

        The valuation differential is attributable to disproportionate cap rate compression that has resulted in historically large yield spreads. In the beginning stages of the financial crisis recovery, these differential trends in yields and price returns seemed justified as suburban office rents and vacancies were slower to recover, while CBD office rents showed a faster rebound and steady growth. Additionally, the influx of Millennials into the nation's cities led to higher office rents and lower vacancies, creating a false expectation of permanent growth in cities, which in turn drove cap rate spreads.

        Another driver of the cap rate differential has been investors willingness to pay more for assets with low perceived risk, especially so-called "trophy assets". CBD office has appeared to offer a superior value proposition versus suburban office assets, with higher rent growth, higher returns and quicker recovery in a downturn. The result has been a widening spread between CBD office and suburban office cap rates. However, these market assumptions proved to be inconsistent with the strong fundamentals the suburban office market has displayed during the post-crisis recovery. Investors are beginning to recognize this mispricing, and there has been increased demand in the suburban office sector relative to CBD office.

Source: Real Capital Analytics, Cushman & Wakefield.

Note: Represents deals over $5 million.

        Recent capital markets activity supports this shift in investor sentiment. In the first six months of 2017, suburban office was the only property subtype, aside from warehouse and limited service hotels, to increase acquisition volume year-over-year, up 10%. By contrast, CBD office was among the worst performers, with acquisition volume down 20%. Private investors drove the strong suburban acquisition volume, increasing suburban office purchases by 19% even as they decreased CBD office acquisitions by 18%. This recent activity suggests there is high and growing demand for suburban office assets. Going forward, the spread between suburban and CBD office not only represents potential upside for suburban office, but also represents a greater buffer to mitigate a rising cap rate environment. Overall, suburban office markets present an attractive risk-adjusted investment opportunity on both a valuation and fundamentals basis.

Workspace Markets Overview

Source: Cushman & Wakefield.

(1)
Based on the weighted average market data for our markets, calculated based on the percent of our annualized rent by market as of June 30, 2017.

Source: Cushman & Wakefield.

(1)
Based on the weighted average market data for our markets, calculated based on the percent of our annualized rent by market as of June 30, 2017.

Source: Cushman & Wakefield.

(1)
Based on the weighted average market data for our markets, calculated based on the percent of our annualized rent by market as of June 30, 2017.

Source: Cushman & Wakefield.

(1)
Based on the weighted average market data for our markets, calculated based on the percent of our annualized rent by market as of June 30, 2017.

        The following table sets forth cap rates for Class A office asset acquisitions/disposition in Workspace's markets during the first half of 2017.

Market	Suburban Class A Office Cap Rates
Philadelphia	5.0–7.0%
South Florida(1)	7.0–7.5%
Phoenix	7.0–7.5%
Minneapolis	7.0–7.5%
Tampa	6.8–7.3%

Source: Cushman & Wakefield.

Note: Workspace's office portfolio is not comprised entirely of Class A office assets, and such market caps rates are not necessarily indicative of the cap rates for Workspace's individual office assets or portfolio. Actual cap rates for Workspace's individual office assets or portfolio may vary.

(1)
Represents the three-county Miami metropolitan statistical area suburban office market.

Philadelphia Market Overview

        Philadelphia, the fifth most populous city in the country, is seeing rapid growth as the city undergoes record development in both the commercial and residential spaces. Over the past year, unemployment has decreased to 4.6%, as 44,300 jobs were added to the Philadelphia metro area as of June 30, 2017. Philadelphia is home to dozens of colleges and universities, and their affiliated medical institutions, which have grown deep roots within the city and attract a steady stream of entrepreneurial-minded technology and service-oriented businesses, employing approximately 31% of the workforce in these industries. Proximity to these institutions has resulted in the entrenchment of some of the largest pharmaceutical and healthcare companies in the surrounding metro area, which have supported strong fundamentals and low volatility within the market. From a regional perspective, the suburban office and flex market has followed a similar pattern and, as a geographically diversified area, Philadelphia tends to follow national economic cycles closely. This has resulted in strong job growth of 8.1% since 2010, with a positive outlook for 2017 and into 2018. However, high city taxes in the CBD area are a deterrent for many companies and a key benefit for companies that choose to locate their offices in the Philadelphia suburbs that are not subject to such taxes. Well-located suburban Philadelphia markets that possess urban-like amenities, executive housing and convenient transportation are positioned to benefit from this potential trend of suburbanization.

Horsham/Willow Grove Submarket

        The Horsham/Willow Grove submarket is a 5.1 million square foot region of the greater Philadelphia metro area and is conveniently located with direct access to the Pennsylvania Turnpike, major State Highways 611, 309 and 63, as well as serviced by three SEPTA bus routes with connections to nearby Willow Grove train station, providing access to the surrounding counties, including Philadelphia. As one of the more established submarkets, Horsham/Willow Grove has held consistently strong occupancy throughout recessionary periods. The unemployment rate in Horsham/Willow Grove has been consistently lower than the national average over the past 20 years and in recent years has been increasingly attractive to employers due to the lower cost of living, abundance of transportation options and competitive market rent structures compared to other suburban Philadelphia markets. The Horsham/Willow Grove median home value of $265,000 reflects favorably relative to the $450,000 median home value in the neighboring Fort Washington submarket, and the township boasts a top 20%

ranked public education system with 13:1 student-to-teacher ratio. Major employers, such as Johnson & Johnson, UnitedHealth Group, Prudential, Penn Mutual, Arris and Comcast, have targeted Horsham/Willow Grove for its educated workforce, with 92% of residents having earned at a minimum a high school or college degree, friendly business environment with no wage or occupational tax and high population density, with nearly 1 million people living within a 10 mile radius. In addition, the area is set to benefit from new redevelopment projects, including the continued expansion of the Welsh Road retail corridor, a retail development at the gateway to the Pennsylvania Business Campus, numerous Toll Brothers residential projects and the recently adopted Montgomery County Planning Commission Business Parks Master Plan. The Master Plan, approved in August 2017, provides a zoning overlay encouraging the development of residential, hospitality and retail projects within the Pennsylvania Business Campus, all of which will further densify the submarket. Office rental rates within this submarket have increased by approximately 8.2% since the 2010 low as a result of several factors, including the attractiveness of the local workforce, a booming Philadelphia metro economy and high barriers to entry throughout the Philadelphia region. In addition to the numerous public transportation options available, another key benefit to Horsham/Willow Grove is the ability to offer higher parking ratios, which are unavailable in other office concentrated markets, such as Conshohocken and Radnor.

        As the largest landlord in the submarket, Workspace has $536,994 square feet of flex and tech-flex space and 1.8 million square feet of premium low-rise office space. There is significant opportunity for growth and upside in the submarket, and Workspace is optimally positioned and prepared to benefit from the developments. For example, the retail development at the entrance to the Pennsylvania Business Campus is within walking distance of several of Workspace's assets and will provide new amenities to the tenant base, including a Super Wawa, CVS and a variety of new restaurants. One of the key factors that sets Workspace apart from competitors is the company's vertically integrated platform and highly attentive tenant services. With property managers and leasing teams working in tandem, Workspace is actively present in the submarket and can be a first mover in taking advantage of opportunity for expansion with current tenants or identifying potential new companies looking for space. Further, Workspace's scale and ability to offer high quality spaces to accommodate a variety of tenants and industries will continue to differentiate the company and allow it to capture future demand.

King of Prussia / Valley Forge Submarket

        The Great Valley subsection of the King of Prussia / Valley Forge submarket is situated along a 2.5 mile strip of Route 29 between the Pennsylvania Turnpike to the North and Route 202 and Business Route 30 to the South. The submarket consists of approximately 17.3 million square feet of commercial space, of which two-thirds is office and one-third is tech and light industrial. Over the past five years, the suburban office sector vacancy rates have dropped from 16% to 12%. Over the same time span within the Great Valley subsection of the submarket, approximately $250.0 million of public infrastructure has been completed and has led to $2.5 billion in private investments in three major areas: commercial space, residential and retail. On the residential side, there are six different projects under construction or planned, which will add nearly 3,000 additional units, most of which have a mixed-use component to them. This significant addition of units will help densify the residential population around a major employment center, rebalance the number of residents to employees working in the area and continue to drive the expansion of retail investments. Through these developments, the submarket has continued to evolve and meet the business community's ever changing needs. With the influx of additional businesses, families and amenities, Workspace is positioned to benefit from continued net absorption and an increase in rents for its properties in the submarket.

        Home to some of the largest corporations in the suburban Philadelphia region, such as Vanguard, this submarket is a highly desirable location for both employers and individuals. The submarket is conveniently located a short drive away from both Amtrak and the regional train line to the city of Philadelphia and the rest of the Main Line, in a high-quality, attractive residential market with access to some of the state's top performing public school districts. In addition to the $250.0 million invested in infrastructure projects in recent years, another $36.0 million project is now underway to revamp the Paoli train station, which is the destination for the SEPTA bus route that circulates through the Great Valley Corporate Center. Resilient job growth and low unemployment, which has consistently remained below the national average, are supported by the pro-business environment. In particular, start-ups in the healthcare, technology, and energy industries are some of the largest benefactors of this environment, taking advantage of up to $100,000 in tax credits, along with other resources available through the Chester County Keystone Innovation Zone, in which all of Workspace's assets are located. As a result, the submarket has seen steady supply and growth within these sectors, which create high demand for Workspace's flex properties. In addition to high-quality office assets, the Malvern portfolio contains several flex properties that have seen increased demand and decreasing vacancy over the last five years—down from 11% vacancy in 2012 to 8.4% today. With limited flex supply and no new flex construction, the time to re-lease these properties has decreased significantly. Further, there has been a decrease in tenant improvements, since tenants have been able and willing to put their own capital into improvements.

        Workspace's asset portfolio in the Great Valley region is superior in quality, scale, location, and property management relative to competing assets in Malvern. As the second largest asset holder in Great Valley, Workspace properties consist of over 1.5 million square feet, representing the majority of the available Malvern office and tech inventory. With a diversified tenant base and high retention rates, the properties have provided steady income above competitive assets. Similar to the Horsham/Willow Grove submarket, this high retention rate is rooted in the highly-focused attention to customer service Workspace is able to provide its tenants. Large, blue-chip companies, such as Siemens, have been long-standing tenants of the prior owner and now Workspace, and exemplify the core mission of the company: building strong, lasting relationships with high-quality companies that favor a suburban location with a landlord that is able to provide for potential expansion.

South Florida

workspace
property trust
TM
LOXAHATCHEE
NATL. WILDLIFE
REFUGE
PALM BEACH
COUNTY
BROWARD
COUNTY
MIAMI-DADE
COUNTY
Golf
Boynton
Beach
Gulf
Stream
DELRAY
BEACH
NW BOCA
GLADES
ROAD
FEDERAL
HIGHWAY
CORRIDOR
SW BOCA
RATON
DOWNTOWN
BOCA RATON
DEERFIELD
BEACH
Lighthouse
Point
Parkland
Sawgrass Expwy
CORAL
SPRINGS
Coconut
Creek
POMPANO
BEACH
Pompano
Beach
Airpark
MARGATE/
TAMARAC
North
Lauderdale
Lauderdale-
by-the-Sea
CYPRESS CREEK/
COMMERCIAL BLVD.
Fort
Lauderdale
Executive Airport
Oakland Park
Atlantic
Ocean
SUNRISE
CENTRAL
BROWARD
Wilton
Manors
Lauderhill
CBD
FT. LAUDERDALE
PLANTATION
WESTON
Davie
Nova
Southeastern
Univ.
Ft. Lauderdale/
Hollywood
Intl. Airport
Cooper City
HALLANDALE
PEMBROKE
PINES
Hollywood
North
Perry
Airport
MIRAMAR
Hallandale
Beach
Aventura
Miami
Gardens
Boca
Raton
Airport
Florida
Atlantic
University
Lynn
University
Clint Moore Rd
Palmetto Park Rd
Florida's Tpke
Sawgrass Expwy
Commercial Blvd
Sunrise Blvd
Griffin Rd
Stirling Rd
Pines Blvd
Miramar Pkwy
Military Trail
Ocean Blvd
wspt
Miles
Miramar, FL
1 3100 SW 145th Avenue, Miramar, FL
2 3400 Lakeside Drive, Miramar, FL
3 3450 Lakeside Drive, Miramar, FL
4 3350 SW 148th Avenue, Miramar, FL
Sunrise, FL
1 1301 International Parkway, Sunrise, FL
2 13621 NW 12th Street, Sunrise, FL
3 13650 NW 8th Street, Sunrise, FL
4 13630 NW 8th Street, Sunrise, FL
Boca Raton, FL
1 777 Yamato Road, Boca Raton, FL
2 750 Park of Commerce Blvd, Boca Raton, FL
3 951 Broken Sound Parkway, Boca Raton, FL

        A combination of unique state and local drivers position South Florida as an attractive location for both individuals and businesses. One of the most significant of these drivers is the state tax policy. Florida provides the lowest total state and local tax revenue burden as a percentage of personal income of any state in the country, and has one of the top 10 lowest state corporate income tax rates. In addition to compelling economic benefits, warm weather, excellent school districts and a relatively lower cost of living creates a strong case for individuals and families to settle down in this region. As a result, there has been strong population and job growth, which has fueled significant expansion of the residential real estate market, including substantial development of executive housing. Bound on both sides by the Atlantic Ocean and the Everglades, the region is extremely land constrained and, therefore, competition for attractively located vacant land is high and availability is rapidly decreasing. Further, there are several infrastructure projects in the region that will provide individuals with improved and efficient transportation throughout the entire state. The largest of these projects is the new, express inter-city train service called Brightline which will benefit approximately 3.3 million people in the most popular cities in Southeast Florida. This service will drastically improve the ease of travel between the major end points of the South Florida region, and could provide more flexibility to individuals in choosing where they want to live relative to their workplace. Over $1 billion is being invested in the ports in South Florida, which will benefit existing businesses and encourage more to come to the area. However, despite the influx of companies relocating and opening offices in South Florida, there has been little to no new office construction since the financial crisis. This has helped to densifying the area, drive net absorption higher and vacancy rates lower from over 17% to 11% since 2010. Fundamentals and projections support indicate these trends continuing, creating an attractive environment and investment opportunity for well-positioned, high-quality assets in the region.

Fort Lauderdale Market (Miramar/Sunrise Submarkets)

        The Fort Lauderdale metro area has seen robust job growth in recent years and, at 4.3%, its unemployment rate is below the national average. Strong economic trends are expected to continue, with job growth averaging 1.8% over the next five years. This market has seen gains in both financial activities and professional/business services, two office-using sectors. Workspace's eight properties are strategically located within one of Ft. Lauderdale's most attractive submarkets, Southwest Broward. This submarket benefits from higher than average household income, $67,000 compared to $57,000 for the broader Ft. Lauderdale area. Given its location and bilingual workforce, the Southwest Broward area also offers great accessibility to the Latin American market. American Express, the second largest employer in the metro area, capitalized on the opportunities presented in the area and recently finished construction of its new South Florida headquarters there. The company was granted $10 million in tax incentives in exchange for capital investment and job creation, a testament to the business friendly environment.

        Workspace's assets in Miramar and Sunrise offer benefits not just to employers but also to employees. Broward County boasts three gold medal public schools, as ranked by U.S. News, and two of the top fifteen private high schools in Florida. Workspace's four properties in Miramar and four properties in Sunrise are accessible to a number of different housing locations, from the award-winning, master planned community of Weston to more affordable neighborhoods in the surrounding area. Southwest Broward also benefits from its proximity to attractions such as Sawgrass Mills Mall and Metropica, a new mixed-use development, creating an amenity-rich atmosphere for its residents. Workspace's properties are located next to some of South Florida's major highways, providing easy access to the Miami metro area and both Florida coasts. Workspace's offices offer a dynamic, cohesive work environment that caters to a variety of industries, from health care to technology to financial services. A notable tenant in this region is Carnival Corporation, which has remained a long-standing Workspace tenant and currently, occupies over 90,000 square feet under leases through 2026.

Palm Beach Market (Northwest Boca Raton Submarket)

        Workspace's remaining three properties are located in North Boca Raton, a submarket of the Palm Beach metro area. In Palm Beach, the focus on multifamily development has led to muted office construction, despite increasing demand from growth in the professional and business services sector. The county has attracted an increasing number of asset managers due to its lifestyle and favorable tax structure. This influx has improved rental rates and occupancy levels in Palm Beach's higher quality assets. In the past five years, Palm Beach County has experienced nearly 2.2 million square feet of absorption, or 9.3% of total inventory. This pattern of growth is expected to continue with no new construction anticipated.

        Located right off of I-95, Workspace's properties are in prime location to take advantage of the highly attractive Palm Beach County. The offices are located close to Boca Raton's retail hub along the Glades corridor, promoting the "live, work, and play" environment increasingly demanded by tenants. One of the main amenities in the area is Boca Town Center, a top-ten Simon mall surrounded by high grossing grocery, restaurants, and retail, all within a one mile radius. Workspace's properties are also conveniently accessible to both desirable executive housing in the coastal communities and more affordable neighborhoods. Palm Beach County residents enjoy some of the top high schools in the state, both public and private. Boca Raton has also long been able to attract and retain Fortune 500 companies such as IBM and Office Depot.

Tampa

        Tampa continues to grow significantly faster than the United States as a whole, both with strong job growth of 21.2% and population growth of 11.5% since 2010. The region is highly attractive to corporations given its business friendly environment, both on a state level as there is no state tax, as well as locally, due to support from the Tampa government. The Tampa Economic Development Corporation is comprised of about 100 private and individual investors and focuses on providing support for businesses, including tax breaks. In addition to the region boasting low unemployment at 3.7%, employers also benefit from costs savings with lower wages compared to other major markets. The region benefits from a high population of college educated Millennials, with major universities in close proximity. Excellent quality of life, combined with lower cost of living, incentivize the educated workforce to remain in the region. Since 2010, net absorption has totaled nearly 3.3 million square feet, or 10.4% of inventory, 1.7x faster than the United States overall. Rents have risen by 10.4% as vacancy has sharply declined from 18.9% to the current rate of 12.5%. Despite this, construction has been nearly absent in comparison to the boom-bust of earlier cycles, putting greater pressure on both availabilities and costs. This rebalancing, which includes improving the efficiency of workspaces and clustering in specific locations, has fundamentally changed the Tampa market to be increasingly supply constrained. As a result, Tampa's growth is expected to consistently outperform the United States as well as regional markets. As construction remains low and demand is stable, both suburban and urban owners will benefit from competitively priced space in amenitized locations.

Northwest Tampa Submarket

        The Northwest Tampa submarket has experienced strong and improving fundamentals that are expected to continue as the region continues to benefit from continued population and job growth. With virtually no new construction, the submarket's supply has remained limited, while demand rises, thus driving net absorption and decreased vacancy rates. In addition, rents have continued to increase and with no anticipated change in new supply, this trend is expected to continue. As a result, tenants are signing longer leases with compressed free rent and tenant improvement/leasing commission packages as concessions to access the top assets in the submarket. Tenants across diversified industries, including insurance, engineering, healthcare and IT communications are drawn to the region due to its access to major highways and high quality amenities. In addition, despite the absence of office construction, there is increased residential development, another benefit to employees looking to live close to their place of work. Workspace has a meaningful presence in this submarket, owning 1.0 million square feet of the 4.3 million total square feet in the submarket. Further, the assets in the company's portfolio are some of the most attractive in the submarket, with multi-tenant properties and a wide range of floor plans and spaces as well as above market parking ratios. Workspace has been extremely successful with maintaining tenant retention, given its ability to move tenants as they are looking to expand, with over half of the renewals in the region are current tenants looking to expand.

I-75 Corridor Submarket

        The I-75 Corridor submarket has benefited from the same positive fundamental trends as the overall Tampa market. The submarket is approximately 7.5 million square feet in total, and stretches 20 miles North to South along the 301 Highway. Workspace's properties are in prime location in the area, directly off the highway and centrally located. The properties in this submarket are 100% leased and the local teams have had success in backfilling near-term lease expirations, due to their long standing relationships, superior product relative to peers and top quality property management. The company has also been able to push rents due to the quality and demand for its properties. In addition, Workspace's assets offer some of the highest parking ratios in the region, a huge factor for both employers and employees given the fact most are commuting to work by car. Similar to the Northwest submarket, housing development is prominent in the region, to keep up with increasing demand and population growth. Rents have been steady and paired with consistent absorption and constrained supply, which provides growth opportunity and upside, particularly for properties such as those in Workspace's highly attractive portfolio.

Minneapolis

        Driven by professional services, education, health and finance, Minneapolis continues to be a healthy and active market with a diverse and growing set of industry drivers, powered by a highly educated and talented workforce and one of the lowest unemployment rates in the country at 3.4%. A strong anchor of 336,300 jobs in education and health is complemented by a large number of Fortune 500 company headquarters, which help to insulate the metro area from downturns and attract and retain talent. Notable companies with a large presence in the region include US Bank, Wells Fargo, United Health Group and 3M. Fundamentals have remained strong over the course of the current cycle, with moderate levels of growth. Since 2010, rental rates have appreciated by 21.1% and vacancy has dropped by 320 basis points. Going forward, there is little room for continued growth in CBD, as it has reached its threshold for density, and as rents continue to rise as a result, vibrant suburban submarkets provide an attractive alternative for employers, and will have the most runway for future rent and capital value appreciation. Further, with a majority of families living in the suburbs and limited parking availability in CBD, suburban located offices are preferable to most residents. Overall, the Twin Cities offer strong five-year fundamentals outlook and higher yields compared to coastal markets.

Southwest Submarket

        The Southwest submarket, also referred to as the 494 Corridor, has been a highlight in overall market numbers, recording 770,000 square feet of positive absorption since 2010, or about 35% of overall absorption in the Minneapolis area. The submarket consistently outperforms the rest of the market due to its strong fundamentals. It is located between two of the most popular executive housing areas in the Twin Cities, Lake Minnetonka and Edina, and is just a 15-minute car ride from downtown Minneapolis and the International Airport. The area remains one of the fastest growing areas in the Twin Cities, with an array of new restaurants, shopping opportunities and attractively low area taxes. The city of Eden Prairie is one of the most economically diverse areas in the country, serving as headquarters to large firms in agriculture, food, banking, technology, retailing, healthcare, medical device and transportation. Large healthcare companies such as United Health Group and Express Scripts are key tenants in the region, supporting the growing job market.

        The Southwest submarket contains about 15 million square feet of office buildings that represent about 20% of the Twin Cities overall office market. The vacancy rate dropped over 400 basis points from highs in 2010 to current levels. An amenity-rich suburban area, the submarket is expected to fare well going forward, as large corporate occupiers are looking for over one million square feet of new space. As the vacancy rates are dropping, the submarket has experienced steady rent growth, and Workspace has been able to capitalize on the increasing demand with high quality, attractive assets.

Phoenix

        Phoenix has rapidly rebounded over the past two years and emerged as a key diversified market for economic and real-estate market growth. Job creation has consistently achieved at or above 2.5% annual rates of growth, surpassing pre-recession levels in 2015. Out of the 45,000 jobs added over the past 12 months, approximately 33% are office-using, which includes three main sectors: business and professional services, information/technology and financial activities. Unemployment has also made positive strides, more than halving its high of 10.4% in 2010 to current levels of 4.3%.

        Phoenix was one of the markets that was most impacted by the recession, posting aggregate occupancy losses of more than 1.8 million square feet and vacancy rising to 26.5%. Since then, Phoenix has recorded 10.3 million square feet of net absorption, in turn pushing vacancy down to 17.6%. Phoenix's turnaround is notable as it took place in one of the most heavily suburban office markets nationally and thrived despite a high degree of rightsizing.

        Forward-looking indicators also appear promising for Phoenix as forecasters expect continued population and job growth. Phoenix's value proposition of a highly skilled work force, affordable cost of living and lower cost of doing business all bode well for the area moving forward. As such, Phoenix is expected to have population growth just under 2% and employment growth of 3% or greater in the coming years, according to the University of Arizona Economic and Business Research Center. Additionally, tenant demand remains strong with 72 tenants in the market looking for 25,000 square feet or greater, for a total of 6.0 million square feet. Further, projected supply delivered in 2017 is 35% below historical average, a crucial component of improving fundamentals.

Sky Harbor Submarket

        Since 2010, the Sky Harbor submarket has seen approximately 20% of Phoenix's overall net absorption, with year-to-date net absorption of just under one million square feet. There is also no office square footage under construction in Sky Harbor submarket, which is expected to help drive positive net absorption going forward. Of the 72 tenants looking in the market, over 33% are looking for space in this submarket. The Sky Harbor Airport Area is well-positioned for success moving forward as Phoenix, and the airport area in particular, which is adjacent to Workspace properties, will continue to be a sought after business location. Companies, both traditional corporate and technology firms, based in high-cost states such as California continue to expand in Phoenix for back office operations and capitalize on the significantly lower cost and favorable tax rates. These companies are drawn to the area surrounding the airport because the location provides proximity to Arizona State University and its skilled graduates, access to approximately 60% of the area's labor force within a 30-minute commute, and quick access for executives traveling between headquarters in California and operations centers in Phoenix.

BUSINESS AND PROPERTIES

Workspace Property Trust

        Workspace Property Trust is a fully integrated real estate investment company primarily focused on acquiring, owning and operating high-quality office and flex real estate in prime locations within transit centric, amenity rich U.S. suburban office submarkets. The founding members of our management team, Thomas A. Rizk and Roger W. Thomas, have a proven track record, having led a public suburban office REIT that achieved market-leading total shareholder returns during their joint tenure. We believe the U.S. suburban office market is under-represented in the public REIT space despite offering compelling risk-adjusted returns that are supported by recovering demand, limited new supply and an increasing demographic shift back to the suburbs. We intend to capitalize on this market opportunity by sourcing and executing accretive acquisitions and enhancing the value of our portfolio through proactive asset management. As a first step in executing on our strategy, we have assembled a strong portfolio of 148 properties, totaling 9.9 million rentable square feet. As of October 20, 2017, through our extensive network of relationships, we have identified an acquisition pipeline of high-quality, well-located and attractively-priced suburban office and flex properties owned by third-party sellers totaling more than 25.0 million square feet and with an estimated purchase price of approximately $4.0 billion based on management's estimates of the market price for such square footage. See "—Acquisition Pipeline."

        Thomas A. Rizk, our Chairman and Chief Executive Officer, and Roger W. Thomas, our President and Chief Operating Officer, each has over 30 years of experience acquiring, owning and operating commercial real estate across markets and cycles, with extensive experience in suburban office and flex real estate. In August 1994, Messrs. Rizk and Thomas orchestrated the highly successful initial public offering of Cali Realty Corporation ("Cali"), a REIT focused on suburban office opportunities. Similar to today's conditions, the market environment at that time presented a compelling case for suburban office as both families and employers were migrating from city centers to suburbs. In addition, the market recovery in New Jersey and the Northeast along with moderate job growth following the recession of the early 1990s supported improving office dynamics in Cali's markets. Similar to today's environment, the competitive landscape was characterized by lack of large scale national players, highly fragmented ownership and decent liquidity. Under Messrs. Rizk and Thomas' leadership, Cali completed more than $3 billion in acquisitions totaling approximately 23 million square feet, including the acquisition of the suburban office portfolio of The Mack Company in December 1997, and generated total shareholder returns of approximately 148% (based on stock price appreciation, assuming contemporaneous reinvestment of all dividends and other distributions) versus 55% for the FTSE NAREIT All REITs Index for the period between its initial public offering and Mr. Rizk's departure from Mack-Cali Realty Corporation in April 1999. After the completion of this offering and the formation transactions, our senior management team is expected to own approximately 9.2% of our company on a fully diluted basis (or 9.0% of our company if the underwriters exercise their over-allotment option in full) (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus), providing a strong alignment of their interests with those of our shareholders.

        We believe our focus on acquiring, owning and operating high-quality office and flex real estate in prime suburban submarkets will generate attractive risk-adjusted returns to our shareholders. We further believe:

  •
  the large and fragmented U.S. suburban office and flex market presents an attractive opportunity to be an active consolidator of suburban office and flex properties within well-positioned suburban submarkets;

  •
  suburban office fundamentals are well-positioned for continued recovery and long-term growth, supported by increasing re-suburbanization trends, robust leasing activity and subdued new construction;

  •
  the current pricing and liquidity dislocations between suburban and CBD office markets, particularly with respect to large, multi-asset portfolios, create attractive acquisition opportunities for high-quality suburban office and flex assets in prime locations with multiple demand generators and limited supply growth;

  •
  as one of the few publicly traded REITs with a core suburban office and flex strategy, our scale, expertise and focus will competitively position us to capitalize on the strong growth potential embedded in suburban office and flex assets relative to other asset classes;

  •
  our senior management team's acquisition experience and deep, long-standing network of relationships with real estate owners and developers, national and regional lenders, brokers, tenants and other market participants will enable us to source and execute attractive off-market acquisitions;

  •
  our market and asset selection process will enable us to pursue acquisition opportunities without geographic constraints in select markets throughout the United States where we believe we can achieve compelling scale and effectively recycle capital;

  •
  our integrated, scalable management platform provides us with significant cost benefits and control over operating expenses and leasing processes, enabling us to drive internal growth; and

  •
  our process of enhancing suburban office properties by creating vibrant and stimulating work environments that appeal to the Millennial workforce and employers will allow us to offer differentiated office and flex products that we believe will drive demand for our properties.

        In 2015, Messrs. Rizk and Thomas jointly founded our predecessor and have since built a senior management team with an average of over 20 years of commercial real estate experience and an organization of approximately 70 other real estate professionals with extensive operating experience, deep local knowledge and strong relationships in the suburban office industry. Our differentiated investment and operating strategy has enabled us to achieve strong operating results, and we believe we are well positioned to generate significant opportunities for future growth. Since our founding in 2015, we:

  •
  completed two off-market portfolio acquisitions totaling 9.9 million rentable square feet, comprised of 40 office and flex properties and one land parcel (our "first portfolio") that we signed a letter of intent to acquire on May 15, 2015 and closed on December 3, 2015, and 108 office and flex properties and two land parcels (our "second portfolio") that we signed a letter of intent to acquire on February 18, 2016 and closed on October 3, 2016;

  •
  commenced 115 leases totaling 1,233,561 square feet, comprised of 32 new leases totaling 351,963 square feet, 66 renewal leases totaling 745,648 square feet and 17 expansion leases totaling 135,950 through June 30, 2017; and

  •
  increased our portfolio's percent leased since the closing of our second portfolio by 320 basis points from 87.3% to 90.5% as of June 30, 2017.

        In addition, during the period from July 1, 2017 to October 20, 2017, we signed 15 new leases for 148,369 square feet and 31 renewal leases for 820,545 square feet for a total square footage of 968,914 (excluding 80,000 square feet relating to a build to suit property in Phoenix and 31,812 square feet of short-term leases). The new leases have an average term of 6.6 years, average cash leasing spreads of 10.9% and average total lease transaction costs per square foot per year of $2.48. The renewal leases have an average term of 4.4 years, average cash leasing spreads of 2.8% and average total lease transaction costs per square foot per year of $1.90. During the period from the closing of our second portfolio to October 20, 2017, we have signed leases with average initial contractual rents of $20.39 per square foot, representing average cash leasing spreads of 1.7%. Cash leasing spreads are calculated by dividing initial contractual rents under new, renewal and expansion leases (less contractual rent under expiring leases in the same space) by contractual rents under expiring leases in the same space. New leases are included only if the same space was leased within the previous year. Total lease transaction costs include tenant improvements, leasing commissions and other leasing costs.

        The 119 properties in our portfolio that were owned by the third-party seller during the entire 10-year period from 2005 to 2015 maintained a steady weighted average annual leased percentage of 89.3% from 2008 to 2015 but still below the 10-year period peak weighted average annual leased percentage of 93.6% from 2005 to 2007, demonstrating potential lease-up opportunity of our portfolio. Of these 119 properties, representing an aggregate of 7,653,446 square feet as of December 31, 2015, 68 were located in Philadelphia (42 office and 26 flex), seven were located in South Florida (all office), 27 were located in Tampa (10 office and 17 flex) and 17 were located in Minneapolis (10 office and seven flex). The annual leased percentage for 2008 excludes 105,000 square feet leased by one tenant in three properties that relocated into a build-to-suit property completed in 2008. This percent leased information prior to our ownership has been provided by the third-party seller in connection with our acquisition of our first portfolio and our second portfolio. Although we believe such information is reliable, we can provide no assurance as to its accuracy.

        As of October 20, 2017, we also have identified a pipeline of potential off-market acquisitions consistent with our investment strategy totaling more than 25.0 million square feet and with an estimated purchase price of approximately $4.0 billion based on management's estimates of the market price for such square footage.

Our Portfolio

        The following table provides information about our portfolio as of June 30, 2017 (except as otherwise indicated):

Market	Number of Properties	Rentable Square Feet(1)	Percent Leased(2)	Initial Percent Leased(3)	Annualized Rent(4)	Annualized Rent Per Square Foot(5)
Philadelphia
Office	44	3,044,298	83.6%	80.3%	$59,458,640	$24.12
Flex	26	1,381,915	92.8%	95.8%	18,189,786	$14.26
South Florida
Office	11	1,136,698	98.1%	94.2%	31,525,216	$28.39
Tampa
Office	14	684,363	93.5%	82.5%	13,100,360	$21.93
Flex	20	1,115,205	97.2%	94.2%	14,852,351	$14.25
Minneapolis
Office	11	921,204	87.8%	84.6%	18,705,326	$23.41
Flex	8	567,628	88.4%	82.6%	7,821,209	$15.58
Phoenix
Office	13	977,383	92.8%	99.4%	18,450,320	$20.34
Flex	1	101,269	100.0%	0.0%	1,513,972	$14.95

Portfolio Total / Weighted Average	148	9,929,963	90.5%	87.3%	$183,617,179	$20.87

(1)
Reflects management's estimates based on existing leases and, in the case of square footage available for lease, our measurements and/or historical leasing activity, which may be less or more than BOMA rentable area. Rentable square footage may change over time due to remeasurement or releasing. Total rentable square feet consists of 8,763,589 leased square feet, 185,223 square feet with respect to signed new leases not yet commenced, 944,704 square feet available for lease and 36,447 square feet for building management use.

(2)
Based on commenced leases as of June 30, 2017 and calculated as total rentable square feet less square feet available for lease divided by total rentable square feet. As of October 20, 2017, we had entered into 31 new leases (including one short-term lease for 536 square feet) and 84 renewal leases (including six short-term renewals for 84,663 square feet) that had not yet commenced as of June 30, 2017. The table below sets forth adjusted percent leased data reflecting these signed but not commenced leases.

Market	Leased Square Feet Under Signed But Not Commenced Leases(a)	Adjusted Percent Leased(b)	Annualized Rent Under Signed But Not Commenced Leases(c)	Total Adjusted Annualized Rent(d)	Total Adjusted Annualized Rent per Square Foot(e)
Philadelphia
Office	1,179,824	82.4%	$27,256,033	$61,238,742	$24.40
Flex	370,536	96.8%	5,221,504	19,231,002	$14.37
South Florida
Office	115,402	94.4%	2,022,606	30,559,913	$28.47
Tampa
Office	233,264	94.3%	5,148.497	14,292,820	$22.16
Flex	183,789	96.1%	2,702,825	15,343,877	$14.32
Minneapolis
Office	23,629	88.0%	629,179	19,032,907	$23.47
Flex	42,196	88.4%	593,367	7,801,446	$15.54
Phoenix
Office	138,055	93.5%	2,679,507	18,654,141	$20.42
Flex	—	100.0%	—	1,513,972	$14.95

Portfolio Total / Weighted Average	2,286,695	90.3%	$46,253,518	$187,668,820	$20.93

(a)
Leased square feet under signed but not commenced leases include an aggregate of (i) 230,093 square feet of new leases (including one short-term lease for 536 square feet) and 1,320,267 square feet of renewals (including short-term renewals for 70,354 square feet) in Philadelphia, (ii) 29,518 square feet of new leases and 85,884 square feet of renewals in South Florida, (iii) 118,555 square feet of new leases and 298,498 square feet of renewals (including short-term renewals for 14,309 square feet) in Tampa, (iv) 11,796 square feet of new leases and 54,029 square feet of renewals in Minneapolis (v) 8,413 square feet of new leases and 129,642 square feet of renewal in Phoenix. Figures exclude an executed lease for a build-to-suit office project in Phoenix. We commenced site preparation work for construction of this project in October 2017. This project will encompass approximately 80,000 rentable square feet configured in one, two-story building. The total estimated cost for this project is approximately $13.4 million (including approximately $3.2 million in tenant improvements and $0.9 million in leasing commissions). Construction is currently expected to be completed in the third quarter of 2018. This project is 100% pre-leased to a Fortune 100, investment grade insurance company pursuant to a triple net lease that is expected to commence in the third quarter of 2018 and provides for annualized monthly contractual rent of $1.3 million (as well as approximately $50,000 in annual parking revenue) for the first twelve months following a six month abatement period, with specified annual rent escalators. The lease has an initial term of 10.5 years, with two, five-year tenant renewal options.

(b)
Adjusted percent leased is calculated as (i) square footage under commenced leases as of June 30, 2017 plus additional square footage leased pursuant to signed but not commenced leases (net of renewal space) as of June 30, 2017 minus square footage under expired or terminated leases between July 1, 2017 and October 20, 2017, divided by (ii) total rentable square feet.

(c)
Represents annualized monthly contractual rent under leases that had not commenced as of June 30, 2017. This amount reflects total cash rent before abatements. Abatements committed to signed but not commenced leases for the 12 months ending June 30, 2018 were $2.7 million. This figure includes $1.2 million of rent abatements for new leases and $1.5 million for renewal leases. Annualized rent is converted from triple net or modified gross to gross basis by adding estimated expense reimbursements to base rent. Amounts include approximately $0.7 million of estimated reimbursement revenue attributable to tenants between July 1, 2017 and October 20, 2017. Amounts exclude additional income for areas such as parking space, storage space, roof space and antenna usage.

(d)
Total adjusted annualized rent is calculated by adding annualized rent as of June 30, 2017 and annualized rent under signed but not commenced leases (net of renewals) and subtracting annualized rent for space under leases that were expired or terminated between July 1, 2017 and October 20, 2017. Total adjusted annualized rent does not include annualized rent for space under commenced leases as of June 30, 2017 that were being renewed pursuant to a signed but not commenced lease.

(e)
Total adjusted annualized rent per square foot is calculated as (i) total adjusted annualized rent, divided by (ii) square footage under commenced leases as of June 30, 2017 plus additional square footage leased pursuant to signed but not commenced leases (net of renewal space) as of June 30, 2017 minus square footage under expired or terminated leases between July 1, 2017 and October 20, 2017.
(3)
Based on commenced leases as of October 3, 2016, the closing date of the acquisition of our second portfolio, and calculated as total rentable square feet less square feet available for lease divided by total rentable square feet as of that date, excluding one property that was underwritten as vacant at acquisition but for which the single tenant with 56,480 square feet remained in occupancy as of the closing date of our second portfolio.

(4)
Represents annualized monthly contractual rent under leases commenced as of June 30, 2017. This amount reflects total cash rent before abatements. Abatements committed to leases that commenced as of June 30, 2017 for the 12 months ending June 30, 2018 were $2.3 million. Based on annualized rent as of June 30, 2017, approximately 91.1%, 7.4%, 1.1% and 0.4% of our annualized rent was generated from triple-net, triple-net leases with a cap, modified gross leases and gross leases, respectively. Annualized rent is converted from triple net or modified gross to gross basis by adding expense reimbursements to base rent. Amounts also include $62.7 million of reimbursement revenue attributable to tenants as of June 30, 2017. Amounts exclude $1.4 million of accrued (but unbilled) reimbursement revenue that has not been allocated to a specific tenant as of period end and $0.6 million of additional income for areas such as parking space, storage space, roof space and antenna usage.

(5)
Represents annualized rent divided by occupied square feet. Annualized rent excludes $1.4 million of accrued (but unbilled) reimbursement revenue that has not been allocated to a specific tenant as of period end and $0.6 million of additional income for areas such as parking space, storage space, roof space and antenna usage.

        The following charts provide the annualized rent of our portfolio by market and asset type, as well as the usage of our flex assets by square feet, as of June 30, 2017:

(1)
Includes flex space used for research and development, laboratory, assembly, showroom, light manufacturing and other activities.

Competitive Strengths

        We believe that we distinguish ourselves from other owners and operators of office and flex properties through several competitive strengths, including the following:

  •
  Experienced and Aligned Management Team.  Our senior management team has extensive experience acquiring, owning and operating suburban office and flex real estate across markets and cycles, including our founders' experience at a publicly traded suburban office REIT that achieved market-leading total shareholder returns of approximately 148% during their joint tenure. We believe that our senior management team's proven experience, as well as deep and long-standing relationships within the suburban office and flex space, will competitively position us, provide us with access to off-market acquisition opportunities and facilitate our ability to execute our growth plan. Additionally, after the completion of this offering and the formation transactions, our senior management team is expected to own approximately 9.2% of our company on a fully diluted basis (based on the midpoint of the price range set forth on the front cover of this prospectus), providing a strong alignment of their interests with those of our shareholders.

  •
  Differentiated Suburban Office and Flex Strategy.  As one of the few publicly traded REITs with a suburban office and flex strategy, our expertise, scale and focus will competitively position us to capitalize on the strong growth potential embedded in suburban markets relative to CBD office and other asset classes. Our flex assets are comprised of approximately 60% office space by square footage, which we believe is a larger percentage than traditional flex assets typically have, and generally cater to technology focused tenants, which helps to drive higher rents. Our weighted average annualized rent per square foot for flex space was over $14.50 as of June 30, 2017, significantly higher than the weighted average market rent per square foot for flex space of $9.81, according to JLL data as of June 30, 2017. According to C&W, suburban office represents more than two-thirds of the U.S. office market and more than two-thirds of the U.S. population lived outside central cities in 2016. However, we believe suburban office assets are under-represented in the public REIT space and that most publicly traded REITs consider suburban office assets to be non-core to their portfolios despite suburban office markets substantially outperforming CBD office markets during the past six years in net absorption. C&W projects continued positive net absorption and rent growth for the U.S. suburban office and flex market over the next three years, driven by transformational changes in the labor force and associated commerical tenant demand and below-average levels of speculative construction. Our process of enhancing properties to appeal to the Millennial workforce and employers will allow us to offer differentiated products that we believe will drive demand for our properties.

  •
  Proven Ability to Originate and Execute Acquisition Opportunities.  Our senior management team has an extensive network of longstanding relationships with owners, operators, brokers, lenders and other participants in suburban office and flex markets, which it has leveraged to access a wide variety of acquisition opportunities. We believe our extensive industry network, coupled with our history of successful acquisitions, improves our ability to source and execute attractive transactions. Since our formation in 2015, we have acquired 148 properties totaling 9.9 million rentable square feet through these channels.

  •
  Integrated, Scalable Platform.  We operate a platform that is both vertically integrated across functions, including investment, finance, property management and leasing, and horizontally integrated across office and flex real estate assets. Our integrated structure enables us to identify value creation opportunities and realize significant operating efficiencies. Our organization is comprised of approximately 70 employees, including local managers and leasing professionals who maintain direct relationships and dialogue with our tenants and broker communities. We believe proactive, in-house property management and leasing allows us to exercise greater control of operating and capital expenditures while improving re-leasing spreads and occupancy. This is demonstrated by the 11.1% vacancy rate of our office portfolio as of June 30, 2017, which is approximately 270 basis points lower than the weighted average office vacancy rate of 13.8% in our markets, according to C&W data as of June 30, 2017.

  •
  Growth-Oriented Capital Structure.  We plan to have a conservative capital structure that will provide us with significant financial flexibility and capacity to fund future growth. We expect to have substantial liquidity, with our new unsecured credit facilities to be entered into upon or shortly after the consummation of this offering and the formation transactions for which we have obtained commitments totaling, and which will allow for borrowings of up to, $1.15 billion and no debt maturities prior to October 2021 (including extensions, which are subject to certain conditions) after giving effect to the use of proceeds from this offering. We expect to close our new revolving credit facility (allowing for borrowings of up to $500.0 million) concurrently with the consummation of this offering and the formation transactions, and we intend to close on our two new delayed draw term loan facilities (allowing for borrowings of up to $650.0 million in the aggregate) shortly after the consummation of this offering and the formation transactions.

Business Objectives and Growth Strategies

        Our primary objective is to generate attractive risk-adjusted returns for our shareholders through dividends and capital appreciation. We believe that pursuing the following strategies will enable us to achieve this objective:

  •
  External Growth through Acquisitions.  Since our formation in 2015, we have acquired 148 properties totaling 9.9 million rentable square feet, and we intend to continue to grow earnings through strategic acquisitions of high-quality, well-located suburban office and flex properties. We continually evaluate potential new markets throughout the United States, with a focus on targeting markets that possess the vibrant attributes necessary to drive leasing demand and occupancy rates and where we believe we can achieve critical mass of over 1.0 million square feet, typically in business parks or campus clusters. We believe there are many opportunities to acquire large portfolios of suburban office properties from REITs that have determined suburban office to be non-core to their investment strategies and private institutions that have finite investment horizons. Non-core portfolios tend to be under-managed, representing an upside opportunity for an acquirer with operating expertise and focus. We believe this creates an opportunity for us to grow our already compelling scale in markets that meet our investment criteria through strategic and accretive acquisitions that will generate substantial growth. See "Market and Asset Selection Process." As of October 20, 2017, we have identified a pipeline of potential acquisitions consistent with our investment strategy totaling more than 25.0 million square feet and with an estimated purchase price of approximately $4.0 billion based on management's estimates of the market price for such square footage.

  •
  Value Creation Through Capital Recycling.  We intend to pursue an efficient capital allocation strategy that maximizes the value of our invested capital. This strategy may include selectively disposing of properties in our portfolio or in portfolios we may acquire in the future that do not fit our investment strategy or for which we believe returns have been maximized given prevailing economic, market and other circumstances and redeploying capital into acquisition opportunities with higher return prospects, in each case, in a manner that is consistent with our qualification as a REIT.

  •
  Aggressive, In-House Leasing Strategy.  We employ aggressive leasing strategies and leverage our tenant relationships to increase the occupancy rates at our properties, attract high-quality tenants and maximize tenant retention rates. During the fourth quarter of 2016, the first and second quarters of 2017, and from July 1 through October 20, 2017, signed leases totaling 550,445, 521,710, 377,824 and 968,914 square feet, respectively (excluding 18,775, 17,819, 46,576 and 31,812 square feet of short-term leases, respectively, and, in the third quarter of 2017, 80,000 square feet relating to a build to suit property in Phoenix). Based on square footage, approximately 22%, 74% and 4% of these leases were new leases, renewals and expansions, respectively. Since the acquisition of our first portfolio on December 3, 2015, 97.4% of the 155 executed leases (excluding 14 short-term leases) were leased by our dedicated in-house leasing teams without using an external broker for landlord representation. We believe our in-house leasing platform allows us to control the leasing process and maximize rental rates while minimizing leasing costs and execution timing. The successful leasing of our 101,000 square foot flex property in Phoenix illustrates our effective leasing strategy. At the time of its acquisition in October 2016, the property was vacant for over 12 months. By employing aggressive leasing strategies, leveraging our extensive tenant relationships and focusing on the tenant's specific needs, we have leased 100% of this property to a single, investment grade tenant as of March 2017. We believe that we will be able to apply our management and leasing expertise to our existing and newly acquired, underperforming properties in order to similarly maximize their performance.

  •
  Value-Enhancing, Tenant-Focused Property Management.  We intend to manage our properties to increase our operating cash flow by continuing to reduce property-level operating and leasing costs. We also seek to enhance our tenants' experience at our office properties through a process we call "Workspacing." We believe that with minimal investment from us or our tenants, we can create and maintain vibrant and stimulating work environments that appeal to the Millennial workforce and a variety of commercial tenants. We are in the process of Workspacing our multi-tenant buildings that have common areas to create technology-rich facilities with inviting communal lobbies complete with Wi-Fi access, charging stations and quiet areas, as well as our branded "Workspace TV" video wall installation, expanded food service options, premium landscaping and modern fit and finish. We believe that a differentiated office product in desired, well-managed locations will increase demand for Workspace properties, driving rent and occupancy growth. We seek to create a premier brand that allows us to capitalize on the growing demand for high-quality, well-located, modern suburban office space.

  •
  Financing Strategy.  We intend to employ a conservative leverage strategy and maintain ample liquidity in order to minimize operational risk and retain growth capacity. We are committed to achieving an investment grade rating as soon as practicable, which would allow us to access the unsecured debt markets. However, to effectively manage our long-term leverage strategy, we will continue to analyze various sources of debt capital to determine which sources will be the most advantageous to our investment strategy at any particular point in time. We expect to fund property acquisitions through the most advantageous form of debt financing at the time (including borrowings under the new unsecured credit facilities to be entered into upon or shortly after the consummation of this offering and the formation transactions), as well as any remaining cash available from the balance sheet.

Acquisition Pipeline

        As of October 20, 2017, we have identified a pipeline of potential acquisitions consistent with our investment strategy totaling more than 25.0 million square feet and with an estimated purchase price of approximately $4.0 billion based on management's estimates of the market price for such square footage. Our pipeline of potential acquisitions consists of properties that we have identified through our network of relationships and with respect to which, in certain cases, we have engaged in preliminary discussions with the potential sellers. The potential sellers of the properties in our pipeline are all third parties. Although we may continue to engage in preliminary discussions with potential sellers, we have not agreed upon terms relating to, or entered into binding commitments with respect to, any of these potential acquisition opportunities. As such, there can be no assurance that we will complete any of the potential acquisitions we are currently evaluating for the estimated purchase prices or at all.

Market and Asset Selection Process

        Market Selection.    We evaluate a market's potential attractiveness based on several qualitative and quantitative factors, including concentration of college-educated Millennials, presence of major universities, a well-diversified mix of office-using industries skewed to science, technology, engineering and mathematics, pro-business governance, transit access and infrastructure, limited office and flex supply outlook and growth trends on key indicators of office and flex demand, including population, office-using employment, household income and gross metropolitan product per capita. We believe these factors drive a healthy overall macro-economy for target markets, as well as support for favorable office and flex occupancy and rent growth trends.

        Furthermore, we assess the attractiveness of a market based on employee desirability factors, including transit access, proximity to downtown, quality school systems, high-quality housing, lifestyle affordability and an attractive amenity base. We believe areas with these traits are best-positioned to capture outsized population and office-using/white-collar job growth, which will in turn generate demand for additional office and flex space.

        We closely monitor suburban office and flex inventory and competition to identify markets where we can gain scale quickly and drive growth through operating efficiencies. We are actively monitoring approximately 20 attractive markets that we believe possess many characteristics consistent with our market selection framework, including: Raleigh and Charlotte (North Carolina); Dallas, Austin and San Antonio (Texas); Salt Lake City (Utah); Denver (Colorado); Palo Alto, San Diego and Southern California (California); Nashville (Tennessee); Atlanta (Georgia); Orlando and Jacksonville (Florida); and Baltimore (Maryland). Subject to cost of capital and market factors, we may seek to penetrate two to four markets in the near term and a total of approximately ten to twelve markets in the long term. We would also seek to dispose of any assets within target portfolios that do not fit our broader strategy early and speedily.

        Asset Selection.    We conduct a full diligence review of every acquisition, taking into account a broad variety of factors related to the target portfolios or individual assets at hand, including:

  •
  institutional quality design and construction, current physical condition, historical occupancy and tenant quality;

  •
  revenue increase potential through improved leasing;

  •
  terms and structure of tenant leases and other potential opportunities and constraints in managing the portfolio or assets;

  •
  below-market rental rates as compared to other office and flex properties in the area;

  •
  potential NOI gains through improved operational efficiency;

  •
  consistent and durable occupancy through cycles; and

  •
  attractive stabilized yields and valuation relative to replacement cost.

        Our objective is to acquire properties that meet our asset selection criteria and strategically fit within our portfolio. We generally intend to underwrite our acquisitions seeking an unlevered internal rate of return of approximately 9-11%, assuming an approximate 7.5% acquisition and disposition cap rates, approximately 500 basis points of occupancy improvement and approximately 2-3% annual rent growth. There can be no assurance that we will be able to acquire properties that will achieve our underwriting targets, including our unlevered IRR targets.

Tenant Diversification

        The following table sets forth information regarding the 10 largest tenants (all of which lease office space) in our portfolio based on annualized rent as of June 30, 2017.

Tenant	Number of Leases	Number of Properties	Lease Expiration(1)	Total Leased Square Feet	Percent of Rentable Square Feet	Annualized Rent(2)	Percent of Annualized Rent
Health Insurance Company(3)	4	4	September 2018—June 2022	439,953	4.4%	$10,297,211	5.6%
Health Insurance Company(4)	4	4	February 2019—December 2023	323,943	3.3%	6,469,587	3.5%
Express Scripts, Inc.	1	1	December 2018	203,442	2.0%	5,314,274	2.9%
Siemens Medical Solutions USA, Inc.(5)	3	4	October 2018—June 2021	241,297	2.4%	5,072,664	2.8%
RELX, Inc.(6)	2	2	May 2024—May 2025	171,404	1.7%	4,421,391	2.4%
Kroll Ontrack, LLC	1	4	June 2026	195,879	2.0%	3,731,615	2.0%
Computer Technology Company(7)	2	2	April 2019	141,290	1.4%	2,571,872	1.4%
Sunshine State Health Plan, Inc.	1	1	November 2020	84,379	0.8%	2,544,871	1.4%
Carnival Corporation(8)	2	2	November 2026	93,423	0.9%	2,418,013	1.3%
Education Management LLC	1	1	June 2019	88,140	0.9%	2,383,750	1.3%

Total	21	25		1,983,150	19.8%	$45,225,248	24.6%

(1)
Expiration dates are per lease and do not assume exercise of renewal, extension or termination options. For tenants with multiple leases, expirations are shown as a range.

(2)
Represents annualized monthly contractual rent under leases commenced as of June 30, 2017, excluding $1.4 million of accrued (but unbilled) reimbursement revenue that has not been allocated to a specific tenant as of period end and $0.6 million of additional income for areas such as parking space, storage space, roof space and antenna usage. This amount reflects total cash rent before abatements plus estimated tenant reimbursements as of June 30, 2017.

(3)
Comprised of (i) one lease in the South Florida market, representing 50,143 rentable square feet and expiring on June 30, 2022; (ii) two leases in the Philadelphia market, one representing 109,700 rentable square feet and expiring on September 30, 2018 and one representing 115,110 rentable square feet and expiring on March 31, 2019; and (iii) one lease in the Phoenix market, representing 165,000 rentable square feet and expiring on November 30, 2018.

(4)
Comprised of (i) three leases in the Phoenix market, one representing 139,403 rentable square feet and expiring on December 31, 2023, one representing 69,094 rentable square feet and expiring on August 31, 2020 and one representing 42,369 rentable square feet and expiring on February 28, 2019; and (ii) one lease in the Tampa market, representing 73,077 rentable square feet and expiring on February 29, 2020.

(5)
Comprised of (i) two leases in the Philadelphia market, representing 126,000 rentable square feet and 102,524 square feet, respectively, and expiring on October 31, 2018; and (ii) one lease in the Tampa market, representing 12,773 rentable square feet and expiring on June 30, 2021.

(6)
Comprised of (i) one lease in the Philadelphia market, representing 120,000 rentable square feet and expiring on May 31, 2025; and (ii) one lease in the South Florida market, representing 51,404 rentable square feet and expiring on May 31, 2024.

(7)
Comprised of two leases in the Minneapolis market, representing 85,366 rentable square feet and 55,924 rentable square feet, respectively, and expiring on April 30, 2019.

(8)
Comprised of two leases in the South Florida market, representing 30,519 rentable square feet and 62,904 rentable square feet, respectively, and expiring on November 30, 2026.

        The following table sets forth information regarding the 10 largest flex space tenants based on total annualized rent for our flex assets as of June 30, 2017.

Tenant	Number of Leases	Number of Properties	Lease Expiration(1)	Total Leased Square Feet	Percent of Rentable Square Feet	Annualized Rent(2)	Percent of Annualized Rent
GM Cruise LLC	1	1	July 2022	101,269	1.0%	$1,513,972	0.8%
PMSI, Inc.(3)	2	2	September 2019	101,330	1.0%	1,343,260	0.7%
Orthovita, Inc.(4)	5	5	July 2017—July 2020	87,991	0.9%	1,334,455	0.7%
Computer Technology Company	1	1	April 2019	85,366	0.9%	1,261,070	0.7%
Acist Medical Systems, Inc.	1	1	July 2019	74,224	0.7%	1,195,220	0.7%
Colorcon, Inc.	1	1	September 2024	84,000	0.8%	1,020,926	0.6%
Solid State Equip Corp	1	1	December 2024	48,870	0.5%	1,016,021	0.6%
Esurance Insurance Company	1	1	May 2021	54,400	0.5%	966,036	0.5%
Tornier, Inc.	1	1	December 2022	56,000	0.6%	889,225	0.5%
NCS Pearson, Inc.	1	1	May 2027	51,770	0.5%	836,057	0.5%

Total	15	15		745,220	7.4%	$11,376,242	6.3%

(1)
Expiration dates are per leases and do not assume exercise of renewal, extension or termination options. For tenants with multiple leases, expirations are shown as a range.

(2)
Represents annualized monthly contractual rent under leases commenced as of June 30, 2017. This amount reflects total cash rent before abatements plus tenant reimbursements as of June 30, 2017.

(3)
Comprised of two leases in the Tampa market, representing 89,290 rentable square feet and 12,040 rentable square feet, respectively, expiring on September 30, 2019.

(4)
Comprised of five leases in the Philadelphia market, representing 18,520 rentable square feet expiring July 31, 2017, and four leases representing 30,875 rentable square feet, 14,500 rentable square feet, 13,796 rentable square feet and 10,300 rentable square feet, respectively, expiring on July 31, 2020.

Industry Diversification

        The following table sets forth information relating to tenant diversification by industry in our portfolio based on annualized rent as of June 30, 2017.

Industry	Number of Leases	Leased Square Feet(1)	Leased Square Feet as a Percent of Total Rentable Square Feet	Annualized Rent(2)	Annualized Rent as a Percent of Total
Finance, Insurance and Real Estate	93	1,389,608	14.0%	$32,469,775	17.7%
Healthcare Services	51	1,509,696	15.2%	30,836,823	16.8%
Manufacturing	77	1,541,740	15.5%	28,717,627	15.6%
Business Services	99	1,148,568	11.6%	25,529,278	13.9%
Transportation, Communication, Electric, Gas and Sanitary Services	42	673,598	6.8%	13,221,927	7.2%
Miscellaneous/Services—Other	36	352,022	3.5%	7,223,496	3.9%
Retail Trade	22	356,984	3.6%	8,113,486	4.4%
Engineering	24	405,096	4.1%	7,820,698	4.3%
Life Science	24	401,773	4.0%	9,120,412	5.0%
Educational	9	188,691	1.9%	4,260,803	2.3%
Other	89	832,260	8.4%	16,302,854	8.9%

Total	566	8,800,036	88.6%	$183,617,179	100.0%

(1)
Reflects management's estimates based on existing leases and, in the case of square footage available for lease, our measurements and/or historical leasing activity, which may be less or more than BOMA rentable area. Rentable square footage may change over time due to remeasurement or releasing. Total rentable square feet consists of 8,763,589 leased square feet, 185,223 square feet with respect to signed new leases that had not commenced, 944,704 square feet available for lease and 36,447 square feet for building management use.

(2)
Represents annualized monthly contractual rent under leases commenced as of June 30, 2017. This amount reflects total cash rent before abatements. Abatements committed to for leases that commenced as of June 30, 2017 for the 12 months ending June 30, 2018 were $2.3 million. Based on annualized rent as of June 30, 2017, approximately 91.1%, 7.4%, 1.1% and and 0.4% of our annualized rent was generated from triple-net, triple-net leases with a cap, modified gross leases and gross leases, respectively. Annualized rent is converted from triple net or modified gross to gross basis by adding expense reimbursements to base rent. Amounts also include $62.7 million of reimbursement revenue attributable to tenants as of June 30, 2017. Amounts exclude $1.4 million of accrued (but unbilled) reimbursement revenue that has not been allocated to a specific tenant as of period end and $0.6 million of additional income for areas such as parking space, storage space, roof space and antenna usage.

Lease Distribution

        The following table sets forth information relating to the distribution of leases in our portfolio, based on net rentable square feet under lease as of June 30, 2017.

Square Feet Under Lease	Number of Leases	Rentable Square Feet(1)	Square Feet as a Percent of Total	Annualized Rent(2)	Annualized Rent as a Percent of Total
Available		944,704	9.5%
Signed but not commenced leases	9	185,223	1.9%
2,500 or Less	86	142,074	1.4%	$2,676,866	1.5%
2,501 - 10,000	249	1,380,362	13.9%	29,335,633	16.0%
10,001 - 20,000	102	1,453,970	14.6%	27,350,505	14.9%
20,001 - 40,000	78	2,199,137	22.1%	47,891,112	26.1%
40,001 - 100,000	43	2,544,569	25.7%	52,353,018	28.4%
Greater Than 100,000	8	1,079,924	10.9%	24,010,045	13.1%

Total	575	9,929,963	100.0%	$183,617,179	100.0%

(1)
Reflects management's estimates based on existing leases and, in the case of square footage available for lease, our measurements and/or historical leasing activity, which may be less or more than BOMA rentable area. Rentable square footage may change over time due to remeasurement or releasing. Total rentable square feet consists of 8,763,589 leased square feet, 185,223 square feet with respect to signed new leases that had not commenced, 944,704 square feet available for lease and 36,447 square feet for building management use.

(2)
Represents annualized monthly contractual rent under leases commenced as of June 30, 2017. This amount reflects total cash rent before abatements. Abatements committed to for leases that commenced as of June 30, 2017 for the 12 months ending June 30, 2018 were $2.3 million. Based on annualized rent as of June 30, 2017, approximately 91.1%, 7.4%, 1.1% and 0.4% of our annualized rent was generated from triple-net, triple-net leases with a cap, modified gross leases and gross leases, respectively. Annualized rent is converted from triple net or modified gross to gross basis by adding expense reimbursements to base rent. Amounts also include $62.7 million of reimbursement revenue attributable to tenants as of June 30, 2017. Amounts exclude $1.4 million of accrued (but unbilled) reimbursement revenue that has not been allocated to a specific tenant as of period end and $0.6 million of additional income for areas such as parking space, storage space, roof space and antenna usage.

Lease Expirations

        The following table sets forth a summary schedule of the lease expirations for leases in place as of June 30, 2017, plus available space for each of the 10 calendar years beginning with the year ending

December 31, 2017 at the properties in our portfolio. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Rentable Square Feet(1)	Vacant/ Expiring SF as a Percentage of Total	Annualized Rent(2)	Expiring Annualized Rent as a Percentage of Total	Annualized Rent Per Leased Square Foot(3)	Estimated Annualized Rent Per Leased Square Foot at Expiration(4)
Available		944,704	9.5%
Signed not commenced leases(5)	9	185,223	1.9%
Month-to-month leases	26	99,885	1.0%	$1,055,049	0.6%	$10.56	$10.56
2017 (July 1, 2017 to December 31, 2017)(5)	52	439,119	4.4%	9,470,101	5.2%	21.57	21.65
2018(5)(6)	124	2,036,894	20.5%	42,600,267	23.2%	20.91	21.35
2019	96	1,375,079	13.8%	28,303,272	15.4%	20.58	21.30
2020	79	1,057,255	10.7%	23,038,676	12.5%	21.79	23.00
2021	64	863,323	8.7%	18,579,945	10.1%	21.52	23.22
2022	56	1,031,758	10.4%	21,090,848	11.5%	20.44	21.81
2023	17	463,018	4.7%	9,694,827	5.3%	20.94	23.91
2024	13	352,343	3.5%	6,991,290	3.8%	19.84	22.49
2025	15	299,542	3.0%	6,607,656	3.6%	22.06	24.99
2026	17	515,484	5.2%	10,917,154	5.9%	21.18	25.05
Thereafter	7	266,336	2.7%	5,268,094	2.9%	19.78	23.65

Total	575	9,929,963	100.0%	$183,617,179	100.0%	$20.87	$22.26

(1)
Reflects management's estimates based on existing leases and, in the case of square footage available for lease, our measurements and/or historical leasing activity, which may be less or more than BOMA rentable area. Rentable square footage may change over time due to remeasurement or releasing. Total rentable square feet consists of 8,763,589 leased square feet, 185,223 square feet with respect to signed new leases that had not commenced, 944,704 square feet available for lease and 36,447 square feet for building management use. Figures exclude an executed lease for 80,000 square feet associated with a build-to-suit office project in Phoenix. We commenced site preparation work for construction of this project in October 2017.

(2)
Represents annualized monthly contractual rent under leases commenced as of June 30, 2017. This amount reflects total cash rent before abatements. Abatements committed to for leases that commenced as of June 30, 2017 for the 12 months ending June 30, 2018 were $2.3 million. Based on annualized rent as of June 30, 2017, approximately 91.1%, 7.4%, 1.1% and 0.4% of our annualized rent was generated from triple-net, triple-net leases with a cap, modified gross leases and gross leases, respectively. Annualized rent is converted from triple net or modified gross to gross basis by adding expense reimbursements to base rent. Amounts also include $62.7 million of reimbursement revenue attributable to tenants as of June 30, 2017. Amounts exclude $1.4 million of accrued (but unbilled) reimbursement revenue that has not been allocated to a specific tenant as of period end and $0.6 million of additional income for areas such as parking space, storage space, roof space and antenna usage.

(3)
Represents annualized rent divided by leased square feet (excluding 185,223 square feet with respect to signed but not commenced leases) as set forth in note (1) above for the total.

(4)
Represents estimated annualized rent at expiration divided by leased square feet (excluding 185,223 square feet with respect to signed but not commenced leases) as set forth in note (1) above for the total. Estimated annualized rent at expiration represents annualized monthly contractual rent as of lease expiration under leases commenced as of June 30, 2017. This amount reflects total cash rent before abatements. Annualized rent is converted from triple net or modified gross to gross basis by adding June 2017 expense reimbursements to base rent.

(5)
As of October 20, 2017, we had entered into 31 new leases (including one short-term lease for 536 square feet) and 84 renewal leases (including six short-term renewals for 84,663 square feet) that had not yet commenced as of June 30, 2017. The table below sets forth adjusted lease expiration data reflecting these signed but not commenced leases as of October 20, 2017.

Year of Lease Expiration	Number of Leases Expiring	Rentable Square Feet(a)	Vacant/ Expiring SF as a Percentage of Total	Total Adjusted Annualized Rent(b)	Expiring Annualized Rent as a Percentage of Total	Adjusted Annualized Rent Per Leased Square Foot(c)	Adjusted Estimated Annualized Rent Per Leased Square Foot at Expiration(d)
Available		965,500	9.7%
Month-to-month leases	25	90,203	0.9%	$907,458	0.5%	$10.06	$10.06
2017 (October 21, 2017 to December 31, 2017)	28	150,382	1.5%	3,341,614	1.8%	22.22	22.41
2018(e)	111	1,437,981	14.5%	31,315,884	16.7%	21.78	22.16
2019	98	1,257,922	12.7%	25,238,202	13.5%	20.06	20.75
2020	87	1,315,774	13.3%	29,074,329	15.4%	22.10	23.05
2021	67	927,312	9.3%	20,155,365	10.7%	21.74	23.37
2022	65	1,115,660	11.2%	22,554,584	12.0%	20.22	21.58
2023	29	588,539	5.9%	11,239,921	6.0%	19.10	21.56
2024	18	465,073	4.7%	9,518,927	5.1%	20.47	23.02
2025	22	564,466	5.7%	13,282,355	7.1%	23.53	26.28
2026	20	601,577	6.1%	12,734,966	6.8%	21.17	25.03
Thereafter	12	449,574	4.5%	8,305,215	4.4%	18.47	22.43

Total	582	9,929,963	100.0%	$187,668,820	100.0%	$20.93	$22.50

(a)
Reflects management's estimates based on existing leases and, in the case of square footage available for lease, our measurements and/or historical leasing activity, which may be less or more than BOMA rentable area. Rentable square footage may change over time due to remeasurement or releasing. Total rentable square feet consists of 8,928,016 leased square feet, 965,500 square feet available for lease and 36,447 square feet for building management use. Figures exclude an executed lease for 80,000 square feet associated with a build-to-suit office project in Phoenix. We commenced site preparation work for construction of this project in October 2017.

(b)
Total adjusted annualized rent is calculated by adding annualized rent as of June 30, 2017 and annualized rent under signed but not commenced leases (net of renewals) and subtracting annualized rent for space under leases that were expired or terminated between July 1, 2017 and October 20, 2017. Total adjusted annualized rent does not include annualized rent for space under commenced leases as of June 30, 2017 that were being renewed pursuant to a signed but not commenced lease. Annualized rent under signed but not commenced leases (net of renewals) represents annualized monthly contractual rent under leases that had not commenced as of June 30, 2017. This amount reflects total cash rent before abatements. Abatements committed to signed but not commenced leases for the 12 months ending June 30, 2018 were $2.7 million. This figure includes $1.2 million of rent abatements for new leases and $1.5 million for renewal leases. Annualized rent is converted from triple net or modified gross to gross basis by adding estimated expense reimbursements to base rent. Amounts include approximately $0.7 million of estimated reimbursement revenue attributable to tenants between July 1, 2017 and October 20, 2017. Amounts exclude additional income for areas such as parking space, storage space, roof space and antenna usage.

(c)
Represents adjusted annualized rent divided by leased square feet as set forth in note (a) above for the total.

(d)
Represents adjusted estimated annualized rent at expiration divided by leased square feet as set forth in note (a) above for the total. Adjusted estimated annualized rent at expiration represents adjusted annualized monthly contractual rent as of lease expiration under leases signed as of October 20, 2017. This amount reflects total cash rent before abatements. Annualized rent is converted from triple net or modified gross to gross basis by adding June 2017 expense reimbursements to base rent.

(e)
Approximately 57% of 2018 expiring annualized rent and 53% of 2018 expiring square feet relate to leases expiring in the fourth quarter of 2018.
(6)
Approximately 52% of 2018 expiring annualized rent and 48% of 2018 expiring square feet relate to leases expiring in the fourth quarter of 2018.

Historical Cash Leasing Spreads

        The following table sets forth certain historical information regarding cash leasing spreads for the periods set forth below.

	Six Months Ended June 30, 2017	Year Ended December 31, 2016	Period from December 3, 2015 through December 31, 2015	Total/Weighted Average December 3, 2015 to June 30, 2017
Number of leases	61	29	1	91
Square feet	589,559	279,186	4,244	872,989
Cash leasing spreads(1)	0.3%	4.0%	(4.8)%	1.4%

(1)
Cash leasing spreads are calculated by dividing initial contractual rents under new, renewal and expansion leases (less contractual rent under expiring leases in the same space) by contractual rents under expiring leases in the same space. New leases are included only if the same space was leased within the previous year.

        As of October 20, 2017, for leases representing 150,382 of our total rentable square feet and 1.8% of our total annualized rent scheduled to expire during the six months ending December 31, 2017, we believe based on estimates of our dedicated in-house leasing teams that the weighted average cash rental rates in the aggregate are approximately 9-12% below current average market rental rates. In addition, as of October 20, 2017, for leases representing 1.4 million rentable square feet and 16.7% of the total annualized rent scheduled to expire during the twelve months ending December 31, 2018, we believe based on estimates of our dedicated in-house leasing teams that the weighted average cash rental rates in the aggregate are approximately 6-8% below current average market rental rates. See "—Lease Expirations."

Tenant Improvements and Leasing Commissions

        The following table sets forth certain historical information regarding tenant improvement and leasing commission costs per square foot for tenants at the assets in our office portfolio for the periods set forth below.

	Six Months Ended June 30, 2017	Year Ended December 31, 2016	Period from December 3, 2015 through December 31, 2015	Total/ Weighted Average December 3, 2015 to June 30, 2017
New Leases(1)(2)
Number of Leases	18	13	1	32
Square Feet	209,816	136,942	5,205	351,963
Tenant Improvement Costs Per Square Foot(3)(4)	$10.08	$14.81	$0.00	$11.77
Leasing Commission Costs Per Square Foot(3)(4)	$6.02	$5.16	$0.00	$5.60
Other Leasing Costs Per Square Foot(3)(4)	$0.28	$0.28	$0.75	$0.29

Total Lease Transaction Costs Per Square Foot	$16.38	$20.25	$0.75	$17.66
Weighted Average Lease Term (years)	6.23	5.57	1.33	5.90

Total Lease Transaction Costs Per Square Foot Per Year of Lease Term	$2.63	$3.63	$0.56	$2.99

	Six Months Ended June 30, 2017	Year Ended December 31, 2016	Period from December 3, 2015 through December 31, 2015	Total/ Weighted Average December 3, 2015 to June 30, 2017
Renewals(1)(2)
Number of Leases	45	21	—	66
Square Feet	520,761	224,887	—	745,648
Tenant Improvement Costs Per Square Foot(3)(5)	$6.87	$4.10	$0.00	$6.03
Leasing Commission Costs Per Square Foot(3)(5)	$3.49	$2.76	$0.00	$3.27
Other Leasing Costs Per Square Foot(3)(5)	$0.12	$0.12	$0.00	$0.12

Total Lease Transaction Costs Per Square Foot	$10.48	$6.98	$0.00	$9.42
Weighted Average Lease Term (years)	5.67	4.64	—	5.36

Total Lease Transaction Costs Per Square Foot Per Year of Lease Term	$1.85	$1.50	$0.00	$1.76

Expansions(1)(2)
Number of Leases	10	6	1	17
Square Feet	85,874	43,890	6,186	135,950
Tenant Improvement Costs Per Square Foot(3)(6)	$11.79	$19.81	$8.69	$14.24
Leasing Commission Costs Per Square Foot(3)(6)	$4.18	$4.51	$4.42	$4.30
Other Leasing Costs Per Square Foot(3)(6)	$0.30	$0.32	$0.90	$0.33

Total Lease Transaction Costs Per Square Foot	$16.27	$24.64	$14.01	$18.87
Weighted Average Lease Term (years)	5.65	6.56	5.75	5.95

Total Lease Transaction Costs Per Square Foot Per Year of Lease Term	$2.88	$3.76	$2.44	$3.17

Total(1)(2)
Number of Leases	73	40	2	115
Square Feet	816,451	405,719	11,391	1,233,561
Tenant Improvement Costs Per Square Foot(3)	$8.21	$9.41	$4.72	$8.57
Leasing Commission Costs Per Square Foot(3)	$4.21	$3.76	$2.40	$4.05
Other Leasing Costs Per Square Foot(3)	$0.18	$0.19	$0.83	$0.19

Total Lease Transaction Costs Per Square Foot	$12.60	$13.36	$7.95	$12.81
Weighted Average Lease Term (years)	5.81	5.16	3.73	5.58

Total Lease Transaction Costs Per Square Foot Per Year of Lease Term	$2.17	$2.59	$2.13	$2.30

(1)
Excludes (i) leasing activity and costs related to leases with terms of less than 12 months, (ii) leasing activity and costs for our management offices and (iii) $2.88 million, or $5.58 per square foot, of leasing costs we paid through June 30, 2017 with respect to 23 leases totaling 515,461 square feet signed by the seller and commencing prior to our acquisition of the related properties, as well as $2.52 million, or $8.79 per square foot, of outstanding lease obligations as of June 30, 2017 with respect to 11 of these leases totaling 287,106 square feet.

(2)
Includes $1.88 million, or $5.56 per square foot, of leasing costs we paid to the seller to reimburse it for leasing costs it advanced prior to our acquisition of the related properties with respect to costs relating to 29 leases totaling 337,645 square feet signed by the seller prior to our acquisition, with terms commencing during our ownership period. These costs include $0.72 million, or $3.87 per square foot, relating to 17 renewal leases totaling 186,182 square feet, $0.76 million, or $18.58 per square foot, relating to 5 expansion leases totaling 40,751 square feet, and $0.40 million, or $3.62 per square foot, relating to 7 new leases totaling 110,712 square feet. Amounts in the table above include leasing activity and costs incured for these leases subsequent to our ownership of the related properties.

(3)
Assumes all tenant improvements and leasing commissions are paid in the period in which the lease commenced, which may not correspond to the period in which they were actually paid.

(4)
Includes outstanding leasing obligations of $1.30 million, or $5.50 per square foot, as of June 30, 2017 with respect to 11 leases totaling 236,576 square feet.

(5)
Includes outstanding lease obligations of $2.38 million, or $6.22 per square foot, as of June 30, 2017 with respect to 24 leases totaling 382,406 square feet.

(6)
Includes outstanding lesae obligations of $0.13 million, or $3.14 per square foot, as of June 30, 2017 with respect to 6 leases totaling 39,848 square feet.

Contractual Rent Abatement

        The table below sets forth the information relating to contractual rent abatements in our portfolio as of June 30, 2017.

	Quarter Ending(1)
	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	Thereafter	Total
Philadelphia
Office	$467,924	$130,575	$696,544	$330,978	$261,981	$456,626	$3,067,036	$5,411,664
Flex	51,707	84,334	136,754	21,000	—	—	60,094	353,889
South Florida
Office	591,282	381,080	46,148	127,238	11,040	—	10,208	1,166,996
Tampa
Office	948,765	225,487	—	—	—	—	24,493	1,198,745
Flex	—	158,202	6,729	—	—	—	—	164,931
Minneapolis
Office	68,127	60,290	37,152	14,652	—	—	—	180,221
Flex	—	—	—	44,748	14,916	—	—	59,664
Phoenix
Office	—	—	251,562	—	—	—	—	251,562
Flex	86,079	—	—	—	—	—	—	86,079

	$2,213,884	$1,039,968	$1,174,889	$538,616	$287,937	$456,626	$3,161,831	$8,873,751

(1)
Contractual rent abatements represent contractual rent abatements for commenced leases and signed but not commenced leases.

Historical Recurring Capital Expenditures

        The following table sets forth certain information regarding historical recurring capital expenditures, net of tenant reimbursements, at the properties in our portfolio for the periods set forth below:

	Six Months Ended June 30, 2017	Year Ended December 31, 2016(1)	Period from December 3, 2015 to December 31, 2015(1)
Recurring Capital Expenditures(2)(3)	$700,026	$840,822	—
Total Square Feet	9,929,963	9,929,963	2,350,449
Weighted Average Recurring Capital Expenditures per Square Foot	$0.07	$0.08	$—

(1)
Recurring capital expenditures, net of tenant reimbursements, for properties acquired during the period are annualized.

(2)
Figures exclude capital expenditures relating to leasing related costs of vacant tenant space, in lieu of a full tenant improvement allowance of $0.5 million, less than $0.1 million and zero for six months ended June 30, 2017, the year ended December 31, 2016 and the period from December 3, 2015 to December 31, 2015, respectively.

(3)
Figures exclude non-recurring capital expenditures, net of tenant reimbursements, of $7.8 million, $3.6 million and less than $0.1 million for six months ended June 30, 2017, year ended December 31, 2016 and the period from December 3, 2015 to December 31, 2015, respectively.

Market and Submarket Information

        The tables below present certain market- and submarket-level financial and operating information for our portfolio, including the positive and negative net operating income, or NOI, contribution of our markets and submarkets, based on our historical results of operations for the three and six months ended June 30, 2017. This market- and submarket-level information is not necessarily indicative of the future market- and submarket-level results or the NOI contribution of our markets and submarkets or our results of operations. In addition, the results of operations for the three and six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for any other interim period. Our period-to-period results may be affected by various factors, including our leasing activity, early terminations and non-renewals, occupancy, rental rates, reimbursements recoveries and operating expenses. We believe, however, that this market- and submarket-level information will be useful to investors in understanding the historical performance of our properties on a market and submarket basis and the positive and negative NOI contribution of these markets and submarkets.

Three Months Ended June 30, 2017

	Positive NOI Properties						Negative NOI Properties
(Dollars and RSF in thousands)	Philadelphia	South Florida	Tampa	Minneapolis	Phoenix	Total Positive NOI Properties	Philadelphia	Tampa	Minneapolis	Phoenix	Total Negative NOI Properties	Total Portfolio	Corporate and Other(1)	Total
Number of properties	64	11	32	18	13	138	6	2	1	1	10	148	—	148
Rentable square feet	4,083	1,137	1,718	1,431	1,014	9,383	343	82	58	64	547	9,930	—	9,930
Net income (loss)	$3,932	$1,127	$814	$618	$1,099	$7,590	$(434)	$(142)	$(65)	$(89)	$(730)	$6,860	$(27,207)	$(20,347)
Unallocated expenses (income):
General and administrative	—	—	—	—	—	—	—	—	—	—	—	—	3,981	3,981
Interest expense	—	—	—	—	—	—	—	—	—	—	—	—	22,961	22,961
Unrealized loss (gain) on derivative instruments	—	—	—	—	—	—	—	—	—	—	—	—	28	28
Add:
Depreciation and amortization	9,107	4,089	3,711	3,153	2,670	22,730	106	40	28	33	207	22,937	—	22,937
Amortization of above- and below-market leases, net	(57)	197	526	65	387	1,118	(16)	—	—	—	(16)	1,102	—	1,102
Less:
Straight-line rents	(474)	(470)	42	(206)	(351)	(1,459)	—	—	(38)	—	(38)	(1,497)	—	(1,497)
Recovery of (provision for) straight-line rent bad debts	6	—	3	8	—	17	—	—	—	—	—	17	—	17

Net operating income (loss)	$12,514	$4,943	$5,096	$3,638	$3,805	$29,996	$(344)	$(102)	$(75)	$(56)	$(577)	$29,419	$(237)	$29,182

(1)
Includes the net operating loss from three vacant land parcels of $121,000 and net operating expenses of $116,000 that are not allocated to our operating properties. The undepreciated book value of the vacant land parcels, totaling approximately 27.2 acres, was $8.3 million as of June 30, 2017.

 Six Months Ended June 30, 2017

	Positive NOI Properties						Negative NOI Properties
(Dollars and RSF in thousands)	Philadelphia	South Florida	Tampa	Minneapolis	Phoenix	Total Positive NOI Properties	Philadelphia	Tampa	Minneapolis	Phoenix	Total Negative NOI Properties	Total Portfolio	Corporate and Other(1)	Total
Number of properties	65	11	33	18	12	139	5	1	1	2	9	148	—	148
Rentable square feet	4,125	1,137	1,758	1,431	913	9,364	301	42	58	165	566	9,930	—	9,930
Net income (loss)	$7,445	$2,085	$1,849	$1,258	$1,888	$14,525	$(804)	$(140)	$(213)	$(22)	$(1,179)	$13,346	$(52,455)	$(39,109)
Unallocated expenses (income):
General and administrative	—	—	—	—	—	—	—	—	—	—	—	—	7,269	7,269
Interest expense	—	—	—	—	—	—	—	—	—	—	—	—	45,073	45,073
Unrealized loss (gain) on derivative instruments	—	—	—	—	—	—	—	—	—	—	—	—	(96)	(96)
Add:
Depreciation and amortization	18,601	8,183	7,668	6,339	5,168	45,959	134	43	54	203	434	46,393	—	46,393
Amortization of above- and below-market leases, net	(144)	393	1,057	158	774	2,238	—	—	—	—	—	2,238	—	2,238
Less:
Straight-line rents	(1,306)	(901)	(164)	(526)	(200)	(3,097)	—	—	(38)	(342)	(380)	(3,477)	—	(3,477)
Recovery of (provision for) straight-line rent bad debts	(17)	1	6	8	—	(2)	—	—	—	—	—	(2)	—	(2)

Net operating income (loss)	$24,579	$9,761	$10,416	$7,237	$7,630	$59,623	$(670)	$(97)	$(197)	$(161)	$(1,125)	$58,498	$(209)	$58,289

(1)
Includes the net operating loss from three vacant land parcels of $220,000 and net operating income of $11,000 that are not allocated to our operating properties. The undepreciated book value of the vacant land parcels, totaling approximately 27.2 acres, was $8.3 million as of June 30, 2017.

Philadelphia

Three Months Ended June 30, 2017

	Positive NOI Properties					Negative NOI Properties
	Horsham/ Willow Grove		King of Prussia/Valley Forge			Horsham/ Willow Grove		King of Prussia/ Valley Forge
(Dollars and RSF in thousands)	Office	Flex	Office	Flex	Total Positive NOI Properties	Office(1)	Flex(2)	Flex(3)	Total Negative NOI Properties	Market Total
Number of properties	25	10	15	14	64	4	1	1	6	70
Rentable square feet	1,562	495	1,231	795	4,083	251	42	50	343	4,426
Net income (loss)	$2,404	$733	$249	$546	$3,932	$(320)	$(43)	$(71)	$(434)	$3,498
Add:
Depreciation and amortization	3,103	502	4,021	1,481	9,107	51	39	16	106	9,213
Amortization of above- and below-market leases, net	(232)	(30)	176	29	(57)	—	(16)	—	(16)	(73)
Less:
Straight-line rents	(143)	(91)	(147)	(93)	(474)	—	—	—	—	(474)
Recovery of (provision for) straight-line rent bad debts	4	2	—	—	6	—	—	—	—	6

Net operating income (loss)	$5,136	$1,116	$4,299	$1,963	$12,514	$(269)	$(20)	$(55)	$(344)	$12,170

(1)
Undepreciated book value of these four properties was $10.8 million as of June 30, 2017.

(2)
Undepreciated book value of this property was $3.2 million as of June 30, 2017.

(3)
Undepreciated book value of this property was $3.4 million as of June 30, 2017.

Six Months Ended June 30, 2017

	Positive NOI Properties					Negative NOI Properties
	Horsham/ Willow Grove		King of Prussia/Valley Forge			Horsham/ Willow Grove	King of Prussia/ Valley Forge
(Dollars and RSF in thousands)	Office	Flex	Office	Flex	Total Positive NOI Properties	Office(1)	Flex(2)	Total Negative NOI Properties	Market Total
Number of properties	25	11	15	14	65	4	1	5	70
Rentable square feet	1,562	537	1,231	795	4,125	251	50	301	4,426
Net income (loss)	$4,442	$1,571	$351	$1,081	$7,445	$(695)	$(109)	$(804)	$6,641
Add:
Depreciation and amortization	6,354	1,094	8,115	3,038	18,601	102	32	134	18,735
Amortization of above- and below-market leases, net	(458)	(92)	356	50	(144)	—	—	—	(144)
Less:
Straight-line rents	(539)	(149)	(429)	(189)	(1,306)	—	—	—	(1,306)
Recovery of (provision for) straight-line rent bad debts	—	(17)	—	—	(17)	—	—	—	(17)

Net operating income (loss)	$9,799	$2,407	$8,393	$3,980	$24,579	$(593)	$(77)	$(670)	$23,909

(1)
Undepreciated book value of these four properties was $10.8 million as of June 30, 2017.

(2)
Undepreciated book value of this property was $3.4 million as of June 30, 2017.

        During the period from January 1, 2017 to October 20, 2017, we signed 22 new leases and 42 renewal leases for a total square footage of 1,273,618 in the Philadelphia market. Of these leases, we entered into eight new leases and 10 renewal leases that commenced, and 14 new leases and 32 renewal leases that had not commenced, as of June 30, 2017. Excluding the impact of the leases associated with the negative NOI properties, the contractual rent increases and the full-period impact of the leases that commenced during the six months ended June 30, 2017 and will continue in effect during the 12 months ending June 30, 2018 represent approximately $2.4 million and $0.6 million of contractual rent for our office and flex assets, respectively. Excluding the impact of the leases associated with the negative NOI properties, the net reductions or (net increases) in rent abatements during the 12 months ending June 30, 2018 from leases that commenced on or before June 30, 2017 represents approximately ($10,000) and $60,000 of contractual rent for our office and flex assets, respectively, and the contractual rent from leases entered into on or prior to October 20, 2017 but not commenced as of June 30, 2017 represents approximately $1.9 million and $0.2 million of contractual rent for our office and flex assets, respectively, net of abatements associated with these leases of approximately $0.5 million and $0.1 million, respectively, for the 12 months ending June 30, 2018. Excluding the impact of the leases associated with the negative NOI properties, the contractual rent abatements incurred for the six month period ending June 30, 2017 was $0.5 million and $60,000 for our office and flex assets, respectively. Excluding the impact of the leases associated with the negative NOI properties, the full-period impact of leases that expired or were terminated during the six months ending June 30, 2017 represents approximately $0.3 million and $0.1 million of contractual rent for our office and flex assets, respectively. As of June 30, 2017, leases, including month to month leases, representing 11.2% and 4.0% of our contractual rent for our office and flex assets, respectively, in the Philadelphia market were scheduled to expire during the 12 months ending June 30, 2018.

South Florida

Three Months Ended June 30, 2017

	Positive NOI Properties
		Boca Raton North
	Sunrise		Miramar
				Market Total
(Dollars and RSF in thousands)	Office	Office	Office
Number of properties	4	3	4	11
Rentable square feet	301	337	499	1,137
Net income (loss)	$368	$280	$479	$1,127
Add:
Depreciation and amortization	1,040	1,126	1,923	4,089
Amortization of above- and below-market leases, net	60	32	105	197
Less:
Straight-line rents	(45)	(312)	(113)	(470)
Recovery of (provision for) straight-line rent bad debts	—	—	—	—

Net operating income (loss)	$1,423	$1,126	$2,394	$4,943

Six Months Ended June 30, 2017

	Positive NOI Properties
		Boca Raton North
	Sunrise		Miramar
				Market Total
(Dollars and RSF in thousands)	Office	Office	Office
Number of properties	4	3	4	11
Rentable square feet	301	337	499	1,137
Net income (loss)	$764	$377	$944	$2,085
Add:
Depreciation and amortization	2,064	2,245	3,874	8,183
Amortization of above- and below-market leases, net	120	61	212	393
Less:
Straight-line rents	(123)	(530)	(248)	(901)
Recovery of (provision for) straight-line rent bad debts	—	1	—	1

Net operating income (loss)	$2,825	$2,154	$4,782	$9,761

        During the period from January 1, 2017 to October 20, 2017, we signed 11 new leases and 10 renewal leases for a total square footage of 94,863 in the South Florida market. Of these leases, we entered into four new leases and three renewal leases that commenced, and seven new leases and seven renewal leases that had not commenced, as of June 30, 2017. The contractual rent increases and the full-period impact of the leases that commenced during the six months ended June 30, 2017 and will continue in effect during the 12 months ending June 30, 2018 represent approximately $0.5 million of contractual rent. The net reductions in rent abatements during the 12 months ending June 30, 2018 from leases that commenced on or before June 30, 2017 represents approximately $0.6 million of contractual rent, and the contractual rent from leases entered into on or prior to October 20, 2017 but not commenced as of June 30, 2017 represents approximately $0.5 million of contractual rent, net of abatements associated with these leases of approximately $0.6 million, for the 12 months ending June 30, 2018. The contractual rent abatements incurred for the six month period ending June 30, 2017 was $0.7 million. The full-period impact of leases that expired or were terminated during the six months ending June 30, 2017 represents approximately $0.1 million of contractual rent. As of June 30, 2017, leases, including month to month leases, representing 22.7% of our contractual rent in the South Florida market were scheduled to expire during the 12 months ending June 30, 2018.

Tampa

Three Months Ended June 30, 2017

	Positive NOI Properties					Negative NOI Properties
	Northwest Tampa		I-75 Corridor		Total Positive NOI Properties	Northwest Tampa		Total Negative NOI Properties
									Market Total
(Dollars and RSF in thousands)	Office	Flex	Office	Flex		Office(1)	Flex(2)
Number of properties	11	8	2	11	32	1	1	2	34
Rentable square feet	507	425	135	651	1,718	42	40	82	1,800
Net income (loss)	$394	$199	$(303)	$524	$814	$(76)	$(66)	$(142)	$672
Add:
Depreciation and amortization	1,207	884	534	1,086	3,711	22	18	40	3,751
Amortization of above- and below-market leases, net	173	88	124	141	526	—	—	—	526
Less:
Straight-line rents	68	(60)	105	(71)	42	—	—	—	42
Recovery of (provision for) straight-line rent bad debts	—	—	—	3	3	—	—	—	3

Net operating income (loss)	$1,842	$1,111	$460	$1,683	$5,096	$(54)	$(48)	$(102)	$4,994

(1)
Undepreciated book value of this property was $3.9 million as of June 30, 2017.

(2)
Undepreciated book value of this property was $3.7 million as of June 30, 2017.

Six Months Ended June 30, 2017

						Negative NOI Properties
	Positive NOI Properties
						Northwest Tampa
	Northwest Tampa		I-75 Corridor		Total Positive NOI Properties		Total Negative NOI Properties
								Market Total
(Dollars and RSF in thousands)	Office	Flex	Office	Flex		Office(1)
Number of properties	11	9	2	11	33	1	1	34
Rentable square feet	507	465	135	651	1,758	42	42	1,800
Net income (loss)	$801	$658	$(573)	$963	$1,849	$(140)	$(140)	$1,709
Add:
Depreciation and amortization	2,521	1,848	1,066	2,233	7,668	43	43	7,711
Amortization of above- and below-market leases, net	338	183	248	288	1,057	—	—	1,057
Less:
Straight-line rents	(74)	(129)	193	(154)	(164)	—	—	(164)
Recovery of (provision for) straight-line rent bad debts	—	—	—	6	6	—	—	6

Net operating income (loss)	$3,586	$2,560	$934	$3,336	$10,416	$(97)	$(97)	$10,319

(1)
Undepreciated book value of this property was $3.9 million as of June 30, 2017.

        During the period from January 1, 2017 to October 20, 2017, we signed eight new leases and 16 renewal leases for a total square footage of 292,947 in the Tampa market. Of these leases, we entered into two new leases and three renewal leases that commenced, and six new leases and 13 renewal leases that had not commenced, as of June 30, 2017. Excluding the impact of the leases associated with the negative NOI properties, the contractual rent increases and the full-period impact of the leases that commenced during the six months ended June 30, 2017 and will continue in effect during the

12 months ending June 30, 2018 represent approximately $0.1 million and $0.4 million of contractual rent for our office and flex assets, respectively. Excluding the impact of the leases associated with the negative NOI properties, the net reductions in rent abatements during the 12 months ending June 30, 2018 from leases that commenced on or before June 30, 2017 represents approximately $40,000 of contractual rent for our flex assets, and the contractual rent from leases entered into on or prior to October 20, 2017 but not commenced as of June 30, 2017 represents approximately $0.1 million and $0.6 million of contractual rent for our office and flex assets, respectively, net of abatements associated with these leases of approximately $0.4 million and $0.1 million, respectively, for the 12 months ending June 30, 2018. Excluding the impact of the leases associated with the negative NOI properties, for the six month period ending June 30, 2017 there were no contractual rent abatements incurred for our office assets and $40,000 of contractual rent abatements incurred for our flex assets. Excluding the impact of the leases associated with the negative NOI properties, the full-period impact of leases that expired or were terminated during the six months ending June 30, 2017 represents approximately $0.4 million of contractual rent for our flex assets. As of June 30, 2017, leases, including month to month leases, representing 4.8% and 8.5% of our contractual rent for our office and flex assets, respectively, in the Tampa market were scheduled to expire during the 12 months ending June 30, 2018.

Minneapolis

Three Months Ended June 30, 2017

	Positive NOI Properties			Negative NOI Properties
	Southwest		Total Positive NOI Properties	Southwest	Total Negative NOI Properties
						Market Total
(Dollars and RSF in thousands)	Office	Flex		Office(1)
Number of properties	10	8	18	1	1	19
Rentable square feet	863	568	1,431	58	58	1,489
Net income (loss)	$346	$272	$618	$(65)	$(65)	$553
Add:
Depreciation and amortization	2,166	987	3,153	28	28	3,181
Amortization of above- and below-market leases, net	66	(1)	65	—	—	65
Less:
Straight-line rents	(151)	(55)	(206)	(38)	(38)	(244)
Recovery of (provision for) straight-line rent bad debts	8	—	8	—	—	8

Net operating income (loss)	$2,435	$1,203	$3,638	$(75)	$(75)	$3,563

(1)
Undepreciated book value of this property was $5.7 million as of June 30, 2017.

Six Months Ended June 30, 2017

	Positive NOI Properties			Negative NOI Properties
	Southwest		Total Positive NOI Properties	Southwest	Total Negative NOI Properties
						Market Total
(Dollars and RSF in thousands)	Office	Flex		Office(1)
Number of properties	10	8	18	1	1	19
Rentable square feet	863	568	1,431	58	58	1,489
Net income (loss)	$741	$517	$1,258	$(213)	$(213)	$1,045
Add:
Depreciation and amortization	4,395	1,944	6,339	54	54	6,393
Amortization of above- and below-market leases, net	135	23	158	—	—	158
Less:
Straight-line rents	(336)	(190)	(526)	(38)	(38)	(564)
Recovery of (provision for) straight-line rent bad debts	8	—	8	—	—	8

Net operating income (loss)	$4,943	$2,294	$7,237	$(197)	$(197)	$7,040

(1)
Undepreciated book value of this property was $5.7 million as of June 30, 2017.

        During the period from January 1, 2017 to October 20, 2017, we signed four new leases and seven renewal leases for a total square footage of 98,227 in the Minneapolis market. Of these leases, we entered into two new leases and four renewal leases that commenced, and two new leases and three renewal leases that had not commenced, as of June 30, 2017. Excluding the impact of the leases associated with the negative NOI properties, the contractual rent increases and the full-period impact of the leases that commenced during the six months ended June 30, 2017 and will continue in effect during the 12 months ending June 30, 2018 represent approximately $0.3 million and $0.1 million of contractual rent for our office and flex assets, respectively. Excluding the impact of the leases associated with the negative NOI properties, the net reductions in rent abatements during the 12 months ending June 30, 2018 from leases that commenced on or before June 30, 2017 represents approximately $0.1 million and $0.1 million of contractual rent for our office and flex assets, respectively, and the contractual rent from leases entered into on or prior to October 20, 2017 but not commenced as of June 30, 2017 represents approximately $0.2 million and no amount of contractual rent for our office and flex assets, respectively, net of abatements associated with these leases of approximately $0.1 million and $50,000, respectively, for the 12 months ending June 30, 2018. Excluding the impact of the leases associated with the negative NOI properties, the contractual rent abatements incurred for the six month period ending June 30, 2017 was $70,000 and $80,000 for our office and flex assets, respectively. Excluding the impact of the leases associated with the negative NOI properties, the full-period impact of leases that expired or were terminated during the six months ending June 30, 2017 represents approximately $0.1 million of contractual rent for our office assets. As of June 30, 2017, leases, including month to month leases, representing 1.0% and 3.9% of our contractual rent for our office and flex assets, respectively, in the Minneapolis market were scheduled to expire during the 12 months ending June 30, 2018.

Phoenix

Three Months Ended June 30, 2017

	Positive NOI Properties			Negative NOI Properties
	Southeast Market Area			Southeast Market Area
			Total Positive NOI Properties		Total Negative NOI Properties
						Market Total
(Dollars and RSF in thousands)	Office	Flex		Office(1)
Number of properties	12	1	13	1	1	14
Rentable square feet	913	101	1,014	64	64	1,078
Net income (loss)	$922	$177	$1,099	$(89)	$(89)	$1,010
Add:
Depreciation and amortization	2,588	82	2,670	33	33	2,703
Amortization of above- and below-market leases, net	387	—	387	—	—	387
Less:
Straight-line rents	(95)	(256)	(351)	—	—	(351)
Recovery of (provision for) straight-line rent bad debts	—	—	—	—	—	—

Net operating income (loss)	$3,802	$3	$3,805	$(56)	$(56)	$3,749

(1)
Undepreciated book value of this property was $6.6 million as of June 30, 2017.

Six Months Ended June 30, 2017

	Positive NOI Properties		Negative NOI Properties
	Southeast Market Area		Southeast Market Area
		Total Positive NOI Properties			Total Negative NOI Properties
						Market Total
(Dollars and RSF in thousands)	Office		Office(1)	Flex(2)
Number of properties	12	12	1	1	2	14
Rentable square feet	913	913	64	101	165	1,078
Net income (loss)	$1,888	$1,888	$(168)	$146	$(22)	$1,866
Add:
Depreciation and amortization	5,168	5,168	66	137	203	5,371
Amortization of above- and below-market leases, net	774	774	—	—	—	774
Less:
Straight-line rents	(200)	(200)	—	(342)	(342)	(542)
Recovery of (provision for) straight-line rent bad debts	—	—	—	—	—

Net operating income (loss)	$7,630	$7,630	$(102)	$(59)	$(161)	$7,469

(1)
Undepreciated book value of this property was $6.6 million as of June 30, 2017.

(2)
Undepreciated book value of this property was $10.1 million as of June 30, 2017.

        During the period from January 1, 2017 to October 20, 2017, we signed two renewal leases for a total square footage of 108,874 in the Phoenix market that had not commenced as of June 30, 2017. Excluding the impact of the new leases associated with the negative NOI properties, the contractual rent increases and the full-period impact of the leases that commenced during the six months ended June 30, 2017 and will continue in effect during the 12 months ending June 30, 2018 represent approximately $0.2 million and no amount of contractual rent for our office and flex assets, respectively. Excluding the impact of the leases associated with the negative NOI properties, there is no contractual rent associated with net reductions in rent abatements during the 12 months ending June 30, 2018 from leases that commenced on or before June 30, 2017, and the contractual rent from leases entered into on or prior to October 20, 2017 but not commenced as of June 30, 2017 represents approximately $30,000 of contractual rent for our office assets, net of abatements associated with these leases of approximately $0.2 million assets, for the 12 months ending June 30, 2018. Excluding the impact of the leases associated with the negative NOI properties, for the six month period ending June 30, 2017 there was no contractual rent abatements incurred. Excluding the impact of the leases associated with the negative NOI properties, there is no contractual rent associated with the full-period impact of leases that expired or were terminated during the six months ending June 30, 2017. As of June 30, 2017, leases, including month to month leases, representing 5.6% and no amount of our contractual rent for our office and flex assets, respectively, in the Phoenix market were scheduled to expire during the 12 months ending June 30, 2018.

Employees

        Upon completion of this offering and the formation transactions, we expect to have approximately 70 full-time employees. Third-party entities are contracted for property management and on-site operations at prevailing market rates. We consider our relationship with all of our expected employees to be strong.

Insurance

        We carry comprehensive general liability coverage on all of our properties, with limits of liability customary within the industry to insure against liability claims and related defense costs. Similarly, we are insured against the risk of direct physical damage in amounts necessary to reimburse us on a replacement-cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. The majority of our property policies include coverage for the perils of flood and earthquake shock with limits and deductibles customary in the industry and specific to the property. We also obtain title insurance policies when acquiring new properties, which insure fee title to our real properties. We currently have coverage for losses incurred in connection with both domestic and foreign terrorist-related activities. While we do carry commercial general liability insurance, property insurance and terrorism insurance with respect to our properties, these policies include limits and terms we consider commercially reasonable. There are certain losses that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it, in our belief, economically impractical to maintain such coverage. Should an uninsured loss arise against us, we would be required to use our own funds to resolve the issue, including litigation costs. We believe the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our management, the properties in our portfolio are adequately insured.

Competition

        The leasing of suburban office and flex space is highly competitive in the markets and submarkets in which we operate. We compete with numerous developers, owners and operators of office and flex properties, many of which own or may seek to acquire or develop properties similar to ours in the same submarkets in which our properties are located. The principal means of competition are rent charged, tenant improvement allowances granted, free rent periods, location, services provided, and the nature and condition of the facility to be leased. In addition, we face competition from other real estate companies including other REITs, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors and others that may have greater financial resources or access to capital than we do or that are willing to acquire properties in transactions which are more highly leveraged or are less attractive from a financial viewpoint than we are willing to pursue. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, in better locations within our submarkets or in higher quality facilities, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants' leases expire.

Regulation

Environmental and Related Matters

        Under various federal, state or local laws, ordinances and regulations, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or release of hazardous substances, waste, or petroleum products at, on, in, under or from such property, including costs for investigation or remediation, natural resource damages, or third-party liability for personal injury or property damage. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several. Some of our properties may be impacted by contamination arising from current or prior uses of the property or adjacent properties for commercial, industrial or other purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so. The presence of contamination or the failure to remediate contamination on our properties may adversely affect our ability to attract or retain tenants and our ability to develop or sell or borrow against those properties. In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which that property may be used or how businesses may be operated on that property.

        Some of our properties are, and may be adjacent to or near other properties, used for industrial or commercial purposes. These properties may have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. Releases from these properties could impact our properties. While certain properties contain or contained uses that could have or have impacted our properties, we are not aware of any liabilities related to environmental contamination that we believe will have a material adverse effect on our operations.

        In addition, our properties are subject to various federal, state and local environmental and health and safety laws and regulations. Noncompliance with these environmental and health and safety laws and regulations could subject us or our tenants to liability. These liabilities could affect a tenant's ability to make rental payments to us. Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our tenants, which could in turn have a material adverse effect on us. We sometimes require our private tenants to comply with environmental and health and safety laws and regulations and to indemnify us for any related liabilities in our leases with them. But in the event of the bankruptcy or inability of any of our tenants to satisfy such obligations, we may be required to satisfy such obligations. We are not presently aware of any instances of material noncompliance with environmental or health and safety laws or regulations at our properties, and we believe that we and/or our tenants have all material permits and approvals necessary under current laws and regulations to operate our properties.

        In addition, our properties may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties.

        With respect to properties we may develop, we may be subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters, including local regulations that impose restrictive zoning requirements. We also may be subject to periodic delays or may be precluded entirely from developing properties due to building moratoriums that could be implemented in the future in certain states in which we intend to operate.

Americans with Disabilities Act

        Our properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe the existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Legal Proceedings

        We are currently not a party to any material legal proceedings. From time to time, we may in the future be a party to various claims and routine litigation arising in the ordinary course of business. We do not believe that the results of any such claims or litigation, individually or in the aggregate, would have a material adverse effect on our business, financial position or results of operations.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions in the future. If we do take advantage of any of these exemptions, we do not know if some investors will find our common shares less attractive as a result. The result may be a less active trading market for our common shares' price, which may be more volatile.

        In addition, the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to "opt out" of this extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

        We will remain an "emerging growth company" until the earliest to occur of the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation); the last day of the fiscal year following the fifth anniversary of this offering; the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or the date on which we are deemed to be a "large accelerated filer" under the Exchange Act.

Corporate Information

        Our principal executive offices are located at 700 Dresher Road, Suite 150, Horsham, Pennsylvania 19044. Our telephone number is (215) 328-2700. We maintain a website at http://www.workspaceproperty.com/. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus or any other reports or documents we file with or furnish to the SEC.

 MANAGEMENT

Our Trustees and Executive Officers

        Our board of trustees will consist of nine members, a majority of whom we expect will be "independent" in accordance with the NYSE corporate governance listing standards. Pursuant to our declaration of trust and bylaws, each of our trustees is elected by our shareholders to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies. The first annual meeting of our shareholders after this offering will be held in 2018.

        The following table sets forth certain information concerning our trustees and executive officers upon completion of this offering:

Name	Age	Position
Thomas A. Rizk	60	Chairman, Chief Executive Officer and Trustee
Roger W. Thomas	60	President, Chief Operating Officer and Trustee
Hardwick Simmons	77	Lead Independent Trustee Nominee*
Joseph Azrack	70	Trustee Nominee*
Trevor Bond	56	Independent Trustee Nominee*
Michelle MacKay	51	Independent Trustee Nominee*
Russell C. Platt	57	Trustee Nominee*
Steven B. Tanger	68	Independent Trustee Nominee*
Matthew Zames	46	Independent Trustee Nominee*
Christopher B. Allen	50	Executive Vice President and Chief Financial Officer
Leo P. Nolan	31	Senior Vice President and Chief Investment Officer
Michael Gervasio	35	Senior Vice President, Operations and Innovation
Anthony A. Nichols	51	Senior Vice President, Leasing
Christopher Eckerd	50	Vice President, Property Management
Brandon J. Koch	40	Vice President and Chief Accounting Officer

*
Will become a trustee upon completion of this offering.

        The following is a biographical summary of the experience of our trustees, trustee nominees and executive officers:

        Thomas A. Rizk, 60, will serve as our Chairman and Chief Executive Officer and is a member of our board of trustees. Mr. Rizk has over 30 years of experience in building and leading both private and public companies, managing alternative investments and investing in special opportunities. In 1994, Mr. Rizk orchestrated the highly successful initial public offering of Cali Realty Corporation ("Cali"). Mr. Rizk served as President of Cali from its initial public offering in August 1994 until January 1996, when he became the company's Chief Executive Officer, a position he held until his departure from Cali's successor, Mack-Cali Realty Corporation ("Mack-Cali"), in April 1999. Under his leadership, Cali completed more than $3 billion in acquisitions totaling approximately 23 million square feet, including the acquisition of the suburban office portfolio of The Mack Company in December 1997, and generated total shareholder return of approximately 148% versus 55% for the FTSE NAREIT All REITs Index for the period between its initial public offering in August 1994 and Mr. Rizk's departure in April 1999. From 2001 to 2013, Mr. Rizk founded and served as Chief Executive Officer of TractManager, a recognized leader in providing technology-based contract management solutions to healthcare and real estate organizations. Mr. Rizk led TractManager's growth from a start-up operation to a company that served over 25% of the hospitals in the United States with more than 130,000 end users at over 5,000 locations throughout all 50 states. Mr. Rizk also founded PropertyTract, a division of TractManager, which addressed the real estate needs of owners and property managers of real estate. Since 2013, Mr. Rizk also has served as Chairman and Chief Executive Officer of Rizk Ventures, a privately-held investment firm in the healthcare, technology, real estate and education sectors. Prior to Cali's initial public offering in August 1994, Mr. Rizk previously served in various senior management positions at Cali Associates from 1989 to 1994, including as General Counsel and then President. Prior to joining Cali Associates, Mr. Rizk served as Vice President and General Counsel of Dubnoff & Koch from 1987 to 1989, a New Jersey-based real estate development firm. Over the past 20 years, Mr. Rizk also has supported and partnered with select organizations to promote awareness for the needs of injured service members, supported youth education initiatives, and initiatives combating the effects of poverty, including Mourning Family Foundation, Operation Game On and Jumpstart. Mr. Rizk received a B.A. degree in Business Administration from Rutgers University, a J.D. degree from Rutgers University School of Law and an L.L.M. degree in taxation from the New York University School of Law. Mr. Rizk was selected to serve on our board of trustees based on his 30 years of experience in all facets of commercial real estate investment, development and operations.

        Roger W. Thomas, 60, will serve as our President and Chief Operating Officer and is a member of our board of trustees. Mr. Thomas has over 30 years of experience in real estate and has had significant success structuring, negotiating, completing and implementing all aspects of complex transactions including real estate acquisitions, dispositions and developments, corporate securities and compliance matters, risk management, human resources and marketing. Mr. Thomas was a co-founder of our predecessor in January 2015 and has served as its President and Chief Operating Officer. From March 2014 until January 2015, Mr. Thomas served as Managing Member of a family limited partnership that owns and operates commercial real estate. From 1994 until 2014, Mr. Thomas served as Executive Vice President, General Counsel and Secretary at Mack-Cali, being a key member of the executive team. He also oversaw the risk management, human resources and marketing departments. During his tenure at Mack-Cali, Mr. Thomas was responsible for structuring and implementing the company's acquisitions, mergers and dispositions, supervising outside and in-house legal and leasing counsel and staff and negotiating joint venture agreements. He also ensured legal compliance and oversaw day-to-day legal requirements, and assisted the company in investment strategies and financial activities. Mr. Thomas was a key member of the executive team that worked with Mr. Rizk in taking Cali public in 1994. Prior to Mack-Cali, Mr. Thomas served as Special Counsel to Cali Associates from 1993 to 1994, and from 1984 to 1993 was an attorney in the real estate and commercial transactions department of Dreyer & Traub, LLP. Mr. Thomas received both a B.S.B.A. degree in Finance and a J.D. degree from the University of Denver. Mr. Thomas was selected to serve on our board of trustees based on his 30 years of experience in all facets of commercial real estate investment, development and operations.

        Hardwick Simmons, 77, will serve as a member of our board of trustees and as our lead independent trustee. Mr. Simmons has served as a Director of Lions Gate Entertainment Corp. since 2005 and currently serves as the Chairman of its Strategic Advisory Committee and as a member of its Audit and Risk Committee. Mr. Simmons also currently serves as a Director of Invivoscribe, Inc. and Stonetex Oil Company, both of which are privately held companies. From 2003 to 2016, Mr. Simmons was the Lead Director and Chairman of the Audit and Risk Committee of Raymond James Financial. Additionally, from 2007 to 2009, Mr. Simmons was a Director of Geneva Acquisition Corp. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated. Mr. Simmons earned his B.A. degree and an M.B.A. from Harvard University. Mr. Simmons was selected to serve as a member of our board of trustees based on his extensive experience in the capital markets and financial services industry as well as his experience as a director of publicly traded companies.

        Joseph F. Azrack, 70, will serve as a member of our board of trustees. Since 2014, Mr. Azrack has been the Principal Owner of Azrack & Company, a private real estate investment and advisory firm. Since March 2017, Mr. Azrack has served as a member of the Board of Directors of Regency Centers Corp. (NYSE: REG) and was a member of the Board of Directors of Equity One., Inc. (NYSE: EQY) from May 2016 until its merger with Regency Centers Corp. in March 2017. Since February 2017, Mr. Azrack has served as a member of the board of directors of Safanad Limited, a global principal investor, and since June 2014 has been a member of the board of directors of the Berkshire Group, a private real estate investment management company. Mr. Azrack is the Founder and served as a member of the board of directors and past Chairman, Managing Partner, President and Chief of Executive Officer of Apollo Global Management's (NYSE: APO) real estate business from 2009 to 2014, and its predecessor entity, Citi Property Investors, and former Chairman and CEO of Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI). Previously, Mr. Azrack was Chief Executive and Chairman of AEW Capital Management, L.P., Founder and President of the AEW Partners Funds, a Director of Curzon Global Partners, and Founder and Chairman of AEW Europe. Mr. Azrack is also Chairman of the I-195 District Redevelopment Commission in Providence, Rhode Island. Mr. Azrack holds an M.B.A. from Columbia University and a B.S. from Villanova University. He is an adjunct professor who teaches real estate entrepreneurship at Columbia University's Graduate School of Business. Mr. Azrack is a member and past Chairman of the Pension Real Estate Association, and a Trustee of the Urban Land Institute.

        Trevor Bond, 56, will serve as a member of our board of trustees. Since February 2016, Mr. Bond has served as a Principal of Maidstone Investment Company LLC, a private investment vehicle focused on direct and indirect real estate interests in various U.S. markets that Mr. Bond founded in 2002. From July 2010 to February 2016, Mr. Bond served as President and Chief Executive Officer of W. P. Carey Inc., a publicly traded REIT/Investment Manager on the New York Stock Exchange, and also served as a member of its Board of Directors and its Investment Committee from 2007 to 2016. Prior to that, Mr. Bond worked at First Boston Corporation and served in several capacities following its merger into Credit Suisse from 1992 to 2002. Mr. Bond received a B.A. degree in Foreign Careers from Lehigh University and an M.B.A. from Harvard University. Mr. Bond is currently on the Board of Directors for the Harvard Business School Alumni Angels of Greater New York. Mr. Bond is a former member of the Real Estate Roundtable, a former member of the Board of Governors of NAREIT and a former member of the International Advisory Board of the Harvard Real Estate Academic Initiative. From 2010 to 2016 he was a Trustee of the W.P. Carey Foundation. Mr. Bond was selected to serve as a member of our board of trustees based on his significant real estate, banking and financial expertise as well as his experience as a director and executive officer of a publicly traded real estate company.

        Michelle MacKay, 51, will serve as a member of our board of trustees. Ms. MacKay is currently a Senior Advisor to iStar Financial, a publicly traded REIT (NYSE: STAR). From 2003 through February 2017, Ms. Mackay was an Executive Vice President of Investments and, since 2009, Head of Capital Markets of iStar Financial. She has also served on its Senior Management Committee since 2010 and previously served on its Investment Committee from 2003 to 2010. Ms. MacKay previously served as a member of the Board of Directors of WCI Communities, Inc., a publicly traded company listed on the New York Stock Exchange, from 2010 until its acquisition by Lennar Corporation in February 2017. During her tenure on the Board of Directors of WCI, Ms. MacKay was Head of the Nominating and Governance Committee and also served as a member of the Compensation and Audit committees. Ms. MacKay has more than 20 years of experience in the real estate industry. Her background includes investing in real estate through financings, direct ownership and structured products. Ms. MacKay also previously served as a senior vice president at UBS Paine Webber from 1998 to 2001 and as a vice president at Chase Bank from 1996 to 1998. Ms. MacKay holds a B.A. in political science from the University of Connecticut and an M.B.A. from the University of Hartford. Ms. MacKay was selected to serve as a member of our board of trustees based on her extensive knowledge of the real estate industry, background in the capital markets, as well as leadership experience with a publicly traded REIT.

        Russell Platt, 57, will serve as a member of our board of trustees. Mr. Platt co-founded the real estate investment management firm Forum Partners in 2002 and serves as its Chief Executive Officer in London. He has over 30 years' experience in real estate finance and investment in Europe, North America and Asia, including at Morgan Stanley & Co. where he served from 1982 to 1999. Mr. Platt founded and managed the Global Real Estate Group at Morgan Stanley Asset Management and was the Director of its real estate securities investment business. Before founding Forum Partners, Mr. Platt also served as Managing Director of Security Capital Research & Management and as President-International of JER Partners. Mr. Platt has a B.A. degree in economics from Williams College and an M.B.A. from Harvard University. Mr. Platt was selected to serve as a member of our board of trustees based on his extensive experience in investment banking and finance and knowledge of the capital markets.

        Steven B. Tanger, 68, will serve as a member of our board of trustees. Mr. Tanger has served as a Director of Tanger Factory Outlet Centers, Inc., one of the largest owners and operators of outlet centers in the U.S. and Canada that is publicly traded on the New York Stock Exchange, since 1993 and as its Chief Executive Officer since 2009. He also served as its President from 2009 to 2017. Prior to that, he served as President and Chief Operating Officer of Tanger Factory Outlet Centers, Inc. from 1995 to 2008 and Executive Vice President from 1986 to 1994. Mr. Tanger previously served on the Board of Directors of The Fresh Market, Inc., a publicly traded company on the NASDAQ Global Select Market, from June 2012 until its acquisition by Pomegranate Holdings, Inc. in April 2016, and was a member of its Compensation and Nominating and Corporate Governance Committees. Mr. Tanger also currently serves as a member of the Mount Sinai Advisory Board of Trustees and previously served as a member of the Board of Trustees of the International Council of Shopping Centers. Mr. Tanger received a B.S.B.A. degree in business from the University of North Carolina. Mr. Tanger was selected to serve as a member of our board of trustees based on his extensive knowledge of the real estate industry, background in the capital markets, as well as leadership experience with a publicly traded REIT.

        Matthew Zames, 46, will serve as a member of our board of trustees. Mr. Zames previously served as Chief Operating Officer of JPMorgan Chase & Co. from April 2013 to June 2017, after previously serving as Co-Chief Operating Officer from July 2012 to April 2013, where his responsibilities included managing the firm's Chief Investment Office, the Oversight and Control Group, Compliance, Treasury & Funding, Mortgage Banking Capital Markets, One Equity Partners, Corporate Strategy, Regulatory Affairs, Global Technology and Operations, Real Estate, Procurement, Security & Safety, General Services and Military & Veteran Affairs. From 2004 to July 2012, Mr. Zames held a series of senior roles in JPMorgan Chase & Co.'s Investment Bank. Most recently, he was Co-Head of Global Fixed Income for J.P. Morgan's Investment Bank and Head of Chase's Mortgage Capital Markets. Prior to joining JPMorgan Chase & Co., Mr. Zames previously worked at Credit Suisse from 2001 to 2004, where he was Co-Head of Global Dollar Interest Rate Trading, a member of the Fixed Income Operating Committee, and the Credit Suisse First Boston Management Council. Mr. Zames is on the MIT Sloan Finance Group Advisory Board and the Board of Directors of the Marine Corps-Law Enforcement Foundation. He also is a member of The Economic Club of New York and a member of the Council on Foreign Relations. Mr. Zames also serves on the Board of Directors of Guiding Eyes for the Blind and also serves on the Board of Directors of Business Executives for National Security (BENS). Mr. Zames is a former Board Co-Chairman of the Institute for Veterans and Military Families at Syracuse University and previously was a member of the U.S. Treasury Department's Treasury Borrowing Advisory Committee and a former Chairman. He also was a member of the Federal Reserve Bank of New York's Treasury Market Practices Group. Mr. Zames earned a B.S. degree from the Massachusetts Institute of Technology. Mr. Zames' was selected to serve as a member of our board of trustees based on his extensive investment banking and executive experience with a publicly traded company.

        Christopher B. Allen, 50, will serve as our Executive Vice President and Chief Financial Officer. Mr. Allen has more than 17 years of REIT executive management and real estate investment banking experience. Prior to joining Workspace Property Trust in August 2017, Mr. Allen was a Managing Director in the M&A and Corporate Advisory Group at HFF Securities L.P., which he joined in March 2017 upon HFF's acquisition of Hentschel & Company, a boutique real estate investment banking advisory firm where Mr. Allen had been a Managing Director since April 2016. From January 2008 to December 2015, Mr. Allen was a senior financial executive at Chambers Street Properties and served as the company's Executive Vice President of Capital Markets and Finance since 2012. Chambers Street Properties was a publicly traded REIT that merged with Gramercy Property Trust in December 2015 to become the largest industrial and office net lease REIT with an enterprise value totaling approximately $5.7 billion. From 1999 to 2007, Mr. Allen spent more than eight years in real estate investment banking, including five years at Merrill Lynch, Pierce, Fenner & Smith Incorporated and three years at Banc of America Securities LLC, executing a broad cross section of financial advisory and capital raising transactions, including over $9 billion in M&A and financial advisory transactions; 27 public debt and preferred equity offerings, raising over $7.4 billion; and 16 common equity offerings, raising over $3.3 billion. Mr. Allen has an M.B.A. in Finance and Accounting from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.S. in Electrical Engineering and a B.A. in Economics from Rice University.

        Leo P. Nolan, 31, will serve as our Senior Vice President and Chief Investment Officer. Mr. Nolan has a diverse professional background, having previously worked in private equity, credit investing and investment banking. Since 2013, Mr. Nolan has served as a Principal at Rizk Ventures, a privately-held investment firm in the healthcare, technology, real estate and education sectors. Prior to Rizk Ventures, from 2012 to 2013, Mr. Nolan held the position of Co-Head of Global Business Development at TractManager and was responsible for managing the operations of TractManager International, as well as pursuing additional revenue opportunities. Prior to working for TractManager, Mr. Nolan worked in the Credit Opportunities Fund at Summit Partners from July 2012 to October 2012 where he created tailored capital solutions that fit the unique needs of the companies in which the fund invested. Mr. Nolan began his career working with Goldman Sachs & Co. Investment Banking Division from 2009 to July 2012 advising on and executing numerous strategic transactions, including mergers, acquisitions, joint ventures and divestitures. Mr. Nolan received his B.A. in Political Science from Columbia University.

        Michael Gervasio, 35, will serve as our Senior Vice President, Operations & Innovation. Mr. Gervasio's experience in the commercial real estate industry includes asset management, brokerage, property management and consulting. Since 2015, Mr. Gervasio has served as our predecessor's Senior Vice President and has been part of the executive leadership team. In 2013, he joined Rizk Ventures focusing on investment activities in real estate until joining our predecessor. From 2008 to 2013, Mr. Gervasio served as the Vice President of PropertyTract, advising owners and property managers on their real estate needs and objectives. From 2007 to 2008, Mr. Gervasio was part of the real estate financial services division of FTI Consulting where he was responsible for providing consulting services to public and private real estate companies including REITs, investment and commercial banks, opportunity funds, private equity funds and insurance companies. From 2004 to 2007, Mr. Gervasio worked at CB Richard Ellis in the commercial real estate brokerage division. During his tenure at CB Richard Ellis, he worked closely with senior management of both private and public companies to develop strategic real estate plans and implementation strategies. He also negotiated commercial real estate leasing and sales transactions for both acquisition and disposition assignments on behalf of landlords and tenants. Mr. Gervasio received a B.A. degree in Communication Studies from the

University of Rhode Island. Mr. Gervasio is the nephew of Thomas A. Rizk, the Company's Chairman and Chief Executive Officer.

        Anthony A. Nichols, Jr., 51, will serve as our Senior Vice President, Leasing. Mr. Nichols brings with him over 27 years of fundamental knowledge in asset management, development and leasing, and over 19 years of experience with publicly traded REITs. From 2005 to 2017 Mr. Nichols held various roles including Vice President and City Manager as well as Vice President & Market Officer for suburban Philadelphia for Liberty Property Trust. From 1989 to 1996, he was Vice President of Marketing and Property Management for the Nichols Company, a private commercial real estate developer. Mr. Nichols played an instrumental role in the Nichols Company before and during its merger with Brandywine Realty Trust in 1996. Mr. Nichols served in various management positions at Brandywine Realty Trust from 1996 to 2004. From 2004 to 2005, Mr. Nichols worked at TCA Broker Service LLC in Malvern, PA, where he was responsible for brokerage, acquisitions and development. He is a past President of the Greater Philadelphia Chapter of the National Association of Office and Industrial Properties ("NAIOP") as well as having served as a member of NAIOP's National Board of Directors. Mr. Nichols received a B.S. degree in Economics from East Carolina University and an MBA degree from St. Joseph's University in Philadelphia.

        Christopher Eckerd, 50, will serve as our Vice President, Property Management. Since 2015, Mr. Eckerd has led our predecessor's team of senior property managers and overseen customer service operations. Prior to joining our predecessor, from 1997 to 2015, Mr. Eckerd worked for Liberty Property Trust where he was Senior Property Manager for its Pennsylvania suburban office portfolio. In this role, he was responsible for the management of an eight-million square foot portfolio of office and flex assets in the Philadelphia suburbs. Mr. Eckerd also served as a property manager for Rodin Partners from 1995 to 1996 and as an asset manager for PHH Asset Management and its predecessor entities Meritus and TD Service Company from 1993 to 1995. Prior to that, Mr. Eckerd worked in the REO department for Commonwealth Federal Bank from 1991 to 1993 and as a realtor for Merrill Lynch Realty from 1988 to 1991. Mr. Eckerd is a Certified Property Manager through the Institute of Real Estate Management. He holds a Pennsylvania Real Estate License and is a member of the Philadelphia chapter of Building Owners and Managers Association. He also holds a LEED Green designation through the U.S. Green Building Council. Mr. Eckerd received an Associate's degree in General Studies from the Montgomery County Community College.

        Brandon J. Koch, 40, will serve as our Vice President and Chief Accounting Officer. Mr. Koch has over 18 years of experience in real estate and public accounting environments. Prior to joining us in September 2017, Mr. Koch served as the Chief Accounting Officer for certain real estate investment trusts advised by AR Global Investments, LLC where he oversaw accounting and financial reporting for American Realty Capital—Retail Centers of America, Inc. from 2012 to December 2016, American Finance Trust, Inc. from 2013 to December 2016, and Global Net Lease, Inc. from June 2016 to September 2017. From 2010 to 2012, Mr. Koch served as an Associate Director at The Siegfried Group, LLP responsible for directing and managing accounting and audit projects for Fortune 500 companies. From 2002 to 2010, Mr. Koch held several positions with Ernst & Young LLP, most recently as an Audit Senior Manager. Mr. Koch also served as a Staff Accountant at Siana, Carr and O'Connor LLP from 2000 to 2002 and as a Mutual Fund Accountant for Delaware Investments from 1999 to 2000. Mr. Koch received his B.S. in Accounting from the University of Rhode Island and is a certified public accountant and member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

Additional Background of Our Executive Officers

        Mr. Rizk, our Chairman and Chief Executive Officer, and Mr. Thomas, our President and Chief Operating Officer, each has over 30 years of experience acquiring, owning and operating commercial real estate across markets and cycles, with extensive experience in suburban office and flex real estate.

Specifically, in August 1994, Messrs. Rizk and Thomas orchestrated the highly successful initial public offering of Cali, a REIT focused on suburban office opportunities.

Cali Realty Corporation and Mack-Cali Realty Corporation

        Mr. Rizk served as President of Cali from its initial public offering in August 1994 until January 1996 when he became the company's Chief Executive Officer, a position he held until his departure from Mack-Cali in April 1999. Mr. Thomas was a key member of the executive team that worked with Mr. Rizk in taking Cali public in August 1994. Cali executed on its initial public offering strategy by growing and sustaining average occupancy of 95% from 1994 through 1998, maintaining a diversified portfolio and attaining an investment grade rating in 1998. Cali also displayed a disciplined leverage strategy with an average debt to total market capitalization ratio of 27% between 1995 and 1998. The average debt to total market capitalization ratio for each year is calculated as the average of the total debt to total market capitalization ratios as of the end of each quarter in the respective years. Total market capitalization is defined to include debt, the book value of any preferred equity issued by the company or its subsidiaries and the market value of common stock of the company, including the effect of any convertible equity of its subsidiaries as of such dates. Under the leadership of Messrs. Rizk and Thomas, Cali completed more than $3 billion in acquisitions totaling approximately 23 million square feet, including the acquisition of the suburban office portfolio of The Mack Company in December 1997, prior to Mr. Rizk's departure from Mack-Cali. Additionally, during the same period, Cali completed several equity offerings ranging from $17.25 per share in August 1994 to $38.50 per share in February 1998 and raised over $2.0 billion in capital through debt and equity issuances.

        An investment in the common stock of Cali at the time of its initial public offering until Mr. Rizk's departure from Mack-Cali generated total shareholder returns of approximately 148% per share for each share of common stock purchased at the initial public offering price of $17.25 per share versus 55% for the FTSE NAREIT All REITs Index over the same period. The total shareholder return calculation represents the total return performance of Cali/Mack-Cali derived from publicly available information and is based on stock price appreciation, assuming contemporaneous reinvestment of all dividends and other distributions. We can provide no assurances, however, that the stock performance of Cali/Mack-Cali was not impacted by general market trends and other external factors unrelated to management's performance.

        The FTSE NAREIT All REITs Index is a market capitalization-weighted index that includes all tax-qualified REITs that are listed on the NYSE, the American Stock Exchange or the NASDAQ National Market List. The FTSE NAREIT All REITs Index is not free float adjusted, and constituents are not required to meet minimum size and liquidity criteria. The REITs that are included in the FTSE NAREIT All REITs Index reflect a broad spectrum of real estate sectors, including REITs that operate in the office, retail, hotel, multifamily, industrial, healthcare, mortgage and storage sectors in one or more regions of the United States or across the entire United States. Comparison of the stock performance of Cali/Mack-Cali to the performance of the FTSE NAREIT All REITs Index may be limited due to the differences between Cali/Mack-Cali and the other companies represented in the FTSE NAREIT All REITs Index, including with respect to size, asset type, geographic concentration and investment strategy.

        The table below provides a comparison of the annual total shareholder returns of Cali/Mack-Cali against the FTSE NAREIT All REITs Index during the period between Cali's initial public offering in

August 1994 and Mr. Rizk's departure from Mack-Cali in April 1999. Also included for comparison is the net income of Cali/Mack-Cali for each year through December 31, 1998.

	1/1/1999 to 4/19/1999	Year-End 12/31/1998(1)	Year-End 12/31/1997	Year-End 12/31/1996	Year-End 12/31/1995(2)	8/31/1994 (Inception) to 12/31/1994
Cali/Mack-Cali	3.91%	(21.14)%	41.95%	51.91%	46.02%	(4.02)%
FTSE NAREIT All REITs Index	0.57%	(23.82)%	11.85%	26.52%	9.12%	(5.59)%
Cali/Mack-Cali net income (in thousands)	N/A	$116,587	$1,405 (3)	$31,944	$13,638	$3,939
FFO per share of common stock(4)	N/A	$3.14	$2.51	$2.11	$1.95	N/A

(1)
Last full calendar year of operation prior to Mr. Rizk's departure from Mack-Cali.

(2)
First full calendar year of operation following the initial public offering.

(3)
Net of $46.5 million in merger-related changes.

(4)
For the periods set forth below, Cali defined funds from operations as net income (loss) before minority interest of unitholders (preferred and common), computed in accordance GAAP, excluding gains (or losses) from debt restructuring, other extraordinary and significant non-recurring items and sales of property, plus real estate-related depreciation and amortization. Cali's definition of funds from operations is not comparable to our FFO or Core FFO or necessarily comparable to FFO or Core FFO (or similar metrics) presented by other REITs. In addition, Cali's funds from operations for the periods set forth below is not calculated in accordance with the current definition of FFO approved by the Board of Governors of NAREIT. The following table reconciles Cali's net income to its funds from operations as reported in its Form 10-K filings with the SEC for the periods set forth below:

	Year ended December 31,
(Amounts in thousands, except per share data)	1998	1997	1996	1995
Net income	$116,578	$1,405	$31,944	$13,638
Add:
Non-recurring merger-related charges	—	46,519	—	—
Gain on sale of rental property	—	—	(5,658)	—
Minority interest	32,513	31,379	4,760	3,508
Extraordinary item—loss on early retirement of debt (net of minority interest's share of $297, $402 and $86)	2,373	3,583	475	—

Income before non-recurring merger-related charges, gain on sale of rental property, distributions to preferred unitholders, minority interest and extraordinary items	151,464	82,886	31,521	17,146
Add:
Real estate-related depreciation and amortization(1)	79,169	36,599	14,677	10,563
Deduct:
Rental income adjustment for straight-lining of rents(1)	(13,684)	(7,733)	(978)	(312)

Funds from operations after adjustment for straight-lining of rents, before distributions to preferred unitholders	216,949	111,752	45,220	27,397
Deduct:
Distributions to preferred unitholders	(16,313)	(888)	—	—

Funds from operations after adjustment for straight-lining of rents, after distributions to preferred unitholders	$200,636	$110,864	$45,220	$27,397

Weighted average shares of common stock outstanding—diluted	63,893	44,156	21,436	14,041
Funds from operations per share of common stock—diluted	$3.14	$2.51	$2.11	$1.95

(1)
Includes adjustments related to Cali's investments in unconsolidated joint ventures for the year ended December 31, 1998.

        Information regarding Cali/Mack-Cali and the FTSE NAREIT All REITs Index reflects past performance, may have been due in part to external factors beyond the control of the management of Cali/Mack-Cali, including superior general economic conditions than those existing now, and is not a guarantee or prediction of our future operating results or the returns that our shareholders should expect to achieve in the future. In addition, Cali/Mack-Cali faced various adverse business developments during Mr. Rizk's tenure. For example, at various times during Mr. Rizk's tenure at Cali/Mack-Cali, the company experienced a general downturn in its stock price, reflecting general global economic and market conditions and the weakened demand for real estate investments as investors focused more heavily on the technology sector. In addition, from time to time, in the ordinary course of business, Cali/Mack-Cali had properties that underperformed or failed to meet operational or financial expectations. If our management team is unable to predict or effectively adapt to future economic downturns or other adverse business developments, our business may also experience declines.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

  •
  our board of trustees is not staggered, meaning that each of our trustees is subject to re-election annually;

  •
  we expect that our board of trustees will determine that at least a majority of our trustees upon completion of this offering are independent under the NYSE's corporate governance listing standards and Rule 10A-3 under the Exchange Act;

  •
  at least one of our trustees will qualify as an "audit committee financial expert," as defined by the SEC;

  •
  our bylaws provide for majority voting in any uncontested election of trustees;

  •
  our bylaws contain proxy access provisions that provide for the inclusion in our proxy statement of nominees to our board of trustees who are nominated by eligible shareholders in accordance with our bylaws;

  •
  our bylaws provide that our shareholders may alter or repeal any provision of our bylaws and adopt new bylaws if any such alteration, repeal or adoption is approved by a majority of the votes entitled to be cast on the matter;

  •
  our declaration of trust provides that we are prohibited from electing to be subject to the business combination and control share acquisition provisions of the MGCL and the provisions of Title 3, Subtitle 8 of the MGCL (or the Maryland Unsolicited Takeover Act) other than the provision of Subtitle 8 providing that any vacancy on our board must be filled only by the remaining trustees, and we may not opt into any such provision to which we are not already subject without shareholder approval of an amendment to our declaration of trust to repeal such prohibition;

  •
  our declaration of trust provides that we are prohibited from adopting a shareholder rights plan and, in the future, we may not adopt a shareholder rights plan unless our shareholders approve an amendment to our declaration of trust to repeal such prohibition; and

  •
  we do not have tax protection agreements in place with any of our founders.

Our Board's Leadership Structure

        Our board of trustees believes there is no single, generally accepted approach to providing board leadership and that, given the dynamic and competitive environment in which we operate, the appropriate leadership may vary as circumstances warrant. Our board of trustees currently believes it is in our company's best interests to have Thomas A. Rizk serve as Chairman of our board of trustees and Chief Executive Officer. Our board of trustees believes combining these roles promotes effective leadership and provides the clear focus needed to execute our business strategies and objectives.

        Our board of trustees intends to appoint Hardwick Simmons as the lead independent trustee upon completion of this offering. The lead independent trustee's duties will include chairing executive sessions of the independent trustees, facilitating communications and resolving conflicts between the independent trustees, other members of our board of trustees and the management of our company and consulting with and providing counsel to our Chief Executive Officer as needed or requested.

Board of Trustees

        Our declaration of trust and bylaws provide that our board of trustees will consist of such number of trustees as may from time to time be fixed by our board of trustees. We currently have two trustees. Upon completion of this offering, we expect to have nine trustees, including five trustees that our board will have determined to be independent under the under the NYSE's corporate governance listing standards and Rule 10A-3 under the Exchange Act. Each trustee will serve until our next annual meeting in 2018 and until his or her successor is duly elected and qualifies, or until the trustee's earlier death, resignation or removal. For a description of our board of trustees, see "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws."

        Our trustees will stay informed about our business by attending meetings of our board of trustees and its committees and through supplemental reports and communications. Our board of trustees will review the materiality of any relationship that each of our trustees has with us, either directly or indirectly. Our independent trustees will meet regularly in executive sessions without the presence of our officers and non-independent trustees.

        None of our trustees currently receives compensation for his service as such. Our employee trustees receive no additional compensation for serving on the board of trustees or committees thereof. After the completion of this offering, we anticipate that each outside trustee will be entitled to compensation arrangements to be determined.

Role of Our Board of Trustees in Risk Oversight

        One of the key functions of our board of trustees will be informed oversight of our risk management. Our board of trustees will administer its oversight function with support from its three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee, each of which will address risks specific to their respective areas of oversight. For example, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also will monitor compliance with legal and regulatory requirements and oversee the performance of our internal audit function. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

        Our board of trustees and its standing committees also will hear reports from the members of management responsible for the matters considered in order to enable our board of trustees and each committee to understand and discuss risk identification and risk management.

Board Committees

        Upon completion of this offering, our board of trustees will establish three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will be composed exclusively of independent trustees under the NYSE's corporate governance listing standards and Rule 10A-3 under the Exchange Act. The principal functions of each committee are briefly described below. Additionally, our board of trustees may from time to time establish certain other committees to facilitate the management of our company.

Audit Committee

        Upon completion of this offering, our audit committee will consist of four of our trustees, each of whom will be an independent trustee. We expect that the chairman of our audit committee will qualify as an "audit committee financial expert" as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. We expect that our board of trustees will determine that each of the audit committee members is "financially literate" as that term is defined by the NYSE corporate governance listing standards. Prior to the completion of this offering, we expect to adopt an audit committee charter, which will detail the principal functions of the audit committee, including oversight related to:

  •
  our accounting and financial reporting processes;

  •
  the integrity of our consolidated financial statements;

  •
  our systems of disclosure controls and procedures and internal control over financial reporting;

  •
  our compliance with financial, legal and regulatory requirements;

  •
  the performance of our internal audit function; and

  •
  our overall risk assessment and management.

        The audit committee also will be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

        Mr. Zames has been designated as chair and Ms. MacKay and Messrs. Bond and Simmons have been appointed as members of the audit committee.

Compensation Committee

        Upon completion of this offering, our compensation committee will consist of three of our trustees, each of whom will satisfy the independence requirements of Section 10C(a) of the Exchange Act and Rule 10C-1(b)(1). Prior to the completion of this offering, we expect to adopt a compensation committee charter that will detail the principal functions of the compensation committee, including:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives, and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

  •
  reviewing and approving the compensation of other senior officers;

  •
  reviewing our executive compensation policies and plans;

  •
  implementing and administering our incentive compensation and equity-based remuneration plans;

  •
  determining the number of shares underlying, and the terms of, share options and restricted shares to be granted to our trustees, executive officers and other employees pursuant to such plans;

  •
  assisting management in complying with our proxy statement and annual report disclosure requirements;

  •
  producing a report on executive compensation to be included in our annual proxy statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

        Mr. Bond has been designated as chair and Mr. Tanger and Mr. Zames have been appointed as members of the compensation committee.

Nominating and Corporate Governance Committee

        Upon completion of this offering, our nominating and corporate governance committee will consist of three of our trustees, each of whom will be an independent trustee. Prior to the completion of this offering, we expect to adopt a nominating and corporate governance committee charter that will detail the principal functions of the nominating and corporate governance committee, including:

  •
  identifying and recommending to the full board of trustees qualified candidates for election as trustees and recommending nominees for election as trustees at the annual meeting of shareholders;

  •
  developing and recommending to the board of trustees corporate governance guidelines and implementing and monitoring such guidelines;

  •
  reviewing and making recommendations on matters involving the general operation of the board of trustees, including board size and composition, and committee composition and structure;

  •
  recommending to the board of trustees nominees for each committee of the board of trustees;

  •
  annually facilitating the assessment of the board of trustees' performance, as required by applicable law, regulations and the NYSE corporate governance listing standards;

  •
  overseeing the board of trustees' evaluation of management; and

  •
  annually reviewing and making recommendations to the board regarding revisions to the corporate governance guidelines and the code of business conduct and ethics.

        Ms. MacKay has been designated as chair and Mr. Simmons and Mr. Tanger have been appointed as members of the nominating and corporate governance committee.

Code of Ethics and Conduct

        Upon completion of this offering, our board of trustees will establish a code of ethics and conduct that applies to our officers, trustees and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with laws, rules and regulations;

  •
  prompt internal reporting of violations of law or the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code of ethics and conduct.

        Any waiver of the code of ethics and conduct for our trustees or officers may be made only by our board of trustees or one of our board committees and will be promptly disclosed as required by law or NYSE regulations.

EXECUTIVE AND TRUSTEE COMPENSATION

Executive Compensation

        Because we are a recently formed company, we did not pay compensation or provide benefits to our employees, including our expected named executive officers, during the fiscal year ended December 31, 2016, and meaningful individual compensation information is not available for prior periods. As such, prior to this offering, we did not have compensation policies or objectives governing the compensation of our named executive officers. Our board of trustees has not yet formed our compensation committee. Accordingly, we have not adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers. We anticipate that our compensation committee, once formed, will design a compensation program that rewards, among other things, favorable shareholder returns, our company's competitive position within the office real estate industry, our operating results and contributions to our company. We expect that our compensation committee, once formed, may retain a compensation consultant to review our policies and procedures with respect to executive compensation and assist our compensation committee in implementing and maintaining compensation plans.

Summary Executive Compensation

        The following table sets forth the annualized base salary and target bonus opportunity that we expect to provide in 2017 to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the next three most highly compensated executive officers, whom we refer to collectively as our "named executive officers," excluding the one-time founders' grants and IPO grants that we expect to make in connection with this offering described below under "—Founders' Grants upon our IPO" and "—IPO Grants under our 2017 Incentive Award Plan."

        While the table below accurately reflects our current expectations with respect to these components of 2017 named executive officer compensation, actual 2017 compensation for these officers may be increased or decreased, including through the use of compensation components not currently contemplated or described herein.

Name and Principal Position	Salary ($)(1)	Bonus ($)(2)
Thomas A. Rizk	$575,000	$—
Chairman and Chief Executive Officer
Roger W. Thomas	500,000	—
President and Chief Operating Officer
Christopher B. Allen	350,000	104,167
Executive Vice President and Chief Financial Officer
Leo P. Nolan	300,000	—
Senior Vice President and Chief Investment Officer
Michael Gervasio	275,000	—
Senior Vice President, Operations and Innovation
Anthony A. Nichols	275,000	—
Senior Vice President, Leasing

(1)
Salary amounts are annualized for the year ending December 31, 2017 based on the expected base salary levels to be effective upon the completion of this offering.

(2)
Pursuant to his employment agreement with the company's predecessor, Mr. Allen has been guaranteed a 2017 bonus of $250,000, to be pro rated for his time of service since joining the Company in August 2017. Any other cash bonuses will be determined in the sole discretion of our compensation committee based upon such factors to be established by the compensation committee, including corporate and individual performance. Messrs. Rizk, Thomas and Allen will have target bonuses that will be set forth in their employment agreements. See "—Employment Agreements."

IPO Grants under our 2017 Incentive Award Plan

        Upon the completion of this offering, in order to reward our executive officers for their efforts to complete this offering and to incentivize future performance and continued employment, we will grant the following awards of LTIP units to our executive officers under the 2017 Incentive Award Plan:

	Performance-Based LTIP Unit Awards				Time-Based LTIP Unit Awards
Executive	Number of LTIP Units (if threshold- level performance is achieved)	Number of LTIP Units (if target- level performance is achieved)	Number of LTIP Units (if maximum- level performance is achieved)	Value of LTIP Units (if target- level performance is achieved)	Number of LTIP Units	Value of LTIP Units
Thomas A. Rizk	125,000	333,333	833,333	$4,500,000	111,111	$1,500,000
Roger W. Thomas	98,958	263,889	659,722	$3,562,500	87,963	$1,187,500
Christopher B. Allen	6,944	18,519	46,296	$250,000	18,519	$250,000
Leo P. Nolan	6,944	18,519	46,296	$250,000	18,519	$250,000
Michael Gervasio	6,944	18,519	46,296	$250,000	18,519	$250,000
Anthony A. Nichols	6,944	18,519	46,296	$250,000	18,519	$250,000
Christopher Eckerd	2,083	5,556	13,889	$75,000	5,556	$75,000
Brandon J. Koch	1,736	4,630	11,574	$62,500	4,630	$62,500

Total	255,553	681,484	1,703,702	$9,200,000	283,336	$3,825,000

        The number of performance-based LTIP units granted to each executive officer is based on maximum performance levels (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus).

        These awards will reduce the reserved share equivalents available under the 2017 Incentive Award Plan.

  Time-Based LTIP Unit Awards

        General.    Pursuant to the time-based LTIP unit awards, each executive is eligible to vest in a number of LTIP units based on the executive's continued service with us. Time-based LTIP units are subject to the applicable terms and conditions of the 2017 Incentive Award Plan, the time-based LTIP unit award agreement governing such LTIP units and the limited partnership agreement of our operating partnership.

        Vesting.    Each time-based LTIP unit award will vest with respect to 20% of the LTIP units subject to such award on each of the first five anniversaries of the offering date, subject to the executive's continued service through each applicable vesting date.

        Distributions.    Each holder of a time-based LTIP unit award will be entitled to the distributions that would have been paid on the common units corresponding to the LTIP units subject to such award (less any actual distributions made with respect to such LTIP units), payable at the time such distributions are paid to holders of common units.

  Performance-Based LTIP Unit Awards

        General.    Pursuant to the performance-based LTIP unit awards, each executive is eligible to vest in a number of LTIP units ranging from zero to 100% of the total LTIP units granted based on (i) the growth of our core funds from operation per common share ("Core FFO per Share") during the performance period commencing on January 1, 2018 and ending on December 31, 2020 and (ii) our total shareholder return ("TSR") measured relative to the members of the SNL US Equity REIT Index during the performance period commencing on January 1, 2018 and ending on December 31, 2020, in each case, subject to the executive's continued service. Performance-based LTIP units are subject to the applicable terms and conditions of the 2017 Incentive Award Plan, the performance-based LTIP unit award agreement governing such LTIP units and the limited partnership agreement of our operating partnership. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for the definition of Core FFO and reconciliation of Core FFO to the most directly comparable GAAP number, as well as a statement of why our management believes the presentation of the metric provides useful information to investors and, to the extent material, any additional purposes for which management uses the metric.

        Performance Vesting.    In the event that our Core FFO per Share growth over the applicable performance period is achieved at the "threshold," "target" or "maximum" level as set forth below, the award will become performance-vested with respect to the percentage of LTIP units set forth below:

	Core FFO per Share Growth	Vesting Percentage
	<6%	0%
"Threshold Level"	6%	20%
"Target Level"	12%	40%
"Maximum Level"	≥18%	80%

        If the Core FFO per Share growth falls between the levels specified above, the percentage of LTIP units that become performance-vested will be determined using straight-line linear interpolation between such levels.

        The number of performance-vested LTIP units will then be adjusted up or down based on our relative TSR during the applicable performance period. In the event that our TSR measured relative to the members of the SNL US Equity REIT Index during the applicable performance period is achieved at the "threshold," "target" or "maximum" level as set forth below, the number of performance-vested LTIP units will be adjusted as set forth below:

	TSR Performance	Adjustment
"Threshold Level"	≤35th percentile	Performance-vested LTIP units adjusted down 25%
"Target Level"	55th percentile	No adjustment to performance-vested LTIP units
"Maximum Level"	≥75th percentile	Performance-vested LTIP units adjusted up 25%

        If our TSR performance measured relative to the members of the SNL US Equity REIT Index falls between the levels specified above, the adjustment to the number of performance-vested LTIP units will be determined using straight-line linear interpolation between such levels.

        Time Vesting.    Following the completion of the performance period, the plan administrator will determine the number of LTIP units that have become performance-vested based on the achievement of the Core FFO per share and TSR performance criteria. The performance-vested LTIP units are subject to an additional time-vesting condition and will become vested with respect to one-third of the performance-vested LTIP units upon the completion of the performance period and with respect to one-third of the performance-vested LTIP units on each of the first and second anniversaries of the completion of the performance period, subject to the executive's continued service through each applicable vesting date.

        Change in Control.    In the event of a change in control of our company prior to the completion of the performance period, subject to the executive's continued service until immediately prior to the change in control, the award will become performance-vested immediately prior to such change in control based on the greater of target or actual performance assuming the completion of the performance period as of the date of the change in control.

        Distributions.    Each holder of a performance-based LTIP unit award will be entitled to the distributions that would have been paid on the common units corresponding to the LTIP units subject to such award that become performance-vested LTIP units (less any actual distributions made with respect to such units). Distributions that would have been paid during the performance period will be accumulated and paid following the completion of the performance period with respect to the LTIP units that become performance-vested LTIP units. Distributions that would have been paid following the completion of the performance period will be paid at the time such distributions are paid to holders of common units.

  Employee restricted share unit and performance share unit awards

        We will grant to certain eligible non-executive employees an aggregate of 137,741 performance share units subject to performance-based vesting and 137,741 restricted share units subject to time-based vesting with an aggregate value of $3.7 million (such number of performance share units or restricted share units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus using the target number of performance share units that may vest).

Founders' Grants upon our IPO

        In connection with the completion of this offering, we will grant 259,259 LTIP units with an estimated value of $3.5 million to Mr. Nolan, 37,037 LTIP units with an estimated value of $0.5 million to Mr. Nichols and 37,037 LTIP units with an estimated value of $0.5 million to Mr. Allen (such number of LTIP units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus). These awards are being made in recognition of services these executive officers have provided to us in connection with this offering. These awards will be fully vested upon grant and will be made outside of the 2017 Incentive Award Plan, and accordingly will not reduce the reserve share equivalents available under such plan.

Employment Agreements

        The summary contained below of our agreements with Messrs. Rizk, Thomas and Allen describes the material terms of these agreement but does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of these agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

        Upon completion of this offering, we intend to enter into employment agreements with Messrs. Rizk, Thomas and Allen. Each of these employment agreements will have an initial term of three years beginning on the effective date of this offering and ending on December 31, 2020. Each agreement will automatically extend for an additional one-year term at the expiration of the initial term unless either party provides written notice of a non-renewal no later than 90 days prior to the expiration of the initial term. Under the terms of the agreements, Messrs. Rizk, Thomas and Allen will be entitled to receive an annual base salary of $575,000, $500,000 and $350,000, respectively, subject to potential merit increases (but not decreases) each year. Each employment agreement also provides for fiscal year 2017 target bonuses in the amounts of $575,000, $500,000 and $250,000 for Messrs. Rizk, Thomas and Allen, respectively. The actual amount of the cash bonuses will be determined by our board of trustees or the compensation committee of our board of trustees, in its sole discretion, based on such factors relating to the performance of the executive or us as it deems relevant and may be more or less than the target amount. However, Mr. Allen's target bonus for 2017, calculated as a percentage of his base salary paid from the date of his initial employment by our predecessor, has been guaranteed. Each agreement also provides eligibility for vacation and for participation in various employee benefits such as health, life and disability insurance.

Termination without cause or for good reason

        Each employment agreement provides that upon the termination of the executive's employment by us without "cause" (as defined in the applicable employment agreement) or by the executive for "good reason" (as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits:

  •
  a lump sum cash payment equal to the sum of the executive's earned but unpaid base salary, unpaid expense reimbursement and any accrued but unpaid benefits provided under the our employee benefit plans through the date of termination (not including any severance, separation pay, or supplemental unemployment benefit plan), subject to and in accordance with the terms of those plans, and rights to indemnification by virtue of the executive's position as an officer or trustee of us (collectively, the "Accrued Obligations").

        In addition to the Accrued Obligations, the executive will also be entitled to the following payments and benefits, subject to the executive executing a release of claims and a covenant not to sue:

  •
  the executive's annual bonus earned for the prior fiscal year to the extent not yet paid on the date of termination;

  •
  a lump sum cash payment equal to three times the sum of (x) the executive's then-current annual base salary, plus (y) the average of the annual cash incentive bonuses earned by the executive with respect to the three most recent fiscal years ending on or before the date of termination;

  •
  the executive's target annual bonus for the year of termination;

  •
  accelerated vesting of all equity awards, with equity awards that remain subject to performance-based vesting conditions vesting based on target performance; and

  •
  subsidized medical benefits for a period of up to 18 months following the date of such termination.

        Each employment agreement provides that a non-renewal of the employment agreement by us at the end of its term shall constitute a termination of the executive's employment by us without cause under the employment agreement. None of the employment agreements provide for any tax gross ups and, in the event the executive becomes subject to the Section 280G golden parachute excise tax under Section 4999 of the Code, the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

        The cash severance payments described above in the event of a termination without cause or for good reason are generally to be made as lump sum payments within fifty-five (55) days after the date of termination of employment. However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance payments and benefits will be delayed until six months and one day after termination.

Termination in the event of death or disability

        Each employment agreement provides that in the event the executive's employment is terminated on account of his or her death or disability, the executive or his or her beneficiary in the case of death will receive the following payments and benefits (subject to the executive or his estate executing a release of claims and a covenant not to sue, except for the Accrued Obligations):

  •
  a lump sum cash payment equal to the Accrued Obligations;

  •
  the executive's cash bonus earned for the prior fiscal year to the extent not yet paid on the date of termination;

  •
  a prorated portion of the executive's target annual bonus payable for the year of such termination;

  •
  accelerated vesting of all equity awards, with performance-based equity awards vesting based on target performance and pro-rated based on the number of days in the performance period through and including the termination date; and

  •
  subsidized medical benefits for a period of up to 18 months following the date of such termination.

        The cash severance payments described above in the event of death or disability are generally to be made as lump sum payments within fifty-five (55) days after the date of termination of employment. However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code with respect to payments relating to a termination upon disability, severance payments and benefits will be delayed until six months and one day after termination.

        Under the employment agreements, each executive is subject to certain restrictive covenants, including non-competition and non-solicitation covenants during their employment with us and for eighteen months after a termination of employment.

Incentive Award Plan

        The design of our compensation program following this offering is an ongoing process. We intend to adopt our 2017 Incentive Award Plan, under which we expect to grant future cash and equity incentive awards to our executive officers, independent trustees and eligible employees in order to attract, motivate and retain the talent for which we compete. Following this offering, all awards under the 2017 Incentive Award Plan will be subject to the approval of our compensation committee. The material terms of the 2017 Incentive Award Plan, as it is currently contemplated, are summarized below.

        The 2017 Incentive Award Plan will permit us to make grants of options, share appreciation rights, restricted share units, restricted shares, unrestricted shares, dividend equivalent rights, cash-based awards, performance-based awards and other equity-based awards, including LTIP units of our operating partnership, or any combination of the foregoing. We expect to initially reserve 5,351,492 common shares for the issuance of awards under the 2017 Incentive Award Plan, which represents 7.0% of our outstanding common shares immediately following this offering on a fully diluted basis.

        In addition to the overall limit on the total number of shares that may be issued under the 2017 Incentive Award Plan, there are limits on awards that may be granted to individual participants. The maximum aggregate number of shares with respect to one or more awards that may be granted to any one person during any calendar year is 5,000,000 shares, the maximum aggregate amount of cash that may be paid during any calendar year to one person with respect to one or more awards payable in cash shall be $10,000,000, and the maximum aggregate value of awards that may be granted during any calendar year to any independent trustee for services during any calendar year shall be $500,000 (based on the sum of the value of share-based awards at the time of grant and the amount of cash awards).

        The number of shares reserved under the 2017 Incentive Award Plan and the individual limits described in the preceding paragraph are also subject to adjustment in the event of a share split, share dividend or other change in our capitalization. The shares we issue under the 2017 Incentive Award Plan will be authorized but unissued shares or shares underlying awards that we reacquire under the 2017 Incentive Award Plan. The common shares underlying any awards that are forfeited, cancelled, satisfied without any issuance of shares, or that expire or are otherwise terminated (other than by exercise) under the 2017 Incentive Award Plan are added back to the shares available for issuance under the 2017 Incentive Award Plan. Shares that are held back or tendered by a participant in payment of the exercise price of an option or satisfaction of any tax withholding obligation, shares subject to a share appreciation right that are not issued upon settlement of the share appreciation right for shares, and shares purchased on the open market with the proceeds from the exercise of options, will not be added back to the pool of shares available for issuance.

        The 2017 Incentive Award Plan will be administered by our compensation committee. Our compensation committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2017 Incentive Award Plan. Persons eligible to participate in the 2017 Incentive Award Plan will be those full or part-time officers, employees, independent trustees, consultants and other key persons as selected from time to time by our compensation committee in its discretion.

        The 2017 Incentive Award Plan will permit the granting of both options to purchase common shares intended to qualify as incentive options under Section 422 of the Code and options that do not so qualify. The per share exercise price of each stock option will be determined by our compensation committee, but may not be less than 100% of the fair market value of a share of our common stock on the date of grant, or 110% of the fair market value of a share of our common stock with respect to an incentive stock option granted to a greater than 10% shareholder. The term of each stock option will be fixed by our compensation committee, but may not exceed ten years from the date of grant, or five years from the date of grant with respect to an incentive stock option granted to a greater than 10% shareholder. Our compensation committee will determine the vesting conditions for each stock option.

        Our compensation committee may award share appreciation rights subject to such conditions and restrictions as it may determine. Share appreciation rights entitle the recipient to common shares equal to the value of the appreciation in our shares price over the exercise price. The exercise price of a share appreciation right may not be less than 100% of fair market value of our common shares on the date of grant and the term of each share appreciation right may not exceed ten years.

        Our compensation committee may award restricted shares and restricted share units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our compensation committee also may grant common shares that are free from any restrictions under the 2017 Incentive Award Plan. Unrestricted shares may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

        Our compensation committee may grant performance share awards to participants, which entitle the recipient to receive shares upon the achievement of certain performance goals and such other conditions as our compensation committee shall determine. Our compensation committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified number of common shares.

        Our compensation committee may grant cash bonuses under the 2017 Incentive Award Plan to participants, subject to the achievement of certain performance goals.

        Under the 2017 Incentive Award Plan and the partnership agreement, we may use LTIP units of our operating partnership as a form of share-based award that may be subject to time-based vesting or performance-based vesting. Each LTIP unit awarded is deemed equivalent to an award of one share of common shares reserved under the 2017 Incentive Award Plan, reducing availability for other equity awards on a one-for-one basis.

        Our compensation committee may grant awards that are intended to qualify as "performance based compensation" under Section 162(m) of the Code. Those awards would only vest or become payable upon the attainment of performance goals that are established by our compensation committee and related to one or more performance criteria. From and after the time that we become subject to Section 162(m) of the Code, the maximum award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code that may be made to any one employee during any one calendar year period is 5,000,000 common shares with respect to a shares-based award and $10,000,000 million with respect to a cash-based award.

        Unless otherwise provided in an award agreement or other written agreement with a participant, upon the occurrence of a change in control, as defined in 2017 Incentive Award Plan, any awards that are not continued, converted, assumed, or replaced by the surviving or successor entity will fully vest immediately prior to the change in control. In any change in control, the compensation committee may provide for outstanding awards to terminate on the date of the change in control or a subsequent date, and shall give participants a reasonable opportunity to exercise such awards.

        Our board of trustees may amend or discontinue the 2017 Incentive Award Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder's consent. Certain amendments to the 2017 Incentive Award Plan require the approval of our shareholders.

        No incentive options may be granted after the date that is ten years from the date on which our board of trustees adopts the 2017 Incentive Award Plan. No awards under the 2017 Incentive Award Plan have been made prior to the date hereof.

Compensation Committee Interlocks and Insider Participation

        Upon completion of this offering and the formation transactions, we do not anticipate that any of our executive officers will serve as a member of a board of trustees or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of trustees or compensation committee.

Trustee Compensation

        Our board of trustees intends to establish a compensation program for our independent trustees. Under this program, we will pay the following cash fees to our non-employee trustees on a quarterly basis:

  •
  an annual retainer of $50,000;

  •
  an additional annual retainer of $20,000 to our lead independent trustee;

  •
  additional annual retainers of $20,000, $15,000 and $12,000 to each chair of the audit committee, compensation committee and nominating and corporate governance committee, respectively; and

  •
  additional annual retainers of $10,000, $7,000 and $6,000 to each member of the audit committee, compensation committee and nominating and corporate governance committee, respectively.

        We will also reimburse each of our trustees for his or her travel expenses incurred in connection with his or her attendance at full board of trustees and committee meetings.

        In order to encourage our independent trustees to acquire a significant equity stake in us and to align the interests of our independent trustees and stockholders, at each annual stockholder meeting we will grant each of our independent directors restricted shares units subject to time-based vesting under our 2017 Incentive Award Plan with a value of $65,000 which will vest upon the earlier of the anniversary of the date of grant or the next annual stockholder meeting. Upon the completion of this offering, we expect to grant restricted share units subject to time-based vesting with a value of $65,000 to each of our independent trustees, or 4,815 shares to each independent trustee based on the midpoint of the price range on the cover page of this prospectus. Such awards will vest subject to the trustee's continued service on our board of trustees until the next annual stockholder meeting.

        In addition, we intend to adopt equity ownership guidelines that require each non-employee trustee, within five years of becoming a trustee, to own any combination of common shares or common units that in the aggregate have a current market value of at least three times the then effective annual cash retainer for trustees.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of common shares and common shares into which common units are exchangeable immediately following the completion of this offering and the formation transactions for (i) each person who is expected to be the beneficial owner of 5% or more of our outstanding common shares immediately following the completion of this offering, (ii) each of our trustees, trustee nominees and executive officers, and (iii) all of our trustees, trustee nominees and executive officers as a group. This table assumes that this offering and the formation transactions are completed, and gives effect to the expected issuance of common shares and common units in connection with this offering and the formation transactions (in each case, based on the midpoint of the price range on the cover page of this prospectus). Each person named in the table has sole voting and investment power with respect to all of the common shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

        The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of the date of this prospectus or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

        Unless otherwise indicated, the address of the shareholders listed below is c/o Workspace Property Trust, 700 Dresher Road, Suite 150, Horsham, Pennsylvania 19044.

Name of Beneficial Owner	Number of Shares and Common Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and Common Units(1)(2)
Trustees and Executive Officers:
Thomas A. Rizk(3)	3,858,053	*	5.02%
Roger W. Thomas(4)	2,575,156	*	3.35%
Hardwick Simmons(5)	4,815	*	*
Joseph Azrack(6)	—	—	—
Trevor Bond(7)	4,815	*	*
Michelle MacKay(8)	4,815	*	*
Russell C. Platt(9)	4,923,351	—	6.40%
Steven B. Tanger(10)	4,815	*	*
Matthew Zames(11)	4,815	*	*
Christopher B. Allen(12)	55,556	—	*
Leo P. Nolan(13)	277,778	—	*
Michael Gervasio(14)	244,627	*	*
Anthony A. Nichols(15)	55,556	—	*
Christopher Eckerd(16)	5,556	—	*
Brandon J. Koch(17)	4,630	—	*
All trustees, trustee nominees and executive officers as a group (15 persons)(18)	12,024,338	*	15.64%

Name of Beneficial Owner	Number of Shares and Common Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and Common Units(1)(2)
Greater than 5% Beneficial Owners:
RV Office, LLC(19)	6,460,243	*	8.40%
Safanad Inc.(20)	13,385,786	—	17.41%
Wiltshire Realty Investments LLC(21)	4,888,636	—	6.36%
Square Mile GP IV LLC(22)	3,495,067	7.57%	4.55%
Square Mile WL Portfolio Co-Investment GP LLC(23)	3,495,067	7.57%	4.55%

*
less than 1%.

(1)
Assumes 46,158,161 common shares are outstanding including 161,816 restricted share units subject to the time-based vesting immediately following this offering. Excludes all common units and LTIP units.

(2)
Assumes a total of 76,116,557 common shares and common units are outstanding, 616,669 LTIP units and 161,816 restricted share units subject to time-based vesting.

(3)
Consists of 1,629 common shares and 3,745,313 common units beneficially owned by RV Office, LLC and 111,111 LTIP units subject to time-based vesting. Excludes 833,333 LTIP units subject to performance-based vesting.

(4)
Consists of 1,081 common shares and 2,486,112 common units beneficially owned by RV Office, LLC and 87,963 LTIP units subject to time-based vesting. Excludes 659,722 LTIP units subject to performance-based vesting.

(5)
Consists of 4,815 restricted share units subject to time-based vesting.

(6)
Mr. Azrack is a member of the board of directors of Safanad Limited. Safanad Inc. is an indirect wholly-owned subsidiary of Safanad Limited. Each of Mr. Azrack and Safanad Limited disclaims beneficial ownership of the securities that may be deemed beneficially owned by Safanad Inc. and its affiliated entities Safanad Suburban Office Partnership, LP, SSOP GP, LLC, SSOP Management, LLC and SSOP SLP, as described in footnote 20 below, as each of Mr. Azrack and Safanad Limited does not have or share voting power or investment power for the securities that may be deemed beneficially owned by such entities.

(7)
Consists of 4,815 restricted share units subject to time-based vesting.

(8)
Consists of 4,815 restricted share units subject to time-based vesting.

(9)
Consists of 4,922,446 common units and 905 common shares, including all of the common shares and common units beneficially owned by Wiltshire Realty Investments LLC as described in footnote 21 below, and 34,668 common units and 47 common shares held directly by Mr. Platt. Mr. Platt is a member of the governance committee of Wiltshire Realty Investments LLC ("Wiltshire LLC"), the general partner of Wiltshire Realty Investments LP 1 ("Wiltshire LP"), and possesses power to direct the voting and disposition of the common units owned by FGI Real Estate Investments LP ("FGI"), a Delaware limited partnership, and FPWPT LP ("FPWPT"), a Delaware limited partnership, and the common shares and common units held by Wiltshire LP (collectively with FGI and FWPT, the "Forum Partnerships"). FGI Real Estate Investments GP LLC ("FGI GP"), a Delaware limited liability company, is the general partner of FGI and FWPT. FGI GP LLC is controlled by Wiltshire LP, and may be deemed to have indirect beneficial ownership of the common shares and common units held by the Forum Partnerships. Mr. Platt disclaims his beneficial ownership of the common shares and common units that he may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the "Act") by virtue of his governance committee membership and as a result of Wiltshire LLC's control relationship with the Forum Partnerships. FGI is a wholly-owned subsidiary of Wiltshire LP. Wiltshire LP and FWPT are majority-owned subsidiaries of Forum Partners Investment Management LLC ("FPIM"), a Delaware limited liability company. As such, FPIM may be deemed to have indirect beneficial ownership of the common shares and common units held by the Forum Partnerships. Mr. Platt, as an owner and Chief Executive Officer of FPIM, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the common shares and common units that are indirectly beneficially owned by FPIM. Mr. Platt disclaims beneficial ownership of such common shares and common units for all other purposes.

(10)
Consists of 4,815 restricted share units subject to time-based vesting.

(11)
Consists of 4,815 restricted share units subject to time-based vesting.

(12)
Consists of 37,037 fully vested LTIP units and 18,519 LTIP units subject to time-based vesting. Excludes 46,296 LTIP units subject to performance-based vesting.

(13)
Consists of 259,259 fully vested LTIP units and 18,519 LTIP units subject to time-based vesting. Excludes 46,296 LTIP units subject to performance-based vesting.

(14)
Consists of 98 common shares, 226,010 common units and 18,519 LTIP units subject to time-based vesting. Excludes 46,296 LTIP units subject to performance-based vesting.

(15)
Consists of 37,037 fully vested LTIP units and 18,519 LTIP units subject to time-based vesting. Excludes 46,296 LTIP units subject to performance-based vesting.

(16)
Consists of 5,556 LTIP units subject to time-based vesting. Excludes 13,889 LTIP units subject to performance-based vesting.

(17)
Consists of 4,630 LTIP units subject to time-based vesting. Excludes 11,574 LTIP units subject to performance-based vesting.

(18)
Consists of 3,740 common shares, 11,399,885 common units, 333,333 fully vested LTIP units, 283,336 LTIP units subject to time-based vesting, and 24,075 restricted share units subject to time-based vesting. Excludes 1,703,702 LTIP units subject to performance-based vesting.

(19)
The managing members of RV Office, LLC are Thomas A. Rizk and Roger W. Thomas, each of whom may be deemed to beneficially own such securities.

(20)
Consists of 11,190,449 common units held by Safanad Suburban Office Partnership, LP ("SSOP LP"), 1,620,331 common units held by SSOP Management, LLC ("SSOP Management") and 573,763 common units and 1,243 common shares held by SSOP SLP Splitter, LLC ("SSOP Splitter"). The general partner of SSOP LP is SSOP GP, LLC ("SSOP GP"), which is wholly-owned by Safanad Inc. As the general partner of SSOP LP, SSOP GP makes determinations with respect to voting and disposition of the common units held by SSOP LP, which determinations are made at the direction of Safanad Inc. SSOP Management is wholly-owned by Safanad Inc., which makes determinations with respect to voting and disposition of the common units held by SSOP Management as its sole member. SSOP Splitter is owned by SSOP Management and SSOP SLP, LLC. As the manager of SSOP Splitter, Safanad Inc. makes determinations with respect to voting and disposition of the common units and common shares held by SSOP Splitter. Safanad Inc. is wholly-owned by Safanad Corporate Holdings Limited, which is in turn wholly-owned by Safanad Limited. Safanad Limited is owned by Abinara Limited, Bahamdan Investment Group and KB Group Holdings, Ltd. Abinara Limited is wholly-owned by Mohammed Hussein Al Amoudi, Bahamdan Investment Group is wholly-owned by Abdullah Salem Bahamdan and KB Group Holdings, Ltd. is wholly-owned by Kamal Abdullah Bahamdan. Each of SSOP LP, SSOP GP and Safanad Inc. may be deemed to beneficially own the securities held by SSOP LP. Each of SSOP Management and Safanad Inc. may be deemed to beneficially own the securities held by SSOP Management. Each of SSOP Splitter and Safanad Inc. may be deemed to beneficially own the securities held by SSOP Splitter. Each of Safanad Corporate Holdings Limited and Safanad Limited, and each of Abinara Limited, Bahamdan Investment Group, KB Group Holdings, Ltd. and the respective owners of each of these entities, disclaims beneficial ownership of the common units held by SSOP LP, SSOP Management and SSOP Splitter. The business address of each of Safanad Suburban Office Partnership, LP, SSOP Management, LLC and SSOP SLP Splitter, LLC is c/o Safanad Inc. 505 Fifth Avenue, 24th Floor, New York, NY 10017.

(21)
Consists of 2,577,472 common units held by FGI, 2,137,374 common units and 623 common shares held by FPWPT, and 172,932 common units and 235 common shares held by Wiltshire LP. FGI GP is the general partner of FGI and FWPT. FGI GP is controlled by Wiltshire LP. The general partner of Wiltshire LP is Wiltshire LLC. Wiltshire LLC is controlled by the members of its governance committee, Russell C. Platt, Caroline S. McBride and Andrew N. Walker, who possess power to direct the voting and disposition of the common shares and common units owned by the Forum Partnerships, and may be deemed to have indirect beneficial ownership of the common shares and common units and common shares held by the Forum Partnerships. Each of Mr. Platt, Ms. McBride and Mr. Walker disclaims his or her beneficial ownership of the common shares and common units that he or she may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) by virtue of his or her governance committee membership and as a result of Wiltshire LLC's control relationship with the Forum Partnerships. FGI is a wholly-owned subsidiary of Wiltshire LP. Wiltshire LP and FWPT are majority-owned subsidiaries of FPIM, a Delaware limited liability company. As such, FPIM may be deemed to have indirect beneficial ownership of the common shares and common units held by the Forum Partnerships. Mr. Platt, as an owner and Chief Executive Officer of FPIM, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the common shares and common units that are indirectly beneficially owned by FPIM. Mr. Platt disclaims beneficial ownership of such common shares and common units for all other purposes. The address for the Forum Partnerships is c/o Forum Partners Investment Management LLC, 1700 E. Putnam Avenue, Suite 205, Old Greenwich, CT 06870.

(22)
Reflects 3,422,281 common shares held by Square Mile WPT Preferred Owner LLC, a Delaware limited liability company and 72,786 common shares held by Square Mile WPT Common Owner LLC, a Delaware limited liability company. Square Mile WPT Preferred Owner LLC and Square Mile WPT Common Owner LLC are indirectly controlled by Square Mile GP IV LLC. Square Mile GP IV LLC acts at the direction of its investment committee, which investment committee has voting and dispositive power over the common shares owned by Square Mile WPT Preferred Owner LLC and Square Mile WPT Common Owner LLC. The members of the investment committee for Square Mile GP IV LLC are: Craig Solomon, Jeffrey Citrin, Len O'Donnell and Jim Hime. Each of Mr. Solomon, Mr. Citrin, Mr. O'Donnell and Mr. Hime disclaims his beneficial ownership of the common shares that he may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) solely by virtue of his investment committee membership, except to the extent of any pecuniary interest he otherwise may have therein. The address of the principal business office for each of these entities is c/o Square Mile Capital Management LLC, 350 Park Avenue, New York, NY 10022.

(23)
Reflects 3,422,281 common shares held by SM WPT Preferred LLC, a Delaware limited liability company and 72,786 common shares held by SM WPT Common LLC, a Delaware limited liability company. SM WPT Preferred LLC and SM WPT Common LLC are indirectly controlled by Square Mile WL Portfolio Co-Investment GP LLC. Square Mile WL Portfolio Co-Investment GP LLC acts at the direction of its investment committee, which investment committee has voting and dispositive power over the common shares owned by SM WPT Preferred LLC and SM WPT Common LLC. The members of the investment committee for Square Mile WL Portfolio Co-Investment GP LLC are: Craig Solomon, Jeffrey Citrin, Len O'Donnell and Jim Hime. Each of Mr. Solomon, Mr. Citrin, Mr. O'Donnell and Mr. Hime disclaims his beneficial ownership of the common shares that he may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) solely by virtue of his investment committee membership, except to the extent of any pecuniary interest he otherwise may have therein. The address of the principal business office for each of these entities is c/o Square Mile Capital Management LLC, 350 Park Avenue, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

        Prior to or concurrently with the completion of this offering, our operating partnership and its affiliates will engage in a series of transactions intended to establish our operating and capital structure. Prior to completion of the formation transactions, certain holders that are expected to beneficially own greater than 5% of our common shares upon completion of this offering and certain of our executive officers, trustees and trustee nominees (or their affiliates) owned interests in the entities comprising our predecessor. In exchange for their direct or indirect interests in our predecessor, these persons and entities will receive common shares and common units as a result of the following formation transactions.

  •
  Workspace RVFP, L.P., the general partner of our operating partnership, which we refer to as the predecessor general partner, will distribute to its limited partners the rights to the carried interest in our operating partnership that the predecessor general partner received in December 2015 and October 2016 with respect to the cash capital contributions our operating partnership received at those dates from its existing limited partners in connection with our acquisition of our first portfolio and our second portfolio, respectively.

  •
  The predecessor general partner will be merged with and into Workspace Property Trust, with Workspace Property Trust surviving and succeeding as the general partner of our operating partnership, and the owners of the predecessor general partner will receive an aggregate of 151,783 common shares with an estimated value of $2.0 million (based on the midpoint of the price range set forth on the front cover of this prospectus) in exchange for their interests in the predecessor general partner.

  •
  Entities that own the limited and general partnership interests in Workspace Property Management, L.P., which provides property management services and certain other services to our operating partnership and which we refer to as Workspace Property Management, will contribute to our operating partnership their partnership interests in Workspace Property Management in exchange for an aggregate of 8,141,465 common units (based on the midpoint of the price range set forth on the front cover of this prospectus) with an estimated value of $109.9 million. Workspace Property Management will be jointly owned by our operating partnership and WPT TRS LLC, a wholly-owned subsidiary owned by our operating partnership that will make an election to be treated as a taxable REIT subsidiary.

  •
  The existing partnership interests in our operating partnership (including the carried interest in our operating partnership distributed to the limited partners of our predecessor general partner described in the first bullet above) will be converted into common units in our operating partnership and/or exchange for common units. The transactions described in the bullets above, including the settlement of the carried interest in our operating partnership for common units, may shift the respective percentage ownership interest among the investors in our predecessor prior to the consummation of the formation transactions but will not result in any dilution in the indirect ownership of our operating partnership by investors purchasing common shares in this offering. See "Pricing Sensitivity Analysis."

  •
  The limited partnership agreement of our operating partnership will be amended and restated.

        The following table sets forth the consideration to be received by each of these shareholders, executive officers, trustees and trustee nominees (or their respective affiliates) in the above described formation transactions and the redemption of our mandatorily redeemable preferred equity as described under the heading "Structure and Formation of Our Company—Redemption of Mandatorily

Redeemable Preferred Equity" (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus):

		Predecessor General Partner Carried Interest Settlement		Predecessor General Partner Merger		Workspace Property Management Contribution		Redemption of Mandatorily Preferred Equity
		Number of Common Units Received	Value of Common Units Received	Number of Shares Received		Number of Common Units Received	Value of Common Units Received				Total Value of Formation Transaction Consideration
Name	Relationship With Us				Value of Shares Received			Number of Shares Received	Value of Shares Received
JMP Group LLC	Continuing Investor	2,123,386	$28,665,708	486	$6,574	639,071	$8,627,461	—		$—	$37,299,743
Safanad Inc.	Greater than 5% Beneficial Owner(1)	11,764,212	$158,816,870	1,243	$16,794	1,620,331	$21,874,460	—		$—	$180,708,124
Wiltshire Realty Investments LLC	Greater than 5% Beneficial Owner(2)	3,998,407	$53,978,494	1,148	$15,512	1,454,213	$19,631,875	—	$		$73,625,881
Square Mile GP IV LLC	Greater than 5% Beneficial Owner(3)	—	$—	72,786	$982,611	—	$—	3,422,281		$46,200,792	$47,183,403
Square Mile WL Portfolio Co-Investment GP LLC	Greater than 5% Beneficial Owner(4)	—	$—	72,786	$982,611	—	$—	3,422,281		$46,200,791	$47,183,402
Thomas A. Rizk	Chairman and Chief Executive Officer	1,578,079	$21,304,069	1,629	$22,005	2,167,234	$29,257,657	—		$—	$50,583,731
Roger W. Thomas	President and Chief Operating Officer	1,047,517	$14,141,482	1,081	$14,593	1,438,595	$19,421,030	—		$—	$33,577,105
Michael Gervasio	Senior Vice President, Operations and Innovation	95,229	$1,285,587	98	$1,323	130,781	$1,765,548	—		$—	$3,052,458

(1)
See "Principal Shareholders" for information about securities beneficially owned by Safanad Inc.

(2)
See "Principal Shareholders" for information about securities beneficially owned by Wiltshire Realty Investments LLC.

(3)
See "Principal Shareholders" for information about securities beneficially owned by Square Mile GP IV LLC.

(4)
See "Principal Shareholders" for information about securities beneficially owned by Square Mile WL Portfolio Co-Investment GP LLC.

Property and Asset Management Arrangements

        Our operating partnership is party to a management agreement with Workspace Property Management pursuant to which Workspace Property Management provides property management, asset management and acquisition-related services to our operating partnership. Pursuant to the management agreement, our operating partnership incurred fees of approximately $19.3 million and $18.7 million and $3.0 million for the six months ended June 30, 2017, the year ended December 31, 2016 and the period from December 3, 2015 through December 31, 2015, respectively. Workspace Property Management distributed to RV Office, LLC $4.3 million, $8.2 million and $1.4 million, and to Forum zero, $1.6 million and $1.0 million, respectively, for the six months ended June 30, 2017, the year ended December 31, 2016 and the period from December 3, 2015 through December 31, 2015, respectively. Additionally, for the year ended December 31, 2016, Workspace Property Management distributed $1.9 million to Safanad. RV Office, LLC incurred substantial expenses in connection with the management and operation of our portfolio. RV Office, LLC is beneficially owned 58% by Mr. Rizk and members of his immediate family, 38.5% by Mr. Thomas and 3.5% by Mr. Gervasio. The management agreement will terminate upon the completion of this offering.

        Our predecessor general partner, Workspace RVFP, was entitled to receive certain asset management fees from our operating partnership pursuant to our predecessor operating partnership agreement. Pursuant to that agreement, our operating partnership incurred fees of approximately $3.9 million, $2.6 million and $0.1 million for the six months ended June 30, 2017, the year ended December 31, 2016 and the period from December 3, 2015 through December 31, 2015, respectively. Workspace RVFP distributed to RV Office, LLC $1.1 million and $0.8 million, to Forum $0.5 million and $0.3 million and to Safanad $0.5 million and $0.2 million, respectively, for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively. RV Office, LLC incurred substantial expenses in connection with the management and operation of our portfolio of properties. RV Office, LLC is beneficially owned 58% by Mr. Rizk and members of his immediate family, 38.5%

by Mr. Thomas, and 3.5% by Mr. Gervasio. These asset management fee arrangements will terminate upon completion of this offering.

Repurchase of Common Units

        In connection with the acquisition of our second portfolio in October 2016, Safanad Suburban Office Partnership, LP ("SSOP LP"), an affiliate of Safanad Limited, contributed an aggregate of $106 million in cash in exchange for equity interests of 58.4%, 20.0%, 20.0% and 20.0% in our operating partnership, our predecessor general partner (including the carried interest in our operating partnership), Workspace Property Management and the general partner of our predecessor general partner, respectively. The relative percentages of those equity interests were determined in each case by arm's-length negotiation between SSOP LP and the existing general partners and managing member, respectively, of those entities. Those equity interests in our predecessor general partner and its general partner were allocated to SSOP SLP Splitter, LLC, an affiliate of SSOP LP and Safanad Limited, and those equity interests in Workspace Property Management were allocated to SSOP Management, LLC, an affiliate of SSOP LP and of Safanad Limited, in each case based on the internal structure and arrangements of Safanad and its affiliates and without any direction from our operating partnership, our predecessor general partner, the general partner of our predecessor general partner or Workspace Property Management.

        As described under "Structure and Formation of our Company—Formation Transactions," in connection with the formation transactions, the equity interest of SSOP LP and those other affiliates in these entities will be converted into or exchanged for an aggregate of 3,703,704 common units in our operating partnership (based on the midpoint of the price range set forth on the front cover of this prospectus) based on, as to the equity interests in our operating partnership, our predecessor general partner and the general partner of our predecessor general partner, arm's-length negotiation among the existing limited partners and members (including SSOP LP and those other affiliates) and the existing general partners and managing member, respectively, of those entities with respect to the respective values of those entities to our predecessor, and as to the equity interest in Workspace Property Management, based on the terms of the limited partnership agreement of Workspace Property Management, which valued Workspace Property Management at six times annual revenue for purposes of allocating common units to its partners in exchange for their contribution of their partnership interests in Workspace Property Management to our operating partnership. The conversion and exchange rates of the equity interests described above may shift the respective percentage ownership interest among the investors in our predecessor (including SSOP LP and those other affiliates) prior to the consummation of the formation transactions but will not result in any dilution in the indirect ownership of our operating partnership by investors purchasing common shares in this offering. See "Pricing Sensitivity Analysis."

        To the extent the underwriters exercise their over-allotment option, we will use up to $50.0 million of proceeds (before underwriting discounts) from the sale of additional common shares to acquire up to 3,703,704 common units (based on the midpoint of the price range set forth on the front cover of this prospectus) from SSOP LP. To the extent the underwriters do not exercise their over-allotment option and we do not repurchase $50 million of common units from SSOP LP with proceeds from the exercise of the over-allotment option, we have agreed to grant SSOP LP registration rights for up to $65 million of common shares (before underwriting discounts), less the amount of any common units that we repurchase from SSOP LP in connection the exercise of the over-allotment option by the underwriters. See "Shares Eligible For Future Sale—Registration Rights."

        SSOP LP and those other affiliates of Safanad Limited are expected to be the beneficial owners of 17.4% of our outstanding common shares and common units (on a fully diluted basis) immediately following the completion of this offering (based on the midpoint of the price range set forth on the front cover of this prospectus). See "Principal Shareholders." Joseph Azrack, a trustee nominee of ours, is a member of the Board of Directors of Safanad Limited. See "Management—Our Trustees and Executive Officers."

Incentive Awards—2017 Incentive Award Plan

        In connection with this offering and the formation transactions, we expect to adopt the 2017 Incentive Award Plan, under which we may grant cash equity incentive awards to eligible service providers. We expect that an aggregate of 5,351,492 common shares will be available for issuance under awards granted pursuant to our 2017 Incentive Award Plan. Upon completion of this offering:

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  We will grant to our executive officers an aggregate of 283,336 LTIP units subject to time-based vesting consisting of 111,111 LTIP units to Mr. Rizk ($1.5 million); 87,963 LTIP units to Mr. Thomas ($1.2 million); 18,519 LTIP units to each of Messrs. Allen, Nolan, Gervasio and Nichols ($250,000 each); 5,556 LTIP units to Mr. Eckerd ($75,000); and 4,630 LTIP units to Mr. Koch ($62,500) (such number of LTIP units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus). See "Executive and Trustee Compensation—IPO Grants Under our 2017 Incentive Award Plan—Time-Based LTIP Unit Awards."

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  We will grant to our executive officers an aggregate of 1,703,702 LTIP units subject to performance-based vesting consisting of 833,333 LTIP units to Mr. Rizk ($1.7 million at threshold performance, $4.5 million at target performance and $11.25 million at maximum performance); 659,722 LTIP units to Mr. Thomas ($445,313 at threshold performance, $3.6 million at target performance and $8.9 million at maximum performance); 46,296 LTIP units to each of Messrs. Allen, Nolan, Gervasio and Nichols ($93,750 each at threshold performance, $250,000 each at target performance and $625,000 each at maximum performance); 13,889 LTIP units to Mr. Eckerd ($28,125 at threshold performance, $75,000 at target performance and $187,500 at maximum performance); and 11,574 LTIP units to Mr. Koch ($23,438 at threshold performance, $62,500 at target performance and $156,250 at maximum performance) (such number of LTIP units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus using the maximum number of LTIP units that may vest). See "Executive and Trustee Compensation—IPO Grants Under our 2017 Incentive Award Plan—Performance-Based LTIP Unit Awards."

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  We will grant to certain eligible non-executive employees an aggregate of 137,741 performance share units subject to performance-based vesting and 137,741 restricted share units subject to time-based vesting with an aggregate value of $3.7 million (such number of performance share units and restricted share units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus using the target number of performance share units that may vest).

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  We will grant to our independent trustees an aggregate of 24,075 restricted share units subject to time-based vesting with an aggregate estimated value of $0.3 million (such number of restricted share units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus).

Additional Benefits to Certain Executive Officers

        Upon completion of this offering and the formation transactions:

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  We will grant 259,259 LTIP units with an estimated value of $3.5 million to Mr. Nolan, 37,037 LTIP units with an estimated value of $0.5 million to Mr. Nichols and 37,037 LTIP units with an estimated value of $0.5 million to Mr. Allen (such number of LTIP units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus). These awards are being made in recognition of services these executive officers have provided to us in connection with this offering. These awards will be fully vested upon grant and will be made outside of the 2017 Incentive Award Plan.

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  The board of directors of our predecessor approved a one-time transaction bonus for Messrs. Rizk and Thomas in the amounts of $3.0 million and $2.0 million, respectively. By prior agreement among the continuing investors in our predecessor, these bonuses are to be paid in cash through a draw by our predecessor under the KeyBank Loan Agreement that will be repaid out of the net proceeds from this offering. The aggregate number of common units and common shares issued to our existing investors upon the consummation of the formation transactions will be reduced by a number of common units and common shares valued at $5.0 million (based on the initial public offering price of the common shares sold in this offering set forth in the final prospectus), and our existing investors' aggregate percentage ownership interest in our common units and common shares will be correspondingly reduced pro rata by this amount in the formation transactions. These cash bonuses are intended to compensate Messrs. Rizk and Thomas, in part, for the diminution in their future cash compensation resulting from the contribution to our operating partnership of their interests in Workspace Property Management and the termination of the management agreement with Workspace Property Management upon completion of this offering. See "Pricing Sensitivity."

Partnership Agreement

        In connection with the completion of this offering, we will enter into an amended and restated partnership agreement with the various persons receiving common units in the formation transactions, including Thomas A. Rizk, Roger W. Thomas and certain other trustees (or their affiliates) of our company. See "Description of the Partnership Agreement of Workspace Property Trust, L.P." Upon completion of this offering and the formation transactions, Messrs. Rizk and Thomas and our other trustees will beneficially own 9.2% of the outstanding common units on a fully diluted basis (or 9.0% of our company if the underwriters exercise their over-allotment option in full), in each case, based on the midpoint of the price range on the front cover of this prospectus. See "Pricing Sensitivity Analysis."

        Pursuant to the partnership agreement, limited partners of our operating partnership and assignees of limited partners will have the right, after the later to occur of (i) 12 months from the original date of issuance of common units or (ii) the first business day of the first calendar month after the 12-month anniversary of the effectiveness of the registration statement of which this prospectus is a part, to require our operating partnership to redeem part or all of their common units for cash equal to the then-current market value of an equal number of our common shares (determined in accordance with and subject to adjustment under the partnership agreement), or, at our election, to exchange their common units for common shares on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our shares set forth in our declaration of trust and described under the section entitled "Description of Shares—Restrictions on Ownership and Transfer." We have agreed to grant to certain continuing investors who will receive common units in the formation transactions and who are not members of our management team, upon request more than six months after the date that we complete the issuance of common shares in this offering, a waiver from these restrictions in connection with the redemption of common units. We also have agreed, where necessary, to grant to these redeeming limited partners Excepted Holder Limits under our declaration of trust, subject to our receiving customary representations and warranties to ensure our continued status as a REIT under the Code. Issuances of common shares to these continuing investors upon exchange of common units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) and Regulation D of the Securities Act. The exchange of common units for common shares upon redemption of common units is typically a taxable event for the recipient.

        The partnership agreement of our operating partnership also provides that we, as general partner, are indemnified to the extent provided therein. The partnership agreement further provides that our trustees, officers, employees, agents and designees are indemnified to the extent provided therein.

Advisory Fee Agreement

        We have entered into an advisory fee agreement with JMP Securities LLC, or JMP Securities, an affiliate of JMP Group LLC, which is a continuing investor that will receive common shares and common units in the formation transactions. Pursuant to this advisory fee agreement, we have agreed to pay a financial advisory fee to JMP Securities and JMP Securities has agreed to waive a right of first refusal to participate in this offering that had been previously granted to it as well as any investment banking fees or other monetary benefits that might otherwise have been due thereunder in favor of the consideration provided for in the advisory fee agreement. The financial advisory fee will only be payable to the extent that the underwriting fees paid to JMP Securities, if any, in connection with the offering are less than $2.5 million, net of underwriting expenses allocated by the underwriting syndicate to JMP Securities, and will be equal to the difference between $2.5 million and such underwriting fees paid to JMP Securities, if any, net of such underwriting expenses. Payment of the financial advisory fee and the termination of the previously granted right of first refusal is contingent upon the consummation of this offering.

        We also agreed under the advisory fee agreement to pay another affiliate of JMP Group LLC a credit facility advisory fee for services and advice provided by such affiliate in connection with our new unsecured credit facilities we intend to enter into upon or shortly after consummation of this offering and the formation transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Certain Debt—New Unsecured Credit Facilities" for a description of our new unsecured credit facilities. The credit facility advisory fee will equal an aggregate amount not to exceed $1.5 million, and will be payable in an amount equal to three percent of each drawdown under the senior unsecured revolving credit facility until this fee has been paid in full.

Employment Agreements

        We expect to enter into employment agreements with certain of our executive officers that will take effect upon completion of this offering. For a discussion of these employment agreements, see "Executive and Trustee Compensation—Employment Agreements."

Registration Rights

        We expect to enter into registration rights agreements with the entities and individuals receiving our common shares and common units in the formation transactions, including certain of our executive officers and trustees. See "Shares Eligible for Future Sale—Registration Rights."

Indemnification Agreements

        Effective upon completion of this offering, our declaration of trust and bylaws will provide for certain indemnification rights for our trustees and officers, and we expect to enter into indemnification agreements with each of our executive officers, trustees and trustee nominees, whereby we will agree to indemnify our executive officers, trustees and trustee nominees against all expenses and liabilities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the fullest extent permitted by Maryland law if they are made or threatened to be made a party to the proceeding by reason of their service to our company, subject to limited exceptions. See "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws—Limitation of Liability and Indemnification."

Review and Approval of Future Transaction with Related Persons

        Upon completion of this offering, we expect our board of trustees to adopt a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. We expect this policy to provide that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner, other than affiliates of our predecessor, of more than 5% of a class of Workspace Property Trust's voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested trustees on our board of trustees in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested trustees on the board of trustees promptly after we recognize that such transaction constituted a related person transaction. Disinterested trustees are trustees that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our shareholders. The term "related person transaction" refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.

 POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of trustees and, in general, may be amended or revised from time to time by our board of trustees without a vote of our shareholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

        Following the completion of this offering, substantially all of our assets will be held by, and our operations will be conducted through, our operating partnership. Our investment objectives are to generate attractive risk-adjusted returns for our shareholders over the long term through dividends and capital appreciation. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see "Business and Properties."

        We intend to pursue our investment objectives primarily through the ownership and operation, directly or indirectly, by our operating partnership of the properties that we will own following the formation transactions. Future investment activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market or submarket, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with our qualification as a REIT. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase, develop or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

        We also may participate with third parties in property ownership, through joint ventures, private equity real estate funds or other types of co-ownership. We also may acquire real estate or interests in real estate in exchange for the issuance of common shares, common units, preferred shares or options to purchase shares. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

        Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness that may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will be required prior to the payment of any dividends with respect to our common shares. Investments also are subject to our policy not to fall within the definition of an "investment company" under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Debt

        While our portfolio consists of, and our business objectives emphasize, equity investments in office and flex properties, we may, at the discretion of our board of trustees and without a vote of our shareholders, invest in mortgages and other types of real estate interests in a manner that is consistent with our business objectives and our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property, subject to our maintenance of our qualification as a REIT. If we choose to invest in mortgages, we would expect to invest in senior or subordinated mortgages secured by office or flex properties or senior or subordinated mezzanine loans secured by the equity in owners of office or flex properties. However, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment. We intend to make any such debt investments in a manner that is consistent with our qualification as a REIT.

Securities of, or Interests in, Persons Primarily Engaged in Real Estate Activities and Other Issuers

        We may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives and our qualification as a REIT. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities, subject to applicable REIT requirements. We have no current plans to invest in entities that are not engaged in real estate activities.

Investments in Other Securities

        Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stock or common stock.

Dispositions

        We may dispose of some of our properties if, based upon management's periodic review of our portfolio, our board of trustees determines that such action would be in the best interests of us and our shareholders. Any proposed disposition also will be analyzed in light of the "prohibited transaction" rules applicable to REITs as more fully described below.

Financings and Leverage Policy

        Upon completion of this offering, we may use significant amounts of cash to repay indebtedness. Other uses of proceeds from this offering are described in greater detail under "Use of Proceeds" elsewhere in this prospectus.

        Our declaration of trust and bylaws do not limit the amount of debt that we may incur and our board of trustees has not adopted a policy limiting the total amount of debt that we may incur. We intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds to make investments, to refinance existing debt, to make tenant or other capital improvements or for general corporate purposes, including acquisitions. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates.

        Our board of trustees will consider a number of factors in evaluating the amount of debt that we may incur. If our board of trustees adopts a policy limiting the total amount of debt that we may incur, our board of trustees may from time to time modify such policy in light of then current economic conditions, relative costs of debt and equity capital, cash flows and market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common shares, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our shareholders, and we are not restricted by our governing documents in the amount of leverage that we may use.

        We may change our investment strategies and policies and our other policies without obtaining the approval of shareholders. We will report any change in our investment strategy and policies on Form 8-K in accordance with the time periods required under General Instruction B(1) of Form 8-K.

Lending Policies

        We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. Any loan we make will be consistent with our qualification as a REIT.

Equity Capital Policies

        To the extent that our board of trustees determines to obtain additional capital, we may issue equity securities, including through the issuance of senior securities, retain earnings subject to provisions in the Code requiring distributions of income to maintain REIT qualification or pursue a combination of these methods. We also may issue preferred units of limited partnership interest in our operating partnership that could have distribution, liquidation and other rights and preferences that are senior to those of our common units and therefore structurally senior to those of our common shares. As long as our operating partnership is in existence, we will generally contribute the proceeds from all equity capital raised by us to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

        Existing shareholders will have no preemptive rights to common or preferred shares or common or preferred units issued in any securities offering by us, and any such offering might cause a dilution of a shareholder's investment in us. We may in the future issue common shares or units in our operating partnership in connection with acquisitions of property.

        We may, under certain circumstances and subject to there being funds legally available, purchase common shares or other securities in the open market or in private transactions with our shareholders, provided that those purchases are approved by our board of trustees and subject to compliance with federal securities laws. Our board of trustees has no present intention of causing us to repurchase any common shares or other securities, and any such action would only be taken in conformity with applicable federal and state laws and in a manner consistent with our qualification as a REIT.

Conflict of Interest Policies

        Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other.

        Conflicts of interest also may exist or could arise in the future in connection with transactions between us and a trustee or officer or between us and any other corporation or other entity in which any of our trustees or officers is a trustee or has a material financial interest. Pursuant to the MGCL, a contract or other transaction between us and a trustee or officer or between us and any other corporation or other entity in which any of our trustees or officers is a trustee or has a material financial interest is not void or voidable solely on the grounds of such common trusteeship or interest, the presence of such trustee at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the trustee's vote in favor thereof, provided that:

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  the fact of the common trusteeship or interest is disclosed or known to our board of trustees or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum;

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  the fact of the common trusteeship or interest is disclosed or known to our shareholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested trustee or corporation, firm or other entity; or

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  the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

        We intend to adopt policies that are designed to eliminate or minimize potential conflicts of interest, including a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our trustees or executive officers or any entity in which such trustee or executive officer is a director or has a material financial interest, on the other hand, be approved by the affirmative vote of a majority of our disinterested trustees even if less than a quorum. Where appropriate, in the judgment of the disinterested trustees, our board of trustees may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of trustees will have no obligation to do so. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. In addition, our declaration of trust and bylaws do not restrict any of our trustees, officers, shareholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct.

Policies With Respect To Other Activities

        We will have authority to offer common shares, preferred shares, options to purchase shares or other securities in exchange for property and to repurchase or otherwise acquire our common shares or any other securities issued by us in the open market or otherwise, and we may engage in such activities in the future. As described in "Description of the Partnership Agreement of Workspace Property Trust, L.P.," we expect, but are not obligated, to issue common shares to holders of common units upon exercise of their redemption rights. Except in connection with the initial capitalization of our company and our operating partnership, the formation transactions and employment agreements, we have not issued common shares, units or any other securities in exchange for property or any other purpose, and our board of trustees has no present intention of causing us to repurchase any common shares, common units or other securities. Our declaration of trust authorizes our board of trustees, without shareholder approval, to (a) amend our declaration of trust to increase or decrease the aggregate number of authorized shares of our company or the number of shares of any class or series that our company has authority to issue; (b) authorize us to issue additional shares, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, the board of trustees deems appropriate; and (c) to classify and reclassify unissued shares by setting or changing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption. See "Description of Shares." We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership. At all times, we intend to make investments in a manner consistent with our qualification as a REIT, unless, because of circumstances or changes in the Code, or the Treasury Regulations, our board of trustees determines that it is no longer in our best interest to qualify as a REIT. In addition, we intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

        We intend to make available to our shareholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

Structure

Overview

        We were formed as a Maryland real estate investment trust in June 2017, and we intend to elect to be treated and to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2017. Prior to or concurrently with the completion of this offering, Workspace Property Trust, L.P., our operating partnership, and its affiliates will engage in a series of transactions intended to establish our operating and capital structure.

Our Operating Partnership

        Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through its subsidiaries, and we will be the sole general partner of our operating partnership. We will contribute the net proceeds received by us from this offering to our operating partnership in exchange for common units. As the sole general partner of our operating partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business, subject to limited approval and voting rights of the limited partners described more fully under "Description of the Partnership Agreement of Workspace Property Trust, L.P." Our interest in our operating partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership.

        After the later to occur of (i) 12 months from the original date of issuance of common units or (ii) the first business day of the first calendar month after the 12-month anniversary of the effectiveness of the registration statement of which this prospectus is a part, each limited partner and assignees of limited partners will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the common units held by such limited partner or assignee in exchange for cash, based upon the value of an equivalent number of common shares at the time of the redemption, or, at our election, common shares on a one-for-one basis, determined in accordance with and subject to adjustment under the partnership agreement and the restrictions on ownership and transfer of our common shares set forth in our declaration of trust and described under the section entitled "Description of Shares—Restrictions on Ownership and Transfer." We have agreed to grant to certain continuing investors who will receive common units in the formation transactions and who are not members of our management team, upon request more than six months after the date that we complete the issuance of common shares in this offering, a waiver from these restrictions in connection with the redemption of common units. We also have agreed, where necessary, to grant to these redeeming limited partners Excepted Holder Limits under our declaration of trust, subject to our receiving customary representations and warranties to ensure our continued status as a REIT under the Code. Issuances of common shares to these continuing investors upon exchange of common units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) and Regulation D of the Securities Act. The exchange of common units for common shares upon redemption of common units is typically a taxable event for the recipient. Each redemption of common units will increase our percentage ownership interest in our operating partnership and our share of its cash distributions and profits and losses. See "Description of the Partnership Agreement of Workspace Property Trust, L.P."

Formation Transactions

        Prior to or concurrently with the completion of this offering, our operating partnership and its affiliates will engage in a series of transactions intended to establish our operating and capital structure. We refer to these transactions, which are described below, as our formation transactions.

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  Workspace Property Trust was formed as a Maryland real estate investment trust in June 2017. We intend to elect to be treated and to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2017.

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  Workspace RVFP, L.P., the general partner of our operating partnership, which we refer to as the predecessor general partner, will distribute to its limited partners the carried interest in our operating partnership that the predecessor general partner received in December 2015 and October 2016 with respect to the cash capital contributions our operating partnership received at those dates from its existing limited partners in connection with our acquisition of our first portfolio and our second portfolio, respectively.

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  The predecessor general partner will be merged with and into Workspace Property Trust, with Workspace Property Trust surviving and succeeding as the general partner of our operating partnership, and the owners of the predecessor general partner will receive common shares in exchange for their interests in the predecessor general partner.

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  Entities that own the limited and general partnership interests in Workspace Property Management, L.P., which provides property management services and certain other services to our operating partnership and which we refer to as Workspace Property Management, will contribute to our operating partnership their partnership interests in Workspace Property Management in exchange for common units. Workspace Property Management will be jointly owned by our operating partnership and WPT TRS LLC, a wholly-owned subsidiary owned by our operating partnership that will make an election to be treated as a taxable REIT subsidiary.

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  Our operating partnership will redeem the mandatorily redeemable preferred equity our operating partnership issued in connection with our acquisition of our second portfolio in exchange for a combination of cash and common shares. See "—Redemption of Mandatorily Redeemable Preferred Equity."

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  The existing partnership (including the carried interest in our operating partnership distributed to the limited partners of our predecessor general partner described in the second bullet above) interests in our operating partnership will be converted into common units in our operating partnership. The transactions described in the second, third, fourth and fifth bullets above, including the settlement of the carried interest in our operating partnership for common units, may shift the respective percentage ownership interest among the investors in our predecessor prior to the consummation of the formation transactions but will not result in any dilution in the indirect ownership of our operating partnership by investors purchasing common shares in this offering. See "Pricing Sensitivity Analysis."

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  The limited partnership agreement of our operating partnership will be amended and restated.

        The issuance of common shares and common units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D of the Securities Act.

        We will sell 39,000,000 common shares (or 44,850,000 common shares if the underwriters exercise their over-allotment option in full) in this offering and contribute the net proceeds of this offering, other than the net proceeds from the sale of additional common shares pursuant to the underwriters' exercise of their over-allotment option, if any, we will use to acquire common units described below, to our operating partnership in exchange for common units. We expect our operating partnership to use a portion of the net proceeds received from us to:

  •
  repay approximately $215.7 million in outstanding indebtedness under our existing loan agreement with KeyBank National Association, which we refer to as the KeyBank Loan Agreement;

  •
  repay approximately $163.2 million of outstanding indebtedness under a senior mortgage loan and three mezzanine loans we entered into in connection with the acquisition of our second portfolio; and

  •
  pay approximately $63.6 million in cash in connection with the redemption of the mandatorily redeemable preferred equity our operating partnership issued in connection with our acquisition of our second portfolio. See "—Redemption of Mandatorily Redeemable Preferred Equity."

        We expect our operating partnership to use any remaining net proceeds received from us for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

        To the extent the underwriters exercise their over-allotment option, we will use up to $50.0 million of proceeds (before underwriting discounts) from the sale of additional common shares to acquire up to 3,703,704 common units (based on the midpoint of the price range set forth on the front cover of this prospectus) from SSOP LP. See "Certain Relationships and Related Transactions—Repurchase of Common Units." We will contribute any remaining net proceeds from the sale of such additional common shares to our operating partnership in exchange for common units. We expect our operating partnership to use any such net proceeds received from us for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

Consequences of this Offering and the Formation Transactions

        The completion of this offering and the formation transactions will have the following consequences. All amounts are based on the mid-point of the price range set forth on the front cover of this prospectus.

  •
  We will be the sole general partner of our operating partnership, which indirectly owns, leases and operates all of our assets. We are a holding company and will conduct all of our operations through our operating partnership. We will not have, apart from our ownership of our operating partnership, any independent operations upon the completion of this offering.

  •
  Purchasers of common shares in this offering will own approximately 84.4% of our outstanding common shares, or approximately 50.7% of our company on a fully diluted basis (86.2% of our outstanding common shares, or 56.7% of our company on a fully diluted basis, if the underwriters exercise their over-allotment option in full).

  •
  Our trustees, executive officers and employees will beneficially own approximately 0.4% of our outstanding common shares, or approximately 9.4% of our company on a fully diluted basis (0.3% of our outstanding common shares, or 9.2% of our company on a fully diluted basis, if the underwriters exercise their over-allotment option in full).

  •
  Continuing investors who are not our trustees, executive officers or employees or their affiliates will beneficially own approximately 15.2% of our outstanding common shares or approximately 39.9% on a fully diluted basis (13.5% of our outstanding common shares, or 34.1% of our company on a fully diluted basis, if the underwriters exercise their over-allotment option in full).

  •
  We will contribute the net proceeds from this offering, other than the net proceeds we will use to acquire common units described below, to our operating partnership in exchange for a number of common units equal to the number of common shares that are issued in this offering.

  •
  To the extent the underwriters exercise their over-allotment option, we will use up to $50.0 million of net proceeds from the sale of additional common shares to acquire up to        common units from SSOP LP. See "Certain Relationships and Related Transactions—Repurchase of Common Units."

  •
  We will own approximately 60.0% of limited partnership interests in our operating partnership (or 65.8% of the interests if the underwriters exercise their over-allotment option in full).

  •
  We expect to have total consolidated indebtedness of approximately $652.8 million.

Redemption of Mandatorily Redeemable Preferred Equity

        In connection with the acquisition of our second portfolio in October 2016, our operating partnership issued a $99.0 million mandatorily redeemable preferred equity interest to SM WPT Preferred LLC, an affiliate of Square Mile Capital Management LLC. The mandatorily redeemable preferred equity interest provides our operating partnership a redemption right subject to the payment of a preferred return in an amount (inclusive of all prior distributions and payments from the operating partnership) equal to a 17% internal rate of return per annum, compounded quarterly (subject to adjustments for yield maintenance, which results in a minimum preferred return equal to the product of 1.5 and the peak preferred principal amount invested). As of June 30, 2017, the mandatorily redeemable preferred equity interest had a redemption value, subject to the payment of the preferred return, of $142.5 million and a carrying value, net of unamortized offering costs, of $104.3 million. In connection with this offering and the formation transactions, our operating partnership will redeem the mandatorily redeemable preferred equity interest in exchange for a cash payment equal to approximately $63.6 million and 6,844,562 common shares (based on the midpoint of the price range set forth on the front cover of this prospectus) with an aggregate value of approximately $92.4 million. The amount of the payments and the number of common shares set forth in this section are subject to adjustment to reflect any additional payments made to SM WPT Preferred LLC by our operating partnership after October 8, 2017. The number of common shares issued in connection with the redemption of the mandatorily redeemable preferred equity interest will also increase or decrease, respectively, as the initial public offering price decreases or increases above or below the midpoint of the price range set forth on the front cover of this prospectus. Such increase or decrease in the number of common shares issued in connection with the redemption of the mandatorily redeemable preferred equity interest may shift the respective percentage ownership interest among the investors in our predecessor prior to the consummation of the formation transactions but will not result in any dilution in the indirect ownership of our operating partnership by investors purchasing common shares in this offering. See "Pricing Sensitivity."

Our Structure

        The following diagram depicts our ownership structure upon completion of this offering, based on the mid-point of the price range set forth on the front cover of this prospectus.

(1)
The ownership interest of SSOP LP and its affiliates is less than 1% of Workspace Property Trust and 17.4% of Workspace Property Trust, L.P.

        Information set forth in the table above includes (i) 39,000,000 common shares to be issued in this offering, (ii) 6,996,345 common shares and 30,120,212 common units to be issued in connection with the formation transactions and (iii) 283,336 LTIP units subject to time-based vesting and 333,333 fully vested LTIP units to be granted to our executive officers, 137,741 restricted share units subject to time-based vesting to be granted to eligible non-executive employees and 24,075 restricted share units subject to time-based vesting to be granted to our independent trustees concurrently with the completion of this offering. Excludes (a) 5,850,000 common shares issuable upon the exercise in full of the underwriters' over-allotment option, (b) 1,703,702 LTIP units subject to performance-based vesting to be granted to our executive officers (such number of LTIP units determined based on the midpoint of the price range set forth on the front cover of this prospectus using the maximum number of LTIP units that may vest) and 137,741 performance share units to be granted to eligible non-executive employees concurrently with the completion of this offering (such number of performance share units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus using the target number of performance share units that may vest), (c) 3,064,897 common shares available for future issuance under our 2017 Incentive Award Plan and (d) 30,120,212 common shares that may be issued, at our option, upon exchange of 30,120,212 common units to be issued in the formation transactions.

Determination of Offering Price

        Prior to this offering, there has been no public market for our common shares. The initial public offering price will be determined in consultation with the representatives of the underwriters. In determining the initial public offering price of our common shares, the representatives of the underwriters will consider, among other things, the history and prospects for the industry in which we compete, our results of operations, the ability of our management, our business potential and earnings prospects, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the prevailing securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded shares of companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price will not necessarily bear any relationship to the book value of our properties and assets, our financial condition or any other established criteria of value and may not be indicative of the market price for our common shares after this offering.

 PRICING SENSITIVITY ANALYSIS

        Throughout this prospectus, we provide certain information based on the assumption that we price our common shares at the midpoint of the price range set forth on the front cover of this prospectus. However, certain of this information will be affected if the actual price per share in this offering is different from that midpoint. In particular, the value of the common shares and common units to be paid to certain of our executive officers and trustees (or their affiliates) who owned interests in the entities comprising our predecessor will increase or decrease, respectively, as the initial public offering price increases or decreases above or below the mid-point of the range. Similarly, where our executive officers, independent trustees and eligible employees will receive a fixed amount of equity-based awards concurrently with the completion of this offering, the value of such equity-based awards will increase or decrease, respectively, as the initial public offering price increases or decreases above or below the mid-point of the range. The following table sets forth this information at low-, mid-and high-points of the range of prices set forth on the cover page of this prospectus:

	Price per Share
	$12.00	$12.75	$13.50	$14.25	$15.00
Formation Transactions
Number of common shares and common units to be issued to Thomas A. Rizk in the formation transactions	3,541,309	3,650,174	3,746,942	3,833,523	3,911,445
Value of common shares and common units to be issued to Thomas A. Rizk in the formation transactions	$42,495,710	$46,539,731	$50,583,731	$54,627,688	$58,671,675
Number of common shares and common units to be issued to Roger W. Thomas in the formation transactions	2,350,696	2,422,960	2,487,193	2,544,667	2,596,390
Value of common shares and common units to be issued to Roger W. Thomas in the formation transactions	$28,208,352	$30,892,740	$33,577,105	$36,261,505	$38,945,850
Number of common shares and common units to be issued to Michael Gervasio in the formation transaction	213,699	220,269	226,108	231,334	236,036
Value of common shares and common units to be issued to Michael Gervasio in the formation transaction	$2,564,388	$2,808,430	$3,052,458	$3,296,510	$3,540,540
Number of common shares and common units to be issued to Safanad Suburban Office Partnership, LP ("SSOP LP") and its affiliates in connection with the formation transactions	13,061,822	13,233,333	13,385,786	13,522,192	13,644,959
Value of common shares and common units to be issued to SSOP LP and its affiliates in connection with the formation transactions	$156,741,866	$168,724,995	$180,708,124	$192,691,236	$204,674,385
Number of common shares and common units to be issued to Wiltshire Realty Investments LLC and its affiliates in connection with the formation transactions	5,358,308	5,408,846	5,453,768	5,493,964	5,530,139
Value of common shares and common units to be issued to Wiltshire Realty Investments LLC and its affiliates in connection with the formation transactions	$64,299,698	$68,962,786	$73,625,881	$78,288,987	$82,952,085
Number of common shares to be issued to Square Mile GP IV LLC and its affiliates in connection with the formation transactions	3,924,198	3,697,011	3,495,067	3,314,381	3,151,763
Value of common shares to be issued to Square Mile GP IV LLC and its affiliates in connection with the formation transactions	$47,090,370	$47,136,890	$47,183,403	$47,229,920	$47,276,442
Number of common shares to be issued to Square Mile WL Portfolio Co-Investment GP LLC and its affiliates in connection with the formation transactions	3,924,197	3,697,011	3,495,067	3,314,380	3,151,763
Value of common shares to be issued to Square Mile WL Portfolio Co-Investment GP LLC and its affiliates in connection with the formation transactions	$47,090,369	$47,136,890	$47,183,402	$47,229,919	$47,276,441
Grants of Equity-Based Awards
Number of LTIP units to be granted to Thomas A. Rizk(1)	1,062,500	1,000,000	944,444	894,737	850,000
Number of LTIP units to be granted to Roger W. Thomas(2)	841,146	791,667	747,685	708,333	672,917
Number of LTIP units to be granted to other executive officers(3)	706,769	665,198	628,642	595,178	565,419
Number of performance share units and restricted share units subject to time-based vesting to be granted to independent trustees and eligible non-executive employees	337,001	317,176	299,557	283,787	269,599
Number of common shares remaining under the 2017 Incentive Award Plan	2,781,994	2,931,766	3,064,897	3,184,020	3,291,223

	Price per Share
	$12.00	$12.75	$13.50	$14.25	$15.00
Number of Shares and Common Units after this Offering and the Formation Transactions
Number of common shares to be issued and outstanding upon completion of this offering and the formation transaction(4)	47,036,779	46,571,628	46,158,161	45,788,220	45,455,271
Number of common units to be issued and outstanding upon completion of this offering and the formation transaction(4)	29,955,573	30,369,707	30,736,881	31,065,849	31,361,923
Equity Ownership Percentages after this Offering and the Formation Transactions (Fully Diluted)(4)
Percentage owned by public	50.7%	50.7%	50.7%	50.8%	50.8%
Percentage beneficially owned by continuing investors other than executive officers, trustees and other eligible non-executive employees(5)	40.3%	40.0%	39.9%	39.7%	39.5%
Percentage beneficially owned by executive officers, trustees, and other eligible non-executive employees(6)	9.0%	9.3%	9.4%	9.5%	9.7%

	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
Includes 111,111 LTIP units subject to time-based vesting and 833,333 LTIP units subject to performance-based vesting (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus).

(2)
Includes 87,963 LTIP units subject to time-based vesting and 659,722 LTIP units subject to performance-based vesting (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus).

(3)
Includes 333,333 LTIP units that will be fully vested upon grant, 84,262 LTIP units subject to time-based vesting and 210,647 LTIP units subject to performance-based vesting (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus).

(4)
Assumes no exercise of the underwriters' over-allotment option.

(5)
Includes 6,993,537 common shares and 23,662,777 common units (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus).

(6)
Includes 333,333 LTIP units that will be fully vested upon grant, 283,336 LTIP units subject to time-based vesting and 161,816 restricted share units subject to time-based vesting (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus). Excludes 1,703,702 LTIP units subject to performance-based vesting to be granted to our executive officers (such number of LTIP units determined based on the midpoint of the price range set forth on the front cover of this prospectus using the maximum number of LTIP units that may vest) and 137,741 performance share units to be granted to eligible non-executive employees concurrently with the completion of this offering (in each case, based on the midpoint of the price range set forth on the front cover of this prospectus).

DESCRIPTION OF SHARES

        The following is a summary of the terms of the shares of beneficial interest in of our company. While we believe that the following description covers the material terms of our shares, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our declaration of trust and bylaws and the relevant provisions of Maryland law for a more complete understanding of our shares. Copies of our declaration of trust and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See "Where You Can Find More Information."

General

        Our declaration of trust provides that we are authorized to issue up to 350,000,000 shares of beneficial interest (which we refer to in this section as the shares) consisting of 300,000,000 common shares, par value $0.01 per share, which are referred to in this prospectus as our "common shares", and 50,000,000 preferred shares, par value $0.01 per share, which are referred to in this prospectus as our "preferred shares". Upon completion of this offering, 46,158,161 common shares will be issued and outstanding and no preferred shares will be issued and outstanding.

        Our declaration of trust may be amended by our board of trustees, without shareholder approval, to increase or decrease the aggregate number of shares or the number of shares of any class or series. Our authorized common shares and preferred shares are generally available for future issuance without approval by our shareholders, unless such approval is required by the terms of any of our outstanding shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of trustees may classify and reclassify any unissued shares into other classes or series of shares, including one or more classes or series of shares that have priority over our common shares with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common shares, and authorize us to issue the newly classified shares. Before authorizing the issuance of shares of any new class or series, our board of trustees must set, subject to the provisions in our declaration of trust relating to the restrictions on ownership and transfer of our shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of shares.

        Both Maryland law and our declaration of trust provide that none of our shareholders will be personally liable, by reason of such shareholder's status as a shareholder, for any of our obligations.

        Our declaration of trust provides that, subject to the provisions of any class or series of shares then outstanding, our shareholders are entitled to vote only on the following matters: (i) election and removal of trustees; (ii) amendment of the declaration of trust (other than an amendment to increase or decrease the number of authorized shares or the number of shares of any class or series or to qualify as a REIT under the Code or as a real estate investment trust under Maryland law) or amendment of our bylaws to the extent provided therein; (iii) our termination; (iv) a merger or consolidation of us, or the sale or other disposition of all or substantially all of our assets; and (v) such other matters with respect to which our board of trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to these matters, no action taken by our shareholders at any meeting will bind our board of trustees.

Shares of Beneficial Interest

Common Shares

        All common shares issued in this offering have been duly authorized and, upon our receipt of the consideration therefor, will be fully paid and nonassessable. Subject to the restrictions on ownership and transfer of our shares discussed below under "—Restrictions on Ownership and Transfer" and the voting rights of holders of outstanding shares of any other class or series of our shares, holders of our common shares are entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote generally, including the election or removal of trustees, and, except as provided with respect to any other class or series of our shares, the holders of our common shares will possess the exclusive voting power. Each of our trustees will be elected by a majority of the votes cast with respect to such trustee at any meeting of shareholders duly called and at which a quorum is present and trustees are to be elected, provided that in any contested election the trustees shall be elected by a plurality of the votes cast at any meeting of shareholders duly called and at which a quorum is present and trustees are to be elected. The holders of our common shares do not have cumulative voting rights in the election of trustees. This means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

        Holders of our common shares are entitled to receive dividends if, as and when authorized by our board of trustees and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our shares having liquidation preferences, if any, the holders of our common shares will be entitled to share ratably in our remaining assets legally available for distribution. Holders of our common shares do not have preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the common shares. Holders of our common shares will have no appraisal rights. All of our common shares that will be outstanding at the time of the completion of the offering will have equal dividend and liquidation rights. The rights, powers, preferences and privileges of holders of our common shares will be subject to those of the holders of any of our preferred shares or any other class or series of shares we may authorize and issue in the future.

        Under Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust, consolidate, merge, convert, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the declaration of trust. As permitted by Maryland law, our declaration of trust provides that any of these actions may be approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our shareholders.

Preferred Shares

        If we issue preferred shares, such shares will be, upon our receipt of the consideration therefor, fully paid and nonassessable. Prior to the issuance of a new class or series of preferred shares, we will file with the State Department of Assessments and Taxation of Maryland articles supplementary that will become part of our declaration of trust and that will set forth the terms of the new class or series of preferred shares.

Restrictions on Ownership and Transfer

        For us to qualify as a REIT (as defined in the Code), our shares of beneficial interest generally must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as determined under the Code, and which will include certain entities, such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). This test is applied by "looking through" certain shareholders which are not individuals (e.g., corporations or partnerships) to determine indirect ownership of our shares by individuals.

        Our declaration of trust contains certain restrictions on the number of shares of beneficial interest that a person may own, subject to certain exceptions. Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Aggregate Share Ownership Limit") in value of the aggregate of our outstanding shares of beneficial interest of all classes or series, excluding any such outstanding shares that are not treated as outstanding for U.S. federal income tax purposes. In addition, our declaration of trust provides that any person is prohibited from acquiring or holding, directly or indirectly, in excess of 9.8% of our total outstanding common shares, in value or in number of shares, whichever is more restrictive (the "Common Share Ownership Limit"), excluding any such outstanding shares that are not treated as outstanding for U.S. federal income tax purposes. Our declaration of trust further provides that (i) no person shall beneficially or constructively own our shares of beneficial interest if such ownership would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, (including, but not limited to, beneficial or constructive ownership that would result in us constructively owning an interest in a tenant described in Section 856(d)(2)(B) of the Code if income derived by us from such tenant would cause us to fail a REIT gross income test, taking into account any other income of ours that would not constitute qualifying income under such requirements) and (ii) any transfer of our shares that, if effective, would result in our shares of beneficial interest being owned by fewer than 100 persons shall be void ab initio. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to the Charitable Trust (as defined below), is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        If any transfer (as defined in our declaration of trust) of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in us in excess or in violation of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or that would result in our shares being "closely held" or otherwise cause us to fail to qualify as a REIT (a "Prohibited Owner"), then our declaration of trust provides that the number of our shares of beneficial interest, the beneficial or constructive ownership (as applicable) of which otherwise would cause such person to be in excess of the applicable ownership limit (rounded up to the nearest whole share) or that otherwise cause the applicable violation, will automatically be transferred to a trust (the "Charitable Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner (and, if different, the direct or indirect beneficial owner of such shares) will not acquire any rights in such shares (and shall be divested of its rights in such shares). Our declaration of trust provides that, in determining which shares are to be transferred to a Charitable Trust, shares shall be so transferred to a Charitable Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Charitable Trust (except as provided in our declaration of trust) and, to the extent not inconsistent therewith, on a pro rata basis. Furthermore, our declaration of trust provides that, to the extent that, upon a transfer of shares, a violation of any provision of the ownership and transfer restrictions would nonetheless be continuing, then shares shall be transferred to that number of Charitable Trusts, each having a distinct trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of the ownership and transfer restrictions. Such automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in our declaration of trust) prior to the date of such violative transfer or other event that results in the transfer to the Charitable Trust. Shares of beneficial interest held in the Charitable Trust will be issued and outstanding shares. Our declaration of trust provides that the Prohibited Owner may not benefit economically from ownership of any shares of beneficial interest held in the Charitable Trust, may have no rights to dividends or other distributions and may not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Charitable Trust. Our declaration of trust also provides that the Prohibited Owner will have no recourse whatsoever against the purported transferor of such shares. Our declaration of trust provides that the trustee of the Charitable Trust (the "Share Trustee") will have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Charitable Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of beneficial interest have been transferred to the Charitable Trust will be paid by the recipient of such dividend or distribution to the Share Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Share Trustee. Any dividend or distribution so paid to the Share Trustee will be held in the Charitable Trust for the Charitable Beneficiary. Our declaration of trust provides that the Prohibited Owner will have no voting rights with respect to shares of beneficial interest held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Charitable Trust, the Share Trustee will have the authority (at the Share Trustee's sole discretion) to (i) rescind as void any vote cast by a Prohibited Owner prior to the discovery by us that such shares have been transferred to the Charitable Trust and (ii) recast such vote in accordance with the desires of the Share Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then our declaration of trust provides that the Share Trustee will not have the authority to rescind and recast such vote.

        The Share Trustee will sell the shares of beneficial interest held in the Charitable Trust to a person, designated by the Share Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, our declaration of trust provides that the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as described below. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our declaration of trust) of such shares on the day of the event causing the shares to be received by the Share Trustee and (ii) the price per share received by the Share Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the common shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Share Trustee. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to the discovery by us that shares of beneficial interest have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then our declaration of trust provides that (i) such shares will be deemed to have been sold on behalf of the

Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for shares that exceeds the amount that such Prohibited Owner was entitled to receive as described above, such excess will be paid to the Share Trustee upon demand.

        In addition, our declaration of trust provides that the shares of beneficial interest held in the Charitable Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We will have the right to accept such offer until the Share Trustee has sold the shares of beneficial interest held in the Charitable Trust. Upon such a sale to us, our declaration of trust provides that the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner, which net proceeds will be reduced by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Share Trustee.

        Our declaration of trust provides that every owner of more than 5% (or such other percentage as required by the Code or the regulations promulgated thereunder) of any class of our shares of beneficial interest, including the common shares, is required to give written notice to us, within 30 days after the end of each taxable year, stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner must provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Common Share Ownership Limit and the Aggregate Share Ownership Limit. In addition, our declaration of trust provides that each shareholder will upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        Our declaration of trust provides that our board of trustees, in its sole discretion, may exempt (prospectively or retrospectively) a person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an excepted holder limit for such person (an "Excepted Holder Limit") if: (i) our board of trustees determines, based on such representations and undertakings from such person to the extent required by our board of trustees and as are reasonably necessary to ascertain, that such exemption will not cause five or fewer Individuals (as defined in our declaration of trust) to beneficially own more than 49% in value of our outstanding shares (taking into account the then-current Common Share Ownership Limit and Aggregate Share Ownership Limit, any then-existing Excepted Holder Limits, and the Excepted Holder Limit of such person); and (ii) our board of trustees determines that such person does not and such person represents that it will not constructively own an interest in a tenant of ours (or a tenant of any entity owned or controlled by us), in each case, as determined under our declaration of trust, that would cause us to constructively own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and our board of trustees obtains such representations and undertakings from such person to the extent required by our board of trustees as are reasonably necessary to ascertain this fact. Furthermore, our declaration of trust provides that our board of trustees may, in its sole and absolute discretion, from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other persons. In connection with the redemption of our operating partnership's mandatorily redeemable preferred equity, we have granted to SM WPT Preferred LLC an Excepted Holder Limit. We also have agreed to grant to certain continuing investors who will receive common units in the formation transactions and who are not members of our management team, upon request more than six months after the date that we complete the issuance of common shares in this offering, Excepted Holder Limits, subject to our receiving customary representations and warranties to ensure our continued status as a REIT under the Code. Issuances of common shares to these continuing investors upon exchange of common units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) and Regulation D of the Securities Act. The exchange of common units for common shares upon redemption of common units is typically a taxable event for the recipient.

        In each case, with respect to any exemption, the person also must agree that any violation or attempted violation of such representations or undertakings (or such other action which is contrary to any of the foregoing restrictions) will result in the automatic transfer of the shares causing such violation to a Charitable Trust. Prior to granting any exemption, our board of trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our qualification as a REIT.

        Our declaration of trust provides that the sole purpose of the restrictions on ownership and transfer described above is to preserve our status as a REIT under the Code. Nevertheless, the restrictions on ownership and transfer described above could delay, defer or prevent a change in control of us or other transaction that might involve a premium over the then prevailing market price for the common shares or other attributes that the shareholders may consider to be desirable.

Listing

        We have applied to have our common shares listed on the NYSE under the symbol "WSPT."

Transfer Agent and Registrar

        We expect the transfer agent and registrar for our common shares to be Broadridge Corporate Issuer Solutions, Inc.

 DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF WORKSPACE PROPERTY TRUST, L.P.

        Although the following summary describes the material terms and provisions of the Second Amended and Restated Agreement of Limited Partnership of Workspace Property Trust, L.P., which we refer to as the "partnership agreement," it is not a complete description of the Delaware Revised Uniform Limited Partnership Act or the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is available from us upon request. See "Where You Can Find More Information." For purposes of this section, references to "we," "our," "us" and "our company" refer to Workspace Property Trust.

General

        Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through its subsidiaries. We are the sole general partner of our operating partnership and, upon completion of this offering, the formation transactions and the other transactions described in this prospectus, 76,895,042 limited partnership interests (including common units, fully-vested LTIP units and LTIP units subject to time-based vesting) will be outstanding and we will own 60.0% of the outstanding common units (in each case, based on the midpoint of the price range on the front cover of this prospectus). In connection with the formation transactions, we will enter into the partnership agreement. Our operating partnership is also authorized to issue a class of units of partnership interest designated as LTIP units, which have the terms described below. The provisions of the partnership agreement described below and elsewhere in the prospectus will be in effect after the completion of this offering and the formation transactions. We do not intend to list the common units on any exchange or any national market system.

        Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some shareholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our board of trustees. These provisions include, among others:

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  redemption rights of limited partners and certain assignees of common units;

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  transfer restrictions on units and other partnership interests;

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  a requirement that we may not be removed as the general partner of our operating partnership without our consent;

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  our ability in some cases to amend the partnership agreement and to cause our operating partnership to issue preferred partnership interests in our operating partnership with terms that we may determine, in either case, without the approval or consent of any limited partner; and

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  the rights of the limited partners to consent to certain direct or indirect transfers of our interest in our operating partnership, including in connection with certain mergers, consolidations and other business combinations involving us, recapitalizations and reclassifications of our outstanding stock and issuances of our stock that require approval of our shareholders.

Purpose, Business and Management

        Our operating partnership is formed for the purpose of conducting any business, enterprise or activity permitted by or under the Delaware Revised Uniform Limited Partnership Act. Our operating partnership may enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement and may own interests in any entity engaged in any business permitted by or under the Delaware Revised Uniform Limited Partnership Act. However, our operating partnership may not, without our specific consent, which we may give or withhold in our sole and absolute discretion, take, or refrain from taking, any action that, in our judgment, in our sole and absolute discretion:

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  could adversely affect our ability to continue to qualify as a REIT;

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  could subject us to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code; or

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  could violate any law or regulation of any governmental body or agency having jurisdiction over us, our securities or our operating partnership.

        In general, our board of trustees will manage the business and affairs of our operating partnership by directing our business and affairs, in our capacity as the sole general partner of our operating partnership. Except as otherwise expressly provided in the partnership agreement and subject to the rights of holders of any class or series of partnership interest, all management powers over the business and affairs of our operating partnership are exclusively vested in us, in our capacity as the sole general partner of our operating partnership. No limited partner, in its capacity as a limited partner, has any right to participate in or exercise management power over our operating partnership's business, transact any business in our operating partnership's name or sign documents for or otherwise bind our operating partnership. We may not be removed as the general partner of our operating partnership, with or without cause, without our consent, which we may give or withhold in our sole and absolute discretion. In addition to the powers granted to us under applicable law or any provision of the partnership agreement, but subject to certain rights of holders of any class or series of partnership interest, we, in our capacity as the general partner of our operating partnership, have the full and exclusive power and authority to do all things that we deem necessary or desirable to conduct the business and affairs of our operating partnership, to exercise or direct the exercise of all of the powers of our operating partnership and to effectuate the purposes of our operating partnership without the approval or consent of any limited partner. We may authorize our operating partnership to incur debt and enter into credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, on such terms as we determine to be appropriate, and to acquire or dispose of any, all or substantially all of its assets (including goodwill), dissolve, merge, consolidate, reorganize or otherwise combine with another entity, without the approval or consent of any limited partner. With limited exceptions, we may execute, deliver and perform agreements and transactions on behalf of our operating partnership without the approval or consent of any limited partner.

Restrictions on General Partner's Authority

        The partnership agreement prohibits us, in our capacity as general partner, from taking any action that would make it impossible to carry out the ordinary business of our operating partnership or performing any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided under the partnership agreement. We may not, without the prior consent of the partners of our operating partnership (including us), amend, modify or terminate the partnership agreement, except for certain amendments that we may approve without the approval or consent of any limited partner, described in "—Amendment of the Partnership Agreement," and certain amendments described below that require the approval of each affected partner. We may not, in our capacity as the general partner of our operating partnership, without the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us):

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  take any action in contravention of an express provision or limitation of the partnership agreement;

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  transfer of all or any portion of our general partnership interest in our operating partnership or admit any person as a successor general partner, subject to the exceptions described in "—Transfers and Withdrawals—Restrictions on Transfers by the General Partner"; or

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  voluntarily withdraw as the general partner.

        Without the consent of each affected limited partner, we may not enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts us or our operating partnership from performing our or its specific obligations in connection with a redemption of units or expressly prohibits or restricts a limited partner from exercising its redemption rights in full. For the avoidance of doubt, because we have the right to elect to acquire common units tendered for redemption in exchange for common shares, the approval of the limited partners generally should not be required in order for us or our operating partnership to enter into loan agreements which conditionally restrict our operating partnership from redeeming common units for cash. In addition to any approval or consent required by any other provision of the partnership agreement, we may not, without the consent of each affected partner, amend the partnership agreement or take any other action that would:

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  convert a limited partner interest into a general partner interest;

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  adversely modify in any material respect the limited liability of a limited partner;

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  alter the rights of any partner to receive the distributions to which such partner is entitled, or alter the allocations specified in the partnership agreement, except to the extent permitted by the partnership agreement in connection with the creation or issuance of any new class or series of partnership interest;

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  alter or modify the redemption rights of holders of common units or the related definitions specified in the partnership agreement;

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  remove, alter or amend certain provisions of the partnership agreement relating to the requirements for us to qualify as a REIT or permitting us to avoid paying tax under Sections 857 or 4981 of the Code; or

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  amend the provisions of the partnership agreement requiring the consent of each affected partner before taking any of the actions described above.

Additional Limited Partners

        We may cause our operating partnership to issue additional units or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including:

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  upon the conversion, redemption or exchange of any debt, units or other partnership interests or securities issued by our operating partnership;

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  for less than fair market value; or

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  in connection with any merger of any other entity into our operating partnership.

        The net capital contribution need not be equal for all limited partners. We may cause our operating partnership to issue LTIP units for no consideration. Each person admitted as an additional limited partner must make certain representations to each other partner relating to, among other matters, such person's ownership of any tenant of ours or our operating partnership and the number of persons that may, as a result of such person's admission as a limited partner, be treated as directly or indirectly owning an interest in our operating partnership. No person may be admitted as an additional limited partner without our consent, which we may give or withhold in our sole and absolute discretion, and no approval or consent of any limited partner is required in connection with the admission of any additional limited partner.

        The partnership agreement authorizes our operating partnership to issue common units and LTIP units, and our operating partnership may issue additional partnership interests in one or more additional classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over the units) as we may determine, in our sole and absolute discretion, without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, we may specify, as to any such class or series of partnership interest:

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  the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest;

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  the right of each such class or series of partnership interest to share, on a junior, preferred or pari passu basis, in distributions;

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  the rights of each such class or series of partnership interest upon dissolution and liquidation of our operating partnership;

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  the voting rights, if any, of each such class or series of partnership interest; and

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  the conversion, redemption or exchange rights applicable to each such class or series of partnership interest.

Ability to Engage in Other Businesses; Conflicts of Interest

        We may not conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business and affairs of our operating partnership, our operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, our operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating partnership in exchange for additional partnership interests. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our operating partnership so long as we take commercially reasonable measures to ensure that the economic benefits and burdens of such property are otherwise vested in our operating partnership.

Distributions

        Our operating partnership will make distributions at such times and in such amounts, as we may in our sole and absolute discretion determine:

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  first, with respect to any partnership interests that are entitled to any preference in distribution, in accordance with the rights of the holders of such class(es) or series of partnership interest, and, within each such class, among the holders of such class pro rata in proportion to their respective percentage interests of such class; and

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  second, with respect to any partnership interests that are not entitled to any preference in distribution, including the common units and, except as described below under "—Special Allocations and Liquidating Distributions on LTIP Units" with respect to liquidating distributions and as may be provided in the 2017 Incentive Award Plan or any other incentive award plan, or any applicable award agreement, the LTIP units, in accordance with the rights of the holders of such class(es) or series of partnership interest, and, within each such class, among the holders of each such class, pro rata in proportion to their respective percentage interests of such class.

        Distributions payable with respect to any units that were not outstanding during the entire quarterly period in respect of which a distribution is made, other than units issued to us in connection with the issuance of common shares, will be prorated based on the portion of the period that such units were outstanding.

Allocations

        Except for the special allocations to holders of LTIP units described below under "Special Allocations and Liquidating Distributions on LTIP Units," and subject to the rights of the holders of any other class or series of partnership interest, net income or net loss of our operating partnership will generally be allocated to us, as the general partner, and to the limited partners in accordance with the partners' respective percentage ownership of the aggregate outstanding common units and LTIP units. Allocations to holders of a class or series of partnership interest will generally be made proportionately to all such holders in respect of such class or series. However, in some cases taxable gain or loss may be disproportionately allocated to partners who have contributed appreciated property or guaranteed debt of our operating partnership. The allocations described above are subject to special rules relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations. See "Material U.S. Federal Income Tax Considerations—Tax Aspects of Workspace Property Trust, L.P."

Special Allocations and Liquidating Distributions on LTIP Units

        A partner who receives units from the partnership generally has an initial capital account balance that is equal to the amount the partner paid (or contributed to our operating partnership) for its units and is subject to subsequent adjustments, including as the result of allocations of the partner's share of income or loss of our operating partnership. Because a holder of LTIP units generally will not pay for the LTIP units, the initial capital account balance attributable to such LTIP units will be zero. However, the partnership agreement provides that holders of LTIP units will receive special allocations of book income in the event of a sale or "hypothetical sale" of the assets of our operating partnership, prior to the allocation of income to us or other holders of common units with respect to our or their common units. Such income will be allocated to holders of LTIP units to the extent necessary to cause the capital account of a holder of LTIP units to be economically equivalent to our capital account with respect to an equal number of common units. The term "hypothetical sale" does not refer to an actual sale of our operating partnership's assets, but refers to certain adjustments to the value of our operating partnership's assets and the partners' capital account balances, determined as if there had been a sale of such assets at their fair market value, as required by applicable Treasury Regulations. Further, we may delay or accelerate allocations to holders of LTIP units, or adjust the allocation of income or loss among the holders of LTIP units, so that, for the year during which each LTIP unit's distribution participation date falls, the ratio of the income and loss allocated to the LTIP unit to the total amounts distributed with respect to each such LTIP unit is more nearly equal to the ratio of the income and loss allocated to our common units to the amounts distributed to us with respect to our common units.

        Because distributions upon liquidation of our operating partnership will be made in accordance with the partners' respective capital account balances, not numbers of units, LTIP units will not have full parity with common units with respect to liquidating distributions until the special allocations of income to the holders of LTIP units in the event of a sale or "hypothetical sale" of our operating partnership's assets causes the capital account of a holder of LTIP units to be economically equivalent to our capital account with respect to an equal number of common units. To the extent that there is not sufficient book income to allocate to an LTIP unitholder's capital account to cause such capital account to become economically equivalent to our capital account with respect to an equal number of common units, or if such a sale or "hypothetical sale" does not occur, the holder's LTIP units will not achieve parity with common units with respect to liquidating distributions.

Borrowing by Our Operating Partnership

        We may cause our operating partnership to borrow money and to issue and guarantee debt as we deem necessary for the conduct of the activities of our operating partnership. Such debt may be secured, among other things, by mortgages, deeds of trust, liens or encumbrances on the properties of our operating partnership.

Reimbursements of Expenses; Transactions with General Partner and its Affiliates

        We will not receive any compensation for our services as the general partner of our operating partnership. We have the same right to distributions as other holders of common units. In addition, our operating partnership must reimburse us for all amounts expended by us in connection with our operating partnership's business, including expenses relating to the ownership of interests in and management and operation of our operating partnership, compensation of officers and employees, including payments under future compensation plans that may provide for share units, or phantom shares pursuant to which our employees or employees of our operating partnership will receive payments based upon dividends on or the value of our common shares, trustee fees and expenses, any expenses (other than the purchase price) incurred by us in connection with the redemption or repurchase of shares of our preferred shares, our costs and expenses of being a public company, including costs of filings with the SEC, reports and other distributions to our shareholders and all costs and expenses of our operation as a REIT. Our operating partnership must reimburse us for all expenses incurred by us relating to any offering of our stock, including any underwriting discounts or commissions, based on the percentage of the net proceeds from such issuance that we contribute or otherwise make available to our operating partnership. Any reimbursement will be reduced by the amount of any interest we earn on funds we hold on behalf of our operating partnership.

        We and our affiliates may engage in any transactions with our operating partnership on such terms as we may determine in our sole and absolute discretion.

Exculpation and Indemnification of General Partner

        The partnership agreement provides that we are not liable to our operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for our intentional harm or gross negligence. The partnership agreement also provides that any obligation or liability in our capacity as the general partner of our operating partnership that may arise at any time under the partnership agreement or any other instrument, transaction or undertaking contemplated by the partnership agreement will be satisfied, if at all, out of our assets or the assets of our operating partnership only, and no such obligation or liability will be personally binding upon any of our trustees, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, and none of our trustees or officers will be liable or accountable in damages or otherwise to the partnership, any partner or any assignee of a partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission. We, as the general partner of our operating partnership, are not responsible for any misconduct or negligence on the part of our officers, employees, representatives or agents, provided that we appoint such employees or agents in good faith. We, as the general partner of our operating partnership, may consult with legal counsel, accountants, appraisers, management consultants, investment bankers architects, engineers, environmental consultants and other consultants and advisers, and any action that we take or omit to take in reliance upon the opinion of such persons, as to matters which we reasonably believe to be within their professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

        In addition, the partnership agreement requires our operating partnership to indemnify us, our trustees and officers, officers of our operating partnership and any other person designated by us against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, reasonable attorneys' fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, unless (i) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) such person actually received an improper personal benefit in violation or breach of any provision of the partnership agreement or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. Our operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person's right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

Business Combinations of Our Operating Partnership

        Subject to the limitations on the transfer of our interest in our operating partnership described in "—Transfers and Withdrawals—Restrictions on Transfers by the General Partner," we generally have the exclusive power to cause our operating partnership to merge, reorganize, consolidate, sell all or substantially all of its assets or otherwise combine its assets with another entity. However, in connection with the acquisition of properties from persons to whom our operating partnership issues units or other partnership interests as part of the purchase price, in order to preserve such persons' tax deferral, our operating partnership may contractually agree, in general, not to sell or otherwise transfer the properties for a specified period of time, or in some instances, not to sell or otherwise transfer the properties without compensating the sellers of the properties for their loss of the tax deferral.

Redemption Rights of Qualifying Parties

        After the later to occur of (i) 12 months from the original date of issuance of common units, or (ii) the first business day of the first calendar month after the 12-month anniversary of the effectiveness of the registration statement of which this prospectus is a part, each limited partner and assignees of limited partners will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the common units held by such limited partner or assignee in exchange for a cash amount per common unit equal to the value of one common share, determined in accordance with and subject to adjustment under the partnership agreement. Our operating partnership's obligation to redeem common units does not arise and is not binding against our operating partnership until the sixth business day after we receive the holder's notice of redemption or, if earlier, the day we notify the holder seeking redemption that we have declined to acquire some or all of the common units tendered for redemption. If we do not elect to acquire the common units tendered for redemption in exchange for common shares (as described below), our operating partnership must deliver the cash redemption amount on or before the tenth business day after we receive the holder's notice of redemption. We have agreed to grant to certain continuing investors who will receive common units in the formation transactions and who are not members of our management team, upon request more than six months after the date that we complete the issuance of common shares in this offering, a waiver from these restrictions in connection with the redemption of common units. We also have agreed, where necessary, to grant to these redeeming limited partners Excepted Holder Limits under our declaration of trust, subject to our receiving customary representations and warranties to ensure our continued status as a REIT under the Code. Issuances of common shares to these continuing investors upon exchange of common units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) and Regulation D of the Securities Act. The exchange of common units for common shares upon redemption of common units is typically a taxable event for the recipient.

        On or before the close of business on the fifth business day after a holder of common units gives notice of redemption to us, we may, in our sole and absolute discretion but subject to the restrictions on the ownership and transfer of our stock set forth in our charter and described in "Description of Shares—Restrictions on Ownership and Transfer," elect to acquire some or all of the common units tendered for redemption from the tendering party in exchange for common shares, based on an exchange ratio of one common share for each common unit, subject to adjustment as provided in the partnership agreement. The holder of the common units tendered for redemption must provide certain information, certifications, representations, opinions and other instruments to ensure compliance with the restrictions on ownership and transfer of our shares set forth in our charter and the Securities Act. The partnership agreement does not require us to register, qualify or list any common shares issued in exchange for common units with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange. Common shares issued in exchange for common units pursuant to the partnership agreement may contain legends regarding restrictions under the Securities Act and applicable state securities laws.

Transfers and Withdrawals

Restrictions on Transfers by Limited Partners

        A limited partner generally may directly or indirectly transfer all or any portion of its partnership interest without our consent in connection with certain permitted transfers to certain affiliates, family members and charities, and certain pledges of partnership interests to lending institutions in connection with bona fide loans.

        A limited partner also will have the right to transfer all or any portion of its partnership interest without our consent to any person that is an "accredited investor," within the meaning set forth in Rule 501 promulgated under the Securities Act, upon ten business days prior notice to us, subject to the satisfaction of conditions specified in the partnership agreement, including minimum transfer requirements and our right of first refusal. Unless waived by us in our sole and absolute discretion, a transferring limited partner must also deliver an opinion of counsel reasonably satisfactory to us that the proposed transfer may be effected without registration under the Securities Act, and will not otherwise violate any state securities laws or regulations applicable to our operating partnership or the partnership interest proposed to be transferred. We may exercise our right of first refusal in connection with a proposed transfer by a limited partner within ten business days of our receipt of notice of the proposed transfer, which must include the identity and address of the proposed transferee and the amount and type of consideration proposed to be paid for the partnership interest.

        Any transferee of a limited partner's partnership interest must assume by operation of law or express agreement all of the obligations of the transferring limited partner under the partnership agreement with respect to the transferred interest, and no transfer (other than a transfer pursuant to a statutory merger or consolidation in which the obligations and liabilities of the transferring limited partner are assumed by a successor corporation by operation of law) will relieve the transferring limited partner of its obligations under the partnership agreement without our consent, which we may give or withhold in our sole and absolute discretion.

        We may take any action we determine is necessary or appropriate in our sole and absolute discretion to prevent our operating partnership from being taxable as a corporation for U.S. federal income tax purposes. No transfer by a limited partner of its partnership interest, including any redemption or any acquisition of partnership interests by us or by our operating partnership or conversion of LTIP units into common units, may be made to or by any person without our consent, which we may give or withhold in our sole and absolute discretion, if the transfer could:

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  result in our operating partnership being treated as an association taxable as a corporation or publicly traded partnership treated as a corporation for U.S. federal income tax purposes;

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  result in a termination of our operating partnership under Section 708 of the Code;

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  be treated as effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder;

  •
  result in our operating partnership being unable to qualify for one or more of the "safe harbors" set forth in Section 7704 of the Code and the Treasury Regulations promulgated thereunder;

  •
  result in our operating partnership accruing income or gain that does not qualify for the "qualifying income" exception of Section 7704 of the Code; or

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  based on the advice of counsel to us or our operating partnership, adversely affect our ability to continue to qualify as a REIT or subject us to any additional taxes under Sections 857 or 4981 of the Code.

Admission of Substituted Limited Partners

        No limited partner has the right to substitute a transferee as a limited partner in its place. A transferee of a partnership interest of a limited partner may be admitted as a substituted limited partner only with our consent, which we may give or withhold in our sole and absolute discretion, and only if the transferee accepts all of the obligations of a limited partner under the partnership and executes such instruments as we may require to evidence such acceptance and to effect the assignee's admission as a limited partner. Any assignee of a partnership interest that is not admitted as a limited partner will be entitled to all the rights of an assignee of a limited partner interest under the partnership agreement and the Delaware Revised Uniform Limited Partnership Act, including the right to receive distributions from our operating partnership and the share of net income, net losses and other items of income, gain, loss, deduction and credit of our operating partnership attributable to the partnership interest held by the assignee and the rights to transfer and redemption of the partnership interest provided in the partnership agreement, but will not be deemed to be a limited partner or holder of a partnership interest for any other purpose under the partnership agreement or the Delaware Revised Uniform Limited Partnership Act, and will not be entitled to consent to or vote on any matter presented to the limited partners for approval. The right to consent or vote, to the extent provided in the partnership agreement or under the Delaware Revised Uniform Limited Partnership Act, will remain with the transferring limited partner.

Restrictions on Transfers by the General Partner

        Except as described below, any transfer of all or any portion of our interest in our operating partnership, whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise, must be approved by the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us). Subject to the rights of our shareholders and the limited partners of our operating partnership to approve certain direct or indirect transfers of our interests in our operating partnership described below and the rights of holders of any class or series of partnership interest, we may transfer all (but not less than all) of our general partnership interest without the consent of the limited partners, voting as a separate class, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets or a reclassification, recapitalization or change in any outstanding shares of our stock if:

  •
  in connection with such event, all of the limited partners will receive, or have the right to elect to receive, for each common unit, the greatest amount of cash, securities or other property paid to a holder of one common share (subject to adjustment in accordance with the partnership agreement) in the transaction and, if a purchase, tender or exchange offer is made and accepted by holders of our common shares in connection with the event, each holder of common units receives, or has the right to elect to receive, the greatest amount of cash, securities or other property that the holder would have received if it had exercised its redemption right and received common shares in exchange for its common units immediately before the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender or exchange offer; or

  •
  substantially all of the assets of our operating partnership will be owned directly or indirectly by a surviving entity (which may be our operating partnership) in which the limited partners of our operating partnership holding common units immediately before the event will hold a percentage interest based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving entity immediately before the event, which interest will be on terms that are at least as favorable as the terms of the common units in effect immediately before the event and as those applicable to any other limited partners or non-managing members of the surviving entity and will include a right to redeem interests in the surviving entity for the consideration described in the preceding bullet or cash on similar terms as those in effect with respect to the common units immediately before the event, or, if common equity securities of the person controlling the surviving entity are publicly traded, such common equity securities.

        We also may transfer all (but not less than all) of our interest in our operating partnership to a controlled affiliate of ours without the consent of any limited partner, subject to the rights of holders of any class or series of partnership interest.

        In addition, any transferee of our interest in our operating partnership must be admitted as a general partner of our operating partnership, assume, by operation of law or express agreement, all of our obligations as general partner under the partnership agreement, accept all of the terms and conditions of the partnership agreement and execute such instruments as may be necessary to effectuate the transferee's admission as a general partner.

Restrictions on Transfers by Any Partner

        Any transfer or purported transfer of a partnership interest other than in accordance with the partnership agreement will be void. Partnership interests may be transferred only on the first day of a fiscal quarter, and no partnership interest may be transferred to any lender under certain nonrecourse loans to us or our operating partnership, in either case, unless we otherwise consent, which we may give or withhold in our sole and absolute discretion. Subject to certain exceptions, no transfer of any partnership interest, including in connection with any redemption or acquisition of units by us or by our operating partnership or any conversion of LTIP units into common units, may be made:

  •
  to a person or entity that lacks the legal right, power or capacity to own the partnership interest;

  •
  in violation of applicable law;

  •
  without our consent, which we may give or withhold in our sole and absolute discretion, of any component portion of a partnership interest, such as a partner's capital account or rights to distributions, separate and apart from all other components of the partner's interest in our operating partnership;

  •
  if the proposed transfer could cause us or any of our affiliates to fail to comply with the requirements under the Code for qualifying as a REIT or as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2));

  •
  without our consent, which we may give or withhold in our sole and absolute discretion, if the proposed transfer could, based on the advice of our counsel or counsel to our operating partnership, cause a termination of our operating partnership for U.S. federal or state income tax purposes (other than as a result of the redemption or acquisition by us of all units held by limited partners);

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  if the proposed transfer could, based on the advice of our legal counsel or legal counsel to our operating partnership, cause our operating partnership to cease to be classified as a partnership for U.S. federal income tax purposes (other than as a result of the redemption or acquisition by us of all units held by limited partners);

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  if the proposed transfer would cause our operating partnership to become, with respect to any employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, a "party-in-interest" for purposes of ERISA or a "disqualified person" as defined in Section 4975(c) of the Code;

  •
  if the proposed transfer could, based on the advice of our counsel or counsel to our operating partnership, cause any portion of the assets of our operating partnership to constitute assets of any employee benefit plan pursuant to applicable regulations of the United States Department of Labor;

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  if the proposed transfer requires the registration of the partnership interest under any applicable federal or state securities laws;

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  without our consent, which we may give or withhold in our sole and absolute discretion, if the proposed transfer (1) could be treated as effectuated through an "established securities market" or a "secondary market" (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder, (2) could cause our operating partnership to become a "publicly traded partnership," as that term is defined in Sections 469(k)(2) or 7704(b) of the Code, (3) could cause (i) our operating partnership to have more than 100 partners, including as partners certain persons who own their interests in our operating partnership indirectly or (ii) the partnership interest initially issued to such partner or its predecessors to be held by more than two partners, including as partners certain persons who own their interests in our operating partnership indirectly, (4) could cause our operating partnership to fail one or more of the "safe harbors" within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder, or (5) could cause our operating partnership to derive income or gain that is not "qualifying income" within the meaning of Section 7704(d) of the Code;

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  if the proposed transfer would cause our operating partnership (as opposed to us) to become a reporting company under the Exchange Act; or

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  if the proposed transfer subjects our operating partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Withdrawal of Partners

        We may not voluntarily withdraw as the general partner of our operating partnership without the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us) other than upon the transfer of our entire interest in our operating partnership and the admission of our successor as a general partner of our operating partnership. A limited partner may withdraw from our operating partnership only as a result of a transfer of the limited partner's entire partnership interest in accordance with the partnership agreement and the admission of the limited partner's successor as a limited partner of our operating partnership or as a result of the redemption or acquisition by us of the limited partner's entire partnership interest.

Amendment of the Partnership Agreement

        Except as described below and amendments requiring the consent of each affected partner described in "—Restrictions on General Partner's Authority," amendments to the partnership agreement must be approved by us. Amendments to the partnership agreement may be proposed only by us or by limited partners holding 25% or more of the partnership interests held by limited partners. We may, without the approval or consent of any limited partner but subject to the rights of holders of any additional class or series of partnership interest, amend the partnership agreement for any reason, including without limitation, amendments as may be required to facilitate or implement any of the following purposes:

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  to add to our obligations as general partner or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

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  to reflect the admission, substitution or withdrawal of partners, the transfer of any partnership interest, the termination of our operating partnership in accordance with the partnership agreement or the adjustment of the number of outstanding LTIP units, or a subdivision or combination of outstanding LTIP units, to maintain a one-for-one conversion and economic equivalence between LTIP units and common units;

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  to reflect a change that is of an inconsequential nature or does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement that is not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

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  to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional classes or series of partnership interest;

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  to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

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  to reflect such changes as are reasonably necessary for us to maintain our status as a REIT or satisfy the requirements for us to qualify as a REIT or to reflect the transfer of all or any part of a partnership interest among us and any entity that is disregarded with respect to us for U.S. federal income tax purposes;

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  to modify the manner in which items of net income or net loss are allocated or the manner in which capital accounts are adjusted, computed, or maintained (but in each case only to the extent provided by the partnership agreement and permitted by applicable law);

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  to reflect the issuance of additional partnership interests;

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  to reflect any other modification to the partnership agreement as is reasonably necessary for our business or operations or those of our operating partnership and that does not require the consent of each affected partner as described in "—Restrictions on General Partner's Authority;" and

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  to amend provisions of the partnership agreement relating to the restrictions on transfers of partnership interests by general or limited partners and the admission of transferees as limited partners.

Procedures for Actions and Consents of Partners

        Meetings of partners may be called only by us, to transact any business that we determine. Notice of any meeting must be given to all partners entitled to act at the meeting not less than 7 days nor more than 60 days before the date of the meeting. Unless approval by a different number or proportion of the partners is required by the partnership agreement, the affirmative vote of the partners holding a majority of the outstanding partnership interests held by partners entitled to act on any proposal is sufficient to approve the proposal at a meeting of the partners. Partners may vote in person or by proxy. Each meeting of partners will be conducted by us or any other person we appoint, pursuant to rules for the conduct of the meeting determined by the person conducting the meeting. Whenever the vote, approval or consent of partners is permitted or required under the partnership agreement, such vote, approval or consent may be given at a meeting of partners, and any action requiring the approval or consent of any partner or group of partners or that is otherwise required or permitted to be taken at a meeting of the partners may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken, approved or consented to is given by partners whose affirmative vote would be sufficient to approve such action or provide such approval or consent at a meeting of the partners. If we seek partner approval of or consent to any matter in writing or by electronic transmission, we may require a response within a reasonable specified time, but not less than 15 days, and failure to respond in such time period will constitute a partner's consent consistent with our recommendation, if any, with respect to the matter.

Dissolution

        Our operating partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following:

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  the removal or withdrawal of the last remaining general partner in accordance with the partnership agreement, the withdrawal of the last remaining general partner in violation of the partnership agreement or the involuntary withdrawal of the last remaining general partner as a result of such general partner's death, adjudication of incompetency, dissolution or other termination of legal existence or the occurrence of certain events relating to the bankruptcy or insolvency of such general partner unless, within ninety days after any such withdrawal, a majority in interest of the remaining partners agree in writing, in their sole and absolute discretion, to continue our operating partnership and to the appointment, effective as of the date of such withdrawal, of a successor general partner;

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  an election to dissolve our operating partnership by us, in our sole and absolute discretion, with or without the consent of a majority in interest of the partners;

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  the entry of a decree of judicial dissolution of our operating partnership pursuant to the Delaware Revised Uniform Limited Partnership Act;

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  the sale or other disposition of all or substantially all of the assets of our operating partnership not in the ordinary course of our operating partnership's business or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of our operating partnership not in the ordinary course of our operating partnership's business; or

  •
  the redemption or other acquisition by us or our operating partnership of all of the outstanding partnership interests other than partnership interests held by us.

        Upon dissolution we or, if there is no remaining general partner, a liquidator will proceed to liquidate the assets of our operating partnership and apply the proceeds from such liquidation in the order of priority set forth in the partnership agreement and among holders of partnership interests in accordance with their capital account balances.

Tax Matters

        Pursuant to the partnership agreement, we, as the general partner, are the tax matters partner, and will be the partnership representative, of our operating partnership, and in such capacity, have the authority to handle tax audits on behalf of our operating partnership. In addition, as the general partner, we have the authority to arrange for the preparation and filing of our operating partnership's tax returns and to make tax elections under the Code on behalf of our operating partnership.

LTIP Units

        Our operating partnership is authorized to issue a class of units of partnership interest designated as "LTIP units." We may cause our operating partnership to issue LTIP units to persons who provide services to or for the benefit of our operating partnership, for such consideration or for no consideration as we may determine to be appropriate, and we may admit such persons as limited partners of our operating partnership, without the approval or consent of any limited partner. Further, we may cause our operating partnership to issue LTIP units in one or more classes or series, with such terms as we may determine, without the approval or consent of any limited partner. LTIP units may be subject to vesting, forfeiture and restrictions on transfer and receipt of distributions pursuant to the terms of any applicable equity-based plan and the terms of the 2017 Incentive Award Plan or any other award agreement relating to the issuance of the LTIP units.

Conversion Rights

        Vested LTIP units are convertible at the option of each limited partner and some assignees of limited partners into common units, upon notice to us and our operating partnership, to the extent that the capital account balance of the LTIP unitholder with respect to all of his or her LTIP units is at least equal to our capital account balance with respect to an equal number of common units into which the unitholders would like to convert LTIP units. We may cause our operating partnership to convert vested LTIP units eligible for conversion into an equal number of common units at any time, upon at least 10 and not more than 60 days' notice to the holder of the LTIP units.

        If we are or our operating partnership is party to a transaction, including a merger, consolidation, sale of all or substantially all of our assets or other business combination, as a result of which common units are exchanged for or converted into the right, or holders of common units are otherwise entitled, to receive cash, securities or other property (or any combination thereof), we must cause our operating partnership to convert any vested LTIP units then eligible for conversion into common units immediately before the transaction, taking into account any special allocations of income that would be made as a result of the transaction. If holders of common units have the opportunity to elect the form or type of consideration to be received in any such transaction, we must give prompt written notice to each limited partner holding LTIP units of such opportunity and use commercially reasonable efforts to allow limited partners holding LTIP units the opportunity to make such elections with respect to the common units that each such limited partner will receive upon conversion of his or her LTIP units. Our operating partnership must use commercially reasonable efforts to cause each limited partner (other than a party to such a transaction or an affiliate of such a party) holding LTIP units that will be converted into common units in such a transaction to be afforded the right to receive the same kind and amount of cash, securities and other property (or any combination thereof) for such common units that each holder of common units receives in the transaction. Our operating partnership must also use commercially reasonable efforts to enter into an agreement with the successor or purchasing entity in any such transaction for the benefit of the limited partners holding LTIP units, enabling the limited partners holding LTIP units that remain outstanding after such a transaction to convert their LTIP units into securities as comparable as reasonably possible under the circumstances to common units and preserving as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the partnership agreement for the benefit of the LTIP unitholders.

        Any conversion of LTIP units into common units will be effective as of the close of business on the effective date of the conversion.

Transfer

        Unless the 2017 Incentive Award Plan, any other applicable equity-based plan or the terms of an award agreement specify additional restrictions on transfer of LTIP units, LTIP units are transferable to the same extent as common units, as described above in "—Transfers and Withdrawals."

Voting Rights

        Limited partners holding LTIP units are entitled to vote together with limited partners holding common units on all matters on which limited partners holding common units are entitled to vote or consent, and may cast one vote for each LTIP unit so held.

Adjustment of LTIP Units

        If our operating partnership takes certain actions, including making a distribution of units on all outstanding common units, combining or subdividing the outstanding common units into a different number of common units or reclassifying the outstanding common units, we must adjust the number of outstanding LTIP units or subdivide or combine outstanding LTIP units to maintain a one-for-one conversion ratio and economic equivalence between common units and LTIP units.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR DECLARATION OF
TRUST AND BYLAWS

        The following is a summary of certain provisions of Maryland law and provisions of our declaration of trust and bylaws that will be in effect prior to the completion of this offering. While we believe that the following description covers the material aspects of these provisions, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our declaration of trust and bylaws and the relevant provisions of Maryland law, for a more complete understanding of these provisions. Copies of our declaration of trust and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See "Where You Can Find More Information." References in this section to "we," "our," "us" and "our company" refer to Workspace Property Trust.

Duration

        Under our declaration of trust, we have a perpetual term of existence and will continue perpetually subject to the authority of our board of trustees to terminate our existence and liquidate our assets and subject to termination pursuant to Maryland law.

Number of Trustees; Vacancies; Annual Elections; Removal of Trustees

        Our declaration of trust provides that the number of our trustees initially shall be                        , which number may be increased or decreased pursuant to our bylaws. Our bylaws provide that a majority of our entire board of trustees may increase or decrease the number of trustees. Our declaration of trust further provides that once we become eligible to do so (which we expect will be upon closing of this offering), we will elect to be subject to the provision of Subtitle 8 providing that any vacancy on our board must be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and the trustee elected to fill a vacancy will serve for the remainder of the full term of the class of trustees in which the vacancy occurred and until his or her successor is duly elected and qualifies. Our trustees will be elected at each annual meeting of the shareholders and will serve until the next annual meeting of the shareholders and until their successors are duly elected and qualify. Our bylaws provide for the election of trustees, in uncontested elections, by a majority of the votes cast. In contested elections, the election of trustees shall be by a plurality of the votes cast. Our declaration of trust provides that a trustee may be removed at any time, with or without cause, at a meeting of shareholders by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote generally in the election of trustees.

Business Combinations

        Under the Maryland Business Combination Act, certain "business combinations" (including certain mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland real estate investment trust and an "interested stockholder" or an affiliate of the interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder includes a person and an affiliate or associate (as defined under Maryland law) of ours who, at any time during the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares. A person is not an interested stockholder under the statute if the board of trustees approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees. After the five-year prohibition, any such business combination must be recommended by our board of trustees and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group; and

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  two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or by the interested stockholder's affiliates or associates, voting together as a single voting group.

        These super-majority voting requirements do not apply if our common shareholders receive a minimum price (as defined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions also do not apply to business combinations that are approved or exempted by our board of trustees prior to the time that the interested stockholder becomes an interested stockholder.

        Our declaration of trust provides that we expressly elect not to be governed by the provisions of the Maryland Business Combination Act, in whole or in part, as to any business combination between us and any interested stockholder or any affiliate of an interested stockholder. Any amendment to or repeal of this provision of our declaration of trust requires the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. In the event that this provision of our declaration of trust is amended or revoked by our shareholders, we would be subject to the Maryland Business Combination Act.

Control Share Acquisitions

        Under the Maryland Control Share Acquisition Act, the holders of "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights with respect to such control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by shareholders, excluding shares owned by the acquirer, by officers or by trustees who are employees of the trust in question. "Control shares" are voting shares of beneficial interest which, if aggregated with all other shares previously acquired by such acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise the voting power in the election of trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. The Maryland Control Share Acquisition Act does not apply (i) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (ii) to acquisitions approved or exempted by our declaration of trust or bylaws.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

        Our declaration of trust provides that the Maryland Control Share Acquisition Act will not apply to any acquisition by any person of shares of beneficial interest of us. Any amendment to or repeal of this provision of our declaration of trust requires the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. In the event that this provision of our declaration of trust is amended or revoked by our shareholders, we would be subject to the Maryland Control Share Acquisition Act.

Unsolicited Takeovers

        Subtitle 8 permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, without shareholder approval, to be subject to any or all of five provisions, including:

  •
  classified board;

  •
  two-thirds vote of outstanding shares to remove a trustee;

  •
  requirement that the number of trustees be fixed only by vote of the board of trustees;

  •
  requirement that a vacancy on the board of trustees be filled only by the affirmative vote of a majority of the remaining trustees and that such trustee filling the vacancy serve for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is duly elected and qualifies; and

  •
  provision that a special meeting of shareholders must be called upon the written request of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

        Our board of trustees is not currently classified. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we (i) vest in our board of trustees the exclusive power to fix the number of trustees and (ii) require, unless called by our Chief Executive Officer, our President or our board of trustees, the request of shareholders entitled to cast a majority of all the votes entitled to be cast on such matter to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of shareholders.

        Our declaration of trust provides that once we become eligible to do so (which we expect will be upon closing of this offering), we will elect to be subject to the provision of Subtitle 8 that requires that a vacancy on the board of trustees be filled only by the affirmative vote of a majority of the remaining trustees and that such trustee filling the vacancy serve for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is duly elected and qualifies. Our declaration of trust further provides that we are prohibited from electing to be subject to any or all of the other provisions of Subtitle 8. Any amendment to or repeal of either of these provisions of our declaration of trust requires the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. In the event that the provision of our declaration of trust prohibiting us from electing to be subject to any or all of the other provisions of Subtitle 8 is amended or revoked by our shareholders, we could elect to be subject to such other provisions of Subtitle 8.

Appraisal Rights

        Our declaration of trust provides that, except as may be provided by our board of trustees in setting the terms of classified or reclassified shares or as may otherwise be provided by contract, no holder of our shares shall, as such holder, have any right to require us to pay such shareholder the fair value of such shareholder's shares in an appraisal or similar proceeding.

Amendment of Our Declaration of Trust and Bylaws

        Our declaration of trust may be amended by our board of trustees without the consent of the holders of our shares of beneficial interest to qualify as a REIT under the Code or as a real estate investment trust under Maryland law and as otherwise provided in our declaration of trust. Generally, our declaration of trust may be amended only by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon.

        Our bylaws provide that our board of trustees shall have the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. Our bylaws further provide that our shareholders may alter or repeal any provision of our bylaws and adopt new bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.

No Shareholder Rights Plan

        Our declaration of trust provides that we are prohibited from adopting any shareholder rights plan. As used in our declaration of trust, the term "shareholder rights plan" means any agreement or other instrument under which a real estate investment trust within the meaning of Maryland law issues rights to its shareholders that (i) may be exercised under specified circumstances to purchase shares of beneficial interest or other securities of a real estate investment trust within the meaning of Maryland law or any other person and (ii) may become void if owned by a designated person or classes of persons under specified circumstances. Any amendment to or repeal of this provision requires the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon.

Shareholder Meetings and Voting Requirements

        Our bylaws provide that an annual meeting of our shareholders for the election of trustees and the transaction of any business within our powers will be held at a convenient location and on proper notice, at such date and time as will be designated by our board of trustees and stated in the notice of the meeting, beginning with the year 2018. Subject to restrictions in our declaration of trust on ownership and transfer of our shares and the terms of each class or series of shares, each holder of common shares is entitled at each meeting of shareholders to cast one vote per share owned by such shareholder on those matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of our board of trustees, which means that the holders of a majority of shares of our outstanding shares entitled to vote in the election of trustees generally can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest will not be able to elect any trustees.

        Under Maryland law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our declaration of trust provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast. Also, our operating assets are held by our subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our shareholders.

        Our bylaws provide that only the business specified in our notice of meeting may be brought before a special meeting of shareholders. Special meetings of shareholders may be called only upon the request of our Chief Executive Officer, our President or our board of trustees and must be called by our secretary upon the written request of shareholders holding at least a majority of our outstanding shares entitled to be voted on any issue proposed to be considered at any such special meeting who comply with the shareholder-requested special meeting provisions of our bylaws. Upon receipt of a written request of shareholders holding a majority of our outstanding shares stating the purpose of the special meeting, our secretary will provide all of our shareholders written notice of the meeting and the purpose of such meeting. The presence of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting, either in person or by proxy, will constitute a quorum.

Action by Shareholders Without a Meeting

        Our declaration of trust and bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent setting forth such action is given in writing or by electronic transmission by shareholders entitled to cast a sufficient number of votes to approve the matter, as required by statute, our declaration of trust or our bylaws, and such consent is filed in paper or electronic form with the minutes of proceedings of the shareholders.

Advance Notice

        Our bylaws provide that nominations of persons for election to the board of trustees and the proposal of business to be considered by shareholders at the annual or special meeting of shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of trustees, or (iii) by a shareholder who was a shareholder of record both at the time the notice of meeting was given and at the time of the meeting, is entitled to vote at the meeting and has complied with the advance notice procedures, including the minimum time period, described in our bylaws.

Proxy Access

        Our bylaws permit a shareholder, or group of up to 25 shareholders, owning at least 3% of our outstanding common shares continuously for at least the prior three years to nominate a candidate for election to the board of trustees and inclusion in our proxy materials for the annual meeting of shareholders, provided that the total number of all shareholder nominees included in our proxy materials shall not exceed the greater of (i) two or (ii) 20% of the number of trustees then serving on our board of trustees. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

        Certain provisions of Maryland law, our declaration of trust and our bylaws described above (including, without limitation, the power of our board of trustees to classify and/or reclassify unissued common shares and preferred shares into one or more classes or series of shares, the requirement that a special meeting of shareholders be called upon the written request of a majority of shareholders, the advance notice provisions of our bylaws, and the power of our board of trustees to increase or decrease the number of trustees) could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common shares or otherwise be in their best interests. Likewise, if our shareholders were to vote to amend our declaration of trust to repeal the prohibition on electing to be subject to the Maryland Business Combination Act, the Maryland Control Share Acquisition Act or the provisions of Subtitle 8 to which we are not already subject, such provisions of Maryland law could have similar anti-takeover effects.

Exclusive Forum

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of any duty owed by any present or former trustee or officer or other employee or shareholder of ours to us or to our shareholders or any standard of conduct applicable to our trustees, (iii) any action asserting a claim against us or any present or former trustee or officer or other employee of ours arising pursuant to any provision of the Maryland REIT Law, the Maryland General Corporation Law, our declaration of trust or our bylaws, or (d) any action asserting a claim against us or any present or former trustee or officer or other employee of ours that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except to the extent that (a) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our declaration of trust contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees and officers to the same extent as is permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law (the "MGCL").

        The MGCL requires a corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which our declaration of trust does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification shall be limited to expenses.

        In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director 's or officer's ultimate entitlement to indemnification, upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our declaration of trust authorizes us to obligate our company, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (i) any individual who is a present or former trustee or officer of ours and who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a trustee of ours and at our request, serves or has served a corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise as a trustee, officer, partner, trustee or member of such corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. We may, with the approval of our board of trustees, provide such indemnification and advance for expenses to a person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours. Our bylaws also provide that any indemnification or payment or reimbursement of the expenses permitted by our bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and permit us to provide to trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, to the fullest extent permitted by the MGCL for directors of a Maryland corporation.

        We expect to enter into indemnification agreements with each of our executive officers, trustees and trustee nominees, whereby we will agree to indemnify our executive officers, trustees and trustee nominees against all expenses and liabilities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the fullest extent permitted by Maryland law if they are made or threatened to be made a party to the proceeding by reason of their service to our company, subject to limited exceptions.

        The partnership agreement of our operating partnership also provides that we, as general partner, are indemnified to the extent provided therein. The partnership agreement further provides that our trustees, officers, employees, agents and designees are indemnified to the extent provided therein.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        We expect to obtain an insurance policy under which our trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act.

REIT Qualification

        Subject to the provisions of any class or series of shares then outstanding, our board of trustees, without any action by our shareholders, will have the power to, among other things, elect to cause us to be qualified as a REIT under the Code and to terminate our status as a REIT under the Code.

 SHARES ELIGIBLE FOR FUTURE SALE

General

        Upon completion of this offering we will have outstanding 46,158,161 common shares (52,008,161 common shares if the underwriters exercise their over-allotment option in full). In addition, a total of 30,736,881 common shares are reserved for issuance upon exchange of common units and exercise of equity-based awards to be granted in connection with this offering.

        Of these shares, the 39,000,000 common shares sold in this offering (44,850,000 common shares if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our declaration of trust, except for any common shares purchased in this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act. The remaining            common shares expected to be outstanding immediately after completion of this offering, plus any common shares purchased by affiliates in this offering and the common shares issued upon redemption of common units, will be "restricted securities" as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. In addition, concurrently with the completion of this offering, 283,336 LTIP units subject to time-based vesting and 1,703,702 LTIP units subject to performance-based vesting will be granted to our executive officers (such number of LTIP units determined based on the midpoint of the price range set forth on the front cover of this prospectus using the maximum number of LTIP units that may vest), 137,741 performance share units subject to performance-based vesting and 137,741 restricted share units subject to time-based vesting will be granted to our eligible employees (such number of performance share units and restricted share units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus using the target number of performance share units or restricted share units that may vest, as applicable), 24,075 restricted share units subject to time-based vesting will be granted to our independent trustees under the 2017 Incentive Award Plan and 333,333 fully vested LTIP units will be granted to certain of our executive officers outside of the 2017 Incentive Award Plan. Approximately 15.21% of the aggregate common shares that will be outstanding immediately upon completion of this offering will be subject to lock-up agreements (based on the midpoint of the price range on the front cover of this prospectus).

        Common shares are newly-issued securities for which there is no established trading market. No assurance can be given as to: (i) the likelihood that an active trading market for the common shares will develop or be sustained; (ii) the liquidity of any such market; (iii) the ability of the shareholders to sell their common shares when desired or at all; or (iv) the prices that shareholders may obtain for any of their common shares No prediction can be made as to the effect, if any, that future issuances or resales of common shares, or the availability of common shares for future issuance or resale, will have on the market price of common shares prevailing from time to time. Issuances or sales of substantial amounts of our common shares (including common shares issued upon the exchange of common units), or the perception that such issuances or sales are occurring or may occur, could adversely affect prevailing market prices of our common shares. See "Risk Factors—Risks Related to this Offering—The market value of our common shares may decline due to the large number of our shares eligible for future sale."

        For a description of certain restrictions on the ownership and transfer of the common shares held by our shareholders, see "Description of Shares—Restrictions on Ownership and Transfer."

Rule 144

        In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        An affiliate of ours who has beneficially owned our common shares for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of our common shares then outstanding; or

  •
  the average weekly trading volume of our common shares on during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Redemption Rights

        After the later to occur of (i) 12 months from the original date of issuance of common units, or (ii) the first business day of the first calendar month after the 12-month anniversary of the effectiveness of the registration statement of which this prospectus is a part, any limited partners of our operating partnership will have the right to require our operating partnership to redeem part or all of their common units for cash, based upon the fair market value of an equivalent amount of common shares at the time of the redemption, or, at our election, common shares on a one-for-one basis, determined in accordance with and subject to adjustment under the partnership agreement and the restrictions on ownership and transfer of our common shares set forth in our declaration of trust and described under the section entitled "Description of Shares—Restrictions on Ownership and Transfer." See also "Description of the Partnership Agreement of Workspace Property Trust, L.P." We have agreed to grant to certain continuing investors who will receive common units in the formation transactions and who are not members of our management team, upon request more than six months after the date that we complete the issuance of common shares in this offering, a waiver from these restrictions in connection with the redemption of common units. We also have agreed, where necessary, to grant to these redeeming limited partners Excepted Holder Limits under our declaration of trust, subject to our receiving customary representations and warranties to ensure our continued status as a REIT under the Code. Issuances of common shares to these continuing investors upon exchange of common units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) and Regulation D of the Securities Act. The exchange of common units for common shares upon redemption of common units is typically a taxable event for the recipient.

Registration Rights

        In connection with the formation transactions, we will enter into registration rights agreements pursuant to which our continuing investors will receive certain registration rights with respect to common shares and/or common units acquired by such investors in connection with the formation transactions. These registration rights require us to seek to register all such common shares pursuant to a "shelf" registration statement under the Securities Act effective as of that date which is the last business day of the first calendar month after the 12-month anniversary of the effectiveness of the registration statement of which this prospectus is a part. In the event we fail to file this "shelf" registration statement by such date or, if filed, fail to maintain its effectiveness, holders of registrable securities will have the right (subject to certain limitations) to require us to register all such common shares, provided that we will not be required to effect more than two such demand registrations in any 12-month period. Holders of registrable securities also have the right (subject to certain limitations) to have their shares included in any registration statement we file for an underwritten public offering. To the extent the underwriters do not exercise their over-allotment option and we do not repurchase $50 million of common units from SSOP LP with proceeds from the exercise of the over-allotment option, we have agreed to grant SSOP LP registration rights for up to $65 million of common shares (before underwriting discounts), less the amount of any common units that we repurchase from SSOP LP in connection the exercise of the over-allotment option by the underwriters. These registration rights may be exercised by SSOP LP after the expiration of the 180-day lock-up period with the underwriters following this offering until the one year anniversary of the closing of this offering. SSOP LP will have the right (subject to certain exceptions) to have their common shares included in any registration statement that we file for an underwritten public offering or to demand that we file a registration statement for an underwritten offering. We will bear expenses incident to our registration requirements under the registration rights agreements, except that such expenses shall not include any underwriting fees, discounts or commissions attributable to the sale of such common shares, any out of pocket expenses of the holders of registrable securities or any transfer taxes relating to such shares. An aggregate of 6,996,345 common shares to be acquired in the formation transactions and 30,120,212 common shares potentially issuable upon exchange of common units issued in the formation transactions are subject to the registration rights agreements (in each case based on the midpoint of the price range on the front cover of this prospectus). An aggregate of up to 4,814,815 common units to be issued to SSOP LP in the formation transactions (based on the midpoint of the price range set forth on the front cover of this prospectus) would be subject to the registration rights that we have granted to SSOP LP.

2017 Incentive Award Plan

        We intend to adopt the 2017 Incentive Award Plan immediately prior to the completion of this offering pursuant to which we may grant equity incentive awards to our executive officers, trustees, employees and consultants. We intend to issue an aggregate of (a) 283,336 LTIP units subject to time-based vesting and 1,703,702 LTIP units subject to performance-based vesting to our executive officers (such number of LTIP units determined based on the midpoint of the price range set forth on the front cover of this prospectus using the maximum number of LTIP units that may vest), (b) 24,075 restricted share units subject to time-based vesting to our independent trustees and (c) 137,741 performance share units subject to performance-based vesting and 137,741 restricted share units subject to time-based vesting to our eligible employees upon completion of this offering (such number of performance share units and restricted share units, in each case, determined based on the midpoint of the price range set forth on the front cover of this prospectus using the target number of performance share units or restricted share units that may vest, as applicable). We also intend to reserve an additional 3,064,897 common shares for issuance under the 2017 Incentive Award Plan.

        We intend to file with the SEC a registration statement on Form S-8 covering the common shares issuable under the equity incentive plan. Common shares covered by this registration statement, including any common shares issuable upon the vesting and settlement of restricted shares, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-Up Agreements

        In addition to the limits placed on the sale of our common shares by operation of Rule 144 and other provisions of the Securities Act, we and our officers, trustees and holders of substantially all of our common shares and common units prior to this offering have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any of their common shares, or any options or warrants to purchase any common shares, or any securities convertible into, exchangeable for or that represent the right to receive common shares, whether now owned or hereinafter acquired, owned directly by our company or these other persons (including holding as a custodian) or with respect to which our company or such other persons has beneficial ownership within the rules and regulations of the SEC during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See "Underwriting."

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material U.S. federal income tax considerations relating to our taxation as a REIT under the Code and the ownership and disposition of our common shares.

        Because this summary is only intended to address certain of the material U.S. federal income tax considerations relating to the ownership and disposition of our common shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax consequences to you may vary depending on your particular tax situation;

  •
  you may be a person that is subject to special tax treatment or special rules under the Code (e.g., regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships, trusts, estates or other pass through entities) that the discussion below does not address;

  •
  the discussion below does not address any state, local or non-U.S. tax considerations, or any tax considerations arising under any U.S. federal tax laws other than U.S. federal income tax laws; and

  •
  the discussion below deals only with shareholders that hold our common shares as a "capital asset," within the meaning of Section 1221 of the Code (generally, property held for investment).

        We urge you to consult with your own tax advisors regarding the specific tax consequences to you of acquiring, owning and selling our common shares, including the federal, state, local and foreign tax consequences of acquiring, owning and selling our common shares in your particular circumstances and potential changes in applicable laws or interpretations thereof.

        For purposes of this discussion, (i) references to "we," "us" or "our" and any similar terms, refer solely to Workspace Property Trust and not our operating partnership and (ii) references to our operating partnership refer solely to Workspace Property Trust, L.P. and not its subsidiaries.

        The information in this section is based on the Code, final, temporary and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including in private letter rulings and other non-binding guidance issued by the IRS), as well as court decisions all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law, or that any such change would not apply retroactively to transactions or events preceding the date of the change. We have not obtained, and do not intend to obtain, any rulings from the IRS concerning the U.S. federal income tax treatment of the matters discussed below. Furthermore, neither the IRS nor any court is bound by any of the statements set forth herein and no assurance can be given that the IRS will not assert any position contrary to statements set forth herein or that a court will not sustain such position.

Taxation of the Company as a REIT

        Seyfarth Shaw LLP, which has acted as our tax counsel, has reviewed the following discussion and is of the opinion that it fairly and accurately summarizes the material U.S. federal income tax considerations relevant to our status as a REIT under the Code. The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not intended to be (and is not) tax advice.

        We intend to elect to be treated and to qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

        We believe that our ownership, form of organization and our operations through the date hereof and our proposed ownership, organization and method of operations thereafter have enabled and will enable to us to qualify as a REIT beginning with our taxable year ending December 31, 2017. In connection with this offering, we will receive an opinion of our tax counsel, Seyfarth Shaw LLP, to the effect that (i) we have been organized in conformity with the requirements for qualification as a REIT and (ii) our prior, current, and proposed organization, ownership and method of operation as represented by management have allowed and will allow us to satisfy the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2017. This opinion will be based on representations made by us as to certain factual matters relating to our prior and intended and expected organization, ownership and method of operation. Seyfarth Shaw LLP will not verify those representations, and their opinion will assume that such representations and covenants are accurate, that we have been owned, organized and operated and will continue to be owned, organized and will continue to operate in accordance with such representations. In addition, this opinion will be based on the law existing and in effect as of its date. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels, diversity of share ownership and various other qualification tests imposed under the Code discussed below. Seyfarth Shaw LLP has not reviewed and will not review our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel does not guarantee our ability to qualify as or remain qualified as a REIT, and no assurance can be given that we have satisfied and will satisfy such tests for our taxable year ending December 31, 2017 or for any future period. Also, the opinion of Seyfarth Shaw LLP is not binding on the IRS, or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Seyfarth Shaw LLP will have no obligation to advise us or the holders of our shares of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.

        If we qualify for taxation as a REIT under the Code, we generally will not be subject to a corporate-level tax on our net income that we distribute currently to our shareholders. This treatment substantially eliminates the "double taxation" (i.e., a trust-level and shareholder-level tax) that generally results from investment in a regular subchapter C corporation. However, even if we qualify as a REIT, we will be subject to U.S. federal income tax as follows:

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  First, we would be taxed at regular corporate rates on any of our undistributed taxable income, including our undistributed net capital gains (although, to the extent so designated by us, shareholders may be able to receive an offsetting credit against their own U.S. federal income tax liability for U.S. federal income taxes paid by us with respect to any such gains).

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  Second, under certain circumstances, we may be subject to the "corporate alternative minimum tax" on our items of tax preference.

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  Third, if we have (i) net income from the sale or other disposition of "foreclosure property," which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable.

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  Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business other than foreclosure property.

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  Fifth, if we should fail to satisfy the annual 75% gross income test or 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT under the Code because certain other requirements have been met, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

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  Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amount actually distributed by us.

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  Seventh, if we were to acquire an asset from a corporation which is or has been a subchapter C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the subchapter C corporation and is less than the fair market value as of the date we acquired the asset, and we subsequently recognize gain on the disposition of the asset within the five-year period beginning on the day that we acquired the asset, then we will have to pay tax on our gain to the extent of the built-in gain at the highest regular corporate rate. The results described in this paragraph assume that no election will be made under Treasury Regulations Section 1.337(d)-7 for the subchapter C corporation to be subject to an immediate tax when the asset is acquired. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.

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  Eighth, we could be subject to a 100% tax on certain payments that we receive from one of our TRSs, or on certain expenses deducted by one of our TRSs, if the economic arrangement between us, the TRS and the tenants at our properties are not comparable to similar arrangements among unrelated parties.

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  Ninth, if we fail to satisfy a REIT asset test, as described below (other than a de minimis failure of the 5% or 10% asset tests), due to reasonable cause and we nonetheless maintain our REIT qualification under the Code because of specified cure provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

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  Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

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  Eleventh, our subsidiaries that are subchapter C corporations, including our TRSs described below, generally will be required to pay U.S. federal corporate income tax on their earnings.

        No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local and non-U.S. income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for REIT Qualification—In General

        To qualify as a REIT under the Code, we must elect to be treated as a REIT and must satisfy the income, asset, distribution, diversity of share ownership and other requirements imposed under the Code. In general, the Code defines a REIT as a corporation, trust or association:

  (1)
  which is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  (4)
  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities;

  (7)
  that makes an election to be taxable as a REIT, or has made this election for a previous taxable year, which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

  (8)
  that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

  (9)
  that meets certain other tests, described below, regarding the nature of its income and assets.

        The Code provides that the first four requirements above must be met during the entire taxable year and that requirements (5) and (6) above do not apply to the first taxable year for which a REIT election is made (which, in our case, will be our taxable year ending December 31, 2017) and, thereafter, requirement (5) must exist during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of requirement (6) above, generally (although subject to certain exceptions that should not apply with respect to us), any shares held by a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code is treated as not held by the trust itself but directly by the trust beneficiaries in proportion to their actuarial interests in the trust.

        We believe that we will issue as part of this offering sufficient shares with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our declaration of trust currently includes restrictions regarding the ownership and transfer of our common shares, which restrictions are intended to assist us in satisfying some of these requirements (and, in particular requirements (5) and (6) above). These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. The ownership and transfer restrictions pertaining to our common shares are described herein under the heading "Description of Shares—Restrictions on Ownership and Transfer."

        We intend to comply with condition (7) above by making our REIT election as part of our U.S. federal income tax return for our taxable year ending December 31, 2017.

        In applying the REIT gross income and asset tests, all of the assets, liabilities and items of income, deduction and credit of a corporate subsidiary of a REIT that is a "qualified REIT subsidiary" (as defined in Section 856(i)(2) of the Code) ("QRS") are treated as the assets, liabilities and items of income, deduction and credit of the REIT itself. Moreover, the separate existence of a QRS is disregarded for U.S. federal income tax purposes and the QRS is not subject to U.S. federal corporate income tax (although it may be subject to state and local tax in some states and localities). In general, a QRS is any corporation if all of the stock of such corporation is held by the REIT, except that it does not include any corporation that is a TRS of the REIT. Thus, for U.S. federal income tax purposes, our QRSs are disregarded, and all assets, liabilities and items of income, deduction and credit of these QRSs are treated as our assets, liabilities and items of income, deduction and credit.

        A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A TRS is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 35%), and also may be subject to state and local tax. Any dividends paid or deemed paid by any one of our TRSs also will be treated as taxable income received by us. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under "—REIT Asset Tests" that generally precludes ownership of more than 10% of any issuer's securities. However, as noted below, in order to qualify as a REIT, the securities of all of our TRSs in which we have invested either directly or indirectly may not represent more than 20% (25% for tax years beginning before January 1, 2018) of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below under "—REIT Gross Income Tests," a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT, which, if performed by the REIT itself, could cause rents received by the REIT to be disqualified as "rents from real property." However, the Code contains several provisions which address the arrangements between a REIT and its TRSs which are intended to ensure that a TRS recognizes an appropriate amount of taxable income and is subject to an appropriate level of U.S. federal income tax. For example, a TRS is limited in its ability to deduct interest payments made to the REIT. In addition, a REIT would be subject to a 100% penalty on some payments that it receives from a TRS, or on certain expenses deducted by the TRS if the economic arrangements between the REIT, the REIT's tenants and the TRS are not comparable to similar arrangements among unrelated parties. We will endeavor to structure any arrangement between ourselves, our TRSs and our tenants so as to minimize the risk of disallowance of interest expense deductions or of the 100% penalty being imposed. However, it cannot be assured that the IRS would not challenge any such arrangement.

        If any REIT in which we acquire an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described below. Investments in subsidiary REITs may pose additional challenges, such as smaller income and asset bases against which to absorb nonqualifying income and assets and, in the case of subsidiary REITs acquired by purchase, reliance on the seller's compliance with the REIT requirements for periods prior to acquisition.

        Also, a REIT that is a partner in a partnership is deemed to own its proportionate share of each of the assets of the partnership and is deemed to be entitled to income of the partnership attributable to such share. For purposes of Section 856 of the Code, the interest of a REIT in the assets of a partnership of which it is a partner is determined in accordance with the REIT's capital interest in the partnership and the character of the assets and items of gross income of the partnership retain the same character in the hands of the REIT. Thus, our proportionate share (based on capital) of the assets, liabilities and items of income of any partnership in which we are a partner, including Workspace Property Trust, L.P. (and our indirect share of the assets, liabilities and items of income of each lower-tier partnership), will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. Also, actions taken by Workspace Property Trust, L.P. or other lower-tier partnerships can affect our ability to satisfy the REIT gross income and asset tests and the determination of whether we have net income from a prohibited transaction. As a result, to the extent that our operating partnership holds interests in partnerships that it does not control, our operating partnership may need to hold such interests through TRSs. For purposes of this section any reference to "partnership" shall refer to and include any partnership, limited liability company, joint venture, business trust and other entity or arrangement that is treated as a partnership for federal tax purposes, and any reference to "partner" shall refer to and include a partner, member, joint venturer and other beneficial owner of any such partnership, limited liability company, joint venture, business trust and other entity or arrangement.

        REIT Gross Income Tests.    In order to maintain our qualification as a REIT under the Code, we must satisfy, on an annual basis, two gross income tests.

  •
  First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain "hedging transactions," for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for purposes of the 75% test.

  •
  Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain "hedging transactions," for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of shares or securities.

        For this purpose the term "rents from real property" includes: (i) rents from interests in real property; (ii) charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated; and (iii) rent attributable to personal property which is leased under, or in connection with, a lease of real property, but only if the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such lease. For purposes of (iii), the rent attributable to personal property is equal to that amount which bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year.

        However, in order for rent received or accrued, directly or indirectly, with respect to any real or personal property, to qualify as "rents from real property," the following conditions must be satisfied:

  •
  such rent must not be based in whole or in part on the income or profits derived by any person from the property (although the rent may be based on a fixed percentage of receipts or sales); and

  •
  such rent may not be received or accrued, directly or indirectly, from any person if the REIT owns, directly or indirectly (including by attribution, upon the application of certain attribution rules): (i) in the case of any person which is a corporation, at least 10% of such person's voting stock or at least 10% of the value of such person's stock; or (ii) in the case of any person which is not a corporation, an interest of at least 10% in the assets or net profits of such person, except that under certain circumstances, rents received from a TRS will not be disqualified as "rents from real property" even if we own more than 10% of the TRS.

        In addition, all amounts (including rents that would otherwise qualify as "rents from real property") received or accrued during a taxable year directly or indirectly by a REIT with respect to a property will not qualify as "rents from real property" if the amount received or accrued directly or indirectly by the REIT for: (x) services furnished or rendered by the REIT to tenants of the property; or (y) managing or operating the property ((x) and (y) collectively, "Impermissible Services") exceeds 1% of all amounts received or accrued during such taxable year directly or indirectly by the REIT with respect to the property. For this purpose, however, the following services and activities are not treated as Impermissible Services: (i) services furnished or rendered, or management or operation provided, through an independent contractor from whom the REIT itself does not derive or receive any income or through a TRS; and (ii) services usually or customarily rendered in connection with the rental of space for occupancy (such as, for example, the furnishing of heat and light, the cleaning of public entrances, and the collection of trash), as opposed to services rendered primarily to a tenant for the tenant's convenience. Impermissible tenant service income for non-customary services we provide is deemed to be at least 150% of the direct cost to us of providing the service. If the amount treated as being received or accrued for Impermissible Services does not exceed the 1% threshold, then only the amount attributable to the Impermissible Services (and not, for example, all tenant rents received or accrued that otherwise qualify as "rents from real property") will fail to qualify as "rents from real property."

        We (through Workspace Property Trust, L.P. and other affiliated entities) may provide some services at the properties, which services we believe will not constitute Impermissible Services or, otherwise, will not cause any rents or other amounts received that otherwise qualify as "rents from real property" to fail to so qualify. If we or Workspace Property Trust, L.P. were to consider offering services in the future which could cause any such rents or other amounts to fail to qualify as "rents from real property" then we would endeavor to arrange for such services to be provided through one or more independent contractors and/or TRSs or, otherwise, in such a manner so as to minimize the risk of such services being treated as Impermissible Services.

        We have not derived, and do not anticipate deriving, rents based in whole or in part on the income or profits of any person, rents from related party tenants, and/or rents attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property, in any such case or in the aggregate in sufficient amounts to jeopardize our status as a REIT.

        In addition, we (through Workspace Property Trust, L.P. and other affiliated entities) may receive fees for property management and administrative services provided with respect to certain properties not owned, either directly or indirectly, entirely by us and/or Workspace Property Trust, L.P. These fees do not constitute qualifying income for purposes of either the 75% gross income test or 95% gross income test. We (through Workspace Property Trust, L.P. and other affiliated entities) also may receive other types of income that do not constitute qualifying income for purposes of either of these two tests. We anticipate that our share of the aggregate amount of these fees and other non-qualifying income so received or accrued will not cause us to fail to satisfy either of the gross income tests. In the event that our share of the amount of such fees and other income could jeopardize our ability to satisfy these gross income tests, then we would endeavor to arrange for the services in respect of which such fees and other income are received to be provided by one or more independent contractors and/or TRSs or, otherwise, in such manner so as to minimize the risk of failing either of the gross income tests.

        Hedging.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Income and gain from such "hedging transactions" are excluded from gross income for purposes of both the 75% and 95% gross income tests. For this purpose, a "hedging transaction" means either (i) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), or (iii) generally, any transaction entered into in connection with the extinguishment of borrowings or disposition of property with respect to which hedging transactions described in items (i) or (ii) were entered into and such transaction is a hedging transaction with respect to such hedging transaction. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT under the Code.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if certain requirements are met. We cannot assure you, however, that we can comply with the safe harbor provision or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to such corporation at regular corporate income tax rates.

        If we fail to satisfy either or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year pursuant to a special relief provision of the Code which may be available to us if:

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

  •
  we attach a schedule of the nature and amount of each item of income to our U.S. federal income tax return.

        We cannot state whether in all circumstances, if we were to fail to satisfy either of the gross income tests, we would still be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur unexpectedly exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. Even if this relief provision were to apply, we would be subject to a tax equal to the gross income attributable to the greater of either (i) the amount by which we fail the 75% gross income test for the taxable year or (ii) the amount by which we fail the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

        REIT Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature and diversification of our assets (collectively, the "Asset Tests"):

  •
  at least 75% of the value of our total assets must be represented by "real estate assets" (which includes interests in real property (such as land, buildings, leasehold interests in real property and personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, debt instruments issued by publicly offered REITs, and which also includes any property attributable to the temporary investment of new capital, but only if such property are shares or a debt instrument and only for the 1-year period beginning on the date the REIT receives such proceeds), cash and cash items (including receivables) and government securities ("75% Value Test");

  •
  not more than 25% of the value of our total assets may be represented by securities other than securities that constitute qualifying assets for purposes of the 75% Value Test;

  •
  except with respect to securities of a TRS or QRS and securities that constitute qualifying assets for purposes of the 75% Value Test:

  •
  not more than 5% of the value of our total assets may be represented by securities of any one issuer;

  •
  we may not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer;

  •
  we may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer ("10% Value Test");

  •
  not more than 20% (25% for tax years beginning before January 1, 2018) of the value of our total assets may be represented by securities of one or more TRSs; and

  •
  not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

        After initially meeting the Asset Tests at the close of any quarter of our taxable year, we would not lose our status as a REIT under the Code for failure to satisfy these tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to facilitate compliance with the Asset Tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

        In applying the Asset Tests, we are treated as owning all of the assets held by any of our QRSs and our proportionate share of the assets held by Workspace Property Trust, L.P. (including Workspace Property Trust, L.P.'s share of the assets held by any lower-tier partnership in which Workspace Property Trust, L.P. holds a direct or indirect interest).

        Securities, for purposes of the Asset Tests, may include debt that we hold in other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% Value Test: (1) securities that meet the "straight debt" safe harbor; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement described in future Treasury

Regulations. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

        We believe that our assets comply with the above asset tests and that we can operate so that we can continue to comply with those tests. However, our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination and for which we will not obtain independent appraisals. For example, we may hold significant assets through our TRSs or hold significant non-real estate assets (such as certain goodwill), and we cannot provide any assurance that the IRS will not disagree with our determinations.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

        REIT Distribution Requirements.    To qualify for taxation as a REIT, we must, each year, make distributions (other than capital gain distributions) to our shareholders in an amount at least equal to (1) the sum of: (A) 90% of our taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (B) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income.

        We generally must pay, or be treated as paying, dividend distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the current year for purposes of the current year's distribution requirement if one of the following two sets of criteria are satisfied:

  •
  the dividends are declared in October, November or December and are made payable to shareholders of record on a specified date in any of these months, and such dividends are actually paid during January of the following year; or

  •
  the dividends are declared before we timely file our U.S. federal income tax return for such year, the dividends are paid in the 12-month period following the close of the year and not later than the first regular dividend payment after the declaration, and we elect on our U.S. federal income tax return for such year to have a specified amount of the subsequent dividend treated as if paid in such year.

        Even if we satisfy our distribution requirements for maintaining our REIT status, we will nonetheless be subject to a corporate-level tax on any of our net capital gain or taxable income that we do not distribute to our shareholders. In addition, we will be subject to a 4% excise tax to the extent that we fail to distribute for any calendar year an amount at least equal to the sum of:

  •
  85% of our ordinary income for such year;

  •
  95% of our capital gain net income for such year; and

  •
  any undistributed taxable income from prior periods.

        As discussed below, we may retain, rather than distribute, all or a portion of our net capital gains and pay the tax on the gains and may elect to have our shareholders include their proportionate share of such undistributed gains as long-term capital gain income on their own income tax returns and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any such retained gains would be treated as having been distributed by us.

        We intend to make timely distributions sufficient to satisfy our annual distribution requirements for REIT qualification under the Code and which are eligible for the dividends-paid deduction and to distribute such greater amount as may be necessary to avoid U.S. federal income and excise taxes. In this regard, the partnership agreement of Workspace Property Trust, L.P. authorizes us, as the general partner of Workspace Property Trust, L.P., to take such steps as may be necessary to cause Workspace Property Trust, L.P. to make distributions to its partners, including us, at such times and which are sufficient in amount to enable us to satisfy the annual REIT distribution requirements.

        We expect that our cash flow will exceed our taxable income due to the allowance of depreciation and other non-cash deductions allowed in computing taxable income. Accordingly, in general, we anticipate that we should have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement for REIT qualification under the Code and to avoid U.S. federal income and excise taxes. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this requirement or to distribute an amount sufficient to enable us to avoid income and/or excise taxes. In such event, we may find it necessary to arrange for borrowings to raise cash or, if possible, make taxable shares dividends in order to make such distributions.

        In the event that we are subject to an adjustment (as defined in Section 860(d)(2) of the Code) to our taxable income resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, or an agreement as to tax liability between us and an IRS district director, we may be able to rectify any resulting failure to meet the 90% distribution requirement by paying "deficiency dividends" to shareholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Code, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

        Non-REIT Accumulated Earnings and Profits.    As a REIT, we may not have any undistributed non-REIT earnings and profits at the end of any taxable year, including our first REIT taxable year ending December 31, 2017. Although we do not currently expect to have any non-REIT earnings and profits, if it is subsequently determined that we had undistributed non-REIT earnings and profits as of the end of our first taxable year as a REIT or at the end of any subsequent taxable year, we could fail to qualify as a REIT.

        Tax on Built-in Gains of Former Subchapter C Corporation Assets.    If a REIT acquires an asset from a subchapter C corporation in a transaction in which the REIT's basis in the asset is determined by reference to the basis of the assets in the hands of the subchapter C corporation (e.g. a tax-free reorganization), the REIT may be subject to an entity-level tax upon a taxable disposition during a five year period following the acquisition date. The amount of tax is determined by applying the highest regular corporate tax rate, which is currently 35%, to the lesser of (i) the excess, if any, of the asset's fair market value over the REIT's basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as "built-in gain." We do not expect to acquire any assets in the formation transactions that would be subject to these rules.

        Failure to Qualify as a REIT.    If we would otherwise fail to qualify as a REIT under the Code because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the gross income tests described above or a violation of the asset tests described above each of which have specific relief provisions that are described above.

        If we fail to qualify for taxation as a REIT under the Code in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to shareholders in any year in which we fail to qualify, nor will we be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Taxation of U.S. Shareholders

        When we refer to the term U.S. Shareholders, we mean a holder of our common shares that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

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  a domestic corporation;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States can exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a United States person.

        If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your own tax advisor regarding the consequences of the ownership and disposition of shares of our common shares by the partnership.

        Distributions Generally.    For any taxable year for which we qualify for taxation as a REIT under the Code, amounts distributed to taxable U.S. Shareholders will be taxed as discussed below.

        Distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. A noncorporate U.S. Shareholder will generally not be entitled to the reduced tax rate applicable to "qualified dividend income" except with respect to the portion of any distribution (a) that represents income from dividends received from a corporation in which we own shares, such as a TRS (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), or (b) that is equal to our taxable income (taking into account the dividends paid deduction available to us) for our previous taxable year less any taxes paid by us during the previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual shareholder level. Under current law, the highest marginal individual income tax rate on ordinary income is 39.6% while the highest individual income tax rate on long-term capital gains is generally 20%. In addition, such distributions may be subject to an additional 3.8% Medicare tax, as described below. Noncorporate U.S. Shareholders should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions will not be eligible for the dividends received deduction in the case of U.S. Shareholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. Shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. Shareholder has held its common shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. Shareholder may be eligible for preferential rates of taxation. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

        To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Shareholder and will reduce the adjusted basis which the U.S. Shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. Shareholder's adjusted basis in its shares will be taxable as capital gains. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

        Dividends authorized by us in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

        U.S. Shareholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our shareholders. We may not designate amounts in excess of our dividends paid for the taxable year. Each U.S. Shareholder required to include the designated amount in determining the U.S. Shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. Shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. Shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains. U.S. Shareholders that are corporations are required to appropriately adjust their earnings and profits for the undistributed net capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

        A U.S. Shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% Medicare tax on the lesser of (i) such person's "net investment income," which includes, among other things, dividends and gains from the sale or other dispositions of common shares, for the relevant taxable year and (ii) such person's modified gross income for the taxable year over a certain threshold (which currently is between $125,000 and $250,000 for individuals, depending on the individual's circumstances). If you are a U.S. Shareholder that is an individual, estate or trust, you are urged to consult your tax adviser regarding the applicability of the Medicare tax to your income and gains in respect of your investment in us.

        Passive Activity Loss and Investment Interest Limitations.    Distributions from us and gain from the disposition of our shares will not be treated as passive activity income and, therefore, a U.S. Shareholder will not be able to offset any of this income with any passive losses of the shareholder from other activities. Dividends received by a U.S. Shareholder from us generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our shares, capital gain dividends and income designated as qualified dividend income generally will be excluded from investment income unless the shareholder elects to have the gain taxed at ordinary income rates.

        Sale/Other Taxable Disposition of Company Shares.    In general, a U.S. Shareholder will recognize gain or loss on its sale or other taxable disposition of our shares equal to the difference between the amount of cash and the fair market value of any other property received in such sale or other taxable disposition and the shareholder's adjusted basis in said shares at such time. This gain or loss will be a capital gain or loss. The applicable tax rate will depend on the shareholder's holding period in the asset (if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." U.S. Shareholders should consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. Shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common shares. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Shareholder from us that were required to be treated as long-term capital gains.

        Shareholders should consult with their own tax advisors with respect to their capital gain tax liability in respect of distributions received from us and gains recognized upon the sale or other disposition of common shares.

        Treatment of Tax-Exempt Shareholders.    Based upon published rulings by the IRS, distributions by us to a U.S. Shareholder that is a tax-exempt entity generally will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness," within the meaning of the Code. Similarly, income from the sale of common shares generally will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness."

        For tax-exempt U.S. Shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) and (20), respectively, income from an investment in common shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its common shares. Such prospective investors should consult their own tax advisors concerning these "set-aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" is treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as "qualified trusts."

        A REIT is a "pension-held REIT" if (i) it would not have qualified as a REIT under the Code but for the fact that Section 856(h)(3) of the Code provides that shares owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (ii) the total gross income of the REIT, less direct expenses related to the total gross income. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. We do not expect to be classified as a "pension-held REIT."

        The rules described above under the heading "Taxation of U.S. Shareholders" concerning the inclusion of our designated undistributed net capital gains in the income of U.S. Shareholders will apply to U.S. Shareholders that are tax-exempt entities. Thus, such tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Special Tax Considerations For Non-U.S. Shareholders

        Taxation of Non-U.S. Shareholders.    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, and foreign trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our shares, including any reporting requirements.

        Distributions by us to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by us of United States real property interests ("USRPIs") nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT(or are not as favorable for REIT dividends as compared to non-REIT dividends). However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business and is attributable to a permanent establishment that the Non-U.S. Shareholder maintains in the United States (if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Shareholder to U.S. taxation on a net income basis) the Non-U.S. Shareholder generally will be subject to tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such income, and will generally not be subject to withholding. Any such effectively connected distributions received by a Non-U.S. Shareholder that is a corporation also may be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty. We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder, other than dividends treated as attributable to gain from sales or exchanges of USRPIs and capital gain dividends paid to a Non-U.S. Shareholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is submitted to us or the appropriate withholding agent or (ii) the Non-U.S. Shareholder submits an IRS Form W-8 ECI (or a successor form) to us or the appropriate withholding agent claiming that the distributions are effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business and, in either case, other applicable requirements are met.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares. For FIRPTA withholding purposes (discussed below) such distribution will be treated as consideration for the sale or exchange of shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, these distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. However, recent legislation may cause such excess distributions to be treated as dividend income for certain Non-U.S. Shareholders holding their interests through a "qualified shareholder" (as such term is defined in Section 897(k)(3) of the Code and further discussed below). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of such distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

        Distributions to a Non-U.S. Shareholder that are designated by us at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to U.S. federal income taxation unless (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Shareholder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the Non-U.S. Shareholder will be subject to the same treatment as a U.S. Shareholder with respect to such gain (except that a corporate Non-U.S. Shareholder also may be subject to the branch profits tax of up to 30%, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case such shareholder will be subject to a 30% tax (or such lower rate specified by an applicable income tax treaty) on its capital gains.

        Distributions whether or not designated by us as capital gains dividends that are attributable to gain from sales or exchanges by us of USRPIs will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The term "USRPIs" includes interests in U.S. real property and shares in corporations at least 50% of whose real estate and business assets consist of interests in U.S. real property. Under FIRPTA, and subject to the exception described below, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders would be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. We are required to withhold 35% (20% to the extent provided in applicable Treasury Regulations) of any distribution to a Non-U.S. Shareholder attributable to gain from sales or exchanges by us of USRPIs. This amount is creditable against the Non-U.S. Shareholder's U.S. federal income tax liability. We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of Non-U.S. Shareholder status to determine whether withholding is required on gains realized from the disposition of U.S. real property interests. A U.S. Shareholder who holds shares on behalf of a Non-U.S. Shareholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

        Capital gain distributions to Non-U.S. Shareholders that are attributable to our sale of USRPIs will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as (i) our common shares are treated as being "regularly traded" on an established securities market in the United States and (ii) the Non-U.S. Shareholder did not own more than 10% of our common shares at any time during the one-year period preceding the distribution. Our common shares will be regularly traded on an established securities market in the United States following the completion of this offering. As a result, Non-U.S. Shareholders owning 10% or less of our common shares generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common shares ceases to be regularly traded on an established securities market in the United States or the Non-U.S. Shareholder owned more than 10% of our common shares at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of USRPIs would be subject to tax under FIRPTA, as described above.

        If a Non-U.S. Shareholder owning more than 5% of our common shares (or any Non-U.S. Shareholder, if our common shares are not "regularly traded") disposes of such common shares during the 30-day period preceding the ex-dividend date of any dividend payment, and such Non-U.S. Shareholder (or a person related to such Non-U.S. Shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days beginning with the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such Non-U.S. Shareholder under FIRPTA, then such Non-U.S Shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

        Gain recognized by a Non-U.S. Shareholder upon a sale of shares of a REIT generally will not be taxed under FIRPTA (except pursuant to the wash sale rules described in the preceding paragraph) if the REIT is a "domestically controlled qualified investment entity" (generally, a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by foreign persons). Since it is currently anticipated that we will be a "domestically controlled qualified investment entity," a Non-U.S. Shareholder's sale of our common shares should not be subject to taxation under FIRPTA. Because our common shares will be publicly-traded following the completion of this offering, under recently enacted rules, we will be able to rely on certain assumptions (absent actual knowledge to the contrary) to determine that we are a "domestically controlled qualified investment entity." However, because our common shares will be publicly-traded, no assurance can be given that we will continue to be a "domestically controlled qualified investment entity." Regardless of the extent of our non-U.S. ownership, a Non-U.S. Shareholder will not incur tax under FIRPTA on a disposition of the shares of our publicly-traded common shares if such Non-U.S. Shareholder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of such class of shares. Notwithstanding the foregoing, gain from the sale of our common shares that is not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) the Non-U.S. Shareholder's investment in the shares is "effectively connected" with the Non-U.S. Shareholder's U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Shareholder maintains a permanent establishment in the United States to which such gain is attributable), in which case the Non-U.S. Shareholder will be subject to the same treatment as a U.S. Shareholder with respect to such gain (a Non-U.S. Shareholder that is a foreign corporation also may be subject to a branch profits tax of up to 30%, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals); provided, however, that deductions otherwise allowable will be allowed as deductions only if the tax returns were filed within the time prescribed by law. In general, if our common shares are not "regularly traded" on an established securities market, the purchaser of the shares would be required to withhold and remit to the IRS 15% of the amount realized by the seller on the sale of such shares.

        Under rules enacted in 2015, Non-U.S. Shareholders that are "qualified foreign pension funds" or certain "qualified collective investment vehicles" that qualify as "qualified shareholders" are not subject to the FIRPTA rules described in this section. In particular, to the extent our shares are held directly (or indirectly through one or more partnerships) by a "qualified shareholder" (within the meaning of Section 897(k)(3) of the Code), it will not be treated as a USRPI. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI. In addition, the FIRPTA rules will not apply to any USRPI held directly (or indirectly through one or more partnerships) by a "qualified foreign pension fund" or any entity all of the interests of which are held by a qualified foreign pension fund. For these purposes, a "qualified foreign pension fund" is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (or their designees) or one or more employers for services rendered, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to relevant local tax authorities and (v) with respect to which, under its local laws, contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or taxation of its income is deferred or taxed at a reduced rate.

        Non-U.S. Shareholders should consult with their own tax advisors to determine if they are eligible for either of these exceptions to the FIRPTA rules.

Information Reporting Requirements and Backup Withholding Tax

        U.S. Shareholders.    A U.S. Shareholder may be subject to information reporting and backup withholding when such holder receives payments on our common shares or proceeds from the sale or other taxable disposition of such shares. Certain U.S. Shareholders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Shareholder will be subject to backup withholding if such holder is not otherwise exempt and:

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  the holder fails to furnish the holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

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  the holder furnishes an incorrect taxpayer identification number;

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  the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

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  the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Shareholder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Shareholders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

        Non-U.S. Shareholders.    Payments of dividends on our common shares generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common shares paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

        Copies of information returns that are filed with the IRS also may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Shareholder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Shareholder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Aspects of Workspace Property Trust, L.P.

        General.    Workspace Property Trust, L.P., our operating partnership, holds substantially all of our investments. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of their partnership, and are potentially subject to tax thereon, without regard to whether distributions are made to them by the partnership. We include in our income our proportionate share of these Workspace Property Trust, L.P. items (including our proportionate share of such items attributable to partnerships in which Workspace Property Trust, L.P. owns a direct or indirect interest) for purposes of the various REIT gross income tests and in the computation of our taxable income. Moreover, for purposes of the REIT Asset Tests, we include our proportionate share of assets held by Workspace Property Trust, L.P. and by partnerships in which Workspace Property Trust, L.P. owns a direct or indirect interest.

        Except in the case of subsidiaries that have elected REIT or TRS status, we expect that our operating partnership and its partnership and limited liability company subsidiaries will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as "pass-through" entities that are not required to pay U.S. federal income taxes. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity.

        Our ownership interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If our operating partnership, or one or more of its subsidiary partnerships or limited liability companies intended to be taxed as partnerships, were treated as an association, it would be taxable as a corporation and would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the REIT income tests and the asset tests. This, in turn, could prevent us from qualifying as a REIT. We believe that our operating partnership and other subsidiary partnerships and limited liability companies that do not elect REIT or TRS status have been and/or will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of this discussion is based on such classification.

        Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a "publicly traded partnership" that does not qualify for an exemption based on the character of its income. A partnership is a "publicly traded partnership" under Section 7704 of the Code if it qualified for certain safe harbors, one of which applied to certain partnerships with no more than 100 partners. We expect our operating partnership to qualify for this safe harbor immediately following the consummation of the formation transactions, but we may exceed the 100 partners limit in future periods.

        There is a risk that the right of a holder of operating partnership common units to redeem the units for cash (or common shares at our option) could cause operating partnership common units to be considered readily tradable on the substantial equivalent of a secondary market, and we may not be eligible for a safe harbor at all times. If our operating partnership is a publicly traded partnership, it will be taxable as a corporation unless at least 90% of its gross income has consisted and will consist of "qualifying income" under Section 7704 of the Code. Qualifying income generally includes real property rents and other types of passive income. We believe that our operating partnership has had and will continue to have sufficient qualifying income so that it would be taxed as a partnership, even if it were classified as a publicly traded partnership. The income requirements applicable to REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences will cause our operating partnership to fail the 90% gross income test applicable to publicly traded partnerships.

        Allocations of Income, Gain, Loss and Deduction.    A partnership agreement will generally determine the allocation of income and losses among partners for U.S. federal income tax purposes. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that the partnership allocations respect the economic arrangement of their partners. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss in our operating partnership and its partnership subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

        Tax Allocations with respect to Contributed Properties (Effects of Section 704(c) of the Code).    Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. These rules similarly apply to appreciated or depreciated property held by the partnership at the time of a revaluation of partnership property for purposes of maintaining capital accounts. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at such time (said difference, the "Book-Tax Difference"). These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts of, or other economic or legal arrangements among, the partners. Workspace Property Trust, L.P. has since formation received, and may in the future receive, contributions of appreciated property (including interests in partnerships that have appreciated property). In addition, pursuant to the formation transactions, there will be a revaluation of the partnership property for purposes of maintaining capital accounts. Consequently, in accordance with Section 704(c) of the Code and Workspace Property Trust, L.P.'s partnership agreement, Workspace Property Trust, L.P. is required to make allocations to its partners in a manner consistent with Section 704(c) of the Code and the Treasury Regulations thereunder.

        In general, those partners who have contributed to Workspace Property Trust, L.P. property (including interests in partnerships that own property) that has a fair market value in excess of basis at the time of such contribution are allocated lower amounts of depreciation deductions for tax purposes than would have been the case if such allocations were made pro rata. In addition, in the event of the disposition of any such property, all taxable income and gain attributable to such property's Book-Tax Difference generally will be allocated to the contributing partners, and we generally will be allocated only our share (and on a pro rata basis) of any capital gain attributable to post-contribution appreciation, if any. The foregoing allocations would tend to eliminate a property's Book-Tax Difference over Workspace Property Trust, L.P.'s life. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate a property's Book-Tax Difference and could prolong a noncontributing partner's Book-Tax Difference with respect to such property. Thus, the carryover basis of a contributed property in the hands of Workspace Property Trust, L.P. may cause us to be allocated: (a) lower tax depreciation and other deductions than our economic or book depreciation and other deductions allocable to us; and/or (b) more taxable income or gain upon a sale of the property than the economic or book income or gain allocable to us as a result of the sale. Such differing tax allocations may cause us to recognize taxable income or gain in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements.

        Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences (e.g., the "traditional method," the "traditional method with curative allocations," and the "remedial method"). Some of these methods could prolong the period required to eliminate the Book-Tax Difference as compared to other permissible methods (or could, in fact, result in a portion of the Book-Tax Difference to remain unaccounted for). Workspace Property Trust, L.P. will use the "traditional method" with respect to property that it holds as of the day hereof, but we and Workspace Property Trust, L.P. have not determined whether Workspace Property Trust, L.P. will use the "traditional method," or some other permissible method, to account for any Book-Tax Difference with respect to any hereafter contributed property. With respect to any purchased property that is not "replacement property" in a tax-free like-kind exchange under Section 1031 of the Code, such property initially would have a tax basis equal to its fair market value and Section 704(c) of the Code would not apply.

        Basis in Partnership Interests in Workspace Property Trust, L.P.    Our adjusted tax basis in our interest in Workspace Property Trust, L.P. generally equals the amount of cash and the basis of any other property contributed by us to Workspace Property Trust, L.P. (i) increased by our allocable share of the income and indebtedness of Workspace Property Trust, L.P., and (ii) decreased (but not below zero) by: (a) our allocable share of losses of Workspace Property Trust, L.P.; (b) the amount of cash and adjusted basis of property distributed by Workspace Property Trust, L.P. to us; and (c) the reduction in our allocable share of Workspace Property Trust, L.P.'s indebtedness.

        If the allocation of our distributive share of Workspace Property Trust, L.P.'s losses exceeds the adjusted tax basis of our partnership interest in Workspace Property Trust, L.P., the recognition of such excess losses would be deferred to the extent that we have adjusted tax basis in our interest in Workspace Property Trust, L.P. To the extent that Workspace Property Trust, L.P.'s distributions, or any decrease in our allocable share of indebtedness (such decreases being considered a constructive cash distribution to the partners), exceeds our adjusted tax basis in our interest in Workspace Property Trust, L.P., such excess distributions (including such constructive distributions) will constitute taxable income to us. Such taxable income would normally be characterized as capital gain, and if our interest in Workspace Property Trust, L.P. has been held for longer than the long-term capital gain holding period (currently more than one year), such distributions and constructive distributions would constitute long-term capital gain income.

        Sale of the Properties.    Our distributive share of any gain realized by Workspace Property Trust, L.P. on its sale of any property held by it as inventory or primarily for sale to customers in the ordinary course of its trade or business would be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income also may have an adverse effect on our ability to satisfy the REIT gross income tests. Under existing law, whether Workspace Property Trust, L.P. holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business depends on all the facts and circumstances with respect to the particular transaction. Workspace Property Trust, L.P. intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, renting and otherwise operating the properties, and to make such occasional sales of the properties, including peripheral land, as are consistent with Workspace Property Trust, L.P.'s investment objectives.

State and Local Tax

        We and our shareholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. Our tax treatment and that of our shareholders in such jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

Procedural Matters

        In 2016, Congress revised the rules applicable to federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the federal income tax, interest, and/or penalties otherwise borne by us in the event of a federal income tax audit of our operating partnership or a subsidiary partnership.

FATCA

        The Foreign Account Tax Compliance Act (or FATCA) provisions of the Code, enacted in 2010, together with administrative guidance and certain intergovernmental agreements entered into thereunder, impose a 30% withholding tax on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or foreign non-financial entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertakes to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. Investors in jurisdictions that have entered into intergovernmental agreements may, in lieu of the foregoing requirements, be subject to different rules. Withholding under FATCA will apply after December 31, 2018 with respect to the gross proceeds from a disposition of property that can produce U.S.-source interest or dividends, including our common shares, and began after June 30, 2014 with respect to other withholdable payments, including dividends on our common shares. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

        Our company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
KeyBanc Capital Markets Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
BMO Capital Markets Corp.
Capital One Securities, Inc.
JMP Securities LLC

Total	39,000,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        The underwriters have an over-allotment option to buy up to an additional 5,850,000 shares from our company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise the over-allotment option for 30 days. If any shares are purchased pursuant to the over-allotment option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase 5,850,000 additional shares.

Paid by Our Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        In addition, we entered into an advisory fee agreement with JMP Securities LLC, pursuant to which we agreed to pay a financial advisory fee to JMP Securities LLC. JMP Securities LLC agreed pursuant to the advisory fee agreement to waive a right of first refusal to participate in this offering that had been previously granted to JMP Securities LLC as well as any investment banking fees or other monetary benefits that might otherwise have been due thereunder in favor of the consideration provided for in the advisory fee agreement. The financial advisory fee will only be payable to the extent that the underwriting fees paid to JMP Securities LLC in connection with the offering are less than $2.5 million, net of underwriting expenses allocated by the underwriting syndicate to JMP Securities LLC, and will be equal to the difference between $2.5 million and such underwriting fees paid to JMP Securities LLC, net of such underwriting expenses. Payment of the financial advisory fee and the termination of the previously granted right of first refusal is contingent upon the consummation of this offering.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We and our officers, trustees and holders of substantially all of our common shares and common units prior to this offering have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any of their common shares, or any options or warrants to purchase any shares of their common shares, or any securities convertible into, exchangeable for or that represent the right to receive shares of their common shares, whether now owned or hereinafter acquired, owned directly by our company or these other persons (including holding as a custodian) or with respect to which our company or such other persons has beneficial ownership within the rules and regulations of the SEC during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus.

        The restrictions described in the immediately preceding paragraph do not apply to, with respect to us or our operating partnership:

  •
  the common shares sold in this offering to the underwriters;

  •
  common shares or securities convertible into or exercisable or exchangeable for common shares (including common units) issued by us or the operating partnership in the formation transactions;

  •
  any common shares or securities convertible into or exercisable or exchangeable for common shares (including common units) issued or granted pursuant to any equity incentive plan of our company or the operating partnership referred to in this prospectus;

  •
  any common shares issued upon the conversion, exchange or exercise of securities convertible into or exercisable or exchangeable for common shares outstanding as of the date of this prospectus; and

  •
  any common shares or securities convertible into or exercisable or exchangeable for common shares (including common units), in the aggregate not to exceed 20% of the total number of our common shares issued and outstanding immediately following the consummation of this offering and the formation transactions (assuming full conversion, exchange or exercise of all outstanding securities convertible into or exercisable or exchangeable for common shares (including common units)), issued in connection with mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions; provided, however, that the recipients of such common shares or securities convertible into or exercisable or exchangeable for common shares shall be required to execute a lock-up letter, substantially similar to the lock-up letter executed by our officers, trustees and certain holders of our common shares in connection with this offering.

        In addition, the restrictions above with respect to officers, trustees and holders do not apply to a transfer by our officers, trustees or holders of our common shares that satisfies each of the following conditions:

  •
  the transferee agrees to the above restriction for the balance of the applicable lock-up period (other than transfers pursuant to the third, fourth, ninth, tenth, eleventh and twelfth bullet points below);

  •
  any such transfer is not required to be publicly reported or disclosed (whether pursuant to Section 13 or Section 16 of the Exchange Act or otherwise) and the transferee does not voluntarily effect any public report, announcement or disclosure regarding such transfer (other than transfers pursuant to the seventh, eighth, ninth, tenth, eleventh and twelfth bullet points below);

  •
  any such transfers shall not involve a disposition for value (other than transfers pursuant to the third, fourth, seventh, eighth, ninth, tenth, eleventh and twelfth bullet points below)

and satisfies any one of the following conditions:

  •
  is a bona fide gift or gifts;

  •
  is to any trust for the direct or indirect benefit of a holder or members of a holder's immediate family;

  •
  if the holder is an individual, is a disposition solely to satisfy tax withholding obligations in connection with the exercise of options to purchase common shares that were granted pursuant to equity incentive plans that are described in this prospectus;

  •
  is of our common shares acquired in open market purchases after the completion of this offering;

  •
  is by will or intestate succession to an immediate family member upon the death of a holder;

  •
  if the holder is not an individual, is a distribution to limited partners, members, shareholders or other equity holders or employees of the holder or any transfer to its subsidiaries, affiliates or any investment fund or other entity controlled or managed by, or under common control or management with, the holder;

  •
  is by operation of the provisions in our charter or our operating partnership's limited partnership agreement restricting transfer and ownership of our common shares or common units, respectively;

  •
  is by operation of law, including pursuant to a domestic order or a negotiated divorce settlement;

  •
  is in connection with the pledge, hypothecation or other granting of a security interest in our common shares or securities convertible into or exchangeable for our shares of common shares, including without limitation common units of our operating partnership, to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such common shares or securities, provided, that we or the holder, as the case may be, shall provide the representatives on behalf of the underwriters prior written notice informing them of any public filing, report or announcement with respect to such pledge, hypothecation or other grant of a security interest;

  •
  is a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of shares of our common shares involving a "change of control" (as defined in the applicable agreement) of our company occurring after the consummation of this offering, that has been approved by our board of trustees; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, such securities will remain subject to the restrictions described above;

  •
  is to us in the form of common units of our operating partnership in connection with the redemption of such common units specifically described in "Use of Proceeds"; or

  •
  with the prior written consent of the representatives of the underwriters.

        Further, the restrictions described above will not restrict the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act with respect to our common shares, provided, however, that such Rule 10b5-1 plan does not provide for the transfer of such shares during the applicable lock-up period and no public announcement or filing under the Exchange Act regarding the establishment of such plan will be required or voluntarily made during the applicable lock-up period.

        Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our company's historical performance, estimates of the business potential and earnings prospects of our company, an assessment of our company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        We intend to apply to list the common shares on the NYSE under the symbol "WSPT." In order to meet one of the requirements for listing the common shares on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

        In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' over-allotment option described above may be exercised. The underwriters may cover any covered short position by either exercising their over-allotment option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the over-allotment option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the over-allotment option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

Canada

        The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document, other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

        The shares which are the subject of this prospectus do not represent units in a collective investment scheme which is authorized or recognized by the Monetary Authority of Singapore (MAS) under Section 286 or 287 of the Securities and Futures Act (Chapter 289 of Singapore) (SFA) and this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore under the SFA. This prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares will not be circulated or distributed, nor will the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than institutional investors as defined in Section 4A of the SFA or relevant regulations thereunder.

Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Saudi Arabia

        This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority ("CMA") pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the "CMA Regulations"). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

European Economic Area

        In relation to each member state of the European Economic Area, no offer of securities which are the subject of this offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

    provided that no such offer of securities referred to in the three bullets above shall result in a requirement for Workspace or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person located in a Member State to whom any offer of securities is made or who receives any communication in respect of any offer of common shares, or who initially acquires any securities will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and Workspace that (1) it is a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any securities acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where common shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

        Workspace, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

        This prospectus has been prepared on the basis that any offer of securities in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in that Member State of securities which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for Workspace or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Workspace nor the representatives have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for Workspace or the representatives to publish a prospectus for such offer.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

United Kingdom

        In the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are qualified investors (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

The Netherlands

        The common shares may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $18.5 million, including up to $75,000 in connection with the qualification of this offering with the Financial Industry Regulatory Authority, Inc. by counsel to the underwriters.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, trustees and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates also may communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

        Affiliates of J.P. Morgan Securities LLC, acting as lenders, originated approximately $1 billion of mortgage and mezzanine debt in connection with the acquisitions of our first and second portfolios. See Note 5 to the combined consolidated financial statements of our predecessor for additional information regarding such debt.

        KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC have agreed to act as joint book runners; KeyBanc Capital Markets Inc., J.P. Morgan Securities LLC, Capital One Securities, Inc. and BMO Capital Markets Corp. have agreed to act as joint lead arrangers; an affiliate of KeyBanc Capital

Markets Inc. has agreed to act as administrative agent; and an affiliate of J.P. Morgan Securities LLC has agreed to act as syndication agent in connection with our new unsecured credit facilities to be entered into upon or shortly after the consummation of this offering and the formation transactions. In addition, affiliates of certain of the underwriters will be lenders under the new unsecured credit facilities and will receive customary fees.

        An affiliate of KeyBanc Capital Markets Inc. is the lender under the KeyBank Loan Agreement. We expect to repay the outstanding indebtedness under the KeyBank Loan Agreement with a portion of the net proceeds from this offering, and such affiliate will receive such repayment.

 LEGAL MATTERS

        Certain legal matters, including our qualification as a real estate investment trust, will be passed upon for us by Seyfarth Shaw LLP. Certain legal matters relating to this offering will be passed upon for us by Latham & Watkins LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Goodwin Procter LLP. Ballard Spahr LLP will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered hereby.

EXPERTS

        The consolidated financial statements of Workspace Property Trust Predecessor at December 31, 2016 and 2015, and for the year ended December 31, 2016, the period December 3, 2015 (commencement of operations) to December 31, 2015 (Workspace owner period), and the period January 1, 2015 to December 2, 2015 (prior owner period), appearing in this prospectus and the registration statement of which it forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The balance sheet of Workspace Property Trust at June 30, 2017, appearing in this prospectus and the registration statement of which it forms a part has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The combined statement of revenues and certain expenses of The Second Portfolio for the year ended December 31, 2015, appearing in this prospectus and the registration statement of which it forms a part has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Except as specifically noted otherwise, we have obtained all of the information, except for data regarding our company, under "Prospectus Summary—Market Opportunity" and "Industry and Market Data," and other market data and industry forecasts and projections contained in this prospectus under "Business and Properties" and where otherwise indicated, from market research prepared or obtained by Cushman & Wakefield, Inc. in connection with this offering. Such information is included herein in reliance on Cushman & Wakefield, Inc.'s authority as an expert on such matters. We have also obtained certain market data contained in this prospectus under "Business and Properties" from market research prepared or obtained by Jones Lang La Salle in connection with this offering. Such information is included herein in reliance on Jones Lang La Salle's authority as an expert on such matters.

WHERE YOU CAN FIND MORE INFORMATION

        We maintain a website at www.workspaceproperty.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

        We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments filed with such registration statement, for the common shares we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement and exhibits, schedules and amendments to such registration statement. You should refer to the registration statement and its exhibits, schedules and amendments for additional information. Whenever we make statements in this prospectus as to the contents of our contracts, agreements or other documents, the statements are not necessarily complete and, where that contract, agreement or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the statement relates.

        When we complete this offering, we also will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement and the exhibits, schedules and amendments filed with such registration statement, on the SEC's website at www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section at the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INDEX TO FINANCIAL STATEMENTS

Workspace Property Trust
Pro Forma Consolidated Financial Statements (unaudited):
Pro Forma Consolidated Balance Sheet as of June 30, 2017 (unaudited)	F-6
Pro Forma Consolidated Statement of Operations for the six months ended June 30, 2017 (unaudited)	F-7
Pro Forma Consolidated Statement of Operations for the year ended December 31, 2016 (unaudited)	F-8
Notes to Pro Forma Consolidated Financial Statements (unaudited)	F-9
Historical Financial Statements (audited):
Report of Independent Registered Public Accounting Firm	F-17
Balance Sheet as of June 30, 2017	F-18
Notes to Balance Sheet as of June 30, 2017	F-19
Workspace Property Trust Predecessor
Historical Combined Consolidated Financial Statements (audited):
Report of Independent Registered Public Accounting Firm	F-22
Combined Consolidated Balance Sheets as of December 31, 2016 and 2015	F-23

Combined Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2016, the period from December 3, 2015 (commencement of operations) to December 31, 2015 and the period from January 1, 2015 to December 2, 2015

F-24

Combined Consolidated Statements of Equity for the year ended December 31, 2016, the period from December 3, 2015 (commencement of operations) to December 31, 2015 and the period from January 1, 2015 to December 2, 2015

F-25

Combined Consolidated Statements of Cash Flows for the year ended December 31, 2016, the period from December 3, 2015 (commencement of operations) to December 31, 2015 and the period from January 1, 2015 to December 2, 2015

F-26
Notes to Combined Consolidated Financial Statements	F-28
Schedule III—Real Estate and Accumulated Depreciation	F-54
Interim Historical Combined Consolidated Financial Statements (unaudited) :
Combined Consolidated Balance Sheets as of June 30, 2017 (unaudited) and December 31, 2016	F-59
Combined Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2017 and 2016	F-60
Combined Consolidated Statement of Equity for the six months ended June 30, 2017	F-61
Combined Consolidated Statements of Cash Flows for six months ended June 30, 2017 and 2016	F-62
Notes to Combined Consolidated Financial Statements	F-63
The Second Portfolio
Report of Independent Auditors	F-84
Combined Statements of Revenues and Certain Expenses for the nine months ended September 30, 2016 (unaudited) and year ended December 31, 2015	F-85
Notes to the Combined Statements of Revenues and Certain Expenses for the nine months ended September 30, 2016 (unaudited) and year ended December 31, 2015	F-86

Workspace Property Trust
Pro Forma Consolidated Financial Statements (unaudited):

 Workspace Property Trust
Unaudited Pro Forma Consolidated Financial Statements

        The following sets forth the unaudited pro forma consolidated balance sheet for Workspace Property Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries ("we," "our," "us" and "our company"), as of June 30, 2017 and the unaudited pro forma consolidated statements of operations of our company for the six months ended June 30, 2017 and year ended December 31, 2016. Workspace Property Trust will sell common shares of beneficial interest, par value $0.01 per share, in this offering and contribute the net proceeds to Workspace Property Trust, L.P., a Delaware limited partnership ("our operating partnership"), in exchange for common units of limited partnership interest in our operating partnership, or "common units." Following the completion of this offering and the formation transactions described below, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through its subsidiaries, and we will be the sole general partner of our operating partnership. At such time, we, as the sole general partner of our operating partnership, are expected to own, directly or indirectly, 60.0% of our operating partnership (based on the midpoint of the price range on the front cover of this prospectus) and will generally have the exclusive power under the partnership agreement to manage and conduct its business. Under accounting principles generally accepted in the United States of America, or GAAP, we will consolidate the assets, liabilities and results of operations of our operating partnership and its consolidated subsidiaries.

        Workspace Property Trust was formed as a Maryland real estate investment trust to continue the business of our predecessor. Our predecessor includes our operating partnership and its affiliates, all of which are managed and controlled by the board of managers of RVFP WS GP, LLC, the general partner of Workspace RVFP, L.P., the general partner of our operating partnership, which we refer to as the "predecessor general partner." Our operating partnership was formed on November 18, 2015 and commenced operations on December 3, 2015 when it acquired 40 office and flex properties and one land parcel in the Philadelphia market, which we refer to as our "first portfolio," from a third-party seller. On October 3, 2016, our operating partnership acquired a portfolio of 108 office and flex properties and two land parcels located in the Philadelphia, Minneapolis, Phoenix, South Florida and Tampa markets, which we refer to as our "second portfolio," from a third-party seller.

        Prior to or concurrently with the completion of this offering, our operating partnership and its affiliates will engage in a series of transactions intended to establish our operating and capital structure. We refer to these transactions, which are described below, as our "formation transactions."

  •
  Workspace Property Trust was formed as a Maryland real estate investment trust in June 2017. Workspace Property Trust intends to elect to be treated and to qualify as a REIT for U.S. federal income tax purposes beginning with its taxable year ending December 31, 2017.

  •
  The predecessor general partner will distribute to its limited partners the carried interest in our operating partnership that the predecessor general partner received in December 2015 and October 2016 with respect to the cash capital contributions our operating partnership received at those dates from its existing limited partners in connection with our acquisition of our first portfolio and our second portfolio, respectively.

  •
  The predecessor general partner will be merged with and into Workspace Property Trust, with Workspace Property Trust surviving and succeeding as the general partner of our operating partnership, and the owners of the predecessor general partner will receive common shares of Workspace Property Trust in exchange for their interests in the predecessor general partner.

  •
  Entities that own the limited and general partnership interests in Workspace Property Management, L.P., which provides property management services and certain other services to our operating partnership and which we refer to as "Workspace Property Management," will contribute to our operating partnership their partnership interests in Workspace Property Management in exchange for common units.

  •
  We will redeem the mandatorily redeemable preferred equity our operating partnership issued in connection with our acquisition of our second portfolio in exchange for a combination of cash and common shares.

  •
  The existing partnership interests in our operating partnership (including the carried interest in our operating partnership distributed to the limited partners of our predecessor general partner described in the second bullet above) will be converted into common units in our operating partnership. The transactions described in the second, third, fourth and fifth bullets above, including the settlement of the carried interest in our operating partnership for common units, may shift the respective percentage ownership interest among the investors in our predecessor prior to the consummation of the formation transactions but will not result in any dilution in the indirect ownership of our operating partnership by investors purchasing common shares in this offering.

  •
  The limited partnership agreement of our operating partnership will be amended and restated.

        Workspace Property Trust will sell 39,000,000 common shares (or 44,850,000 common shares if the underwriters exercise their over-allotment option in full) in this offering and contribute the net proceeds of this offering, other than the net proceeds we will use to acquire common units described below, to our operating partnership in exchange for common units. We expect our operating partnership to use a portion of the net proceeds received from us to:

  •
  repay approximately $215.7 million in outstanding indebtedness under our existing loan agreement with KeyBank National Association entered into in July 2017, which we refer to as the KeyBank Loan Agreement;

  •
  repay approximately $163.2 million of outstanding indebtedness under a senior mortgage loan and three mezzanine loans we entered into in connection with the acquisition of our second portfolio; and

  •
  pay approximately $63.6 million in cash in connection with the redemption of the mandatorily redeemable preferred equity our operating partnership issued in connection with our acquisition of our second portfolio.

        We expect our operating partnership to use any remaining net proceeds received from us for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

        To the extent the underwriters exercise their over-allotment option, we will use up to $50.0 million of proceeds (before underwriting discounts) from the sale of additional common shares to acquire up to 3,703,704 common units (based on the midpoint of the price range set forth on the front cover of this prospectus) from Safanad Suburban Office Partnership, LP ("SSOP LP"), an affiliate of Safanad Limited. The unaudited pro forma consolidated financial statements do not reflect the possible exercise by the underwriters of their over-allotment or the use of proceeds therefrom, including the acquisition of common units from SSOP LP.

        Prior to the merger of the predecessor general partner with and into Workspace Property Trust, all substantive activities will have been conducted by our predecessor, as Workspace Property Trust had limited activity. As a result, the merger will be accounted for as a reverse acquisition using the acquisition method of accounting, with our predecessor as the accounting acquirer, and the historical financial information for the periods prior to the merger will be that of our predecessor.

        The unaudited pro forma consolidated financial statements are being presented as if this offering and the formation transactions had occurred on June 30, 2017 for purposes of the unaudited pro forma consolidated balance sheet and as if this offering, the formation transactions and our predecessor's acquisition of the second portfolio had occurred on January 1, 2016 for purposes of the unaudited pro forma consolidated statements of operations.

        The unaudited pro forma consolidated financial statements are presented for informational purposes only and should be read in conjunction with the historical financial statements and related notes thereto included elsewhere in this prospectus. The adjustments to our unaudited pro forma consolidated financial statements are based on available information and assumptions that we consider reasonable. Our unaudited pro forma consolidated financial statements do not purport to (i) represent our financial position that would have actually existed had this offering and the formation transactions occurred on June 30, 2017, (ii) represent the results of our operations that would have actually occurred had this offering, the formation transactions and our predecessor's acquisition of the second portfolio occurred on January 1, 2016 or (iii) project our financial position or results of operations as of any future date or for any future period.

WORKSPACE PROPERTY TRUST

PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2017

(unaudited and dollar amounts in thousands)

	Workspace Property Trust Historical (A)	Predecessor (B)	Offering Proceeds/ Repayment of Debt (C)			Other Pro Forma Adjustments		Workspace Property Trust and Subsidiaries Pro Forma
Assets
Land and improvements	$—	$256,603	$			$—		$256,603
Building and improvements	—	824,031				—		824,031

	—	1,080,634				—		1,080,634
Accumulated depreciation	—	(36,808)				—		(36,808)

Real estate properties, net	—	1,043,826				—		1,043,826
Cash and cash equivalents	1	10,852		97,229		(63,833)	(D)	27,024
						(12,225)	(F)
						(5,000)	(H)
Restricted cash	—	28,570		(5,198)	(C-5)	(2,987)	(D)	20,385
Tenant and other receivables, net	—	4,908				—		4,908
Due from related parties	—	58				—		58
Deferred rent receivable, net	—	6,898				—		6,898
Deferred costs, net	—	7,436		4,049	(C-4)	—		11,485
Acquired lease intangible assets, net	—	120,557				—		120,557
Prepaid expenses and other assets	—	8,322		(3,697)	(C-5)	—		4,625

Total Assets	$1	$1,231,427		$92,383		$(84,045)		$1,239,766

Liabilities
Mortgages and other loans payable, net	$—	$1,013,956		$(369,882)	(C-2)	$—		$644,074
Redeemable preferred equity, net		104,297				(104,297)	(D)	—
Accounts payable and accrued expenses	—	18,066		(3,835)	(C-5)	—		14,231
Accrued interest payable and other liabilities		8,784		(977)	(C-3)	(687)	(D)	7,120
Acquired lease intangibles, net	—	15,088		—		—		15,088
Deferred revenue	—	7,375		—		—		7,375
Security deposits	—	7,593		—		—		7,593

Total Liabilities	—	1,175,159		(374,694)		(104,984)		695,481
Equity
Owners' equity	—	95,600				(83,375)	(E)
						(12,225)	(F)
Accumulated other comprehensive loss		(223)				89	(E)	(134)
Common stock	—	—		390	(C-1)	70	(D)	460
Additional paid-in capital	1	—		471,680	(C-1)	93,847	(D)	444,132
						(125,896)	(E)
						4,500	(G)
Accumulated deficit	—	(39,109)		(4,993)	(C-5)	(55,753)	(D)	(109,355)
						(4,500)	(G)
						(5,000)	(H)

Total shareholders' equity	1	56,268		467,077		(188,243)		335,103
Non-controlling partnership interest	—	—				209,182	(E)	209,182

Total Equity	1	56,268		467,077		20,939		544,285

Total Liabilities and Equity	$1	$1,231,427		$92,383		$(84,045)		$1,239,766

WORKSPACE PROPERTY TRUST

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2017

(unaudited and dollar amounts in thousands, except per share data)

	Workspace Property Trust Historical (AA)	Predecessor (BB)	Offering Proceeds/ Repayment of Debt (CC)	Other Pro Forma Adjustments		Workspace Property Trust and Subsidiaries Pro Forma
Revenues
Rental revenue, net	$—	$59,447	$—	$—		$59,447
Tenant reimbursement	—	33,234	—	—		33,234
Other income	—	662	—	—		662

Total revenue	—	93,343	—	—		93,343
Expenses
Operating expenses	—	22,082	—	—		22,082
Real estate taxes	—	11,731	—	—		11,731
Depreciation and amortization	—	46,393	—	—		46,393
General and administrative	—	7,269	—	2,224	(EE)	9,493

Total expenses	—	87,475	—	2,224		89,699
Operating income (loss)	—	5,868	—	(2,224)		3,644
Other expenses
Interest expense	—	(45,073)	12,332	8,783	(FF)	(23,958)
Unrealized gain on derivative instruments	—	96	—	—		96

Income (loss) from operations before taxes	—	(39,109)	12,332	6,559		(20,218)
Provision for income taxes		—	—	—		—

Net income (loss)	—	(39,109)	12,332	6,559		(20,218)
Net income (loss) attributable to noncontrolling interests	—	—	—	(8,081)	(GG)	(8,081)

Net income (loss) attributable to owners/shareholders	—	(39,109)	12,332	14,640		(12,137)
Other comprehensive income	—			—		—
Change in unrealized loss on derivative instruments	—	(585)	—	—		(585)

Comprehensive income (loss)	$—	$(39,694)	$12,332	$14,640		$(12,722)

Pro forma loss per share-basic and diluted						$(0.26)	(HH)

Pro forma weighted average shares-basic and diluted						45,996	(HH)

WORKSPACE PROPERTY TRUST

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(unaudited and dollar amounts in thousands, except per share data)

	Workspace Property Trust Historical (AA)	Predecessor (BB)	Second Portfolio Adjustments (DD)	Offering Proceeds/ Repayment of Debt (CC)	Other Pro Forma Adjustments		Workspace Property Trust and Subsidiaries Pro Forma
Revenues
Rental revenue, net	$—	$51,467	$67,509	$—	$—		$118,976
Tenant reimbursement	—	27,338	33,983	—	—		61,321
Other income	—	3,952	649	—	—		4,601

Total revenue	—	82,757	102,141	—	—		184,898
Expenses
Operating expenses	—	17,531	17,799	—	—		35,330
Real estate taxes	—	9,611	13,460	—	—		23,071
Depreciation and amortization	—	41,129	52,747	—	—		93,876
Transaction related costs	—	213	—	—	—		213
General and administrative	—	5,644	44	—	5,910	(EE)	11,598

Total expenses	—	74,128	84,050	—	5,910		164,088

Operating income (loss)	—	8,629	18,091	—	(5,910)		20,810
Other expenses
Interest expense	—	(31,545)	—	(18,750)	4,211	(FF)	(46,084)
Loss on extinguishment of debt	—	(1,093)	—	—	—		(1,093)
Unrealized loss on derivative instruments	—	(781)	—	—	—		(781)

Income (loss) from operations before taxes	—	(24,790)	18,091	(18,750)	(1,699)		(27,148)
Provision for income taxes	—	—	—	—	—		—

Net income (loss)	—	(24,790)	18,091	(18,750)	(1,699)		(27,148)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	(10,851)	(GG)	(10,851)

Net income (loss) attributable to owners/shareholders	—	(24,790)	18,091	(18,750)	9,152		(16,297)
Other comprehensive income	—	—	—	—	—		—
Change in unrealized gain on derivative instruments	—	362	—	—	—		362

Comprehensive income (loss)	$—	$(24,428)	$18,091	$(18,750)	$9,152		$(16,935)

Pro forma loss per share-basic and diluted							$(0.35)	(HH)

Pro forma weighted average shares-basic and diluted							45,996	(HH)

Notes to Pro Forma Consolidated Financial Statements (unaudited)

(dollars in thousands, unless otherwise stated)

1. Adjustments to Unaudited Pro Forma Consolidated Balance Sheet

        The adjustments to the unaudited pro forma consolidated balance sheet as of June 30, 2017 are as follows:

(A)
Reflects the audited historical balance sheet of Workspace Property Trust as of June 30, 2017. Workspace Property Trust is the public registrant under the Securities Act of 1933, as amended. Workspace Property Trust has had no operating activity since its formation on June 7, 2017, other than the issuance of 100 common shares for an aggregate purchase price of $1 in connection with the initial capitalization of Workspace Property Trust, which was paid on June 22, 2017. We intend to repurchase these common shares upon completion of this offering.

(B)
Reflects the unaudited historical combined consolidated balance sheet of our predecessor as of June 30, 2017. Pursuant to the formation transactions, the predecessor general partner will merge with and into Workspace Property Trust, with Workspace Property Trust surviving as the sole general partner of our operating partnership. The merger will be accounted for as a reverse acquisition using the acquisition method of accounting, with our predecessor as the accounting acquirer. As a result, our predecessor's assets and liabilities will be reflected at their historical cost basis.

(C)
Reflects the gross proceeds from this offering and the use of a portion of the proceeds, as further summarized and referenced below. Excludes the payment of $63.6 million (approximately $63.8 million as of June 30, 2017) in connection with the redemption of the mandatorily redeemable preferred equity our operating partnership issued in connection with our acquisition of our second portfolio, which is reflected in Note D.

(C-1)	Reflects the sale of 39,000,000 common shares in this offering at a public offering price of $13.50 per share (based on the midpoint of the price range set forth on the front cover of this prospectus), net of underwriting discounts, commissions and offering expenses as follows:
	Gross proceeds from this offering	$526,500
	Underwriting discounts	(35,143)

	Proceeds before offering expenses payable by us	$491,357
	Offering expenses payable by us(1)	(19,287)

	Available proceeds	$472,070

    (1)
    Includes offering costs of $3.7 million on our predecessor's consolidated balance sheet as of June 30, 2017.

(C-2)	Reflects the repayment of approximately $215.7 million of indebtedness outstanding as of the consummation of this offering (which had a balance, net of deferred finance costs, of approximately $208.9 million as of June 30, 2017) under a loan agreement with KeyBank National Association, which we refer to as the KeyBank Loan Agreement, that we incurred in connection with our acquisition of our first portfolio.

In addition, this adjustment reflects the repayment of approximately $163.2 million of outstanding indebtedness as of the consummation of this offering (which had a balance, net of deferred finance costs, of approximately $161.0 million as of June 30, 2017) under a senior mortgage loan and three mezzanine loans we entered into in connection with the acquisition of our second portfolio.

Notes to Pro Forma Consolidated Financial Statements (unaudited) (Continued)

(dollars in thousands, unless otherwise stated)

1. Adjustments to Unaudited Pro Forma Consolidated Balance Sheet (Continued)

(C-3)	Reflects the payment of accrued interest and lender fees of approximately $1.0 million on the indebtedness described above.
(C-4)
Reflects the payment of approximately $0.2 million of lender fees in connection with the closing of the KeyBank Loan Agreement and payment of approximately $3.8 million of lender fees in connection with the closing of the new revolving credit facility described below.
(C-5)
Other adjustments include the reversal of deferred costs and the related accounts payable associated with this offering of $3.7 million, the release of lender cash reserves of $5.2 million and the recording of loss on extinguishment of debt, representing the unamortized deferred financing fees and breakage costs totaling $5.0 million, in connection with the repayment of indebtedness described above.

    We entered into a senior mortgage loan and three mezzanine loans (mezzanine A loan, mezzanine B loan and mezzanine C loan) in connection with the acquisition of second portfolio in October 2016, which we collectively refer to as the second portfolio debt. As of June 30, 2017, the senior mortgage loan had a principal balance of $557.0 million, the mezzanine A loan had a principal balance of $100.0 million, the mezzanine B loan had a principal balance of $109.0 million and the mezzanine C loan had a principal balance of $50.0 million. The second portfolio debt has a maturity date of October 9, 2018 (which may be extended for three terms of one year each, subject to meeting certain conditions) and had a weighted average interest rate of 6.22% at June 30, 2017.

    We entered into the KeyBank Loan Agreement in October 2016 and amended and restated the KeyBank Loan Agreement in July 2017. The KeyBank Loan Agreement provides for revolving loans of up to $235.0 million in aggregate principal amount, has a maturity date of January 12, 2018 (which may be extended for two terms of three months each, subject to certain conditions) and bears interest at an annual rate of LIBOR plus 1.30% (2.53% as of the date of this prospectus). In connection with the amendment and restatement of the KeyBank Loan Agreement in July 2017, we borrowed $210.7 million, $210.3 million of which was used to repay outstanding indebtedness we incurred in connection with our acquisition of our first portfolio, which had a weighted average interest rate of 5.88% at June 30, 2017. In August 2017, we borrowed an additional $5.0 million under the KeyBank Loan Agreement.

    KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC have agreed to act as joint book runners; KeyBanc Capital Markets Inc., J.P. Morgan Securities LLC, Capital One Securities, Inc. and BMO Capital Markets Corp. have agreed to act as joint lead arrangers; KeyBank National Association has agreed to act as administrative agent; and J.P. Morgan Chase Bank, N.A. has agreed to act as syndication agent in connection with securing commitments from a syndicate of lenders for new unsecured credit facilities of our operating partnership, which we collectively refer to as our new unsecured credit facilities. We have obtained commitments for our new unsecured credit facilities, subject to meeting specified requirements, consisting of (i) a revolving credit facility, allowing revolving credit borrowings of up to $500.0 million at any one time outstanding (which may be increased to $1.25 billion upon our request, subject to meeting specified requirements and obtaining

Notes to Pro Forma Consolidated Financial Statements (unaudited) (Continued)

(dollars in thousands, unless otherwise stated)

1. Adjustments to Unaudited Pro Forma Consolidated Balance Sheet (Continued)

additional commitments from lenders), including (a) a swingline facility of up to $75.0 million and (b) letters of credit available for issuance of up to $75.0 million, and (ii) two, initially undrawn delay draw term loan facilities for up to $650.0 million in the aggregate (which may be increased to $750.0 million in the aggregate upon our request, subject to meeting specified requirements and obtaining additional commitments from lenders), consisting of a term loan A facility of up to $325.0 million and a term loan B facility of up to $325.0 million. The term loan facilities will have a delay draw period of twelve months from the closing of the revolving credit facility.

    The payment of approximately $3.8 million of lender fees in connection with the closing of the new revolving credit facility is reflected in Note (C-4) above. The unaudited pro forma consolidated balance sheet has not been adjusted to reflect the potential payment of approximately $5.1 million in lender fees related to the two new delay draw term loan facilities we intend to close shortly after the consummation of this offering and the formation transactions. No assurance can be given that we will close on the two new term loan facilities based on this proposed timing or at all.

(D)
Reflects the redemption of the mandatorily redeemable preferred equity of our operating partnership with a balance of $104.3 million as of June 30, 2017 ($107.6 million as of the consummation of this offering) issued in connection with our acquisition of our second portfolio in exchange for a combination of approximately $63.6 million of cash and 6,844,562 common shares (based on the midpoint of the price range set forth on the front cover of this prospectus) with an estimated aggregate value of $92.4 million, resulting in the recognition of a loss on extinguishment of debt of $55.8 million based on balances as of June 30, 2017 ($49.7 million based on balances as of the consummation of this offering), and the release of related cash escrow reserves of $3.0 million and payment of accrued interest of $0.7 million as of June 30, 2017 ($0.7 million as of the consummation of this offering).

(E)
Reflects the elimination of our predecessor's remaining owners' equity of $(83.4) million, allocation of a portion of accumulated other comprehensive loss to non-controlling partnership interest of $89 and the rebalancing of additional paid-in capital to noncontrolling interest of $125.9 million in connection with the issuance of an aggregate of 6,996,345 common shares and 30,120,212 common units (including the conversion of existing partnership interests in our operating partnership into common units) in connection with the formation transactions.

(F)
Reflects adjustment for distributions made subsequent to June 30, 2017 through October 25, 2017 or expected to be made prior to the completion of this offering and the formation transactions of $12.2 million.

(G)
Reflects the grant of an aggregate of 333,333 LTIP units (based on the midpoint of the price range set forth on the front cover of this prospectus) to Messrs. Nolan, Nichols and Allen with an estimated value of $4.5 million. These awards are being made in recognition of services they have provided to us in connection with this offering. These awards will be fully vested upon grant and will be made outside of the 2017 Incentive Award Plan.

(H)
Reflect a one-time transaction bonus the board of directors of our predecessor approved for Messrs. Rizk and Thomas in the amounts of $3.0 million and $2.0 million, respectively. By prior agreement among the continuing investors in our predecessor, these bonuses are to be paid in cash through a draw by our predecessor under the KeyBank Loan Agreement that will be repaid out of the net proceeds from this offering. The aggregate number of common units and common

Notes to Pro Forma Consolidated Financial Statements (unaudited) (Continued)

(dollars in thousands, unless otherwise stated)

1. Adjustments to Unaudited Pro Forma Consolidated Balance Sheet (Continued)

  shares issued to our existing investors upon the consummation of the formation transactions will be reduced by a number of common units and common shares valued at $5.0 million (based on the initial public offering price of the common shares sold in this offering set forth in the final prospectus), and our existing investors' aggregate percentage ownership interest in our common units and common shares will be correspondingly reduced pro rata by this amount in the formation transactions. These cash bonuses are intended to compensate Messrs. Rizk and Thomas, in part, for the diminution in their future cash compensation resulting from the contribution to our operating partnership of their interests in Workspace Property Management and the termination of the management agreement with Workspace Property Management upon completion of this offering.

2. Adjustments to Unaudited Pro Forma Consolidated Statements of Operations

        The adjustments to the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2017 and year ended December 31, 2016 are as follows:

(AA)
Represents the historical statements of operations of Workspace Property Trust for the six months ended June 30, 2017 and the year ended December 31, 2016. Workspace Property Trust has had no operating activity since its formation on June 7, 2017, other than the issuance of 100 common shares for an aggregate purchase price of $1 in connection with the initial capitalization of Workspace Property Trust, which was paid on June 22, 2017.

(BB)
Reflects the historical combined consolidated statements of operations of our predecessor for the six months ended June 30, 2017 and the year ended December 31, 2016. As discussed in Note B, pursuant to the formation transactions, the predecessor general partner will merge with and into Workspace Property Trust, with Workspace Property Trust surviving as the sole general partner of our operating partnership. The merger will be accounted for as a reverse acquisition using the acquisition method of accounting, with our predecessor as the accounting acquirer. As a result, expenses such as depreciation and amortization to be recognized by us are based on our predecessor's historical cost basis of the related assets and liabilities.

(CC)
Reflects (i) a reduction in interest expense of $13.3 million (including amortization of deferred finance costs) for the six months ended June 30, 2017 related to the repayment of indebtedness in connection with this offering and formation transactions, partially offset by an increase in interest expense of $1.0 million associated with the amortization of deferred finance costs and unused fee related to the new revolving credit facility we expect to close in connection with the consummation of this offering and the formation transactions, and (ii) an increase in interest expense of $30.1 million (including amortization of deferred finance costs) for the year ended December 31, 2016 due to the full year 2016 impact of interest expense associated with our second portfolio debt incurred on October 3, 2016 and an increase in interest expense of $2.3 million associated with the amortization of deferred finance costs and unused fee related to the new revolving credit facility we expect to close in connection with the consummation of this offering and the formation transactions, partially offset by a reduction in interest expense of $13.7 million (including amortization of deferred finance costs) related to the repayment of indebtedness in connection with this offering and formation transactions. See Note C.

This adjustment does not reflect the amortization of deferred finance costs or any unused fee related to the two new delayed draw term loan facilities we intend to close shortly after the

Notes to Pro Forma Consolidated Financial Statements (unaudited) (Continued)

(dollars in thousands, unless otherwise stated)

2. Adjustments to Unaudited Pro Forma Consolidated Statements of Operations (Continued)

  consummation of this offering and the formation transactions of approximately $0.6 million and $1.3 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively. No assurance can be given that we will close on the two new delayed draw term loan facilities based on this proposed timing or at all.

(DD)
On October 3, 2016, our operating partnership acquired the second portfolio from a third-party seller. Since that date, the operating results of the second portfolio have been consolidated with the operating results of our predecessor in accordance with ASC 810. The table below presents the combined revenues and certain expenses of our second portfolio for the nine months ended September 30, 2016, as adjusted to reflect the (i) combined revenues and certain expenses of the second portfolio for the period of October 1, 2016 through October 2, 2016, the day prior to acquisition, and (ii) the net impact on certain amounts as if the acquisition occurred on January 1, 2016:

	Second Portfolio(1)	Adjustments to Rule 3-14 Financial Statements(2)	Adjustments related to period October 1, 2016 through October 2, 2016(3)	Other Adjustments(4)	Second Portfolio Adjustments
Operating Revenue
Rental revenue, net	$67,014	$212	$491	$(208)	$67,509
Tenant reimbursement	33,737	—	246	—	33,983
Other income	644	—	5		649

Total operating revenue	$101,395	$212	$742	$(208)	$102,141

Operating Expenses
Operating expenses	$17,670	$—	129	—	$17,799
Real estate taxes	13,362	—	98	—	13,460
General and administrative	44	—	—	—	44
Depreciation and amortization	—	—	—	52,747	52,747

Total operating expenses	$31,076	$—	$227	$52,747	$84,050

(1)
This information is derived from the unaudited combined statement of revenues and certain expenses from real estate operations of our second portfolio for the nine months ended September 30, 2016, which were prepared for the purposes of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act.

(2)
Reflects adjustments to rental revenue, net to eliminate the net impact of straight-line rents of the prior owner.

(3)
Reflects adjustments to include the operating revenue and certain expenses for our second portfolio for the period of October 1, 2016 through October 2, 2016. Operating revenue and certain expenses are based on the daily average operating revenue and certain expenses for our second portfolio for the nine months ended September 30, 2016, multiplied by two days.

(4)
Reflects adjustments to (i) rental revenue, net to include the net impact on straight line rents of $3.7 million and amortization of above- and below-market lease intangibles of $(4.0) million and (ii) depreciation and amortization to include depreciation and amortization of building and tenant improvements of $20.4 million and amortization of acquired

Notes to Pro Forma Consolidated Financial Statements (unaudited) (Continued)

(dollars in thousands, unless otherwise stated)

2. Adjustments to Unaudited Pro Forma Consolidated Statements of Operations (Continued)

  in-place leases of $32.4 million, in each case based on our predecessor's purchase price allocation as if the acquisition of our second portfolio occurred on January 1, 2016 (with respect to both the period of January 1, 2016 through October 2, 2016 and the period of October 3, 2016 through December 31, 2016, the period in which our second portfolio's operating results were already included in our predecessor's operating results).

  Pro forma depreciation and amortization expense for the period ended October 3, 2016 has been calculated and presented based on our purchase price allocation conducted in accordance with ASC 805 and the estimated useful lives of the assets as follows:

Land improvements	15 years
Building	40 years
Tenant improvements	over the life of the respective lease
Furniture and fixtures	5 years

  In utilizing these useful lives for determining the pro forma adjustments, management considered the length of time the asset had been in existence, the maintenance history, as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life.

  We amortize acquired above- and below-market leases as a decrease or increase to rental income, respectively, over the lives of the respective leases. Amortization of acquired in-place leases, excluding ground leases, is included as a component of depreciation and amortization.

  Interest expense on debt we incurred in connection with the acquisition of our second portfolio is calculated using the contractual interest rate for each loan. Such debt bears interest at a rate equal to the London Interbank Offered Rate plus a spread. A hypothetical 1% increase or decrease in the weighted average interest rate on the debt incurred in connection with the acquisition of our second portfolio would increase or decrease pro forma interest expense by $3.3 million and $6.5 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively. Because we have an interest rate cap in place with strike price of 1.75%, any increase in pro forma interest expense would be capped at $1.7 million and $3.4 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively. See Note CC for the pro forma adjustment for the net impact on interest expense from the repayment of certain indebtedness to occur concurrent with this offering and formation transactions.

(EE)
Reflects expected equity-based compensation expense associated with the grant of an aggregate of (i) 283,336 LTIP units subject to time-based vesting and 681,484 LTIP units subject to performance-based vesting at target performance with an aggregate estimated fair value of $13.4 million to our executive officers; (ii) 137,741 performance share units and 137,741 restricted share units subject to time-based vesting with an aggregate estimated value of $3.8 million to eligible non-executive employees and (iii) 24,075 restricted share units subject to time-based vesting with an aggregate estimated value of $0.3 million to our independent trustees (such number LTIP units, performance share units and restricted share units, in each case, determined on the midpoint of the price range set forth on the front cover of this prospectus). We estimated that there would be no forfeitures of any of these awards and that certain performance metrics would be met for the awards subject to performance-based vesting. The LTIPs subject to time-based vesting are valued at their estimated fair value, based on the midpoint to the price range set forth on the cover of this prospectus, and restricted share units

Notes to Pro Forma Consolidated Financial Statements (unaudited) (Continued)

(dollars in thousands, unless otherwise stated)

2. Adjustments to Unaudited Pro Forma Consolidated Statements of Operations (Continued)

  are valued at their estimated fair value on the expected date of grant (the completion of this offering), utilizing a Monte-Carlo simulation to estimate the probability of the vesting conditions being satisfied. We recognize equity-based compensation on a straight-line basis over the requisite service period of each award. Compensation costs on these awards are expected to vest over a weighted average vesting period of 3.6 years. The pro forma consolidated statements of operations do not reflect the grant of an aggregate of 333,333 LTIP units (based on the midpoint of the price range set forth on the front cover of this prospectus) to Messrs. Nolan, Nichols and Allen with an estimated value of $4.5 million, which are payable and will be fully vested upon the completion of this offering, and one-time cash transaction bonuses to Messrs. Rizk and Thomas of $3.0 million and $2.0 million, respectively, because these items will not have a continuing impact on our results of operations. In addition, we expect to incur additional general and administrative expenses, including expenses that result from becoming a public company, including, but not limited to, incremental salaries, hiring of new executive officers or employees, board of trustees' fees and expenses, trustees and officers insurance, legal compliance cost and incremental audit and tax fees. We estimate additional recurring general and administrative expenses of approximately $9.0 million for 2017 as a result of being a public company. As we have not yet entered into contracts with third parties to provide the services included within this estimate, other than our agreement to issue equity-based awards to executive officers, trustees and other eligible employees upon completion of this offering, these estimated expenses do not appear in the unaudited pro forma consolidated statements of operations. Amounts corresponding to services and expenses under contract have been reflected as an adjustment in the unaudited pro forma consolidated statements of operations as additional general and administrative expenses.

(FF)
Reflects the reduction in interest expense (including amortization of deferred finance costs) related to the redemption of the mandatorily redeemable preferred equity in connection with this offering and formation transactions. In addition, we expect to record a loss on extinguishment of debt of approximately $49.7 million. See Note D. This estimated loss does not appear in the unaudited pro forma consolidated statements of operations because it is not expected to have a continuing impact on our results of operations following the redemption of the mandatorily redeemable preferred equity and issuance of common shares.

(GG)
Reflects the allocation of net income (loss) to the noncontrolling interests and shareholders' equity.

(HH)
Pro forma earnings (loss) per share—basic and diluted are calculated by dividing pro forma consolidated net income (loss) allocable to our company's shareholders by the number of common shares issued in this offering and the formation transactions. For each period, the common units in our operating partnership and equity-based awards have been excluded from the computation of diluted pro forma earnings per share, as such inclusion would be anti-dilutive. Set forth below is a reconciliation of pro forma weighted average shares outstanding:

Number of common shares issued in this offering	39,000,000
Number of common shares issued in the formation transactions	6,996,345

Total	45,996,345

Workspace Property Trust
Historical Financial Statements (audited)

Report of Independent Registered Public Accounting Firm

The Board of Managers
of RVFP WS GP, LLC

        We have audited the accompanying balance sheet of Workspace Property Trust (the Company) as of June 30, 2017. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance is free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Workspace Property Trust at June 30, 2017, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
October 26, 2017

Workspace Property Trust

Balance Sheet

June 30, 2017

Assets:
Cash	$1,000

Total Assets	$1,000

Shareholder's Equity:
Preferred shares, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	$—
Common shares, $0.01 par value, 9,000 shares authorized, 100 shares issued and outstanding	1
Additional paid in capital	999

Total Shareholder's Equity	$1,000

The accompanying notes are an integral part of this balance sheet.

Workspace Property Trust

Notes to Balance Sheet

June 30, 2017

1. ORGANIZATION

        Workspace Property Trust (the "Company") was organized as a Maryland real estate investment trust on June 7, 2017. Under its declaration of trust, the Company is authorized to issue up to 9,000 common shares and 1,000 preferred shares.

        The Company expects to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering (the "Offering") of common shares of beneficial interest, par value of $0.01 per share. The Company will contribute the net proceeds of the Offering in exchange for operating partnership units in Workspace Property Trust, L.P., a Delaware limited partnership (the "Operating Partnership"). The Company, as the sole general partner of the Operating Partnership, will generally have the exclusive power under the partnership agreement to manage and conduct the Operating Partnership's business, subject to limited approval and voting rights of the limited partners. Accordingly, the Company will consolidate the Operating Partnership.

        The Operating Partnership will own, manage, lease and, acquire suburban office/flex buildings in the United States. The Operating Partnership will initially own 148 office/flex buildings and three land parcels, all of which will be included in the consolidated financial statements of the Company. The Operating Partnership intends to use a portion of the net proceeds of the Offering to repay outstanding indebtedness and to use any remaining net proceeds for general corporate purposes, including capital expenditures and potential future acquisition opportunities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

Income Taxes

        The Company intends to elect to be treated and to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2017. As a REIT, the Company will generally be entitled to deduction for dividends paid and therefore will not be subject to federal corporate income tax on its net taxable income that is being distributed to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts in the balance sheet and accompanying notes. Actual results could differ from those estimates.

Workspace Property Trust

Notes to Balance Sheet (Continued)

June 30, 2017

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Offering Costs

        In connection with the Offering, affiliates of the Company have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the proceeds of the Offering, when it is consummated or expensed if the transaction is not consummated. Such costs totaled $9.6 million through October 20, 2017.

Underwriting Commissions and Costs

        Underwriting commissions and costs to be incurred in connection with the Offering will be reflected as a reduction of additional paid in capital.

3. SUBSEQUENT EVENTS

        The Company evaluated all transactions that occurred after June 30, 2017 through October 26, 2017, the date this balance sheet was available to be issued and noted no matters requiring disclosure.

Workspace Property Trust Predecessor
Historical Combined Consolidated Financial Statements (audited):

Report of Independent Registered Public Accounting Firm

Board of Managers of RVFP WS GP, LLC

        We have audited the accompanying combined consolidated balance sheets of Workspace Property Trust Predecessor (the "Partnership") as of December 31, 2016 and 2015, and the related combined consolidated statements of operations and comprehensive income (loss), equity and cash flows for the year ended December 31, 2016 (Workspace Owner Period), the period from December 3, 2015 (commencement of operations) to December 31, 2015 (Workspace Owner Period), and the period from January 1, 2015 through December 2, 2015 (Prior Owner Period). Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of Workspace Property Trust Predecessor at December 31, 2016 and 2015, and the combined consolidated results of its operations and its cash flows for the year ended December 31, 2016 (Workspace Owner Period), the period from December 3, 2015 (commencement of operations) to December 31, 2015 (Workspace Owner Period), and the period from January 1, 2015 through December 2, 2015 (Prior Owner Period), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects to the information set forth therein.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 30, 2017

Workspace Property Trust Predecessor

Combined Consolidated Balance Sheets

(dollars in thousands)

	Workspace Owner Period
	December 31, 2016	December 31, 2015
Assets
Real estate properties, at cost
Land and land improvements	$256,603	$42,685
Building and improvements, including tenant improvements	816,788	189,529

	1,073,391	232,214
Less: accumulated depreciation	(18,423)	(900)

Real estate properties, net	1,054,968	231,314
Cash and cash equivalents	10,796	1,798
Restricted cash	23,699	1,932
Tenant and other receivables, net of allowance of $252 and $15 in 2016 and 2015, respectively	2,612	218
Due from related parties	43	—
Deferred rent receivable, net of allowance of $213 and $100 in 2016 and 2015, respectively	3,420	165
Deferred costs, net of accumulated amortization of $283 and $0 in 2016 and 2015, respectively	4,290	—
Acquired lease intangible assets, net	151,602	25,658
Prepaid expenses and other assets	9,060	3,620

Total assets	$1,260,490	$264,705

Liabilities
Mortgages payable, net	$1,008,073	$205,567
Redeemable preferred equity, net	99,585	—
Accounts payable and accrued expenses	6,411	1,451
Accrued interest payable and other liabilities	5,271	673
Acquired lease intangibles, net	17,007	8,329
Deferred revenue	7,245	785
Security deposits	7,337	1,910

Total liabilities	1,150,929	218,715
Commitments and contingencies	—	—
Equity
Owners' equity	109,199	45,990
Accumulated other comprehensive income	362	—

Total equity	109,561	45,990

Total liabilities and equity	$1,260,490	$264,705

The accompanying notes are an integral part of these combined consolidated financial statements.

Workspace Property Trust Predecessor

Combined Consolidated Statements of Operations and Comprehensive Income (Loss)

(dollars in thousands)

	Workspace Owner Period		Prior Owner Period
		Period from December 3, 2015 (commencement of operations) to December 31, 2015	Period from January 1, 2015 to December 2, 2015

	Year Ended December 31, 2016

Revenues
Rental revenue	$51,467	$2,319	$23,083
Tenant reimbursements	27,338	1,139	15,521
Other revenue	3,952	10	115

Total revenues	82,757	3,468	38,719

Expenses
Operating expenses	17,531	773	9,564
Real estate taxes	9,611	399	4,747
Depreciation and amortization	41,129	1,855	9,632
Transaction related costs	213	778	—
General and administrative	5,644	308	8
Management fees and allocated costs	—	—	3,199

Total expenses	74,128	4,113	27,150

Operating income (loss)	8,629	(645)	11,569
Other expenses:
Interest expense	(31,545)	(1,030)	—
Loss on extinguishment of debt	(1,093)	—	—
Unrealized loss on derivative instruments	(781)	(140)	—

Net income (loss)	(24,790)	(1,815)	11,569
Other comprehensive income:
Change in unrealized gain on derivative instruments	362	—	—

Comprehensive income (loss)	$(24,428)	$(1,815)	$11,569

The accompanying notes are an integral part of these combined consolidated financial statements.

Workspace Property Trust Predecessor

Combined Consolidated Statements of Equity

(dollars in thousands)

	Owners' Equity	Accumulated Other Comprehensive Income	Total Equity
Prior Owner Period
Balance at January 1, 2015	$199,464		$199,464
Net income	11,569		11,569
Contributions from owners	31,038		31,038
Distributions to owners	(43,620)		(43,620)

Balance at December 2, 2015	$198,451		$198,451

Workspace Owner Period
Balance at December 3, 2015 (commencement of operations)	$—	$—	$—
Net loss	(1,815)	—	(1,815)
Contributions from owners	50,539	—	50,539
Equity issuance costs	(281)	—	(281)
Distributions to owners	(2,453)	—	(2,453)

Balance at December 31, 2015	45,990	—	45,990
Net loss	(24,790)	—	(24,790)
Other comprehensive income	—	362	362
Contributions from owners	108,180	—	108,180
Equity issuance costs	(1,705)	—	(1,705)
Distributions to owners	(18,476)	—	(18,476)

Balance at December 31, 2016	$109,199	$362	$109,561

The accompanying notes are an integral part of these combined consolidated financial statements.

Workspace Property Trust Predecessor

Combined Consolidated Statements of Cash Flows

(dollars in thousands)

			Prior Owner Period
	Workspace Owner Period

	Year Ended December 31, 2016	Period from December 3, 2015 (commencement of operations) to December 31, 2015	Period from January 1, 2015 to December 2, 2015
Operating Activities
Net (loss) income	$(24,790)	$(1,815)	$11,569
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	41,129	1,855	9,632
Amortization of deferred finance costs	4,846	169	—
Amortization of debt discount	477	38	—
Loss on extinguishment of debt	1,093	—	—
Unrealized loss on derivative instruments	781	140	—
Provision for doubtful accounts	257	115	580
Amortization of above- and below-market leases, net	(442)	(254)	—
Deferred rents receivable	(3,275)	(265)	(1,465)
Accretion of interest on redeemable preferred equity	2,107	—	—
Changes in operating assets and liabilities:
Tenant and other receivables	(2,631)	(233)	(415)
Deferred leasing costs	(3,400)	—	(1,309)
Prepaid expenses and other assets	(5,382)	(2,683)	(321)
Due from related parties	(43)	—	—
Accounts payable, accrued expenses and other liabilities	8,522	1,935	(2,352)
Deferred revenue	6,460	785	106
Security deposits	90	—	562

Net cash provided by (used in) operating activities	25,799	(213)	16,587

Investing Activities
Acquisitions of real estate properties	(971,508)	(238,368)	—
Additions to land, buildings and improvements	(4,039)	(81)	(4,083)

Net cash used in investing activities	(975,547)	(238,449)	(4,083)

Financing Activities
Proceeds from mortgages payable	816,000	200,000	—
Issuance of redeemable preferred equity	99,000	—	—
Proceeds from revolving credit facility	1,500	—	—
Repayments of revolving credit facility	(1,500)	—	—
Deferred financing costs	(22,009)	(4,336)	—
Payments of equity issuance costs	(1,705)	(281)	—
Purchase of interest rate caps	(477)	(1,077)	—
Contributions by owners	108,180	50,539	31,038
Distributions to owners	(18,476)	(2,453)	(43,620)

Net cash provided by (used in) financing activities	980,513	242,392	(12,582)

Net increase (decrease) in cash and cash equivalents	30,765	3,730	(78)
Cash and cash equivalents and restricted cash at beginning of period	3,730	—	120

Cash and cash equivalents and restricted cash at end of period	$34,495	$3,730	$42

The accompanying notes are an integral part of these combined consolidated financial statements.

Workspace Property Trust Predecessor

Combined Consolidated Statements of Cash Flows (Continued)

(dollars in thousands)

			Prior Owner Period
	Workspace Owner Period

	Year Ended December 31, 2016	Period from December 3, 2015 (commencement of operations) to December 31, 2015	Period from January 1, 2015 to December 2, 2015
Reconciliation of Cash and Cash Equivalents and Restricted Cash:
Cash and cash equivalents	$10,796	$1,798	$—
Restricted cash	23,679	1,932	42

Cash and cash equivalents and restricted cash at end of period	$34,495	$3,730	$42

Supplemental Information
Interest paid	$21,227	$338	$—

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Capital expenditures payable	$534	$189	$—
Deferred leasing costs payable	516	—	—
Security deposits	5,337	1,910	—
Seller financing	—	10,333	—

The accompanying notes are an integral part of these combined consolidated financial statements.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements

(dollars in thousands, unless otherwise stated)

1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS

        Workspace Property Trust, L.P. ("WPT"), a Delaware limited partnership, was formed on September 24, 2015 and commenced operations on December 3, 2015. The accompanying financial statements as it relates to periods subsequent to December 3, 2015 are referred to as the Workspace Owner Period and reflect the operations of WPT and its affiliates, including Workspace RVFP, L.P. ("Workspace RVFP"), Workspace Property Management, L.P., RV OP 2, L.P., RV OP 3, L.P., RV OP 4, L.P., RVFP Limited, L.P. ("RVLP LP") and WPT FAMP Limited Partnership ("WPT FAMP"), including their consolidated subsidiaries. WPT and its affiliates are collectively referred to herein as Workspace Owner. Workspace Owner is engaged in the business of owning, managing, leasing and acquiring suburban office/flex buildings in the United States.

        On December 3, 2015, Workspace Owner acquired a portfolio of 40 office/flex buildings and one land parcel all located in Horsham, Pennsylvania (the "First Portfolio") from a third-party seller (the "Prior Owner"). Since Workspace Owner only commenced operations on December 3, 2015 following the acquisition of the First Portfolio, in substance, it is continuing the business of another entity. Pursuant to Rule 405 of the Securities and Exchange Commission ("SEC") Regulation C and as required by Articles 3 and 10 of SEC Regulation S-X, we have concluded that the First Portfolio represents the predecessor to the Workspace Owner and have therefore presented the financial statements of the predecessor as required for periods before ownership by Workspace Owner, with no lapse in audited periods or omission of other information in order to meet the requirement of Rule 3-01 of SEC Regulation S-X.

        Accordingly, the accompanying financial statements presented herein for the period from January 1, 2015 to December 2, 2015 represent that of our predecessor and are referred to as the Prior Owner Period. The Workspace Owner, together with the Prior Owner, is referred to as the Partnership. As used in these combined consolidated financial statements, unless the context otherwise requires, "we," "us," "our Company" and "our Partnership" mean the Partnership for the periods presented.

        On October 3, 2016, the Partnership acquired a portfolio of 108 office/flex buildings and two land parcels located in the Philadelphia, Minneapolis, Phoenix, South Florida, and Tampa markets (the "Second Portfolio") from the Prior Owner and simultaneously closed on a recapitalization transaction where additional limited partners were admitted and mandatorily redeemable preferred equity was issued.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS (Continued)

Real Estate Portfolio (unaudited)

        As of December 31, 2016, the Partnership owned the following properties, which are grouped by geographical location as follows:

	Office		Flex		Total Office and Flex		Land Parcels		Total
Location	Number of Properties	Rentable Square Feet	Number of Properties	Rentable Square Feet	Number of Properties	Rentable Square Feet	Number of Properties	Acres	Number of Properties
Philadelphia	44	3,044,298	26	1,381,915	70	4,426,213	1	3.0	71
Phoenix	13	977,383	1	101,269	14	1,078,652	1	18.1	15
Tampa	14	684,363	20	1,115,205	34	1,799,568	—	—	34
Minneapolis	11	921,204	8	567,628	19	1,488,832	—	—	19
South Florida	11	1,136,698	—	—	11	1,136,698	1	6.1	12

	93	6,763,946	55	3,166,017	148	9,929,963	3	27.2	151

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The following significant accounting policies are the policies of both the Workspace Owner and the Prior Owner, except for Segment Reporting, as discussed in Note 12.

Basis of Presentation

        For the Workspace Owner Period, the combined consolidated financial statements also include overhead costs incurred by affiliates, which were determined based on the time spent and services provided. For the Prior Owner Period, the combined consolidated financial statements include an allocation of corporate overhead and administration expenses, which were determined based on a certain allocated method, primarily based on a relative percentage of revenues or assets and services provided.

Principles of Consolidation and Combined Financial Statements

        The accompanying combined consolidated financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and with the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). The combined consolidated financial statements include the financial statements of WPT and its affiliates, all of which are managed by the board of managers of RVFP WS GP, LLC ("RVFP WS GP"), who is the general partner of Workspace RVFP. Therefore, we have prepared the financial statements on a combined basis due to common management. All significant intercompany transactions and balances are eliminated in combination.

        A reporting entity consolidates a voting interest entity ("VOE") it controls and a variable interest entity ("VIE"), in which it is the primary beneficiary. A VOE is an entity whose equity investment is deemed sufficient to finance its activities and to absorb the expected losses of the entity, and where the equity holders have the power to direct the activities that most significantly impact the entity's economic performance. Under Accounting Standards Update ("ASU") 2015-02, a reporting entity consolidates a VOE if the reporting entity owns a majority voting interest, or for limited partnership interests, a reporting entity owns a majority of the limited partnership's kick-out rights through voting

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

interest, and that none of the non-controlling limited partners holds any substantive participating rights. On the other hand, the primary beneficiary of a VIE is the entity that has (i) the power to direct the activities that most significantly impact the entity's economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. A re-assessment of whether an entity is a VIE is performed when a reconsideration event occurs such as a recapitalization transaction or when the governing documents or contractual arrangements are amended such that it changes the characteristics of the entity's equity investment at risk or the holders of the equity investments at risk, as a group, lose power from voting rights or similar rights to direct the significant activities of the entity.

        We review each operating agreement to understand our rights and the rights of our other partners or members and determine whether those rights are protective and participating. When approval of all the partners or a quorum is required for major decisions such as, among others, operating budgets and business plan, settling disputes with taxing authority or any other claims, sale or disposition of real estate, placement of new or additional financing secured by the assets of the entity and approval of significant leases and other significant contracts or related party agreements, we do not consolidate the entity as we consider these to be substantive participation rights that result in shared power of the activities that most significantly impact the performance of the entity. Operating agreements typically contain certain protective rights such as the ability to remove the managing partner in case of willful misconduct or bad acts, requiring partner or member to approve capital expenditures and operating expenditures greater than a particular amount and limitations on the operating activities of the entity.

Real Estate and Depreciation

        Real estate properties are carried at cost less accumulated depreciation and impairment losses, if any. The cost of real estate properties reflects their purchase price or development cost. The Partnership evaluates each acquisition transaction to determine whether the acquired assets meet the definition of business. Under ASU 2017-01, as discussed below and which the Partnership has early adopted beginning on December 3, 2015, an acquisition does not qualify as a business when substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets or the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. Transaction costs related to acquisitions that are asset acquisitions are capitalized as part of the cost basis of the acquired assets, while transaction costs for acquisitions that are deemed to be acquisitions of a business are expensed as incurred and included in transaction related costs in the combined consolidated statements of operations and comprehensive income (loss). Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

        The Partnership allocates the purchase price of real estate in a transaction accounted for as an asset acquisition to net tangible and identified intangible assets acquired based on their relative fair values. Above- and below-market in-place lease values for acquired properties are recorded based on the net present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) the Partnership's estimate of the fair market lease rates for the corresponding in-place leases

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(including ground lease obligations), measured over a period equal to the remaining non-cancelable term of the lease (including the below market fixed-rate renewal period, if applicable). Capitalized above-market lease values are amortized on a straight-line basis as a reduction of rental income over the remaining non-cancelable terms of the respective leases, which generally range from less than one year to ten years. Capitalized below-market lease values are amortized on a straight-line basis as an increase to rental income over the remaining non-cancelable terms of the respective leases including any below market fixed-rate renewal periods that are considered probable, which generally range from less than one year to fifteen years. To the extent acquired leases contain fixed rate renewal options that are below-market and are determined to be material, the Partnership amortizes such below-market lease value into rental income over the renewal period. Other intangible assets also include in-place leases based on the Partnership's evaluation of the specific characteristics of each tenant's lease. The Partnership estimates the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, including leasing commissions, legal and other related expenses. This intangible asset is amortized to depreciation and amortization expense on a straight-line basis over the remaining term of the respective leases and any fixed-rate bargain renewal periods, which generally range from less than one year to fifteen years. The Partnership's estimates of fair value are made using methods similar to those used by independent appraisers or by using independent appraisals. Factors considered by the Partnership in this analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, the Partnership includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to nine months. The Partnership also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. The Partnership also uses the information obtained as a result of its pre-acquisition due diligence as part of its consideration of the accounting standard governing asset retirement obligations and when necessary, will record a conditional asset retirement obligation as part of its purchase price. Though the Partnership considers the value of tenant relationships, the amounts are determined on a tenant-specific basis, if applicable. In the event that a tenant terminates its lease, the unamortized portion of each intangible, including in-place lease values and tenant relationship values, is charged to expense and above- and below-market leases adjustments are recorded in rental revenue.

        The Partnership may incur various costs in the development and leasing of our properties. The costs directly related to properties under development which include preconstruction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs incurred during the period of development are capitalized during the period of development. After the determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project commences and capitalization begins, and when a development project is substantially complete and held available for occupancy and capitalization must cease, involves a degree of judgment.

        Depreciation is computed using the straight-line method. The estimated useful lives of buildings are 40 years. Minor improvements to buildings are capitalized and depreciated over useful lives ranging from three to 15 years. Tenant improvements are capitalized and depreciated over the non-cancellable term of the related lease or their estimated useful life, whichever is shorter. Depreciation expense

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amounted to $17,523, $900 and $8,276, for the year ended December 31, 2016, the period from December 3, 2015 (commencement of operations) to December 31, 2015, the period from January 1, 2015 to December 2, 2015, respectively.

        The Partnership evaluates its real estate investments upon occurrence of a significant adverse change in its operations to assess whether any impairment indicators are present that affect the recovery of the recorded value. If indicators of impairment are identified, the Partnership estimates the future undiscounted cash flows from the use and eventual disposition of the property and compares this amount to the carrying value of the property. If any real estate investment is considered impaired, a loss is recognized to reduce the carrying value of the property to its estimated fair value. We do not believe that the value of any of our properties and intangible assets were impaired at December 31, 2016 or December 31, 2015 and no impairments have been recorded during the year ended December 31, 2016, the period from December 3, 2015 (commencement of operations) to December 31, 2015 or the period from January 1, 2015 to December 2, 2015, respectively.

Cash and Cash Equivalents

        Cash and cash equivalents are highly-liquid investments with original maturities of three months or less. The Partnership maintains cash equivalents in major financial institutions in excess of insured limit of $250 provided by the Federal Depository Insurance Corporation. The Partnership has not experienced any losses related to these excess balances and management believes its credit risk is minimal.

Restricted Cash

        Restricted cash consists of escrows held by lenders for property taxes, working capital, capital expenditures and tenant improvements in connection with the Partnership's combined borrowings.

Allowance for Doubtful Accounts

        The Partnership continually reviews accounts receivable and deferred rent receivable balances and determines collectability by taking into consideration the tenant payment history, the financial condition of the tenant, business conditions in the industry in which the tenant client operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the accounts receivable and deferred rent receivable balances are reduced by an allowance for doubtful accounts. Provision for doubtful accounts is included in operating expenses in our combined consolidated statements of operations and comprehensive income (loss). If the accounts receivable balance or the deferred rent receivable balance is subsequently deemed uncollectible, such receivable amounts are written-off to the allowance for doubtful accounts.

        The Partnership recognized a reserve of $257, $115 and $580 for the year ended December 31, 2016, the period from December 3, 2015 (commencement of operations) to December 31, 2015 and the period from January 1, 2015 to December 2, 2015, respectively.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Leasing Costs

        Deferred leasing costs, which are included in deferred costs in the combined consolidated balance sheets, and which consist of fees and direct costs incurred to initiate and renew operating leases, are capitalized and amortized on a straight-line basis over the related lease term. Upon the early termination of a lease, any unamortized deferred leasing costs are charged to expense. Amortization of deferred leasing costs is included in depreciation and amortization on our combined consolidated statements of operations and comprehensive income (loss).

        Certain employees of the Prior Owner and the Workspace Owner are compensated in the form of commissions for leasing services related to the Partnership's properties. These costs are capitalized and amortized over the term of the related lease. There were no costs capitalized during the year ended December 31, 2016 and for the period from December 3, 2015 (commencement of operations) to December 31, 2015. For the period from January 1, 2015 to December 2, 2015, capitalized compensation amounted to $224.

Deferred Financing Costs

        Deferred financing costs, which consist of lender fees, legal, title and other third party costs related to the issuance of debt, are capitalized and are reported as a deduction from the face amount of the related debt, and are amortized over the term of the related debt agreements using the straight-line method which approximates the effective interest method. Deferred costs under the revolving credit facility are capitalized and shown as an asset and are included in deferred costs, net, on our combined consolidated balance sheets. In the event of early redemption, any unamortized costs are charged to operations. Amortization of deferred financing costs is included in interest expense on our combined consolidated statements of operations and comprehensive income (loss).

Fair Value of Financial Instruments

        The Partnership is required to disclose the fair value information about its financial instruments, whether or not recognized in the combined consolidated balance sheets, for which it is practicable to estimate fair value. See Note 9, Fair Value Measurements.

Equity Issuance Costs

        Underwriting fees, commission and legal costs related to the issuance of equity are accounted for as a deduction from equity.

Transaction Related Costs

        Transaction related costs are expensed as incurred and include organization costs and other indirect costs relating to the acquisition of real estate.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segment Reporting

        Workspace Owner distinguishes its business on a geographical basis for purposes of measuring performance. As such, the Partnership operates five reportable geographic segments and one corporate segment.

Revenue Recognition

        Rental income is recognized on the straight-line basis over the non-cancellable terms of the leases from the later of the date of the commencement of the lease or the date of acquisition of the property. Rental revenue recognition begins when the tenant controls the space through the term of the related lease. When management concludes that we are the owner of tenant improvements, rental revenue recognition begins when the tenant takes possession of the finished space, which is when such tenant improvements are substantially complete. In certain instances, when management concludes that we are not the owner (the tenant is the owner) of tenant improvements, rental revenue recognition begins when the tenant takes possession of or controls the space. When management concludes that we are the owner of tenant improvements for accounting purposes, we record amounts funded to construct the tenant improvements as a capital asset. For these tenant improvements, we record amounts reimbursed by tenants as a reduction of the capital asset. When management concludes that the tenant is the owner of tenant improvements for accounting purposes, we record our contribution towards those improvements as a lease incentive, which is included in deferred costs, net on our combined consolidated balance sheets and amortized as a reduction to rental revenue on a straight-line basis over the term of the lease.

        The Partnership takes into account whether the collectability of rents is reasonably assured in determining the amount of straight-line rent to record. For the purpose of determining the straight-line period, the straight-line calculation will take into consideration bargain renewal options, leases where the renewal appears reasonably assured and any guarantees by the lessee and do not take into account any contingent rent. For certain leases, the Partnership makes significant assumptions and judgments in determining the lease term, including assumptions when the lease provides the tenant with an early termination option. The lease term impacts the period over which the Partnership determines and records minimum rents and also impacts the period over which the Partnership amortizes lease-related costs. The Partnership recognizes the excess of rents recognized over the amounts contractually due pursuant to the underlying leases as part of deferred rent receivable on the combined consolidated balance sheets. Any rental payments received prior to their due dates are reported in deferred revenue in our combined consolidated balance sheets.

        The Partnership's leases also typically provide for tenant reimbursement of a portion of common area maintenance expenses and other operating expenses to the extent that a tenant's pro rata share of expenses exceeds a base year level set in the lease or to the extent that the tenant has a lease on a triple net basis. Recoveries from tenants, consisting of amounts due from tenants for common area maintenance expenses, real estate taxes and other recoverable costs are recognized as revenue on an accrual basis over the periods in which the related expenditures are incurred. Tenant reimbursements are recognized on a gross basis because the Partnership is generally the primary obligor with respect to the goods and services, the purchase of which, gives rise to the reimbursement obligation; because the

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Partnership has discretion in selecting the vendors and suppliers; and because the Partnership bears the credit risk in the event the tenants do not reimburse the Partnership.

        Termination fees, which are included in other revenue in our combined consolidated statements of operations and comprehensive income (loss), are fees that the Partnership has agreed to accept in consideration for permitting certain tenants to terminate their lease prior to the contractual expiration date. The Partnership recognizes termination fees during the period the following conditions are met: i) the termination agreement is executed, ii) the termination fee is determinable, and iii) collectability of the termination fee is assured.

Derivative Instruments and Hedging Activities

        The Partnership is exposed to certain risks arising from both its business operations and economic conditions. The Partnership principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Partnership manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Partnership enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Partnership's derivative financial instruments are used to manage differences in the amount, timing, and duration of the Partnership's known or expected cash receipts and its known or expected cash payments principally related to the Partnership's investments and borrowings.

        The Partnership's borrowings bear interest at variable rates. The Partnership's objective is to limit or manage its interest rate risk. To accomplish this objective, the Partnership primarily uses interest rate caps as part of its interest rate risk management strategy. Interest rate caps involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.

        The Partnership records all derivatives at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Partnership has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Partnership may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Partnership elects not to apply hedge accounting.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        For cash flow hedges, the Partnership accounts for the effective portion of the changes in fair value of derivatives in accumulated other comprehensive income in the combined consolidated balance sheets, which is subsequently reclassified into earnings in the period that the hedged transaction affects earnings. The Partnership accounts for the ineffective portion of the changes in fair value of derivatives directly in earnings. For fair value hedges and derivatives not designated as hedging instruments, the gain or loss, resulting from the change in the estimated fair value of the derivatives, is recognized in earnings, as part of unrealized loss on derivative instruments in the combined consolidated statements of operations and comprehensive income (loss), during the period of change.

Income Taxes

        During the periods presented, the entities included in the combined consolidated financial statements are treated as partnerships for U.S. federal and state income tax purposes and, accordingly, are not subject to entity-level tax. Rather, each entity's taxable income or loss is allocated to its owners. Therefore, no provision or liability for U.S. federal or state income taxes has been included in the accompanying combined consolidated financial statements.

        The Partnership analyzes its tax filing positions in all of the U.S. federal, state and local tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. We follow a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that is more-likely-than-not to be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. The use of a valuation allowance as a substitute for derecognition of tax positions is prohibited. There are no accruals for uncertain tax positions as of December 31, 2016 and 2015. The Partnership's policy is to classify interest in interest expense and penalties in general and administrative expenses in its combined consolidated statements of operations and comprehensive income (loss). There have been no interest and penalties recorded during the year ended December 31, 2016, the period December 3, 2015 (commencement of operations) to December 31, 2015 or the period January 1, 2015 to December 2, 2015. There are no interest and penalties accrued as of December 31, 2016 and 2015. The 2015 tax year remains open to examination by the domestic taxing jurisdictions to which the Partnership is subject.

Use of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that, in certain circumstances, affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and revenues and expenses. These estimates are prepared using management's best judgment, after considering past and current events and economic conditions. Actual results could differ from these estimates.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks and Uncertainties

        The Partnership is subject to risks common to companies in the commercial real estate industry, including, but not limited to, lack of demand for space in the areas where our properties are located, inability to retain existing tenants and attract new tenants, oversupply of or reduced demand for space and changes in market rental rates, defaults by our tenants or their failure to pay rent on a timely basis, the need to periodically renovate and repair our space, physical damage to our properties, economic or physical decline of the areas where our Properties are located, and potential risk of functional obsolescence of our properties over time.

Recently Issued Accounting Standards

        In May 2014, the Financial Accounting Standards Board ("FASB") issued an update ("ASU 2014-09") establishing ASC Topic 606, Revenue from Contracts with Customers. ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. In August 2015, the FASB issued an update ("ASU 2015-14") to ASC 606, Deferral of the Effective Date, which deferred the adoption of ASU 2014-09 to interim and annual reporting periods in fiscal years that begin after December 15, 2017. In March 2016, the FASB issued an update ("ASU 2016-08") to ASC 606, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard pursuant to ASU 2014-09. In April 2016, the FASB issued an update ("ASU 2016-10") to ASC 606, Identifying Performance Obligations and Licensing, which clarifies guidance related to identifying performance obligations and licensing implementation guidance contained in ASU 2014-09. In May 2016, the FASB issued an update ("ASU 2016-12") to ASC 606, Narrow-Scope Improvements and Practical Expedients, which amends certain aspects of the new revenue recognition standard pursuant to ASU 2014-09. In December 2016, the FASB issued an update ("ASU No. 2016-20") to ASC 606, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which provides technical corrections and improvements to clarify Topic 606 or to correct unintended application of Topic 606. In February 2017, the FASB issued an update ("ASU No. 2017-05"), Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20), which clarifies the scope of asset derecognition guidance and accounting for partial sales of nonfinancial assets and simplifies GAAP for derecognition of a business or nonprofit activity by eliminating several accounting differences between transactions involving assets and transactions involving businesses.The new guidance can be applied either retrospectively to each prior reporting period presented, or as a cumulative-effect adjustment as of the date of adoption. The Partnership expects that executory costs and certain non-lease components of revenue from leases (upon the adoption of ASU 2016-02), tenant service revenue and gains on sales of real estate may be impacted by the adoption of ASU 2014-09, although the Partnership expects that the impact will be to the pattern of revenue recognition and not the total revenue recognized over time. The Partnership is currently evaluating the impact of the adoption of these ASUs on the Partnership's combined consolidated financial statements and has not concluded on the method of adoption.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In August 2014, the FASB issued an update ("ASU 2014-15"), Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, which requires an entity's management to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. According to the new guidance, substantial doubt exists when conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date the financial statements are issued. The term "probable" is used consistently with its current use in GAAP for loss contingencies. Disclosures are required if conditions give rise to substantial doubt about the entity's ability to continue as a going concern, including whether management's plans that are intended to mitigate those conditions will alleviate the substantial doubt when implemented. The guidance is effective for interim and annual periods ending after December 15, 2016. The adoption of this update in 2016 had no impact on the Partnership's combined consolidated financial statements.

        In February 2015, the FASB issued an update ("ASU 2015-02"), Amendments to the Consolidation Analysis, to ASC Topic 810, Consolidation. ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, the amendments: (i) modify the evaluation of whether limited partnerships and similar legal entities are VIEs or VOEs, (ii) eliminate the presumption that a general partner should consolidate a limited partnership, (iii) affect the consolidation analysis of reporting entities that are involved with VIEs, and (iv) provide a scope exception for certain entities. ASU 2015-02 is effective for interim and annual reporting periods beginning after December 15, 2015. The adoption of this update on January 1, 2016 did not have a material impact on the Partnership's combined consolidated financial statements.

        In April 2015, the FASB issued an update ("ASU 2015-03"), Simplifying the Presentation of Debt Issuance Costs, to ASC Topic 835, Interest. ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability to which they relate, consistent with debt discounts, as opposed to being presented as assets. ASU 2015-03 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015. The Partnership adopted the guidance, on a retrospective basis. Accordingly, deferred financing costs, net of accumulated amortization, are presented as a direct reduction within the mortgages payable on the Partnership's combined consolidated balance sheets. ASU 2015-03 does not address how debt issuance costs related to line-of-credit arrangements should be presented on the balance sheet or amortized. Given this absence of authoritative guidance within ASU 2015-03, the FASB issued an update ("ASU 2015-15"), Interest—Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting, which clarifies that the SEC Staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. Deferred financing costs related to the revolving credit facility are presented as part of deferred costs.

        In February 2016, the FASB issued an update ("ASU 2016-02"), Leases (Topic 842) ("ASU 2016-02"), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract. ASU 2016-02 requires lessees (applicable to the

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Partnership's ground lease obligations) to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. ASU 2016-02 supersedes the previous leases standard, Leases (Topic 840). The new guidance requires modified retrospective transition, which requires application of the new guidance at the beginning of the earliest comparative period presented in the year of adoption. The standard is effective on January 1, 2019, with early adoption permitted. The Partnership is currently in the process of evaluating the impact the adoption of ASU 2016-02 will have on the Partnership's combined consolidated financial statements. The Partnership anticipates adopting this guidance on January 1, 2019 and will apply the modified retrospective approach.

        In August 2016, the FASB issued an update ("ASU 2016-15"), Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 amends ASC 230, Statement of Cash Flows, to provide guidance on the classification of certain cash receipts and payments in the statement of cash flows. For a public company, the standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Partnership adopted the guidance, on a retrospective basis, effective January 1, 2016, which did not have any impact on our combined consolidated financial statements.

        In October 2016, the FASB issued an update ("ASU 2016-17"), Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control, which alters how a decision maker needs to consider indirect interest in a VIE held through an entity under common control. ASU 2016-17 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. Early adoption is permitted in any interim or annual period. The Partnership adopted this guidance on January 1, 2016. The adoption did not have a material impact on the Partnership's combined consolidated financial statements. See "Principles of Consolidation and Combined Financial Statements".

        In November 2016, the FASB issued an update ("ASU 2016-18"), Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). ASU 2016-18 provides guidance on the classification and presentation of restricted cash in the statement of cash flows. Under the new guidance, restricted cash will be included in the cash and cash equivalent balances in the statement of cash flows. This guidance is effective for fiscal years beginning after December 31, 2017, including interim periods within those fiscal years. The new guidance should be applied using a retrospective transition method to each period presented. Early adoption is permitted. The Partnership adopted the guidance, on a retrospective basis. Accordingly, we have combined the restricted cash with the cash and cash equivalents when reconciling the beginning and end of period balances on the combined consolidated statements of cash flows.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In January 2017, the FASB issued an update ("ASU 2017-01"), Clarifying the Definition of a Business to ASC Topic 805, Business Combinations. ASU 2017-01 clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This guidance is effective prospectively for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for transactions that occurred before the issuance date or effective date of the standard if the transactions were not reported in financial statements that have been issued or made available for issuance. The adoption of this ASU 2017-01 will result in less real estate acquisitions qualifying as businesses and, accordingly, acquisition costs for those acquisitions that are not businesses will be capitalized rather than expensed. The Partnership has early adopted this new guidance in accounting for the acquisitions of the First Portfolio and the Second Portfolio.

3. REAL ESTATE

        On October 3, 2016, the Partnership acquired the Freedom Portfolio for $969,000 (the "Second Portfolio Purchase Price"), plus acquisition costs of $7,845. The acquisition of Second Portfolio was funded with $816,000 of secured borrowings from an institutional lender ("Second Portfolio Lender") and $108,180 contributions from owners.

        On December 3, 2015, the Partnership acquired the First Portfolio for $245,333 (the "First Portfolio Purchase Price") plus acquisition costs of $5,467. The acquisition of First Portfolio was funded with $200,000 of secured borrowings from an institutional lender ("First Portolio Lender"), a $10,333 loan secured by mortgages on three properties from the seller ("Seller Financing"), and the balance with equity. The fair value of the Seller Financing at December 3, 2015 was $9,696, representing a discount of $637.

        These transactions qualified as asset acquisitions because substantially all of the fair value is concentrated in a group of similar identifiable assets. As a result, the Second Portfolio Purchase Price and the First Portfolio Purchase Price plus the transaction costs were allocated to the tangible and intangible assets and liabilities based on the relative fair values.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

3. REAL ESTATE (Continued)

        The following summarizes the assets acquired and liabilities assumed upon closing of these acquisitions:

	Second Portfolio	First Portfolio
Land and land improvements	$213,918	$42,685
Building and improvements	586,627	178,670
Tenant improvements	36,059	10,778
Above-market lease value, including acquired ground leases	21,989	3,539
Acquired in-place lease	130,459	23,168

Assets acquired	989,052	258,840

Security deposits assumed	(5,337)	(1,910)
Seller financing	—	(10,333)
Discount on seller financing	—	637
Below-market lease value	(12,207)	(8,677)

Liabilities assumed	(17,544)	(20,283)

	$971,508	$238,557

Pro Forma

        The following table summarizes, on an unaudited pro forma basis, the results of operations of the Second Portfolio, which are included in the combined consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2016 as though its acquisition was completed on January 1, 2016. No prior year pro forma information was presented since Workspace Owner only commenced its business operations on December 3, 2015. The pro forma net income for the year ended December 31, 2016 includes the effect of the issuance of the Second Portfolio Debt and Preferred Equity, as further described in Notes 5 and 6, the proceeds of which were utilized to complete the acquisition, and the allocation of the purchase price plus the acquisition costs. The supplemental unaudited pro forma data is not necessarily indicative of what the actual results of operations would have been assuming the transaction had been completed as set forth above, nor do they purport to represent our results of operations for future periods.

Reported revenues since acquisition	$34,235
Reported net income since acquisition	13,476
Pro forma revenues	185,945
Pro forma net loss	(52,045)

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

4. ACQUIRED LEASE INTANGIBLES

        As of December 31, 2016 and 2015, the Partnership's lease intangible assets and liabilities were comprised of the following:

	December 31,
	2016	2015
Acquired lease intangible assets, net:
In-place lease value	$153,627	$23,168
Above-market leases acquired, including acquired ground leases	25,528	3,539

	179,155	26,707
Accumulated amortization	(27,553)	(1,049)

	$151,602	$25,658

	December 31,
	2016	2015
Acquired lease intangibles (liabilities), net:
Below-market leases acquired	$20,884	$8,677
Accumulated amortization	(3,877)	(348)

	$17,007	$8,329

        Amortization of acquired below-market leases, net of acquired above-market leases, resulted in an increase in rental income by $442 and $254 for the year ended December 31, 2016 and the period from December 3, 2015 (commencement of operations) to December 31, 2015, respectively. Amortization of all other identified intangible assets (a component of depreciation and amortization expense) was $23,403 and $955 for the year ended December 31, 2016 and for the period from December 3, 2015 (commencement of operations) through December 31, 2015, respectively. There was no amortization of above- or below-markets leases for the period from January 1, 2015 to December 2, 2015.

        The weighted amortization periods for above-market leases, below-market leases and in-place lease costs are 4.2 years, 5.7 years and 4.5 years, respectively as of December 31, 2016. As of December 31, 2016, the Partnership's estimated annual amortization of acquired above-market leases, net of acquired below-market leases (a component of rental revenue), and the amortization of in-place leases (a component of depreciation and amortization expense), assuming no early lease terminations, are as follows:

	Above-Market Leases, net of Below-Market Leases	In-Place Leases
2017	$3,821	$47,993
2018	1,210	30,886
2019	983	17,406
2020	(48)	11,841
2021	(342)	7,710

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

5. MORTGAGES PAYABLE

        The following table sets forth information regarding the Partnership's mortgages payable outstanding at December 31, 2016 and 2015, respectively:

	December 31,
			Interest Rate(1)	Initial Maturity Date
	2016	2015
First Portfolio Debt:
First Mortgage	$154,000	$154,000	4.17%	December 9, 2017
Mezzanine A	27,100	26,000	9.45%	December 9, 2017
Mezzanine B	18,900	20,000	11.45%	December 9, 2017

Total	200,000	200,000

Seller Financing	10,333	10,333	3.00%	November 30, 2018
Debt discount	(122)	(599)

Seller Financing, net	10,211	9,734

Total	210,211	209,734
Deferred financing costs, net	(3,018)	(4,167)

Total First Portfolio Debt, net	207,193	205,567

Second Portfolio Debt:
First Mortgage	557,000	—	4.14%	October 9, 2018
Mezzanine A	100,000	—	7.52%	October 9, 2018
Mezzanine B	109,000	—	9.77%	October 9, 2018
Mezzanine C	50,000	—	11.77%	October 9, 2018

Total	816,000	—
Deferred financing costs, net	(15,120)	—

Total Second Portfolio Debt, net	800,880	—

Total mortgages payable	$1,008,073	$205,567

(1)
Except for the Seller Financing, interest rate was determined based on the interest rate margin of each loan over the LIBOR rate at December 31, 2016.

First Portfolio Debt

        In connection with the acquisition of the First Portfolio in December 2015, Workspace Property Trust, L.P., through its subsidiaries, entered into three loan agreements with the First Portfolio Lender in the aggregate amount of $200,000 ("First Portfolio Debt") and Seller Financing amounting to $10,333, or $9,696, net of discount. The First Portfolio Debt and Seller Financing are secured by 36 properties and three properties, respectively, of the First Portfolio.

        The First Portfolio Debt requires payments of interest only through its maturity date of December 9, 2017, which may be extended for another year, subject to meeting certain conditions. We have the ability and intent to exercise our one-year extension option in December 2017 if the First Portfolio Debt is not repaid prior to its initial maturity date. If we do not repay the First Portfolio

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

5. MORTGAGES PAYABLE (Continued)

Debt prior to or on its maturity date or are unable to exercise our extension option, the First Portfolio Lender could take any action available to it under the related agreements.

        The Seller Financing bears interest at fixed rates of 0% through November 30, 2016, 3% through November 30, 2017, and 6% through November 30, 2018, its maturity date. The Seller Financing also provides for an additional borrowing of up to $4,000 for certain tenant improvements and leasing costs related to the properties securing this loan, all of which was undrawn as of December 31, 2016 and 2015.

        The First Portfolio Lender has the right to modify the terms of the loan agreement to facilitate a sale or participation of the loans, provided that such modification would have no economic impact to Workspace Property Trust, L.P. On February 22, 2016, the First Portfolio Lender modified the interest rate margin on both the mortgage and mezzanine loans and reallocated the loan amount between the Mezzanine A and Mezzanine B loans. The interest rate margin on the mortgage loan decreased to 3.40% from 3.46%. Additionally, the Mezzanine A loan amount increased to $27,100 and its interest rate margin increased to 8.68% from 8.42%. Lastly, the Mezzanine B loan amount decreased to $18,900 and its interest rate margin increased to 10.68% from 10.45%. Overall, the weighted average interest of the First Portfolio Debt remained unchanged after this modification. We have evaluated this modification pursuant to ASC 470 to determine whether the modification qualified as an extinguishment or loan modification. Because the terms of the First Portfolio Debt on an aggregate basis remained unchanged, we have accounted for the modified First Portfolio Debt prospectively based on the modified interest rates. Following this modification, the First Portolio Lender sold the Mezzanine A and Mezzanine B tranches to other third-party lenders.

        On October 3, 2016, the Mezzanine A and Mezzanine B loans were further amended to reflect, among other things, the addition of an exit fee of 0.5% of the loan balance due upon repayment of the loan. We have evaluated this modification as well pursuant to ASC 470 and determined that the terms of these amendments were not substantially different from the terms of the previous mezzanine loan agreements. As a result, we have accounted the modified mezzanine loans prospectively based on the modified terms, and are recognizing our obligation to pay the exit fee as an adjustment of interest expense over the remaining term.

        The First Portfolio Debt is subject to certain financial covenants. We were in compliance with these financial covenants as of December 31, 2016 and 2015.

        Workspace Property Trust, L.P., RV Office, LLC, Rizk Capital, LLC, RVFP General Partner LLC, Forum Partners Investment Management LLC, and Forum Holdings BV, who own varying equity interests in Workspace Property Trust, L.P., jointly and severally, have provided a customary recourse carve-out guaranty for the repayment of the First Portfolio Debt.

        At December 31, 2016 and 2015, the gross carrying amount of the properties collateralizing the First Portfolio Debt was approximately $234,463 and $232,214, respectively.

Second Portfolio Debt

        In connection with the acquisition of Second Portfolio in October 2016, WPT FAMP, through its subsidiaries, entered into four borrowings with the Second Portfolio Lender (collectively, the "Second

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

5. MORTGAGES PAYABLE (Continued)

Portfolio Debt") in the aggregate amount of $816,000. The Second Portfolio Debt requires payments of interest only through its maturity date, which may be extended for three terms of one year each, subject to meeting certain conditions.

        On December 15, 2016, the Second Portfolio Lender assigned the Mezzanine C Loan to a third-party lender. The original loan agreement was replaced with a new financing agreement, which substantially changed the terms of the loan. As a result of this modification, we recognized a loss on extinguishment of debt of $1,093, which was related to the unamortized deferred financing costs.

        The Second Portfolio Debt is subject to certain financial covenants. We were in compliance with these financial covenants as of December 31, 2016.

        WPT and RVFP WS GP, LLC, general partner of Workspace RVFP, have provided a guarantee for the repayment of the Second Portfolio Debt.

        At December 31, 2016, the gross carrying amount of the properties collateralizing the Second Portfolio Debt was approximately $830,595.

Contractual Maturities

        The scheduled principal maturities of mortgages payable as of December 31, 2016 were as follows:

2017	$200,000
2018	826,333

$1,026,333

6. REDEEMABLE PREFERRED EQUITY

        In connection with the acquisition of the Second Portfolio on October 3, 2016, Workspace Property Trust, L.P. also issued a $99,000 preferred equity interest to SM WPT Preferred LLC, an affiliate of Square Mile Capital Management LLC ("Square Mile"). The Preferred Equity bears a 14% return ("Preferred Return") through the Transition Date (as defined below), and from the Transition Date, a 17.5% return, compounded monthly, of which eight percent (8% or current return) will be paid in full currently before any permitted distributions are made to the limited partners of Workspace Property Trust, L.P., with the remainder of the Preferred Return ("PIK interest") added to the principal amount on which the current return is calculated and paid. The PIK interest will be paid in cash based on the permitted distributions and payments. The Transition Date is the later of the First Portfolio Debt or the Second Portfolio Debt maturity date, including any extensions in accordance with the existing terms of the related loan agreements.

        The Preferred Equity will mature on October 3, 2019 ("Initial Maturity Date"), subject to three one-year extension options. The extension options are contingent on the extension of the maturity dates of the First Portfolio and Second Portfolio Debt and that no event of defaults exists, among others. The Preferred Equity is mandatorily redeemable in full after six years from issuance date or no later than October 3, 2022, and therefore we have accounted for it as debt.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

6. REDEEMABLE PREFERRED EQUITY (Continued)

        We may redeem, at any time, the Preferred Equity subject to the payment of an amount sufficient to cause Square Mile to receive an amount equal to (1) 17% internal rate of return per annum, compounded quarterly ("17% IRR"), on the Preferred Equity plus (2) to the extent not paid, (a) a redemption fee, in the nature of yield maintenance, which, when added to the 17% IRR, and all prior payments from us to Square Mile, of an amount equal to the product of (i) 1.5 (or, if a trigger event, similar to an event of default, shall have occurred on or after the Transition Date, 1.55) and (ii) the peak amount of the Preferred Equity invested by Square Mile, irrespective of the balance at the time of such redemption (collectively, the "Minimum Multiple Amount"); provided, however, that the portion of the default return payable to Square Mile or the portion of the Preferred Return payable to Square Mile after the Transition Date, as applicable, that exceeds 14% per annum, compounded monthly, shall not be included for this purpose in determining whether Square Mile has received a 17% or the Minimum Multiple Amount. Accordingly, we recognize interest expense at a rate equal to 17% IRR, which accretes the Preferred Equity balance to its redemption value at the Transition Date. As of December 31, 2016, the carrying value of the Preferred Equity, net of unamortized offering costs of $1,522, was $99,585. Assuming no prepayments of PIK interest or principal amount, the maximum amount to redeem this Preferred Equity on December 31, 2016 would be $146,532. Assuming the payment of interest as required through October 3, 2019 and no triggering events occur requiring prepayment prior to that date, we will owe $122,485 to settle this instrument on that date.

        The Preferred Equity is subject to certain financial covenants. We were in compliance with these covenants as of March 31, 2017, and December 31, 2016.

7. REVOLVING CREDIT FACILITY

        On October 31, 2016, Workspace Property Trust, L.P., entered into a revolving credit facility with a maximum combined loan amount or letters of credit of $10,000 arranged by KeyBank National Association. We have the option to select the interest rate type with each borrowing request; either LIBOR plus 5.75% or the prime rate plus 4.75%. In addition to the interest payments, we are required to pay an unused line fee at 0.75% per annum calculated daily based on the unused commitment balance, and a letter of credit fee at a rate based on the spread of the revolving credit facility multiplied by the undrawn amount of letter of credit. The revolving credit facility matures on October 9, 2018. As of December 31, 2016, there was no outstanding loan balance or letters of credit under the revolving credit facility.

        The revolving credit facility is subject to certain financial covenants. We were in compliance with these covenants as of December 31, 2016.

8. RELATED PARTY TRANSACTIONS

Leases

        The Partnership, as the landlord, leases a space consisting of 62,123 rental square feet (unaudited) in one of its properties to an affiliate for the period of one year from October 1, 2016 through October 1, 2017. The lease provides an annual rent of $840. During the year ended December 31, 2016, the Partnership recognized rental revenue of $210.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

8. RELATED PARTY TRANSACTIONS (Continued)

Allocated Costs

        The Partnership reimburses its affiliates for any costs of doing business on its behalf. During the year ended December 31, 2016 and for the period from December 3, 2015 (commencement of operations) to December 31, 2015, the Partnership incurred costs of $79 and $21, respectively, which were included in the general and administrative expenses in the combined consolidated statements of operations and comprehensive income (loss).

        Thomas A. Rizk, Chief Executive Officer, and Roger W. Thomas, President and Chief Operating Officer, who oversee the operations of the Partnership, own varying equity interests in the Partnership and its affiliates. The Partnership does not provide any compensation in any form for the services they rendered during the year ended December 31, 2016 and for the period from December 3, 2015 (commencement of operations) to December 31, 2015.

Other

        Due from related parties amounting to $43 at December 31, 2016 represents non-interest bearing working capital advances to certain affiliates.

9. FAIR VALUE MEASUREMENTS

        We are required to disclose the fair value information of our financial instruments, whether or not recognized in the combined consolidated balance sheets, for which it is practical to estimate fair value. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The Partnership measures and/or discloses the fair value of financial assets and liabilities based on a hierarchy that distinguishes market participant assumptions based on market data obtained from sources independent of the reporting entity and the reporting entity's own assumptions about market participant assumptions. The hierarchy consists of the following three levels:

  •
  Level 1—Valuations using unadjusted quoted prices for assets and liabilities traded in active markets.

  •
  Level 2—Valuations are determined using observable prices that are based on inputs not quoted in active markets, but corroborated by market data. Fair values are primarily obtained from third party pricing services for identical or comparable assets and liabilities.

  •
  Level 3—Valuations for assets and liabilities that are derived from other valuation methodologies such as discounted cash flow models or appraisals, and are not based on market pricing. These valuations are generally based on property level cash flow projections and assumptions that are not observable in the market.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

9. FAIR VALUE MEASUREMENTS (Continued)

        The table below presents the Partnership's assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015, respectively, aggregated by their levels in the fair value hierarchy:

	December 31, 2016
	Total	Level 1	Level 2	Level 3
Assets
Derivative instruments	$995	$—	$995	$—

	December 31, 2015
	Total	Level 1	Level 2	Level 3
Assets
Derivative instruments	$937	$—	$937	$—

        Currently, the Partnership uses interest rate caps to manage its interest rate risk. The valuation of these instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and option volatility. The Partnership also incorporates credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements. Although the Partnership has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. However, as of December 31, 2016 and 2015, the Partnership has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Partnership has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

        The financial assets and liabilities that are not measured at fair value on our combined consolidated balance sheets include cash and cash equivalents, restricted cash, tenant and other receivables, accounts payable and other liabilities, mortgages payable, preferred equity and our revolving credit facility. The fair value of cash, restricted cash, tenant and other receivables, and accounts payable and other liabilities approximate their carrying values due to their short-term nature. The fair values of our mortgages payable and preferred equity which are classified as Level 3, are estimated by discounting the contractual cash flows of each debt obligation to their present value using the adjusted market interest rates, which was provided a by a third party specialist.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

9. FAIR VALUE MEASUREMENTS (Continued)

        The table below provides the carrying value, excluding the associated deferred financing costs, and fair value of the first mortgage loans, mezzanine loans and preferred equity as of December 31, 2016 and 2015, respectively:

			December 31, 2015
	December 31, 2016
			Carrying Value
	Carrying Value	Fair Value		Fair Value(1)
First mortgage loans	$721,211	$721,184	$163,734	$163,734
Mezzanine loans	305,000	306,599	46,000	46,000
Preferred Equity	101,107	101,107	—	—

	$1,127,318	$1,128,890	$209,734	$209,734

(1)
The carrying values of these loans approximate their fair value considering that these loans were funded in December 2015.

10. DERIVATIVE AND HEDGING ACTIVITIES

        In connection with the financing of the acquisition of the Second Portfolio, which closed in October 2016, the Partnership entered into four interest rate cap agreements that effectively capped LIBOR at 1.75%. These interest rate cap agreements with a combined notional value of $816,000 will mature on October 15, 2018.

        In connection with the financing of the acquisition of the First Portfolio, which closed in December 2015, the Partnership entered into three interest rate cap agreements that effectively capped LIBOR at 1.00%. These interest rate cap agreements with a combined notional value of $200,000 will mature on December 15, 2017.

        The interest caps relating to the Second Portfolio were designated as qualifying cash flow hedging instruments. The interest caps relating to the First Portfolio were not designated as hedges. The table below presents the fair value of the Partnership's derivative financial instruments as well as their classification on the combined consolidated balance sheets as of December 31, 2016 and 2015, respectively.

		December 31,
	Balance Sheet Location	2016	2015
Interest rate caps—not designated as hedging instruments	Prepaid expenses and other assets	$156	$937
Interest rate caps—designated as cash flow hedges	Prepaid expenses and other assets	839	—

		$995	$937

        The tables below present the effect of the Partnership's derivative financial instruments on the combined consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2016 and for the period commencing December 3, 2015 (commencement of operations) through December 31, 2015, respectively.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

10. DERIVATIVE AND HEDGING ACTIVITIES (Continued)

Derivatives not designated as hedging instruments

		Amount of Loss Recognized in Income on Derivative
	Location of Gain or (Loss) Recognized in Income on Derivative	Year Ended December 31, 2016	For the period from December 3, 2015 (commencement of operations) through December 31, 2015
Interest rate caps	Unrealized loss on derivative instruments	$781	$140

Derivatives designated as hedging instruments

	Amount of Gain Recognized in Other Comprehensive Income (Effective Portion)			Amount of Gain Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)			Amount of Gain Recognized into Income (Ineffective Portion)
	Year Ended December 31, 2016	For the period from December 3, 2015 (commencement of operations) through December 31, 2015	Location of Gain Reclassified from Accumulated Other Comprehensive Income into Income	Year Ended December 31, 2016	For the period from December 3, 2015 (commencement of operations) through December 31, 2015	Location of Gain Recognized in Income on Derivative	Year Ended December 31, 2016	For the period from December 3, 2015 (commencement of operations) through December 31, 2015
Interest Rate Caps	$362	$—	Unrealized loss on derivative instruments	$—	$—	Unrealized loss on derivative instruments	$—	$—

11. RENTAL INCOME

        The Partnership leases properties to tenants under operating leases with various expiration dates through 2031. There was no single tenant that made up more than 10% of the revenues in aggregate. Certain leases have renewal options for additional terms. At December 31, 2016, minimum future rentals over the next five years and thereafter for non-cancelable operating leases, excluding operating expense reimbursements, are as follows:

2017	$110,834
2018	97,965
2019	74,064
2020	58,742
2021	44,679
Thereafter	102,494

$488,778

12. SEGMENT REPORTING

        The Partnership owns and operates office and flex properties. At December 31, 2016, the Partnership's reportable segments by geographic area, which are based on the Partnership's method of internal reporting and management, are in the Philadelphia, Minneapolis, Phoenix, South Florida and

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

12. SEGMENT REPORTING (Continued)

Tampa markets. Corporate liabilities include corporate level debt. Corporate net operating income includes operating expenses not allocable to any particular operating segment.

        The Partnership evaluates the performance of and allocates resources to its reportable segments based on net operating income. The accounting policies of the reportable segments are the same as those of the Partnership. The Partnership believes net operating income is useful as a performance measure because, when compared across periods, net operating income reflects the income that the Partnership realizes from its core business before other expenses are accounted for and the impact on operations from trends in occupancy rates, rental rates, on an unleveraged basis, providing a better perspective not apparent when using net income as a measure of performance. Net operating income is not a measure of operating results or cash flows from operating activities as measured by accounting principles generally accepted in the United States, and it is not indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

        Net operating income includes total revenues less operating expenses, which relate directly to the management and operation of the assets within each reportable segment. Net operating income does not include general and administrative expenses, transaction related costs, interest expense, depreciation and amortization expense, loss on extinguishment of debt and unrealized loss on derivative instruments. There were no transactions between reportable segments.

        The operating information by reportable segment is as follows:

	Philadelphia	Minneapolis	Phoenix	South Florida	Tampa	Corporate	Total
Total revenues:
Year ended December 31, 2016	$57,496	$6,465	$4,518	$7,456	$6,794	$28	$82,757
For the period from December 3, 2015 (commencement of operations) through December 31, 2015	$3,458	$—	$—	$—	$—	$10	$3,468
Net operating income:
Year ended December 31, 2016	$38,779	$3,654	$3,547	$4,780	$4,827	$28	$55,615
For the period from December 3, 2015 (commencement of operations) through December 31, 2015	$2,286	$—	$—	$—	$—	$10	$2,296
Total Assets
As of:
December 31, 2016	$489,843	$159,592	$175,233	$224,606	$174,498	$36,718	$1,260,490
December 31, 2015	$260,040	$—	$—	$—	$—	$4,665	$264,705

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

12. SEGMENT REPORTING (Continued)

        The following is the reconciliation of net operating income to net loss:

	Year ended December 31, 2016	For the period from December 3, 2015 (commencement of operations) through December 31, 2015
Net operating income	$55,615	$2,296
General and administrative	(5,644)	(308)
Depreciation and amortization	(41,129)	(1,855)
Transaction related costs	(213)	(778)
Interest expense	(31,545)	(1,030)
Loss on extinguishment of debt	(1,093)	—
Unrealized loss on derivative instruments	(781)	(140)

Net loss	$(24,790)	$(1,815)

        The Prior Owner analyzed its operations by both geographic and property type. For the Prior Owner Period, the First Portfolio was included in one of its reportable segments.

13. COMMITMENTS AND CONTINGENCIES

Legal Matters

        The Partnership is involved from time to time in litigation on various matters, including disputes with tenants and disputes arising out of agreements to purchase or sell properties. Given the nature of the Partnership's business activities, these lawsuits are considered routine to the conduct of its business. The result of any particular lawsuit cannot be predicted, because of the very nature of litigation, the litigation process and its adversarial nature, and the jury system. The Partnership will establish reserves for specific legal proceedings when we determine that the likelihood of an unfavorable outcome is probable and when the amount of loss is reasonably estimable. The Partnership does not expect that the liabilities, if any, that may ultimately result from such legal actions will have a material adverse effect on the combined consolidated financial position, results of operations or cash flows of the Partnership.

Environmental Matters

        As an owner of real estate, the Partnership is subject to various environmental laws of federal, state, and local governments. The Partnership's compliance with existing laws has not had a material adverse effect on its financial condition and results of operations, and the Partnership does not believe it will have a material adverse effect in the future. However, the Partnership cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on its current Properties or on properties that the Partnership may acquire.

Other

        As of December 31, 2016, the Partnership was obligated to pay for tenant improvements that are not yet completed up to a maximum of $8.9 million.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(dollars in thousands, unless otherwise stated)

14. RETIREMENT PLAN

        The Partnership has a 401(k) Savings/Retirement Plan, or the 401(k) Plan, that covers all eligible employees. The 401(k) Plan provides for the Partnership to match 100% of the first 1% and 50% of the next 2% to 6% of the annual compensation by each eligible employee. For the year ended December 31, 2016 and for the period from December 3, 2015 through December 31, 2015, the Partnership made matching contributions of $76 and $2, respectively.

15. SUBSEQUENT EVENTS

        The Partnership evaluated all events and transactions that occurred after December 31, 2016 through June 30, 2017, the date these combined consolidated financial statements were available to be issued and noted no matters requiring disclosure in these combined consolidated financial statements.

Workspace Property Trust Predecessor
Schedule III—Real Estate and Accumulated Depreciation
December 31, 2016
(in thousands)

					Colum D Costs Capitalized Subsequent to Acquisition
			Column C Initial Cost				Column E Gross Amount at Which Carried at Close of Period
										Column F	Column G	Column H	Column I
		Column B
			Land & Land Improvements	Building & Improvements	Land & Land Improvements	Building & Improvements	Land & Land Improvements	Building & Improvements		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation is Computed
Column A	Location	Encumbrances							Total
Description
Horsham:
100 - 107 Lakeside Drive	Horsham, PA	$2,324	$501	$2,013	$—	$10	$501	$2,023	$2,524	$232	1982	12/03/15	Various
100 Gibraltar Road	Horsham, PA	236	59	206	—	—	59	206	265	13	1975	12/03/15	Various
100 Witmer Road	Horsham, PA	15,979	2,539	14,874	—	163	2,539	15,037	17,576	635	1996	12/03/15	Various
101 - 111 Rock Road	Horsham, PA	2,853	679	2,194	—	—	679	2,194	2,873	89	1975	12/03/15	Various
101 Gibraltar Road	Horsham, PA	5,279	1,063	4,391	—	189	1,063	4,580	5,643	229	1977	12/03/15	Various
102 Rock Road	Horsham, PA	4,076	709	3,458	—	1	709	3,459	4,168	137	1985	12/03/15	Various
103 - 109 Gibraltar Road	Horsham, PA	2,752	709	2,506	—	—	709	2,506	3,215	99	1978	12/03/15	Various
110 Gibraltar Road	Horsham, PA	5,279	1,122	4,885	—	5	1,122	4,890	6,012	229	1979	12/03/15	Various
111 - 159 Gibraltar Road	Horsham, PA	3,893	1,073	3,735	—	2	1,073	3,737	4,810	257	1981	12/03/15	Various
113 - 123 Rock Road	Horsham, PA	2,222	669	2,439	—	—	669	2,439	3,108	104	1975	12/03/15	Various
120 Gibraltar Road	Horsham, PA	4,464	1,122	3,924	—	81	1,122	4,005	5,127	215	1980	12/03/15	Various
123 - 135 Rock Road	Horsham, PA	2,385	669	2,048	—	49	669	2,097	2,766	86	1975	12/03/15	Various
132 Welsh Road	Horsham, PA	2,853	1,116	2,236	—	—	1,116	2,236	3,352	278	1998	12/03/15	Various
161 - 175 Gibraltar Road	Horsham, PA	4,688	846	3,960	—	80	846	4,040	4,886	179	1976	12/03/15	Various
181 - 187 Gibraltar Road	Horsham, PA	3,954	955	2,917	—	—	955	2,917	3,872	110	1982	12/03/15	Various
200 - 264 Lakeside Drive	Horsham, PA	4,688	984	3,843	—	10	984	3,853	4,837	198	1982	12/03/15	Various
200 Gibraltar Road	Horsham, PA	7,093	1,033	7,236	—	32	1,033	7,268	8,301	363	1990	12/03/15	Various
201 - 223 Witmer Road	Horsham, PA	3,404	1,279	3,351	—	193	1,279	3,544	4,823	226	1972	12/03/15	Various
201 Gibraltar Road	Horsham, PA	3,710	1,250	2,803	—	10	1,250	2,813	4,063	125	1983	12/03/15	Various
220 Gibraltar Road	Horsham, PA	7,052	1,024	7,283	—	450	1,024	7,733	8,757	357	1990	12/03/15	Various
231 - 253 Gibraltar Road	Horsham, PA	4,586	994	3,720	—	—	994	3,720	4,714	188	1981	12/03/15	Various
240 Gibraltar Road	Horsham, PA	6,848	1,024	6,867	—	21	1,024	6,888	7,912	339	1990	12/03/15	Various
261 - 283 Gibraltar Road	Horsham, PA	4,117	1,250	3,485	—	—	1,250	3,485	4,735	363	1978	12/03/15	Various
2 Walnut Grove Drive	Horsham, PA	8,397	1,500	8,943	—	1	1,500	8,944	10,444	474	1989	12/03/15	Various
300 Welsh Road—Building 5	Horsham, PA	2,690	650	2,411	—	51	650	2,462	3,112	94	1985	12/03/15	Various
300 Welsh Road—Building 3	Horsham, PA	1,794	620	1,458	—	70	620	1,528	2,148	80	1983	12/03/15	Various
300 Welsh Road—Building 4	Horsham, PA	3,180	1,057	2,841	—	6	1,057	2,847	3,904	179	1983	12/03/15	Various
455 Business Center Drive	Horsham, PA	5,136	984	4,682	—	151	984	4,833	5,817	430	2003	12/03/15	Various
4 Walnut Grove Drive	Horsham, PA	12,311	2,195	11,758	—	1	2,195	11,759	13,954	515	1999	12/03/15	Various
506 Prudential Road	Horsham, PA	1,508	689	1,169	—	2	689	1,171	1,860	270	1973	12/03/15	Various
555 Business Center Drive	Horsham, PA	2,813	581	2,153	—	22	581	2,175	2,756	123	2003	12/03/15	Various
5 Walnut Grove Drive	Horsham, PA	11,047	1,437	12,077	—	137	1,437	12,214	13,651	558	2000	12/03/15	Various
680 Blair Mill Road	Horsham, PA	14,960	2,086	13,655	—	1	2,086	13,656	15,742	677	2001	12/03/15	Various
700 Dresher Road	Horsham, PA	11,536	2,244	9,991	—	403	2,244	10,394	12,638	582	1987	12/03/15	Various
747 Dresher Road	Horsham, PA	3,954	1,329	3,265	—	137	1,329	3,402	4,731	139	1988	12/03/15	Various
7 Walnut Grove Drive	Horsham, PA	15,939	2,618	13,776	—	24	2,618	13,800	16,418	844	2006	12/03/15	Various
104 Witmer Road	Horsham, PA	—	—	—	—	2	—	2	2	—	1975	12/03/15	Various
300 - 309 Lakeside Drive	Horsham, PA	2,184	653	1,645	—	12	653	1,657	2,310	59	1982	12/03/15	Various
400 - 445 Lakeside Drive	Horsham, PA	3,096	854	2,499	—	9	854	2,508	3,362	81	1981	12/03/15	Various
507 Prudential Road	Horsham, PA	5,053	519	2,751	—	7	519	2,758	3,277	445	1988	12/03/15	Various
767 Electronic Drive	Horsham, PA	—	—	—	—	6	—	6	6	1	1996	12/03/15	Various

Workspace Property Trust Predecessor
Schedule III—Real Estate and Accumulated Depreciation (Continued)
December 31, 2016
(in thousands)

					Colum D Costs Capitalized Subsequent to Acquisition
			Column C Initial Cost				Column E Gross Amount at Which Carried at Close of Period
										Column F	Column G	Column H	Column I
		Column B
			Land & Land Improvements	Building & Improvements	Land & Land Improvements	Building & Improvements	Land & Land Improvements	Building & Improvements		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation is Computed
Column A	Location	Encumbrances							Total
Description
Minnesota:
8855 Columbine Road	Eden Prairie, MN	3,470	1,601	3,592	—	5	1,601	3,597	5,198	25	2000	10/03/16	Various
8939 Columbine Road	Eden Prairie, MN	5,090	1,341	3,301	—	—	1,341	3,301	4,642	30	2001	10/03/16	Various
8967 Columbine Road	Eden Prairie, MN	4,242	1,123	2,723	—	—	1,123	2,723	3,846	24	2000	10/03/16	Various
8995 Columbine Road	Eden Prairie, MN	4,859	1,290	3,162	—	—	1,290	3,162	4,452	29	2001	10/03/16	Various
9023 Columbine Road	Eden Prairie, MN	6,632	1,461	4,537	—	—	1,461	4,537	5,998	38	1999	10/03/16	Various
7625 Smetana Lane	Eden Prairie, MN	5,707	1,824	3,538	—	—	1,824	3,538	5,362	43	2006	10/03/16	Various
8911 Columbine Road	Eden Prairie, MN	3,856	1,154	2,703	—	—	1,154	2,703	3,857	42	2000	10/03/16	Various
6161 American Blvd	Bloomington, MN	4,087	1,114	2,219	—	(28)	1,114	2,191	3,305	37	1992	10/03/16	Various
7800 Equitable Drive	Eden Prairie, MN	4,087	1,029	3,129	—	1	1,029	3,130	4,159	41	1993	10/03/16	Various
10400 Viking Drive	Eden Prairie, MN	16,504	3,126	13,512	—	1	3,126	13,513	16,639	214	1999	10/03/16	Various
6601 - 6625 W 78th Street	Bloomington, MN	32,622	3,699	32,607	—	218	3,699	32,825	36,524	484	1998	10/03/16	Various
7695 - 7699 Anagram Drive	Eden Prairie, MN	3,393	847	2,293	—	—	847	2,293	3,140	28	1997	10/03/16	Various
7905 Fuller Road	Eden Prairie, MN	6,478	1,781	4,243	—	—	1,781	4,243	6,024	53	1994	10/03/16	Various
10801 Nesbitt Avenue South	Bloomington, MN	4,704	1,429	3,178	—	—	1,429	3,178	4,607	41	2001	10/03/16	Various
7615 Smetana Lane	Eden Prairie, MN	7,327	2,120	5,606	—	—	2,120	5,606	7,726	50	2001	10/03/16	Various
5705 W Old Shakopee Road	Bloomington, MN	6,324	1,745	4,072	—	—	1,745	4,072	5,817	54	2001	10/03/16	Various
5715 W Old Shakopee Road	Bloomington, MN	5,321	1,240	2,286	—	—	1,240	2,286	3,526	25	2002	10/03/16	Various
5735 W Old Shakopee Road	Bloomington, MN	3,008	1,434	1,764	—	—	1,434	1,764	3,198	24	2002	10/03/16	Various
5775 W Old Shakopee Road	Bloomington, MN	6,710	2,392	4,513	—	391	2,392	4,904	7,296	54	2002	10/03/16	Various
Tampa, Florida:
4502 Woodland Corporate Blvd	Tampa, FL	2,853	1,207	2,567	—	253	1,207	2,820	4,027	27	1999	10/03/16	Various
4503 Woodland Corporate Blvd	Tampa, FL	2,776	702	1,844	—	—	702	1,844	2,546	22	2002	10/03/16	Various
4505 Woodland Corporate Blvd	Tampa, FL	2,391	577	1,609	—	—	577	1,609	2,186	22	2002	10/03/16	Various
7702 Woodland Center Blvd	Tampa, FL	2,237	778	1,918	—	—	778	1,918	2,696	19	1998	10/03/16	Various
8001 Woodland Center Blvd	Tampa, FL	2,159	649	2,057	—	60	649	2,117	2,766	30	1999	10/03/16	Various
8102 - 8150 Woodland Center Blvd	Tampa, FL	3,393	947	2,524	—	—	947	2,524	3,471	18	1995	10/03/16	Various
8202 - 8212 Woodland Center Blvd	Tampa, FL	4,936	787	4,395	—	—	787	4,395	5,182	34	1996	10/03/16	Various
4508 Woodland Corporate Blvd	Tampa, FL	4,473	1,025	2,871	—	—	1,025	2,871	3,896	26	2000	10/03/16	Various
4511 Woodland Corporate Blvd	Tampa, FL	2,314	616	1,671	—	—	616	1,671	2,287	24	2002	10/03/16	Various
7725 Woodland Center Blvd	Tampa, FL	2,931	887	2,974	—	—	887	2,974	3,861	22	1999	10/03/16	Various
4520 Seedling Circle	Tampa, FL	3,008	643	2,423	—	—	643	2,423	3,066	25	2003	10/03/16	Various
9306 - 9324 E Broadway Ave	Tampa, FL	2,237	846	1,773	—	—	846	1,773	2,619	28	2007	10/03/16	Various
4630 Woodland Corporate Blvd	Tampa, FL	15,964	2,168	12,881	—	206	2,168	13,087	15,255	119	2000	10/03/16	Various
4631 Woodland Corporate Blvd	Tampa, FL	11,105	1,550	8,371	—	2	1,550	8,373	9,923	106	2006	10/03/16	Various
3020 US Highway 301 South	Riverview, FL	7,328	1,750	5,891	—	—	1,750	5,891	7,641	66	1999	10/03/16	Various
7930, 8010 - 8020 Woodland Center Blvd	Tampa, FL	6,093	1,317	4,533	—	—	1,317	4,533	5,850	52	1990	10/03/16	Various
7920 Woodland Center Blvd	Tampa, FL	4,704	1,142	3,075	—	—	1,142	3,075	4,217	31	1997	10/03/16	Various
8152 - 8198 Woodland Center Blvd	Tampa, FL	3,470	783	2,936	—	—	783	2,936	3,719	41	1988	10/03/16	Various
7802 - 7850 Woodland Center Blvd	Tampa, FL	3,779	552	3,494	—	—	552	3,494	4,046	61	1999	10/03/16	Various
7851 - 7861 Woodland Center Blvd	Tampa, FL	1,388	457	1,146	—	—	457	1,146	1,603	19	2006	10/03/16	Various
7852 - 7898 Woodland Center Blvd	Tampa, FL	3,549	970	3,056	—	—	970	3,056	4,026	64	1999	10/03/16	Various
111 Kelsey Lane	Tampa, FL	3,625	754	2,230	—	—	754	2,230	2,984	32	1990	10/03/16	Various
501 US Highway 301 South	Tampa, FL	3,779	1,377	2,637	—	92	1,377	2,729	4,106	34	2004	10/03/16	Various
701 - 715 S US Highway 301 S	Tampa, FL	4,396	1,126	3,280	—	—	1,126	3,280	4,406	43	2000	10/03/16	Various

Workspace Property Trust Predecessor
Schedule III—Real Estate and Accumulated Depreciation (Continued)
December 31, 2016
(in thousands)

					Colum D Costs Capitalized Subsequent to Acquisition
			Column C Initial Cost				Column E Gross Amount at Which Carried at Close of Period
										Column F	Column G	Column H	Column I
		Column B
			Land & Land Improvements	Building & Improvements	Land & Land Improvements	Building & Improvements	Land & Land Improvements	Building & Improvements		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation is Computed
Column A	Location	Encumbrances							Total
Description
8900 - 8934 Brittany Way	Tampa, FL	2,932	1,030	2,771	—	—	1,030	2,771	3,801	37	2005	10/03/16	Various
9001 - 9015 Brittany Way	Tampa, FL	1,928	542	1,404	—	—	542	1,404	1,946	18	2000	10/03/16	Various
9002 - 9036 Brittany Way	Tampa, FL	3,548	999	2,556	—	80	999	2,636	3,635	29	2004	10/03/16	Various
901 - 933 US Highway 301 S	Tampa, FL	4,473	1,322	3,367	—	108	1,322	3,475	4,797	38	2001	10/03/16	Various
3102,3104,3110 Cherry Palm	Tampa, FL	4,782	1,278	3,124	—	6	1,278	3,130	4,408	39	1986	10/03/16	Various
7624 Bald Cypress Place	Tampa, FL	1,080	297	505	—	—	297	505	802	10	2001	10/03/16	Various
131 Kelsey Lane	Tampa, FL	5,784	1,150	5,122	—	—	1,150	5,122	6,272	46	1985	10/03/16	Various
206 - 234 Kelsey Lane	Tampa, FL	3,316	727	2,138	—	—	727	2,138	2,865	24	2005	10/03/16	Various
150 - 182 Kelsey Lane	Tampa, FL	4,087	823	3,571	—	—	823	3,571	4,394	47	2006	10/03/16	Various
8401 - 8406 Benjamin Rd (North)	Tampa, FL	5,861	1,851	3,758	—	—	1,851	3,758	5,609	49	1986	10/03/16	Various
South Florida:
951 Broken Sound Pkwy	Boca Raton, FL	9,872	4,782	5,456	—	11	4,782	5,467	10,249	66	1986	10/03/16	Various
13630 NW 8th Street	Sunrise, FL	3,316	1,793	1,358	—	—	1,793	1,358	3,151	12	1991	10/03/16	Various
13650 NW 8th Street	Sunrise, FL	2,622	1,374	1,127	—	—	1,374	1,127	2,501	23	1991	10/03/16	Various
750 Park of Commerce Blvd	Boca Raton, FL	20,360	4,070	15,921	—	—	4,070	15,921	19,991	220	2007	10/03/16	Various
777 Yamato Road	Boca Raton, FL	25,604	7,014	18,678	—	384	7,014	19,062	26,076	928	1987	10/03/16	Various
3100 SW 145th Avenue	Miramar, FL	20,514	5,482	16,353	—	1	5,482	16,354	21,836	187	2007	10/03/16	Various
3350 SW 148th Avenue	Miramar, FL	27,301	6,300	21,037	—	89	6,300	21,126	27,426	206	2000	10/03/16	Various
3400 Lakeside Drive	Miramar, FL	16,581	6,411	11,290	—	3	6,411	11,293	17,704	102	1990	10/03/16	Various
3450 Lakeside Drive	Miramar, FL	18,123	6,202	11,796	—	45	6,202	11,841	18,043	155	1990	10/03/16	Various
1301 International Parkway	Sunrise, FL	27,378	5,385	21,632	—	—	5,385	21,632	27,017	227	2006	10/03/16	Various
13621 NW 12th Street	Sunrise, FL	17,352	5,396	12,295	—	41	5,396	12,336	17,732	123	2008	10/03/16	Various
Monarch Lakes—3100 SW 145th Ave (Phase 2)	Miramar, FL	—	3,473	—	—	—	3,473	—	3,473	—	N/A	10/03/16	Various
Phoenix, Arizona
4405 E Cotton Center Blvd	Phoenix, AZ	7,249	1,899	6,536	—	—	1,899	6,536	8,435	66	2007	10/03/16	Various
4750 S 44th Place	Phoenix, AZ	12,725	2,293	10,579	—	—	2,293	10,579	12,872	140	2007	10/03/16	Various
9801 S 51st Street	Phoenix, AZ	7,095	2,105	6,120	—	—	2,105	6,120	8,225	109	2012	10/03/16	Various
4217 E Cotton Center Blvd	Phoenix, AZ	12,301	2,971	9,160	—	—	2,971	9,160	12,131	98	2007	10/03/16	Various
4550 S 44th Place	Phoenix, AZ	7,943	1,691	6,543	—	—	1,691	6,543	8,234	76	2007	10/03/16	Various
4425 E Cotton Center Blvd	Phoenix, AZ	25,026	5,113	21,485	—	—	5,113	21,485	26,598	257	2007	10/03/16	Various
4435 E Cotton Center Blvd	Phoenix, AZ	5,206	1,470	4,424	—	—	1,470	4,424	5,894	50	2007	10/03/16	Various
4500 E Cotton Center Blvd	Phoenix, AZ	22,404	4,245	19,701	—	—	4,245	19,701	23,946	191	2007	10/03/16	Various
4303 E Cotton Center Blvd	Phoenix, AZ	5,321	1,771	4,790	—	—	1,771	4,790	6,561	45	2007	10/03/16	Various
4410 E Cotton Center Blvd	Phoenix, AZ	8,676	2,905	7,235	—	—	2,905	7,235	10,140	51	2007	10/03/16	Various
4415 E Cotton Center Blvd	Phoenix, AZ	3,663	1,338	2,476	—	7	1,338	2,483	3,821	33	2007	10/03/16	Various
4313 E Cotton Center Blvd	Phoenix, AZ	10,604	2,639	9,263	—	—	2,639	9,263	11,902	75	2007	10/03/16	Various
4207 E Cotton Center Blvd	Phoenix, AZ	3,702	1,036	2,484	—	—	1,036	2,484	3,520	27	2007	10/03/16	Various
4610 S 44th Place	Phoenix, AZ	10,064	2,024	7,174	—	—	2,024	7,174	9,198	82	2007	10/03/16	Various
Cotton Center Broadway	Phoenix, AZ	—	4,852	—	—	—	4,852	—	4,852	—	2012	10/03/16	Various

Workspace Property Trust Predecessor
Schedule III—Real Estate and Accumulated Depreciation (Continued)
December 31, 2016
(in thousands)

					Colum D Costs Capitalized Subsequent to Acquisition
			Column C Initial Cost				Column E Gross Amount at Which Carried at Close of Period
										Column F	Column G	Column H	Column I
		Column B
			Land & Land Improvements	Building & Improvements	Land & Land Improvements	Building & Improvements	Land & Land Improvements	Building & Improvements		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation is Computed
Column A	Location	Encumbrances							Total
Description
Pennsylvania:
40 Valley Stream Pkwy	Malvern, PA	2,853	968	1,964	—	100	968	2,064	3,032	22	1987	10/03/16	Various
180 Sheree Blvd	Exton, PA	7,519	2,898	3,903	—	3	2,898	3,906	6,804	47	2007	10/03/16	Various
50 Valley Stream Pkwy	Malvern, PA	3,123	1,000	2,390	—	—	1,000	2,390	3,390	38	1987	10/03/16	Various
20 Valley Stream Pkwy	Malvern, PA	5,668	1,399	4,174	—	1	1,399	4,175	5,574	49	1987	10/03/16	Various
5 Great Valley Pkwy	Malvern, PA	5,861	1,187	5,039	—	18	1,187	5,057	6,244	66	1983	10/03/16	Various
7 Great Valley Pkwy	Malvern, PA	6,440	1,554	5,077	—	—	1,554	5,077	6,631	57	1985	10/03/16	Various
3 Country View Road	Malvern, PA	7,057	1,516	5,432	—	—	1,516	5,432	6,948	51	1985	10/03/16	Various
1200 Liberty Ridge Drive	Wayne, PA	10,681	2,519	9,211	—	2	2,519	9,213	11,732	97	2001	10/03/16	Various
1400 Liberty Ridge Drive	Wayne, PA	8,599	2,839	8,600	—	—	2,839	8,600	11,439	85	1979	10/03/16	Various
1500 - 1550 Liberty Ridge Drive	Wayne, PA	30,463	5,944	27,966	—	184	5,944	28,150	34,094	290	2002	10/03/16	Various
2 W Liberty Blvd	Malvern, PA	15,347	2,130	11,143	—	—	2,130	11,143	13,273	102	2003	10/03/16	Various
1 Country View Road	Malvern, PA	9,602	1,567	7,909	—	—	1,567	7,909	9,476	78	1982	10/03/16	Various
40 Liberty Blvd	Malvern, PA	17,159	2,819	13,472	—	—	2,819	13,472	16,291	93	1989	10/03/16	Various
55 Valley Stream Pkwy	Malvern, PA	4,087	917	3,436	—	—	917	3,436	4,353	36	1983	10/03/16	Various
65 Valley Stream Pkwy	Malvern, PA	6,131	1,736	4,770	—	—	1,736	4,770	6,506	49	1983	10/03/16	Various
1 Great Valley Pkwy	Malvern, PA	5,456	1,935	3,502	—	—	1,935	3,502	5,437	45	1982	10/03/16	Various
257 - 275 Great Valley Pkwy	Malvern, PA	5,129	1,592	2,760	—	—	1,592	2,760	4,352	25	1983	10/03/16	Various
277 - 293 Great Valley Pkwy	Malvern, PA	2,140	1,040	753	—	—	1,040	753	1,793	13	1984	10/03/16	Various
300 Technology Drive	Malvern, PA	1,755	929	481	—	—	929	481	1,410	9	1985	10/03/16	Various
420 - 500 Lapp Road	Malvern, PA	8,213	2,797	5,114	—	32	2,797	5,146	7,943	72	1989	10/03/16	Various
425 Technology Drive	Malvern, PA	1,812	702	821	—	—	702	821	1,523	15	1998	10/03/16	Various
45 - 67 Great Valley Pkwy	Malvern, PA	11,645	2,372	7,455	—	—	2,372	7,455	9,827	73	1974	10/03/16	Various
508 Lapp Road	Malvern, PA	3,201	1,137	2,306	—	—	1,137	2,306	3,443	53	1984	10/03/16	Various
77 - 123 Great Valley Pkwy	Malvern, PA	8,040	2,635	5,188	—	—	2,635	5,188	7,823	56	1978	10/03/16	Various
155 Great Valley Pkwy	Malvern, PA	5,996	1,121	4,130	—	—	1,121	4,130	5,251	38	1981	10/03/16	Various
27 - 43 Great Valley Pkwy	Malvern, PA	3,586	1,151	2,148	—	—	1,151	2,148	3,299	22	1977	10/03/16	Various
30 Great Valley Pkwy	Malvern, PA	598	554	66	—	—	554	66	620	3	1975	10/03/16	Various
333 Phoenixville Pike	Malvern, PA	6,979	2,144	4,203	—	—	2,144	4,203	6,347	38	1985	10/03/16	Various
510 Lapp Road	Malvern, PA	1,620	643	766	—	—	643	766	1,409	7	1983	10/03/16	Various
75 Great Valley Pkwy	Malvern, PA	1,138	760	144	—	—	760	144	904	5	1977	10/03/16	Various

		$1,026,333	$256,603	$812,134	$—	$4,654	$256,603	$816,788	$1,073,391	$18,423

        The changes in real estate for the year ended December 31, 2016 and for the period commencing December 3, 2015 (commencement of operations) through December 31, 2015 are as follows:

	2016	2015
	(in thousands)
Balance at beginning of year	$232,214	$—
Property acquisitions	836,604	232,133
Improvements	4,573	81

Balance at end of year	$1,073,391	$232,214

        The aggregate cost of land, buildings and improvements, before depreciation, for Federal income tax purposes at December 31, 2016 was $1.2 billion (unaudited).

        The changes in accumulated depreciation, exclusive of amounts relating to equipment, autos, and furniture and fixtures, for the year ended December 31, 2016 and for the period commencing December 3, 2015 (commencement of operations) through December 31, 2015 are as follows:

	2016	2015
	(in thousands)
Balance at beginning of year	$900	$—
Depreciation for year	17,523	900

Balance at end of year	$18,423	$900

Workspace Property Trust Predecessor

Combined Consolidated Balance Sheets

(dollars in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Real estate properties, at cost
Land and land improvements	$256,603	$256,603
Building and improvements, including tenant improvements	824,031	816,788

	1,080,634	1,073,391
Less: accumulated depreciation	(36,808)	(18,423)

Real estate properties, net	1,043,826	1,054,968
Cash and cash equivalents	10,852	10,796
Restricted cash	28,570	23,699
Tenant and other receivables, net of allowance of $173 and $252 at June 30, 2017 and December 31, 2016, respectively	4,908	2,612
Due from related parties	58	43
Deferred rent receivable, net of allowance of $211 and $213 at June 30, 2017 and December 31, 2016, respectively	6,898	3,420
Deferred costs, net of accumulated amortization of $768 and $283 at June 30, 2017 and December 31, 2016, respectively	7,436	4,290
Acquired lease intangible assets, net	120,557	151,602
Prepaid expenses and other assets	8,322	9,060

Total assets	$1,231,427	$1,260,490

Liabilities
Mortgages payable, net	$1,013,956	$1,008,073
Redeemable preferred equity, net	104,297	99,585
Accounts payable and accrued expenses	18,066	6,411
Accrued interest payable and other liabilities	8,784	5,271
Acquired lease intangibles, net	15,088	17,007
Deferred revenue	7,375	7,245
Security deposits	7,593	7,337

Total liabilities	1,175,159	1,150,929

Commitments and contingencies	—	—
Equity
Owners' equity	56,491	109,199
Accumulated other comprehensive (loss) income	(223)	362

Total equity	56,268	109,561

Total liabilities and equity	$1,231,427	$1,260,490

The accompanying notes are an integral part of these combined consolidated financial statements.

Workspace Property Trust Predecessor

Combined Consolidated Statements of Operations and Comprehensive Loss

(unaudited, dollars in thousands)

	Six Months Ended June 30,
	2017	2016
Revenues
Rental revenue	$59,447	$14,878
Tenant reimbursements	33,234	8,458
Other revenue	662	77

Total revenues	93,343	23,413

Expenses
Operating expenses	22,082	5,640
Real estate taxes	11,731	2,528
Depreciation and amortization	46,393	10,381
General and administrative	7,269	1,293

Total expenses	87,475	19,842

Operating income	5,868	3,571
Other expenses:
Interest expense	(45,073)	(6,597)
Unrealized gain (loss) on derivative instruments	96	(845)

Net loss	(39,109)	(3,871)
Other comprehensive loss:
Change in unrealized loss on derivative instruments	(585)	—

Comprehensive loss	$(39,694)	$(3,871)

The accompanying notes are an integral part of these combined consolidated financial statements.

Workspace Property Trust Predecessor

Combined Consolidated Statement of Equity

(unaudited, dollars in thousands)

	Owners' Equity	Accumulated Other Comprehensive (Loss) Income(1)	Total Equity
Balance at December 31, 2016	$109,199	$362	$109,561
Net loss	(39,109)	—	(39,109)
Other comprehensive loss	—	(585)	(585)
Contributions from owners	420	—	420
Distributions to owners	(14,019)	—	(14,019)

Balance at June 30, 2017	$56,491	$(223)	$56,268

(1)
Accumulated other comprehensive (loss) income represents unrealized gain (loss) on derivative instruments accounted for as cash flow hedges.

The accompanying notes are an integral part of these combined consolidated financial statements.

Workspace Property Trust Predecessor

Combined Consolidated Statements of Cash Flows

(unaudited, dollars in thousands)

	Six Months Ended June 30,
	2017	2016
Operating Activities
Net loss	$(39,109)	$(3,871)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	46,393	10,381
Amortization of deferred financing costs	6,208	1,070
Amortization of debt discount	109	243
Unrealized (gain) loss on derivative instruments	(96)	845
Provision for doubtful accounts	25	17
Amortization of above- and below-market leases, net	2,237	(1,345)
Deferred rents receivable	(3,465)	(730)
Accretion of interest on redeemable preferred equity	4,439	—
Changes in operating assets and liabilities:
Tenant and other receivables	(2,323)	(848)
Deferred leasing costs	(3,323)	(588)
Prepaid expenses and other assets	3,944	558
Due from related parties	(15)	(27)
Accounts payable, accrued expenses and other liabilities	9,645	353
Deferred revenue	130	320
Security deposits	256	78

Net cash provided by operating activities	25,055	6,456

Investing Activities
Additions to land, buildings and improvements	(6,529)	(565)

Net cash used in investing activities	(6,529)	(565)

Financing Activities
Proceeds from revolving credit facility	6,500	—
Repayments of revolving credit facility	(6,500)	—
Deferred financing costs	—	(30)
Contributions from owners	420	—
Distributions to owners	(14,019)	(2,433)

Net cash used in financing activities	(13,599)	(2,463)

Net increase in cash and cash equivalents and restricted cash	4,927	3,428
Cash and cash equivalents and restricted cash at beginning of period	34,495	3,730

Cash and cash equivalents and restricted cash at end of period	$39,422	$7,158

Reconciliation of Cash and Cash Equivalents and Restricted Cash:
Cash and cash equivalents	$10,852	$3,079
Restricted cash	28,570	4,079

Cash and cash equivalents and restricted cash at end of period	$39,422	$7,158

Supplemental Information:
Interest paid	$34,239	$5,302

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Capital expenditures payable	$1,481	$106
Deferred leasing costs payable	345	5

The accompanying notes are an integral part of these combined consolidated financial statements.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements

(unaudited, dollars in thousands, unless otherwise stated)

1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS

        Workspace Property Trust, L.P. ("WPT"), a Delaware limited partnership, was formed on September 24, 2015 and commenced operations on December 3, 2015. The accompanying financial statements reflect the operations of WPT and its affiliates, including Workspace RVFP, L.P. ("Workspace RVFP"), Workspace Property Management, L.P., RV OP 2, L.P., RV OP 3, L.P., RV OP 4, L.P., RVFP Limited, L.P. ("RVLP LP") and WPT FAMP Limited Partnership ("WPT FAMP"), including their consolidated subsidiaries. WPT and its affiliates are collectively referred to herein as the Partnership. The Partnership is engaged in the business of owning, managing, leasing and acquiring suburban office/flex buildings in the United States.

        On December 3, 2015, the Partnership acquired a portfolio of 40 office/flex buildings and one land parcel all located in Horsham, Pennsylvania (the "First Portfolio") from a third-party seller.

        On October 3, 2016, the Partnership acquired a portfolio of 108 office/flex buildings and two land parcels located in the Philadelphia, Minneapolis, Phoenix, South Florida, and Tampa markets (the "Second Portfolio") from a third-party seller and simultaneously closed on a recapitalization transaction where additional limited partners were admitted and mandatorily redeemable preferred equity was issued.

        As used in these combined consolidated financial statements, unless the context otherwise requires, "we," "us," "our Company" and "our Partnership" mean the Partnership for the periods presented.

Real Estate Portfolio

        As of June 30, 2017, the Partnership owned the following properties, which are grouped by geographical location as follows:

	Office		Flex		Total Office and Flex		Land Parcels		Total
Location	Number of Properties	Rentable Square Feet	Number of Properties	Rentable Square Feet	Number of Properties	Rentable Square Feet	Number of Properties	Acres	Number of Properties
Philadelphia	44	3,044,298	26	1,381,915	70	4,426,213	1	3.0	71
Phoenix	13	977,383	1	101,269	14	1,078,652	1	18.1	15
Tampa	14	684,363	20	1,115,205	34	1,799,568	—	—	34
Minneapolis	11	921,204	8	567,628	19	1,488,832	—	—	19
South Florida	11	1,136,698	—	—	11	1,136,698	1	6.1	12

	93	6,763,946	55	3,166,017	148	9,929,963	3	27.2	151

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Quarterly Presentation

        The accompanying combined consolidated financial statements and related notes of the Partnership have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") for interim financial reporting and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, the combined consolidated financial statements do not include all of the information and notes required in audited financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position of the Partnership, the results of operations and cash flows have been included and are of a normal and recurring nature. The results of operations for the interim periods are not necessarily indicative of the

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

results that may be expected for any other interim period or for the entire year. These combined consolidated financial statements should be read in conjunction with the Partnership's audited combined consolidated financial statements for the year ended December 31, 2016.

Principles of Consolidation and Combined Financial Statements

        The combined consolidated financial statements include the financial statements of WPT and its affiliates, all of which are managed by the board of managers of RVFP WS GP, LLC ("RVFP WS GP"), who is the general partner of Workspace RVFP. Therefore, we have prepared the financial statements on a combined basis due to common management. All significant intercompany transactions and balances are eliminated in combination.

        A reporting entity consolidates a voting interest entity ("VOE") it controls and a variable interest entity ("VIE"), in which it is the primary beneficiary. A VOE is an entity whose equity investment is deemed sufficient to finance its activities and to absorb the expected losses of the entity, and where the equity holders have the power to direct the activities that most significantly impact the entity's economic performance. Under Accounting Standards Update ("ASU") 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, a reporting entity consolidates a VOE if the reporting entity owns a majority voting interest, or for limited partnership interests, a reporting entity owns a majority of the limited partnership's kick-out rights through voting interest, and that none of the non-controlling limited partners holds any substantive participating rights. On the other hand, the primary beneficiary of a VIE is the entity that has (i) the power to direct the activities that most significantly impact the entity's economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. A re-assessment of whether an entity is a VIE is performed when a reconsideration event occurs such as a recapitalization transaction or when the governing documents or contractual arrangements are amended such that it changes the characteristics of the entity's equity investment at risk or the holders of the equity investments at risk, as a group, lose power from voting rights or similar rights to direct the significant activities of the entity.

        We review each operating agreement to understand our rights and the rights of our other partners or members and determine whether those rights are protective and participating. When approval of all the partners or a quorum is required for major decisions such as, among others, operating budgets and business plan, settling disputes with taxing authorities or any other claims, sale or disposition of real estate, placement of new or additional financing secured by the assets of the entity and approval of significant leases and other significant contracts or related party agreements, we do not consolidate the entity as we consider these to be substantive participation rights that result in shared power of the activities that most significantly impact the performance of the entity. Operating agreements typically contain certain protective rights such as the ability to remove the managing partner in case of willful misconduct or bad acts, requiring partner or member to approve capital expenditures and operating expenditures greater than a particular amount and limitations on the operating activities of the entity.

Real Estate and Depreciation

        Real estate properties are carried at cost less accumulated depreciation and impairment losses, if any. The cost of real estate properties reflects their purchase price or development cost. The

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Partnership evaluates each acquisition transaction to determine whether the acquired assets meet the definition of business. Under ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of Business, as discussed below and which the Partnership has early adopted beginning on December 3, 2015 an acquisition does not qualify as a business when substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets or the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. Transaction costs related to acquisitions that are asset acquisitions are capitalized as part of the cost basis of the acquired assets, while transaction costs for acquisitions that are deemed to be acquisitions of a business are expensed as incurred and included in general and administrative expenses in the combined consolidated statements of operations and comprehensive loss. Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

        The Partnership allocates the purchase price of real estate in a transaction accounted for as an asset acquisition to net tangible and identified intangible assets acquired based on their relative fair values. Above-market and below-market in-place lease values for acquired properties are recorded based on the net present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) the Partnership's estimate of the fair market lease rates for the corresponding in-place leases (including ground lease obligations), measured over a period equal to the remaining non-cancelable term of the lease (including the below market fixed-rate renewal period, if applicable). Capitalized above-market lease values are amortized on a straight-line basis as a reduction of rental income over the remaining non-cancelable terms of the respective leases, which generally range from less than one year to ten years. Capitalized below-market lease values are amortized on a straight-line basis as an increase to rental income over the remaining non-cancelable terms of the respective leases including any below market fixed-rate renewal periods that are considered probable, which generally range from less than one year to fifteen years. To the extent acquired leases contain fixed rate renewal options that are below-market and are determined to be material, the Partnership amortizes such below-market lease value into rental income over the renewal period. Other intangible assets also include in-place leases based on the Partnership's evaluation of the specific characteristics of each tenant's lease. The Partnership estimates the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, including leasing commissions, legal and other related expenses. This intangible asset is amortized to depreciation and amortization expense on a straight-line basis over the remaining term of the respective leases and any fixed-rate bargain renewal periods, which generally range from less than one year to fifteen years. The Partnership's estimates of fair value are made using methods similar to those used by independent appraisers or by using independent appraisals. Factors considered by the Partnership in this analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, the Partnership includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to nine months. The Partnership also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. The Partnership also uses the

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

information obtained as a result of its pre-acquisition due diligence as part of its consideration of the accounting standard governing asset retirement obligations and when necessary, will record a conditional asset retirement obligation as part of its purchase price. Though the Partnership considers the value of tenant relationships, the amounts are determined on a tenant-specific basis, if applicable. In the event that a tenant terminates its lease, the unamortized portion of each intangible, including in-place lease values and tenant relationship values, is charged to expense and above and below market leases adjustments are recorded in rental revenue.

        The Partnership may incur various costs in the development and leasing of our properties. The costs directly related to properties under development which include preconstruction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs incurred during the period of development are capitalized during the period of development. After the determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project commences and capitalization begins, and when a development project is substantially complete and held available for occupancy and capitalization must cease, involves a degree of judgment.

        Depreciation is computed using the straight-line method. The estimated useful lives of buildings are 40 years. Minor improvements to buildings are capitalized and depreciated over useful lives ranging from three to 15 years. Tenant improvements are capitalized and depreciated over the non-cancellable term of the related lease or their estimated useful life, whichever is shorter. Depreciation expense amounted to $19,141 and $5,153 for six months ended June 30, 2017 and 2016, respectively.

        The Partnership evaluates its real estate investments upon occurrence of a significant adverse change in its operations to assess whether any impairment indicators are present that affect the recovery of the recorded value. If indicators of impairment are identified, the Partnership estimates the future undiscounted cash flows from the use and eventual disposition of the property and compares this amount to the carrying value of the property. If any real estate investment is considered impaired, a loss is recognized to reduce the carrying value of the property to its estimated fair value. We do not believe that the value of any of our properties and intangible assets were impaired at June 30, 2017 or December 31, 2016, and no impairments have been recorded during the six months ended June 30, 2017 and 2016.

Restricted Cash

        Restricted cash consists of escrows held by lenders for property taxes, working capital, capital expenditures and tenant improvements in connection with the Partnership's combined borrowings.

Allowance for Doubtful Accounts

        The Partnership continually reviews accounts receivable and deferred rent receivable balances and determines collectability by taking into consideration the tenant payment history, the financial condition of the tenant, business conditions in the industry in which the tenant client operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the accounts receivable and deferred rent receivable balances are reduced by an allowance for doubtful accounts. Provision for doubtful accounts is included in operating expenses in

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

our combined consolidated statements of operations and comprehensive loss. If the accounts receivable balance or the deferred rent receivable balance is subsequently deemed uncollectible, such receivable amounts are written-off to the allowance for doubtful accounts.

        The Partnership recognized a reserve of $25 and $17 for the six months ended June 30, 2017 and 2016, respectively.

Deferred Leasing Costs

        Deferred leasing costs, which are included in deferred costs in the combined consolidated balance sheets, and which consist of fees and direct costs incurred to initiate and renew operating leases, are capitalized and amortized on a straight-line basis over the related lease term. Upon the early termination of a lease, any unamortized deferred leasing costs are charged to expense. Amortization of deferred leasing costs is included in depreciation and amortization on our combined consolidated statements of operations and comprehensive loss.

        Certain employees of the Partnership are compensated in the form of commissions for leasing services related to the Partnership's properties. These costs are capitalized and amortized over the term of the related lease. During the six months ended June 30, 2017, capitalized compensation amounted to $347. There were no costs capitalized during the six months ended June 30, 2016.

Deferred Financing Costs

        Deferred financing costs, which consist of lender fees, legal, title and other third party costs related to the issuance of debt, are capitalized and are reported as a deduction from the face amount of the related debt, and are amortized over the term of the related debt agreements using the straight-line method which approximates the effective interest method. Deferred costs under the revolving credit facility are capitalized and shown as an asset and are included in deferred costs, net, on our combined consolidated balance sheets. In the event of early redemption, any unamortized costs are charged to operations. Amortization of deferred financing costs is included in interest expense on our combined consolidated statements of operations and comprehensive loss.

Fair Value of Financial Instruments

        The Partnership is required to disclose the fair value information about its financial instruments, whether or not recognized in the combined consolidated balance sheets, for which it is practicable to estimate fair value. See Note 8, Fair Value Measurements.

Segment Reporting

        The Partnership distinguishes its business on a geographical basis for purposes of measuring performance. As such, the Partnership operates five reportable geographic segments and one corporate segment. See Note 12, Segment Reporting.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

        Rental income is recognized on the straight-line basis over the non-cancellable terms of the leases from the later of the date of the commencement of the lease or the date of acquisition of the property. Rental revenue recognition begins when the tenant controls the space through the term of the related lease. When management concludes that we are the owner of tenant improvements, rental revenue recognition begins when the tenant takes possession of the finished space, which is when such tenant improvements are substantially complete. In certain instances, when management concludes that we are not the owner (the tenant is the owner) of tenant improvements, rental revenue recognition begins when the tenant takes possession of or controls the space. When management concludes that we are the owner of tenant improvements for accounting purposes, we record amounts funded to construct the tenant improvements as a capital asset. For these tenant improvements, we record amounts reimbursed by tenants as a reduction of the capital asset. When management concludes that the tenant is the owner of tenant improvements for accounting purposes, we record our contribution towards those improvements as a lease incentive, which is included in deferred costs, net on our combined consolidated balance sheets and amortized as a reduction to rental revenue on a straight-line basis over the term of the lease.

        The Partnership takes into account whether the collectability of rents is reasonably assured in determining the amount of straight-line rent to record. For the purpose of determining the straight-line period, the straight-line calculation will take into consideration bargain renewal options, leases where the renewal appears reasonably assured and any guarantees by the lessee and do not take into account any contingent rent. For certain leases, the Partnership makes significant assumptions and judgments in determining the lease term, including assumptions when the lease provides the tenant with an early termination option or an option to extend. The lease term impacts the period over which the Partnership determines and records minimum rents and also impacts the period over which the Partnership amortizes lease-related costs. The Partnership recognizes the excess of rents recognized over the amounts contractually due pursuant to the underlying leases as part of deferred rent receivable on the combined consolidated balance sheets. Any rental payments received prior to their due dates are reported in deferred revenue in our combined consolidated balance sheets.

        The Partnership's leases also typically provide for tenant reimbursement of a portion of common area maintenance expenses and other operating expenses to the extent that a tenant's pro rata share of expenses exceeds a base year level set in the lease or to the extent that the tenant has a lease on a triple net basis. Recoveries from tenants, consisting of amounts due from tenants for common area maintenance expenses, real estate taxes and other recoverable costs are recognized as revenue on an accrual basis over the periods in which the related expenditures are incurred. Tenant reimbursements are recognized on a gross basis because the Partnership is generally the primary obligor with respect to the goods and services, the purchase of which, gives rise to the reimbursement obligation; because the Partnership has discretion in selecting the vendors and suppliers; and because the Partnership bears the credit risk in the event the tenants do not reimburse the Partnership.

        Termination fees, which are included in other revenue in our combined consolidated statements of operations and comprehensive loss, are fees that the Partnership has agreed to accept in consideration for permitting certain tenants to terminate their lease prior to the contractual expiration date. The Partnership recognizes termination fees during the period the following conditions are met: (i) the termination agreement is executed, (ii) the termination fee is determinable, and (iii) collectability of the termination fee is assured.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments and Hedging Activities

        The Partnership is exposed to certain risks arising from both its business operations and economic conditions. The Partnership principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Partnership manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Partnership enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Partnership's derivative financial instruments are used to manage differences in the amount, timing, and duration of the Partnership's known or expected cash receipts and its known or expected cash payments principally related to the Partnership's investments and borrowings.

        The Partnership's borrowings bear interest at variable rates. The Partnership's objective is to limit or manage its interest rate risk. To accomplish this objective, the Partnership primarily uses interest rate caps as part of its interest rate risk management strategy. Interest rate caps involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.

        The Partnership records all derivatives at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Partnership has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Partnership may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Partnership elects not to apply hedge accounting.

        For cash flow hedges, the Partnership accounts for the effective portion of the changes in fair value of derivatives in accumulated other comprehensive income in the combined consolidated balance sheets, which is subsequently reclassified into earnings in the period that the hedged transaction affects earnings. The Partnership accounts for the ineffective portion of the changes in fair value of derivatives directly in earnings. For fair value hedges and derivatives not designated as hedging instruments, the gain or loss, resulting from the change in the estimated fair value of the derivatives, is recognized in earnings, as part of unrealized gain (loss) on derivative instruments in the combined consolidated statements of operations and comprehensive loss, during the period of change.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

        During the periods presented, the entities included in the combined consolidated financial statements are treated as partnerships for U.S. federal and state income tax purposes and, accordingly, are not subject to entity-level tax. Rather, each entity's taxable income or loss is allocated to its owners. Therefore, no provision or liability for U.S. federal or state income taxes has been included in the accompanying combined consolidated financial statements.

        The Partnership analyzes its tax filing positions in all of the U.S. federal, state and local tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. There are no accruals for uncertain tax positions as of June 30, 2017 and December 31, 2016. The Partnership's policy is to classify interest in interest expense and penalties in general and administrative expenses in its combined consolidated statements of operations and comprehensive loss. There have been no interest and penalties recorded during the six months ended June 30, 2017 and 2016. The 2016 and 2015 tax years remain open to examination by the domestic taxing jurisdictions to which the Partnership is subject.

Use of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that, in certain circumstances, affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and revenues and expenses. These estimates are prepared using management's best judgment, after considering past and current events and economic conditions. Actual results could differ from these estimates.

Risks and Uncertainties

        The Partnership is subject to risks common to companies in the commercial real estate industry, including, but not limited to, lack of demand for space in the areas where our properties are located, inability to retain existing tenants and attract new tenants, oversupply of or reduced demand for space and changes in market rental rates, defaults by our tenants or their failure to pay rent on a timely basis, the need to periodically renovate and repair our space, physical damage to our properties, economic or physical decline of the areas where our Properties are located, and potential risk of functional obsolescence of our properties over time.

Recently Issued Accounting Standards

        In May 2014, the Financial Accounting Standards Board ("FASB") issued an update ("ASU 2014-09") establishing ASC Topic 606, Revenue from Contracts with Customers. ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. In August 2015, the FASB issued an update ("ASU 2015-14") to ASC 606, Deferral of the Effective Date, which deferred the adoption of ASU 2014-09 to interim and annual reporting periods in fiscal years that begin after

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 15, 2017. In March 2016, the FASB issued an update ("ASU 2016-08") to ASC 606, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard pursuant to ASU 2014-09. In April 2016, the FASB issued an update ("ASU 2016-10") to ASC 606, Identifying Performance Obligations and Licensing, which clarifies guidance related to identifying performance obligations and licensing implementation guidance contained in ASU 2014-09. In May 2016, the FASB issued an update ("ASU 2016-12") to ASC 606, Narrow-Scope Improvements and Practical Expedients, which amends certain aspects of the new revenue recognition standard pursuant to ASU 2014-09. In December 2016, the FASB issued an update ("ASU No. 2016-20") to ASC 606, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which provides technical corrections and improvements to clarify Topic 606 or to correct unintended application of Topic 606. In February 2017, the FASB issued an update ("ASU No. 2017-05"), Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20), which clarifies the scope of asset derecognition guidance and accounting for partial sales of nonfinancial assets and simplifies GAAP for derecognition of a business or nonprofit activity by eliminating several accounting differences between transactions involving assets and transactions involving businesses. The new guidance can be applied either retrospectively to each prior reporting period presented, or as a cumulative-effect adjustment as of the date of adoption. The Partnership expects that executory costs and certain non-lease components of revenue from leases (upon the adoption of ASU 2016-02), tenant service revenue and gains on sales of real estate may be impacted by the adoption of ASU 2014-09, although the Partnership expects that the impact will be to the pattern of revenue recognition and not the total revenue recognized over time. The Partnership is currently evaluating the impact of the adoption of these ASUs on the Partnership's combined consolidated financial statements and plans to adopt this standard using the modified retrospective method.

        In February 2016, the FASB issued an update ("ASU 2016-02"), Leases (Topic 842) ("ASU 2016-02"), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract. ASU 2016-02 requires lessees (applicable to the Partnership's ground lease obligations) to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. ASU 2016-02 supersedes the previous leases standard, Leases (Topic 840). The new guidance requires modified retrospective transition, which requires application of the new guidance at the beginning of the earliest comparative period presented in the year of adoption. The standard is effective on January 1, 2019, with early adoption permitted. The Partnership is currently in the process of evaluating the impact the adoption of ASU 2016-02 will have on the Partnership's combined consolidated financial statements. The Partnership anticipates adopting this guidance on January 1, 2019 and will apply the modified retrospective approach.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

3. ACQUIRED LEASE INTANGIBLES

        As of June 30, 2017 and December 31, 2016, the Partnership's lease intangible assets and liabilities were comprised of the following:

	June 30, 2017	December 31, 2016
Acquired lease intangible assets, net:
In-place lease value	$150,688	$153,627
Above market leases acquired, including acquired ground leases	25,264	25,528

	175,952	179,155
Accumulated amortization	(55,395)	(27,553)

	$120,557	$151,602

	June 30, 2017	December 31, 2016
Acquired lease intangibles (liabilities), net:
Below market leases acquired	$19,728	$20,884
Accumulated amortization	(4,640)	(3,877)

	$15,088	$17,007

        Amortization of acquired above-market leases, net of acquired below-market leases, resulted in a decrease in rental income by $2,237 for the six months ended June 30, 2017. Amortization of acquired below-market leases, net of acquired above-market leases, resulted in an increase in rental income by $1,345 for six months ended June 30, 2016. Amortization of all other identified intangible assets (a component of depreciation and amortization expense) was $26,881 and $5,206 for the six months ended June 30, 2017 and 2016, respectively.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

4. MORTGAGES PAYABLE

        The following table sets forth information regarding the Partnership's mortgages payable outstanding at June 30, 2017 and December 31, 2016, respectively:

	June 30, 2017	December 31, 2016	Interest Rate(1)	Initial Maturity Date
First Portfolio Debt:
First Mortgage	$154,000	$154,000	4.62%	December 9, 2017
Mezzanine A	27,100	27,100	9.90%	December 9, 2017
Mezzanine B	18,900	18,900	11.90%	December 9, 2017

Total	200,000	200,000

Seller Financing	10,333	10,333	3.00%	November 30, 2018
Debt discount	(13)	(122)

Seller Financing, net	10,320	10,211

Total	210,320	210,211
Deferred financing costs, net	(1,457)	(3,018)

Total First Portfolio Debt, net	208,863	207,193

Second Portfolio Debt:
First Mortgage	557,000	557,000	4.59%	October 9, 2018
Mezzanine A	100,000	100,000	7.97%	October 9, 2018
Mezzanine B	109,000	109,000	10.22%	October 9, 2018
Mezzanine C	50,000	50,000	12.22%	October 9, 2018

Total	816,000	816,000
Deferred financing costs, net	(10,907)	(15,120)

Total Second Portfolio Debt, net	805,093	800,880

Total mortgages payable	$1,013,956	$1,008,073

(1)
Except for the Seller Financing, interest rate was determined based on the interest rate margin of each loan over the LIBOR rate at June 30, 2017.

First Portfolio Debt

        In connection with the acquisition of the First Portfolio in December 2015, Workspace Property Trust, L.P., through its subsidiaries, entered into three loan agreements with an institutional lender ("First Portfolio Lender") in the aggregate amount of $200,000 ("First Portfolio Debt") and Seller Financing amounting to $10,333, or $9,696, net of discount. The First Portfolio Debt and Seller Financing are secured by 36 properties and three properties, respectively, of the First Portfolio.

        The First Portfolio Debt requires payments of interest only through its maturity date of December 9, 2017, which may be extended for another year, subject to meeting certain conditions. As further discussed in Note 14, Subsequent Events, we have repaid the First Portfolio Debt, including the Seller Financing discussed below, using the proceeds from the new revolving credit facility.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

4. MORTGAGES PAYABLE (Continued)

        The Seller Financing bears interest at fixed rates of 0% through November 30, 2016, 3% through November 30, 2017, and 6% through November 30, 2018, its maturity date. The Seller Financing also provides for an additional borrowing of up to $4,000 for certain tenant improvements and leasing costs related to the properties securing this loan, all of which was undrawn as of June 30, 2017 and December 31, 2016.

        The First Portfolio Lender has the right to modify the terms of the loan agreement to facilitate a sale or participation of the loans, provided that such modification would have no economic impact to Workspace Property Trust, L.P. On February 22, 2016, the First Portfolio Lender modified the interest rate margin on both the mortgage and mezzanine loans and reallocated the loan amount between the Mezzanine A and Mezzanine B loans. The interest rate margin on the mortgage loan decreased to 3.40% from 3.46%. Additionally, the Mezzanine A loan amount increased to $27,100 and its interest rate margin increased to 8.68% from 8.42%. Lastly, the Mezzanine B loan amount decreased to $18,900 and its interest rate margin increased to 10.68% from 10.45%. Overall, the weighted average interest of the First Portfolio Debt remained unchanged after this modification. We have evaluated this modification pursuant to ASC 470, Debt, to determine whether the modification qualified as an extinguishment or loan modification. Because the terms of the First Portfolio Debt on an aggregate basis remained unchanged, we have accounted for the modified First Portfolio Debt prospectively based on the modified interest rates. Following this modification, the First Portfolio Lender sold the Mezzanine A and Mezzanine B tranches to other third-party lenders.

        On October 3, 2016, the Mezzanine A and B loans were further amended to reflect, among other things, the addition of an exit fee of 0.5% of the loan balance due upon repayment of the loan. We have evaluated this modification as well pursuant to ASC 470 and determined that the terms of these amendments were not substantially different from the terms of the previous mezzanine loan agreements. As a result, we have accounted for the modified mezzanine loans prospectively based on the modified terms, and are recognizing our obligation to pay the exit fee as an adjustment of interest expense over the remaining term.

        The First Portfolio Debt is subject to certain financial covenants. We were in compliance with these financial covenants as of June 30, 2017 and December 31, 2016.

        Workspace Property Trust, L.P., RV Office, LLC, Rizk Capital, LLC, RVFP General Partner LLC, Forum Partners Investment Management LLC, and Forum Holdings BV, who own varying equity interests in Workspace Property Trust, L.P., jointly and severally, have provided a customary nonrecourse carve-out guaranty with respect to the First Portfolio Debt.

        At June 30, 2017 and December 31, 2016 and 2015, the gross carrying amount of the properties collateralizing the First Portfolio Debt was approximately $235,995 and $234,463, respectively.

Second Portfolio Debt

        In connection with the acquisition of Second Portfolio in October 2016, Workspace Property Trust, L.P., through its subsidiaries, entered into four borrowings with an institutional lender ("Second Portfolio Lender") (collectively, the "Second Portfolio Debt") in the aggregate amount of $816,000. The Second Portfolio Debt requires payments of interest only through its maturity date, which may be extended for three terms of one year each, subject to meeting certain conditions.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

4. MORTGAGES PAYABLE (Continued)

        On December 15, 2016, the Second Portfolio Lender assigned the Mezzanine C Loan to a third-party lender. The original loan agreement was replaced with a new financing agreement, which substantially changed the terms of the loan. As a result of this modification, we recognized a loss on extinguishment of debt of $1,093 in December 2016, which was related to the unamortized deferred financing costs.

        The Second Portfolio Debt is subject to certain financial covenants. We were in compliance with these financial covenants as of June 30, 2017, and December 31, 2016.

        WPT and RVFP WS GP, LLC, general partner of Workspace RVFP, have provided a customary nonrecourse carve-out guarantee with respect to the Second Portfolio Debt.

        At June 30, 2017 and December 31, 2016, the gross carrying amount of the properties collateralizing the Second Portfolio Debt was approximately $837,073 and $830,595, respectively.

Contractual Maturities

        The scheduled principal maturities of mortgages payable as of June 30, 2017 were as follows:

2017(1)	$200,000
2018(1)	826,333

$1,026,333

(1)
Includes the First Portfolio Debt and Seller Financing amounting to $200,000 and $10,333, respectively.

5. REDEEMABLE PREFERRED EQUITY

        In connection with the acquisition of the Second Portfolio on October 3, 2016, Workspace Property Trust, L.P. also issued a $99,000 preferred equity interest to SM WPT Preferred LLC, an affiliate of Square Mile Capital Management LLC ("Square Mile"). The Preferred Equity bears a 14% return ("Preferred Return") through the Transition Date (as defined below), and from the Transition Date, a 17.5% return, compounded monthly, of which eight percent (8% or current return) will be paid in full currently before any permitted distributions are made to the limited partners of Workspace Property Trust, L.P., with the remainder of the Preferred Return ("PIK interest") added to the principal amount on which the current return is calculated and paid. The PIK interest will be paid in cash based on the permitted distributions and payments. The Transition Date is the later of the First Portfolio Debt or the Second Portfolio Debt maturity date, including any extensions in accordance with the existing terms of the related loan agreements.

        The Preferred Equity will mature on October 3, 2019 ("Initial Maturity Date"), subject to three one-year extension options. The extension options are contingent on the extension of the maturity dates of the First Portfolio Debt and Second Portfolio Debt and that no event of defaults exists, among others. The Preferred Equity is mandatorily redeemable in full after six years from issuance date or no later than October 3, 2022, and therefore we have accounted for it as debt.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

5. REDEEMABLE PREFERRED EQUITY (Continued)

        We may redeem, at any time, the Preferred Equity subject to the payment of an amount sufficient to cause Square Mile to receive an amount equal to (1) 17% internal rate of return per annum, compounded quarterly ("17% IRR"), on the Preferred Equity plus (2) to the extent not paid, (a) a redemption fee, in the nature of yield maintenance, which, when added to the 17% IRR, and all prior payments from us to Square Mile, of an amount equal to the product of (i) 1.5 (or, if a trigger event, similar to an event of default, shall have occurred on or after the Transition Date, 1.55) and (ii) the peak amount of the Preferred Equity invested by Square Mile, irrespective of the balance at the time of such redemption (collectively, the "Minimum Multiple Amount"); provided, however, that the portion of the default return payable to Square Mile or the portion of the Preferred Return payable to Square Mile after the Transition Date, as applicable, that exceeds 14% per annum, compounded monthly, shall not be included for this purpose in determining whether Square Mile has received a 17% IRR or the Minimum Multiple Amount. Accordingly, we recognize interest expense at a rate equal to 17%, which accretes the Preferred Equity balance to its redemption value at the Transition Date. As of June 30, 2017 and December 31, 2016, the carrying value of the Preferred Equity, net of unamortized offering costs of $1,249 and $1,522, was $104,297 and $99,585, respectively. Assuming no prepayments of PIK interest or principal amount, the maximum amount to redeem this Preferred Equity on June 30, 2017 would be $142,463. Assuming the payment of interest as required through October 3, 2019 and no triggering events occur requiring prepayment prior to that date, we will owe $122,485 to settle this instrument on that date.

        The Preferred Equity is subject to certain financial covenants. We were in compliance with these covenants as of June 30, 2017 and December 31, 2016.

6. REVOLVING CREDIT FACILITY

        On October 31, 2016, Workspace Property Trust, L.P., entered into a revolving credit facility with a maximum combined loan amount or letters of credit of $10,000 arranged by KeyBank National Association ("KeyBank"). We have the option to select the interest rate type with each borrowing request; either LIBOR plus 5.75% or the prime rate plus 4.75%. In addition to the interest payments, we are required to pay an unused line fee at 0.75% per annum calculated daily based on the unused commitment balance, and a letter of credit fee at a rate based on the spread of the revolving credit facility multiplied by the undrawn amount of letter of credit. The revolving credit facility matures on October 9, 2018. As of June 30, 2017 and December 31, 2016, there was no outstanding loan balance or letters of credit under the revolving credit facility.

        The revolving credit facility is subject to certain financial covenants. We were in compliance with these covenants as of June 30, 2017 and December 31, 2016.

        On July 14, 2017, Workspace Property Trust, L.P. and certain of our affiliates entered into an amended and restated loan agreement with KeyBanc Capital Markets Inc., as lead arranger, KeyBank, as administrative agent (the "Agent"), and other lenders from time to time to refinance the First Portfolio Debt, repay the Seller Financing and to establish a revolving line of credit ("Revolving Credit Facility") that may be used for general working capital. See Note 14, Subsequent Events, for related disclosures.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

7. RELATED PARTY TRANSACTIONS

Allocated Costs

        The Partnership reimburses its affiliates for any costs of doing business on its behalf. The Partnership incurred allocated costs of $0 and $40 for the six months ended June 30, 2017 and 2016, respectively, which were included in the general and administrative expenses in the combined consolidated statements of operations and comprehensive loss.

        Thomas A. Rizk, Chief Executive Officer, and Roger W. Thomas, President and Chief Operating Officer, who oversee the operations of the Partnership, own varying equity interests in the Partnership and its affiliates. The Partnership does not provide any compensation in any form for the services they rendered during the six months ended June 30, 2017 and 2016.

Other

        Due from related parties as of June 30, 2017 and December 31, 2016 amounting to $58 and $43, respectively, represents non-interest bearing working capital advances to certain affiliates.

8. FAIR VALUE MEASUREMENTS

        We are required to disclose the fair value information of our financial instruments, whether or not recognized in the combined consolidated balance sheets, for which it is practical to estimate fair value. ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The Partnership measures and/or discloses the fair value of financial assets and liabilities based on a hierarchy that distinguishes market participant assumptions based on market data obtained from sources independent of the reporting entity and the reporting entity's own assumptions about market participant assumptions. The hierarchy consists of the following three levels:

  •
  Level 1—Valuations using unadjusted quoted prices for assets and liabilities traded in active markets.

  •
  Level 2—Valuations are determined using observable prices that are based on inputs not quoted in active markets, but corroborated by market data. Fair values are primarily obtained from third party pricing services for identical or comparable assets and liabilities.

  •
  Level 3—Valuations for assets and liabilities that are derived from other valuation methodologies such as discounted cash flow models or appraisals, and are not based on market pricing. These valuations are generally based on property level cash flow projections and assumptions that are not observable in the market.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

8. FAIR VALUE MEASUREMENTS (Continued)

        The table below presents the Partnership's assets and liabilities measured at fair value on a recurring basis as of June 30, 2017 and December 31 2016, respectively, aggregated by their levels in the fair value hierarchy:

	June 30, 2017
	Total	Level 1	Level 2	Level 3
Assets
Derivative instruments	$491	$—	$491	$—

	December 31, 2016
	Total	Level 1	Level 2	Level 3
Assets
Derivative instruments	$995	$—	$995	$—

        Currently, the Partnership uses interest rate caps to manage its interest rate risk. The valuation of these instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and option volatility. The Partnership also incorporates credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements. Although the Partnership has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. However, as of June 30, 2017 and December 31, 2016, the Partnership has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Partnership has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

        The financial assets and liabilities that are not measured at fair value on our combined consolidated balance sheets include cash and cash equivalents, restricted cash, tenant and other receivables, accounts payable and other liabilities, mortgages payable, preferred equity and our revolving credit facility. The fair value of cash, restricted cash, tenant and other receivables, and accounts payable and other liabilities approximate their carrying values due to their short-term nature. The fair values of our mortgages payable and preferred equity which are classified as Level 3, are estimated by discounting the contractual cash flows of each debt obligation to their present value using the adjusted market interest rates, which was provided a by a third party specialist.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

8. FAIR VALUE MEASUREMENTS (Continued)

        The table below provides the carrying value, excluding the associated deferred financing costs, and fair value of the first mortgage loans, mezzanine loans and preferred equity as of June 30, 2017 and December 31, 2016, respectively:

	June 30, 2017		December 31, 2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
First mortgage loans	$721,320	$721,333	$721,211	$721,184
Mezzanine loans	305,000	305,000	305,000	306,599
Preferred equity	105,546	103,296	101,107	101,107

	$1,131,866	$1,129,629	$1,127,318	$1,128,890

9. DERIVATIVE AND HEDGING ACTIVITIES

        In connection with the financing of the acquisition of the Second Portfolio, which closed in October 2016, the Partnership entered into four interest rate cap agreements that effectively capped LIBOR at 1.75%. These interest rate cap agreements with a combined notional value of $816,000 will mature on October 15, 2018.

        In connection with the financing of the acquisition of the First Portfolio, which closed in December 2015, the Partnership entered into three interest rate cap agreements that effectively capped LIBOR at 1.00%. These interest rate cap agreements with a combined notional value of $200,000 will mature on December 15, 2017.

        The interest caps relating to the Second Portfolio were designated as qualifying cash flow hedging instruments. The interest caps relating to the First Portfolio were not designated as hedges. The table below presents the fair value of the Partnership's derivative financial instruments as well as their classification on the combined consolidated balance sheets as of June 30, 2017 and December 31, 2016, respectively.

	Balance Sheet Location	June 30, 2017	December 31, 2016
Interest rate caps—not designated as hedging instruments	Prepaid expenses and other assets	$242	$156
Interest rate caps—designated as cash flow hedges	Prepaid expenses and other assets	249	839

		$491	$995

        The tables below present the effect of the Partnership's derivative financial instruments on the combined consolidated statements of operations and comprehensive loss for the six months ended June 30, 2017 and 2016, respectively.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

9. DERIVATIVE AND HEDGING ACTIVITIES (Continued)

Derivatives not designated as hedging instruments

		Amount of Gain (Loss) Recognized in Income on Derivative
		Six Months Ended June 30,
	Location of Gain or (Loss) Recognized in Income on Derivative
		2017	2016
Interest rate caps	Unrealized gain (loss) on derivative instruments	$100	$(845)

Derivatives designated as hedging instruments

				Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)
	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Effective Portion)
			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income				Amount of Gain (Loss) Recognized into Income (Ineffective Portion)
	Six Months Ended June 30,			Six Months Ended June 30,		Location of Gain Recognized in Income on Derivative	Six Months Ended June 30,
	2017	2016		2017	2016		2017	2016
Interest Rate Caps	$(585)	$—	Unrealized loss on derivative instruments	$(4)	$—	Unrealized loss on derivative instruments	$—	$—

10. RENTAL INCOME

        The Partnership leases properties to tenants under operating leases with various expiration dates through 2031. Certain leases have renewal options for additional terms. There was no single tenant that makes up more than 10% of the revenues in aggregate for the six months ended June 30, 2017 or 2016.

11. COMMITMENTS AND CONTINGENCIES

Legal Matters

        The Partnership is involved from time to time in litigation on various matters, including disputes with tenants and disputes arising out of agreements to purchase or sell properties. Given the nature of the Partnership's business activities, these lawsuits are considered routine to the conduct of its business. The result of any particular lawsuit cannot be predicted, because of the very nature of litigation, the litigation process and its adversarial nature, and the jury system. The Partnership will establish reserves for specific legal proceedings when we determine that the likelihood of an unfavorable outcome is probable and when the amount of loss is reasonably estimable. The Partnership does not expect that the liabilities, if any, that may ultimately result from such legal actions will have a material adverse

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

11. COMMITMENTS AND CONTINGENCIES (Continued)

effect on the combined consolidated financial position, results of operations or cash flows of the Partnership.

Environmental Matters

        As an owner of real estate, the Partnership is subject to various environmental laws of federal, state, and local governments. The Partnership's compliance with existing laws has not had a material adverse effect on its financial condition and results of operations, and the Partnership does not believe it will have a material adverse effect in the future. However, the Partnership cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on its current Properties or on properties that the Partnership may acquire.

Other

        As of June 30, 2017, the Partnership was obligated to pay for tenant improvements that are not yet completed up to a maximum of $8.6 million.

12. SEGMENT REPORTING

        The Partnership owns and operates office and flex properties. At June 30, 2017, the Partnership's reportable segments by geographic area, which are based on the Partnership's method of internal reporting and management, are in the Philadelphia, Minneapolis, Phoenix, South Florida and Tampa markets. Corporate liabilities include corporate level debt. Corporate net operating income includes operating expenses not allocable to any particular operating segment.

        The Partnership evaluates the performance of and allocates resources to its reportable segments based on net operating income. The accounting policies of the reportable segments are the same as those of the Partnership. The Partnership believes net operating income is useful as a performance measure because, when compared across periods, net operating income reflects the income that the Partnership realizes from its core business before other expenses are accounted for and the impact on operations from trends in occupancy rates and rental rates on an unleveraged basis providing a better perspective not apparent when using net income as a measure of performance. Net operating income is not a measure of operating results or cash flows from operating activities as measured by accounting principles generally accepted in the United States and it is not indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

        Net operating income includes revenues less operating expenses, which relate directly to the management and operation of the assets within each reportable segment. Net operating income does not include general and administrative expenses, transaction related costs, interest expense, depreciation and amortization expense, loss on extinguishment of debt and unrealized loss on derivative instruments. There were no transactions between reportable segments.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

12. SEGMENT REPORTING (Continued)

        The operating information by reportable segment is as follows:

	Philadelphia	Minneapolis	Phoenix	South Florida	Tampa	Corporate	Total
Total revenues:
Six months ended:
June 30, 2017	$40,343	$13,347	$9,138	$16,308	$14,167	$40	$93,343
June 30, 2016	$23,386	$—	$—	$—	$—	$27	$23,413
Net operating income:
Six months ended:
June 30, 2017	$25,203	$7,495	$7,110	$10,222	$9,460	$40	$59,530
June 30, 2016	$15,218	$—	$—	$—	$—	$27	$15,245
Total Assets
As of:
June 30, 2017	$476,474	$154,929	$170,003	$218,305	$167,792	$43,924	$1,231,427
December 31, 2016	$489,843	$159,592	$175,233	$224,606	$174,498	$36,718	$1,260,490

        The following is the reconciliation of net operating income to net loss:

	Six Months Ended June 30
	2017	2016
Net operating income	$59,530	$15,245
General and administrative	(7,269)	(1,293)
Depreciation and amortization	(46,393)	(10,381)
Interest expense	(45,073)	(6,597)
Unrealized gain (loss) on derivative instruments	96	(845)

Net loss	$(39,109)	$(3,871)

13. RETIREMENT PLAN

        The Partnership has a 401(k) Savings/Retirement Plan, or the 401(k) Plan, that covers all eligible employees. The 401(k) Plan provides for the Partnership to match 100% of the first 1% and 50% of the next 2% to 6% of the annual compensation by each eligible employee. For the six months ended June 30, 2017 and 2016, the Partnership made matching contributions of $127 and $28, respectively.

14. SUBSEQUENT EVENTS

        The Partnership evaluated all events and transactions that occurred after June 30, 2017 up through August 11, 2017, the date these combined consolidated financial statements were available to be issued and noted no matters requiring disclosure in these combined consolidated financial statements, other than the item discussed below.

Workspace Property Trust Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited, dollars in thousands, unless otherwise stated)

14. SUBSEQUENT EVENTS (Continued)

        On July 14, 2017, Workspace Property Trust, L.P. and certain of our affiliates entered into an amended and restated loan agreement (the "Loan Agreement") with KeyBanc Capital Markets Inc., as lead arranger, KeyBank, as administrative agent (the "Agent"), and other lenders from time to time to refinance the First Portfolio Debt and to establish a revolving line of credit ("Revolving Credit Facility") that may be used for general working capital. The new Loan Agreement provides for revolving loans in an aggregate principal amount of up to $235 million with a sublimit under the new Revolving Credit Facility for the issuance of letters of credit in an amount not to exceed $10.0 million.

        The Revolving Credit Facility will mature on January 12, 2018, subject to two three-month extension options. We have the option to select the interest rate type with each borrowing request; either LIBOR plus 1.30% or the prime rate plus 0.30%. In addition to the interest payments, we are required to pay an unused line fee, a debt advisory fee, extension fee and an exit fee. The exit fee is only incurred if we and the Agent have not refinanced the Loan Agreement with a replacement credit facility arranged by the Agent or its affiliates unless the reason such refinancing did not consummate is because the Agent or its affiliate did not present a term sheet for such facility materially competitive with then market terms for similar facilities.

        At closing, we drew down $210.7 million from the facility with an interest rate equal to LIBOR plus 1.30%. We have used the initial proceeds to pay approximately $6.0 million in fees and expenses relating to the establishment of the Revolving Credit Facility and to repay all outstanding borrowings under the First Portfolio Debt, including the Seller Financing.

The Second Portfolio

Report of Independent Auditors

The Partners and Board of Managers
RVFP WS GP, LLC

        We have audited the accompanying Combined Statement of Revenues and Certain Expenses (the "Financial Statement") of the Second Portfolio for the year ended December 31, 2015, and the related notes to the Financial Statement.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of the Financial Statement in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the Financial Statement that is free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the Financial Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Financial Statement. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the Financial Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Financial Statement.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the Financial Statement referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 2 of the Second Portfolio for the year ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

        As described in Note 2 to the Financial Statement, the Financial Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Workspace Property Trust, and is not intended to be a complete presentation of the Second Portfolio's revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 30, 2017

The Second Portfolio

Combined Statements of Revenues and Certain Expenses

(dollars in thousands)

	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
	(unaudited)
Revenues
Rental revenue	$67,014	$89,384
Tenant reimbursements	33,737	46,936
Other revenue	644	5,251

Total revenues	101,395	141,571

Certain expenses
Operating expenses	17,670	25,789
Real estate taxes	13,362	17,433
General and administrative	44	45

	31,076	43,267

Revenues in excess of certain expenses	$70,319	$98,304

See accompanying notes to the combined statements of revenues and certain expenses.

The Second Portfolio

Notes to the Combined Statements of Revenues and Certain Expenses

For the Nine Months Ended September 30, 2016 (unaudited) and Year Ended December 31, 2015

(dollars in thousands)

1. Background and Organization

        On December 3, 2016, WPT Land 2 LP acquired 108 commercial office and flex buildings with 7.6 million square-feet of rentable space (unaudited) and 24.2 acres of land (unaudited) (the "Properties" or the "Second Portfolio") located at various locations primarily in Minnesota, Pennsylvania, Arizona and Florida from an unaffiliated third party for a purchase price of approximately $969.0 million.

2. Significant Accounting Policies

Basis of Presentation

        The Combined Statements of Revenues and Certain Expenses (the "Financial Statements") is prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP). The Second Portfolio was wholly-owned and managed by the previous owner. Therefore, the Financial Statements were prepared on a combined basis due to common control and management.

        The accompanying Financial Statements relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the Financial Statements are not representative of the actual operations for the periods presented as certain revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Properties, have been excluded. Such items include depreciation, amortization, management fees, interest expense, interest income and amortization of above- and below-market leases.

        These Financial Statements have been prepared for the most recent fiscal year prior to the acquisition as the acquisition was from an unrelated third party. Additionally, the Financial Statements have been prepared on a combined basis to include all of the properties purchased from the unaffiliated third party seller as part of the same transaction.

Revenue Recognition

        The Properties recognize rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

        Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred. The reimbursements are recognized and presented gross, as the Properties are generally the primary obligors with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and bear the associated credit risk.

        Termination fees, which are included in other revenue in the Financial Statements, are fees that the Properties have agreed to accept in consideration for permitting certain tenants to terminate their lease prior to the contractual expiration date. The Properties recognize termination fees during the period the following conditions are met: (i) the termination agreement is executed, (ii) the termination fee is determinable, and (iii) collectability of the termination fee is assured.

The Second Portfolio

Notes to the Combined Statements of Revenues and Certain Expenses (Continued)

For the Nine Months Ended September 30, 2016 (unaudited) and Year Ended December 31, 2015

(dollars in thousands)

2. Significant Accounting Policies (Continued)

Operating Expenses

        Property operating expenses represent the direct expenses of operating the Properties and include costs that are expected to continue in the ongoing operations of the Properties.

Use of Estimates

        The preparation of the Financial Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

3. Future Minimum Rent

        The Properties are leased to tenants under non-cancelable operating leases with expirations through 2039. The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or adjustments. The leases generally also require that the tenants reimburse us for increases in certain operating costs and real estate taxes above their base year costs.

        As of December 31, 2015, the future minimum cash rents to be received over the next five years and thereafter for non-cancelable operating leases are as follows:

2016	$89,344
2017	74,819
2018	60,535
2019	42,538
2020	32,515
Thereafter	68,586

$368,337

4. Commitments and Contingencies

        The Properties are not involved in any material litigation nor, to management's knowledge, was any material litigation threatened against the Properties which if adversely determined could have a material adverse impact on us other than routine litigation arising in the ordinary course of business or litigation that is adequately covered by insurance.

5. Subsequent Events

        The Properties have evaluated subsequent events through June 30, 2017, the date the Financial Statements were available to be issued, and noted no items requiring adjustment or additional disclosures in these Financial Statements.

Workspace Property Trust

39,000,000 Common Shares

PROSPECTUS

Goldman Sachs & Co. LLC	J.P. Morgan	BofA Merrill Lynch

KeyBanc Capital Markets	Barclays	Citigroup	BMO Capital Markets	Capital One Securities	JMP Securities

        Through and including                        , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The expenses expected to be incurred by us in connection with the registration and distribution of the securities being registered under this registration statement are as follows (all amounts are estimates other than the SEC and the Financial Industry Regulatory Authority, or FINRA, filing fees):

SEC Registration Fee	$83,758
NYSE Listing Fee	242,382
FINRA Filing Fee	101,413
Printing Expenses	1,000,000
Legal Fees and Expenses	8,014,000
Accounting Fees and Expenses	6,793,000
Transfer Agent and Registrar Fees	15,000
Trustee and Officer Liability Insurance Premium	359,000
Miscellaneous	1,925,000

Total	$18,533,553

Item 32.    Sales to Special Parties.

        On June 22, 2017, in connection with the initial capitalization of our company, we issued 100 common shares to RVFP, L.P., an affiliate of us, as the sole shareholder for an aggregate purchase price of $1,000.

Item 33.    Recent Sales of Unregistered Securities.

        On June 22, 2017, in connection with the initial capitalization of our company, we issued 100 common shares to RVFP, L.P., an affiliate of us, as the sole shareholder for an aggregate purchase price of $1,000. The shares were issued in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act as a transaction not involving a public offering. We will repurchase these common shares in connection with this offering.

        In connection with the formation transactions, we will issue an aggregate of 6,996,345 common shares and our operating partnership will issue an aggregate of 30,120,212 common units with an aggregate value of $501.1 million, based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, to participants in the formation transactions that are transferring interests to us in the entities that own our properties and other assets prior to the formation transactions in consideration of such transfer. Each such person had a substantive pre-existing relationship with us. The issuance of such shares and common units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act.

        Prior to or concurrently with the completion of this offering, we will redeem the mandatorily redeemable preferred equity of our operating partnership issued in connection with our acquisition of our second portfolio for 6,844,562 common shares (based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement) and approximately $63.6 million in cash. The common shares will be issued to the holder of the redeemable preferred equity of our operating partnership with whom we had a substantive pre-existing relationship. The issuance of these common shares will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act.

Item 34.    Indemnification of Trustees and Officers.

        Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except to the extent that (a) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our declaration of trust contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees and officers to the same extent as is permitted for directors and officers of a Maryland corporation under the MGCL.

        The MGCL requires a corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which our declaration of trust does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification shall be limited to expenses.

        In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director's or officer's ultimate entitlement to indemnification, upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our declaration of trust authorizes us to obligate our company, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (1) any individual who is a present or former trustee or officer of ours and who is made a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while a trustee of ours and at our request, serves or has served a corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise as a trustee, officer, partner, trustee or member of such corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. We may, with the approval of our board of trustees, provide such indemnification and advance for expenses to a person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours. Our bylaws also provide that any indemnification or payment or reimbursement of the expenses permitted by our bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and permit us to provide to trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, to the fullest extent permitted by the MGCL for directors of a Maryland corporation.

        We expect to enter into indemnification agreements with each of our executive officers, trustees and trustee nominees, whereby we will agree to indemnify our executive officers, trustees and trustee nominees against all expenses and liabilities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the fullest extent permitted by Maryland law if they are made or threatened to be made a party to the proceeding by reason of their service to our company, subject to limited exceptions.

        The partnership agreement of our operating partnership also provides that we, as general partner, are indemnified to the extent provided therein. The partnership agreement further provides that our trustees, officers, employees, agents and designees are indemnified to the extent provided therein.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        We expect to obtain an insurance policy under which our trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act.

Item 35.    Treatment of Proceeds from Shares Being Registered.

        Not applicable.

Item 36.    Financial Statements and Exhibits.

(a)
Financial Statements.

        See page F-1 for an index of the financial statements that are being filed as part of this registration statement.

(b)
Exhibits.

        The list of exhibits following the signature page of this registration statement is incorporated herein by reference.

Item 37.    Undertakings.

        The undersigned registrant hereby undertakes that:

          1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit		Exhibit Description
1.1	+	Form of Underwriting Agreement.
3.1	+	Form of Articles of Amendment and Restatement of Workspace Property Trust.
3.2	+	Form of Amended and Restated Bylaws of Workspace Property Trust.
4.1	+	Specimen Certificate of Common Shares of Beneficial Intent of Workspace Property Trust.
5.1	*	Opinion of Ballard Spahr LLP regarding the validity of the securities being registered.
8.1	*	Opinion of Seyfarth Shaw LLP regarding certain tax matters.
10.1	+	Form of Limited Partnership Agreement of Workspace Property Trust, L.P.
10.2	+	Form of Contribution Agreement by and among Workspace Property Trust, Workspace Property Trust, L.P. and the persons named therein.
10.3	+	Agreement Regarding Formation Transactions by and among Workspace RVFP, L.P. and the persons named therein.
10.4	+	Form of Registration Rights Agreement by and among Workspace Property Trust, Workspace Property Trust, L.P. and the persons named therein.
10.5	+	Redemption and Restricted Share Purchase Agreement by and between Workspace Property Trust, Workspace Property Trust, L.P. and SM WPT Preferred LLC.
10.6	+	2017 Incentive Award Plan.
10.7	+	Form of Indemnification Agreement between Workspace Property Trust and each of its trustees and officers.
10.8	*	Form of Purchase Agreement by and between Workspace Property Trust and Safanad Suburban Office Partnership, LP.
21.1	*	List of Subsidiaries of Workspace Property Trust.
23.1	+	Consent of Ernst & Young, LLP.
23.2	+	Consent of Ernst & Young, LLP.
23.3	+	Consent of Cushman & Wakefield, Inc.
23.4	+	Consent of Jones Lang La Salle.
23.5	*	Consent of Seyfarth Shaw LLP (included in Exhibit 8.1).
23.6	*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.7	+	Consent of Ernst & Young, LLP.
24.1	+	Power of Attorney (included on the signature page to this registration statement).
99.1	+	Consent of Hardwick Simmons to be named as trustee nominee.
99.2	+	Consent of Joseph Azrack to be named as trustee nominee.
99.3	+	Consent of Trevor Bond to be named as trustee nominee.
99.4	+	Consent of Michelle MacKay to be named as trustee nominee.
99.5	+	Consent of Russell C. Platt to be named as trustee nominee.
99.6	+	Consent of Steven B. Tanger to be named as trustee nominee.
99.7	+	Consent of Matthew Zames to be named as trustee nominee.

*
To be filed by amendment.

+
Previously filed.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 4 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 3, 2017.

WORKSPACE PROPERTY TRUST
By:	/s/ THOMAS A. RIZK
	Name:	Thomas A. Rizk
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ THOMAS A. RIZK Thomas A. Rizk		Chief Executive Officer and Chairman of the Board of Trustees (principal executive officer)	November 3, 2017
* Roger W. Thomas		President, Chief Operating Officer and Trustee	November 3, 2017
* Christopher B. Allen		Executive Vice President and Chief Financial Officer (principal financial officer)	November 3, 2017
* Brandon J. Koch		Vice President and Chief Accounting Officer (principal accounting officer)	November 3, 2017
*By:	/s/ THOMAS A. RIZK Thomas A. Rizk Attorney-in-fact